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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-221455

PROSPECTUS

12,150,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Luther Burbank Corporation, the bank holding company for Luther Burbank Savings, our principal subsidiary and a California chartered bank.

We are offering 12,150,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is $10.75 per share. We have received approval to list the common stock on the NASDAQ Global Select Market under the symbol "LBC."

In connection with the termination of our status as an S Corporation, we intend to use a portion of the net proceeds to us from the offering to fund a cash distribution to our existing shareholders, immediately after the closing of this offering, in the amount of $40.0 million. The distribution is intended to be non-taxable to our existing shareholders and represents a substantial portion of our S Corporation earnings that have been, or will be, taxed to our existing shareholders, but not previously distributed to them. See "Use of Proceeds."

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards. See "Implications of Being an Emerging Growth Company."

The underwriters have an option to purchase up to an additional 1,822,500 shares of our common stock at the initial public offering price less the underwriting discount, within 30 days of the date of this prospectus.

Investing in our common stock involves risks. See "Risk Factors," beginning at page 26, to read about factors you should consider before investing in our common stock.

	Per Share	Total

Initial public offering price	$10.75	$130,612,500.00
Underwriting discounts and commissions (1)	$0.69875	$8,489,812.50
Proceeds before expenses	$10.05125	$122,122,687.50
(1)
See "Underwriting" beginning at page 161 for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

The underwriters expect to deliver the shares of our common stock to purchasers on or about December 12, 2017, subject to customary closing conditions.

Joint Bookrunners
Keefe, Bruyette & Woods A Stifel Company	Sandler O'Neill + Partners, L.P.
Lead Manager
Piper Jaffray
Co-Manager
D.A. Davidson & Co.

The date of this Prospectus is December 7, 2017.

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Los Angeles
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A

Luther Burbank Corporation

#	Branch Location	Date Established	September 30, 2017 Deposits ($mm)
1.	Santa Rosa	Oct. 1983	1,044.2
2.	San Rafael	Sep. 1996	559.0
3.	Encino	Aug. 2007	380.9
4.	Beverly Hills	Jul. 2010	347.3
5.	Los Altos	Aug. 2000	291.2
6.	Pasadena	May 2009	241.9
7.	Toluca Lake	Jan. 2008	228.3
8.	Long Beach	Jun. 2015	128.0
9.	San Jose	Jun. 2012	112.3
	Online/Brokered Deposits		373.9
	Business Banking		156.4
A.	Manhattan Beach		530.3
	Total Deposits		3,863.4

Branch (9)

Loan Production Office (9)

** Highlighted counties indicate current lending markets*

ABOUT THIS PROSPECTUS

In this prospectus, "we," "our," "us," "Luther Burbank Corporation" or "the Company" refers to Luther Burbank Corporation, a California corporation, and our consolidated subsidiaries, including Luther Burbank Savings, a California banking corporation, unless the context indicates that we refer only to the parent company, Luther Burbank Corporation. In this prospectus, "Bank" or "LBS" refers to Luther Burbank Savings, our banking subsidiary.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. Neither we nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

We are offering to sell shares of our common stock, and intend to seek offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

Unless otherwise indicated or the context requires, all information in this prospectus (i) assumes the underwriters' option to purchase additional shares of our common stock to cover over-allotments is not exercised and (ii) reflects the 200-for-1 stock split that we effectuated in April 2017.

You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Our and our Bank's logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the "®", "SM" or the "™" symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentation convenience we may not use the "®", "SM" or the "™" symbols to identify such trademarks.

S CORPORATION STATUS

Since 2002, we have elected to be taxed for U.S. federal income tax purposes as an "S Corporation" under the provisions of Sections 1361 through 1379 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, our earnings have not been subject to, and we have not paid, U.S. federal income tax, and no provision or liability for U.S. federal income tax has been included in our consolidated financial statements. Instead, for U.S. federal income tax purposes our taxable income is "passed through" to our shareholders. Unless specifically noted otherwise, no amount of our consolidated net income or our earnings per share presented in this prospectus, including in our consolidated financial statements and the accompanying notes appearing in this prospectus, reflects any provision for or accrual of any expense for U.S. federal income tax liability for any period presented. In connection with this offering, our status as an S Corporation was terminated as of December 1, 2017. Thereafter, our taxable earnings are subject to U.S. federal income tax and we will bear the liability for those taxes.

i

 INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from government reports and other third party sources. Our internal data, estimates and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "Risk Factors" section and elsewhere in this prospectus. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of other significant requirements that are otherwise generally applicable to other public companies. Among other factors, as an emerging growth company:

  •
  we may present only two years of audited financial statements, discuss only our results of operations for two years in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and provide less than five years of selected financial data in this registration statement;
  •
  we are exempt from the requirement to provide an opinion from our auditors on the design and operating effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
  •
  we may choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and our audited financial statements;
  •
  we are permitted to provide less extensive disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and other disclosure regarding our executive compensation in this prospectus; and
  •
  we are not required to hold nonbinding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years unless we earlier cease to qualify as an emerging growth company. We will cease to qualify as an emerging growth company if we have more than $1.07 billion in annual gross revenues, as that amount may be periodically adjusted by the Securities and Exchange Commission, or SEC, we become a "large accelerated filer," including having more than $700.0 million in market value of our common stock held by non-affiliates, or we issue more than $1.0 billion of non-convertible debt in a three-year period. We have elected to adopt the reduced disclosure requirements described above regarding the number of periods for which we are providing audited financial statements and selected financial data, and our executive compensation arrangements for purposes of the registration statement of which this prospectus is a part. In addition, we expect to take advantage of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders.

ii

Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act exempts emerging growth companies from compliance with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, or Securities Act, registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, or Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of this extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make our financial statements not comparable with those of a public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used. We cannot predict if investors will find our common stock less attractive as a result of our election to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

iii

 PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and our historical financial statements and the accompanying notes included in this prospectus.

Company Overview

We are Luther Burbank Corporation, a bank holding company headquartered in Santa Rosa, Sonoma County, California. We operate primarily through our wholly owned subsidiary, Luther Burbank Savings, a California banking corporation. Our mission is to improve your financial future – whether you are a customer, employee or shareholder. Our goal is to enhance our franchise and shareholder value by achieving significant growth in assets and profitability while maintaining strong asset quality and exemplary customer service.

We aim to:

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  Continue to grow our premier financial institution by providing real estate loans to investors and owners of residential real estate and a wide range of deposit and cash management products to business and retail deposit customers;
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  Continue our more than 34 year history of profitability and commitment to strong credit quality;
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  Achieve deeper penetration of our lending and deposit gathering operations in our attractive West Coast markets; and
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  Expand into contiguous markets on the West Coast to complete our Seattle to San Diego footprint.

We specialize in real estate secured lending in attractive metropolitan areas along the West Coast. We have developed special expertise in multifamily residential lending and in jumbo, nonconforming single family residential lending.

The Bank was chartered in 1983 in Santa Rosa, California as a California savings and loan association, and converted to a federal savings association charter in 1998. The Bank converted to a California commercial bank charter in 2016. The Company was formed as the holding company for the Bank in 1991. Our success is built upon our strategic development of strong relationships with depositors, who view the Bank as a sound, secure and trustworthy depository for their savings; and with commercial real estate investors, primarily in multifamily residential real estate, who recognize our expertise, understanding of the dynamics of the multifamily industry, and clear and comprehensive credit underwriting practices.

Our only equity raise prior to the current offering was our initial $2.0 million capital raise in connection with the organization of the Bank more than 34 years ago. The Bank has consecutively recorded profits since its second quarter of operations and, as of September 30, 2017, has total assets of approximately $5.3 billion, with over $433 million of stockholders' equity, of which approximately $431 million has been provided by retained earnings. We are raising additional capital in this offering to support our continued growth, to establish our ability to obtain additional capital in the future, and to provide liquidity to our existing shareholders.

We have invested heavily in personnel and infrastructure over the past four years, and are poised to continue to grow our deposit and lending operations in a cost efficient manner, with an effective risk management structure and conservative credit culture, and in compliance with applicable law and regulations.

Our industry expertise and reputation, personalized service, scalable model, operational efficiency, and strong risk management processes, combined with dynamic markets and continued strong demand for our product offerings, have enabled us to achieve asset growth at a compound annual growth rate of 12.9% from December 31, 2014 to December 31, 2016.

Our multifamily residential lending is predominantly focused on smaller, existing residential properties, averaging 15 units per property, with stabilized rent rolls, and catering predominantly to low and middle income renters who are unable to afford to purchase a single family residence or condominium unit in the high cost, high demand, low supply residential markets of the West Coast. At September 30, 2017, our average multifamily loan is approximately $1.4 million with a weighted average loan to value ratio of 56% and a weighted average debt service coverage ratio of 1.57. Our borrowers are typically professional investors with multiple properties, focused on investing in stabilized, cash-flowing assets as a means of building equity, current income and wealth. Our multifamily real estate loans are primarily originated by our bankers, although we also originate through brokers, depending on the needs and characteristics of the individual market. We also make other commercial real estate loans, focusing on industrial, office and retail facilities. We believe that our focus on stable, income producing properties and our existing customer profile will successfully translate into expanded lending on nonresidential income producing commercial real estate.

Our single family residential lending is focused on permanent financing on single family residential properties located in our market areas, both owner-occupied and investor owned. The majority of our originations are for purchase transactions and are sourced from third party mortgage brokers. At September 30, 2017, our single family loans had an average loan balance of $840 thousand, a weighted average loan to value of 65% and a weighted average credit score at origination/refreshed of 746. Our platform and niche lending offerings are designed to meet the needs of the high demand, low supply residential markets in high cost market areas, and we are focused on delivering consistent certainty of execution. We also offer innovative mortgage products, including a 30-year fixed rate first mortgage and a forgivable second mortgage, to low- and moderate-income borrowers designed to make home ownership possible and affordable even in our high cost markets.

We expect that we will maintain a level of concentration in multifamily loans substantially in excess of the 300% of risk-based capital guideline established by the federal banking regulators, beyond which banks may be subject to greater regulatory scrutiny, enhanced risk management and higher capital expectations. We are comfortable with this concentration due to:

  •
  the nature of well underwritten multifamily loans, which are classified as 50% risk-weighted assets by the regulators, reflecting the regulatory and industry perception that these loans are safer than loans secured by other commercial real estate;
  •
  the excellent credit profile of our multifamily loans, in terms of loan to value and debt service coverage ratios;
  •
  the stringent underwriting parameters of our loan policy;
  •
  our focus on financing properties with experienced owners and stabilized rent rolls, rather than new development; and
  •
  our rigorous credit review and monitoring practices.

Controlled Company.    Trusts established for the benefit of the Chairman of our board of directors, Victor S. Trione, our former director and Secretary, Mark Trione and his wife, and each of the adult children of Messrs. Trione, will control more than 50% of the outstanding shares of common stock following the offering. So long as the Trione family trusts continue to own a majority of our common stock, they will have the ability, if they vote in the same manner, to determine the outcome of all matters put to a shareholder vote, including the election of directors, the approval of mergers, material acquisitions and dispositions and other extraordinary transactions, and amendments to our articles of incorporation, bylaws and other corporate governance documents. In any of these matters, the interests of the Trione family trusts may differ from or conflict with the interests of our other shareholders. Moreover, this concentration of stock ownership may also adversely affect the trading price of our common stock, if investors perceive disadvantages in owning stock of a company with a controlling family.

Additionally, as a result of the greater than 50% ownership by the Trione family trusts, we will be a "controlled company" for purposes of the NASDAQ corporate governance standards. As a controlled company, we may elect not to comply with certain corporate governance requirements, including the requirement:

  •
  that a majority of our board of directors consists of "independent directors," as defined under NASDAQ rules;
  •
  that we have a nominating and corporate governance committee that is composed entirely of independent directors;
  •
  that we have a compensation committee that is composed entirely of independent directors; and
  •
  that we conduct annual performance evaluations of the nominating and corporate governance committee and compensation committee.

Although we currently intend to comply with these requirements, we may avail ourselves of certain of these exemptions for as long as we remain a "controlled company."

Our Markets

Our operations are currently concentrated in demographically desirable and fast growing major metropolitan areas on the West Coast. We currently operate in California, Washington and Oregon from our nine branches in Northern and Southern California and nine lending offices in California, Seattle, Washington, and, since November 1, 2017, Portland, Oregon. We are most active in the following metropolitan areas: Santa Rosa (Sonoma County), Los Angeles, San Francisco, San Jose, San Diego, and

Seattle. We are seeking to more deeply penetrate these core markets and to increase our presence in contiguous metropolitan markets that share key demographic characteristics with our existing markets, solidifying our Seattle to San Diego footprint. Each of our markets have large and growing populations, strong employment, a robust small- and mid-sized business community, and a large number of high net worth individuals and entrepreneurs. As reflected in the following tables, these markets are characterized by strong historic and projected population and household income growth, as well as strong employment and economic statistics.

In addition to these traditional indicators of economic strength, there are a number of other factors, related to home affordability and the availability of housing, that make our markets attractive for a lender specializing in affordable rental housing and jumbo single family residential loans.

The following table reflects the changes in the S&P Case-Schiller Home Price Index in the major cities of our markets as compared to a national 20 city composite index. The S&P Case-Schiller Home Price Index is intended to capture changes in the price of existing single family homes over time.

The following table reflects the makeup of the housing stock and vacancies in major cities in our markets.

Competitive Strengths

  •
  History of profitability. We opened in 1983, and have recorded consecutive quarterly profits since our second quarter of operations. We have not only survived but prospered through numerous economic cycles, demonstrating sustained profitability and growth. During the two years ended December 31, 2016, earnings increased at a compound annual growth rate of 22.7%. This history of earnings growth coincides with a trend of significant organic balance sheet growth during the entire period, with total assets increasing at a compound annual growth rate of 12.9% from December 31, 2014 to December 31, 2016.

  •
  Well-positioned in strategic markets. We operate in markets with favorable demographics and strong economic growth. Our top markets are West Coast gateway cities in supply-constrained markets with strong job growth and limited affordable housing. The high cost of living and high barriers to entry make these markets attractive targets for affordable- and workforce-housing investments and nonconforming single family lending.

  •
  Demonstrated organic growth. We have consistently grown by knowing our customers and developing personalized relationships with them. From December 31, 2014 to December 31, 2016, our loans increased at a compound average growth rate of 13.9%, and our deposits increased at a compound annual growth rate of 2.9%.

  •
  In multifamily lending, our customers are professional real estate investors focused on investing in stabilized, cash-flowing assets as a means of building equity, current income and wealth. Since December 31, 2014, 63% of our multifamily production was generated by our retail loan officers. Multifamily loan originations have increased at a compound annual growth rate of 92.8% over the two years ended December 31, 2016.

  •
  Our single family lending is a well-established operation serving customers throughout our markets. Our customers are typically financing the purchase of a primary residence, second home or vacation property or an investment property. Our single family residential loans are primarily sourced through wholesale brokers. Single family loan originations have increased at a compound annual growth rate of 23.6% over the two years ended December 31, 2016.

    •
    Our branches provide us with a strong base of stable retail deposits, built on a high level of service, competitive rates and our reputation for strength and security. Our branch network is comprised of nine efficient branches, with large balances and market shares in key metropolitan locations in our markets. At September 30, 2017, our average deposit account balance exceeded $100 thousand. From December 31, 2014 through December 31, 2016, our rate of retention, by balance, on maturing certificates of deposit has averaged 83.4%.

  •
  Strong management team and robust infrastructure to support growth. Our executive management team is led by John G. Biggs, our President and Chief Executive Officer, whose banking career spans over 30 years. Over the last several years, Mr. Biggs has enhanced the management team by recruiting financial services professionals who have demonstrated their ability to drive organic growth, improve operating efficiencies, and establish a robust risk management framework. Our new executives, each of whom comes with many years of experience in our industry, complement the skills and capabilities of our tenured executives. Over the last four years, we have invested heavily in infrastructure, and are poised to continue to grow our deposit and lending operations in a cost efficient manner, with an effective risk management structure and conservative credit culture, and in compliance with applicable law and regulation.

    Our management team is supported by a dedicated board of directors comprised of individuals with significant experience in a broad range of disciplines related to the sound operation of the Bank, including banking, bank consulting, business, finance, accounting and corporate governance matters.

  •
  Strong asset quality. Credit quality remains our most important focus. At September 30, 2017, our nonperforming assets (non-accrual loans, accruing loans 90 days or more past due and real estate owned, or REO) as a percentage of total assets was 0.11%. Our low level of nonperforming assets is a result of the extensive expertise among our lending and credit administration staff and management team, and our strict, quality oriented underwriting and credit monitoring processes. We are vigilant in promptly responding to adverse economic conditions and to specific problem credits, as well as working to minimize losses. We have only foreclosed on one property since January 1, 2015.

  •
  Efficient operations. We have historically operated efficiently, including by maintaining a small network of high deposit balance branches. During recent years, we made significant infrastructure, technology and personnel investments, which have resulted in our efficiency ratio improving to 48.5% for the nine months ended September 30, 2017, as compared to 67.9% for the year ended December 31, 2015. We believe we are positioned to continue leveraging these investments and to further improve our efficiency ratio in the near term.

Business Strategies

  •
  Continued organic lending growth in our existing markets and in new strategically targeted markets. Our primary focus is to grow our client base within our strategic markets and to expand the penetration of our existing multifamily and single family lending activities into additional contiguous markets on the West Coast which have strong job growth, strong economic growth and limited affordable housing. As part of these efforts, we recently extended our multifamily and our single family residential lending operations to Portland, Oregon. We intend to incorporate all major metropolitan markets between our existing markets, resulting in a contiguous footprint from Seattle to San Diego. The high cost of living and high barriers to entry make these markets attractive targets for investments in affordable rental housing for low and middle income tenants. Robust job markets, strong single family residential demand, high average housing cost, and concentrations of professional, highly skilled and high income workers, entrepreneurs and other high net worth individuals make our markets ideal for our portfolio single family residential lending activities.

        We believe we have a competitive advantage over larger national financial institutions, which lack our level of personalized service, and over smaller community banks, which lack our product and market expertise. We intend to capture additional market share by deepening our relationships with current customers and supporting our bankers in their pursuit of new customers in our target markets. We believe that our stable, income producing property focus and our existing customer profile lends itself to expanded lending in our existing markets.

  •
  Deepen client relationships and grow our deposit base. We provide a high level of customer service to our depositors. Our historical focus for our deposit production activities was exclusively on individual savings deposits from high net worth, primarily self-employed, individuals, entrepreneurs and professionals, and we did not emphasize transactional accounts. This strategy has produced a stable customer base. At September 30, 2017, our average deposit account balance exceeded $100 thousand. From December 31, 2014 through December 31, 2016, our rate of retention, by balance, on maturing certificates of deposit has averaged 83.4%. We have recently expanded our focus, and invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, and increase outreach in high-density, small to medium sized business markets where the Bank already operates while continuing to provide the level of customer service for which we are known to our consumer depositors. We also provide comprehensive online and mobile banking products to our consumer depositors to complement our branch network.

    We believe that our current customer base contains significant, untapped cross-selling opportunities. We plan to continue to grow our non-brokered, consumer and business deposits by:

    •
    cross-selling business deposit relationships to our existing consumer customers who are business owners;

    •
    cross-selling business and consumer accounts to our multifamily and single family loan borrowers;

    •
    developing limited trust and fiduciary services;

    •
    obtaining new individual and business customers, including specialty deposit customers, such as escrow and title company depositors and 1031 exchange companies; and

    •
    establishing new branches in San Diego, California and Seattle, Washington.

    We will also seek to cross-sell existing customers, and solicit new ones, for additional lending opportunities in our markets, and to develop niche verticals, where our credit underwriting expertise and efficient operations can yield an attractive risk-adjusted return. Our cross-selling efforts to existing customers will be strategically targeted, based on our in depth analyses of our customers' overall financial profile, cash flows, financial resources and banking requirements, to drive traffic to branches. Our cross-selling efforts are in their very early stages, and we believe there is a significant capacity to expand deposit and lending relationships on this basis.

  •
  Disciplined credit quality and robust risk management. We are committed to being a high performing organization, and as we continue to grow our loan portfolio, we will do so in a disciplined manner. Risk management is a core competency of our business, demonstrated by the strong credit performance of our portfolio. We have implemented comprehensive policies and procedures for credit underwriting and monitoring our loan portfolio, internal risk management, managing our interest rate risk, compliance, reputation, legal risk and other risks inherent in our operations. The sound credit practices followed by our bankers allow credit decisions to be made efficiently and consistently. We attribute our success to a strong credit culture, the continuous evaluation of risk and return and the strict separation between business development and credit decision making, coupled with a robust risk management framework. Our focus on credit and risk management has enabled us to grow our balance sheet successfully while maintaining strong asset quality.

  •
  Disciplined cost management. We intend to continue to foster a culture of efficiency through hands-on management, prudent expense management, and a strategically small number of branches. We believe that we can support continued growth in assets, customers and our geographic footprint without significant additional investment in our infrastructure and technology, or significant expansion of our personnel. We believe that our existing network of branches and loan production offices, as well as nonbranch and online customer and deposit development activities, have significant potential to continue to grow loan and deposit balances. While we intend to continue to explore opportunities for establishing additional strategically located branches in markets which present significant opportunity for multifamily and commercial real estate lending, single family residential lending, and high net worth consumer and business banking relationships, including potential branches in San Diego, California and Seattle, Washington, we will continue to be highly selective in our branching decisions.

Agreement with Our Existing Shareholders

We have historically been treated as an S Corporation for U.S. federal income tax purposes, as a result of which, our existing shareholders have been taxed on our income directly. We have historically made tax distributions to our shareholders that were generally intended to equal the amount of tax our shareholders were required to pay with respect to our income. At September 30, 2017, the balance of our federal accumulated adjustments account for federal income tax purposes was $343.0 million, an amount substantially higher than the planned distributions of $40.0 million to our shareholders. In connection with this offering, we have entered into an S Corporation Termination and Tax Sharing Agreement with our existing shareholders. As a result, our S Corporation status terminated on December 1, 2017. Thereafter, we are subject to federal income taxes, and increased state income taxes. The agreement also provides for the cash distributions to be made to our existing shareholders.

In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Pursuant to the tax sharing agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, we may be required to make a payment to our existing shareholders who execute the agreement in an amount equal to such shareholders' incremental tax liability, which amount may be material. In addition, we will indemnify such shareholders with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the maximum combined federal and state income tax rates for the relevant period for taxpayers who are married and filing jointly. We will also indemnify such shareholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. Our existing shareholders who execute the agreement will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in the shareholder's taxable income for any for tax period and a corresponding increase in our taxable income for any period. For a discussion of risks related to the termination of our S Corporation election, see "Risk Factors."

Recent Developments

Effects of the North Bay Fires

The North Bay Fires, which erupted on October 8, 2017, caused extensive damage in Sonoma County and neighboring counties. While the North Bay Fires were most active, we worked to ensure the safety of our employees and to provide our customers with access to needed financial services. As of December 4, 2017, we do not anticipate that the North Bay Fires will result in any significant losses to us.

The operational impact of the fires to our Santa Rosa headquarters and branch was minimal. We remained open throughout the disaster. Neither of our Santa Rosa locations suffered any fire-related damage. Our technology infrastructure was not impacted by the North Bay Fires, as all systems remained operational without interruption. Our business continuity plan worked as intended and will be enhanced based on what we learned as a result of this incident.

Since the first business day after the fires began we have been carefully monitoring the impact of the North Bay Fires on our customers and our operations. We have reached out to all borrowers with loans secured by property in the potentially impacted area to assess their situation. As of December 4, 2017, we have eight loans secured by properties within the fire zones with outstanding balances totaling approximately $6.6 million. We have confirmed that four of these properties have suffered no damage to the collateral, two of these properties suffered some damage, and two of these properties have suffered a total loss. Based on our records and communications with borrowers, we believe that all of these properties are fully insured and that we will not suffer any significant losses in connection with these loans. We also continue to monitor twenty loans secured by properties in the areas adjacent to the fire zones with outstanding balances of approximately $21.4 million. We have confirmed that eighteen of these properties suffered no damage and two suffered some damage. As with those properties located within the fire zones, we believe that all of these properties are fully insured and that we will not suffer any significant losses in connection with these loans.

We have not experienced unusual declines in deposits, although it is possible that we may experience elevated withdrawals of deposits as customers seek to repair or rebuild their properties in advance of receiving insurance proceeds. We do not anticipates any adverse issues with our ability to maintain adequate liquidity or to fund additional loans.

While we do not anticipate that the North Bay Fires will have significant long-term adverse effects on our business, financial condition or operations, the impact on the Sonoma County community as a whole will be large. It is estimated that the seven wildfires combined caused at least 40 deaths, destroyed over 8,500 structures, burned through nearly 400 square miles, and prompted the evacuation of approximately 100,000 residents. In order to fully participate in the rebuilding efforts within our community, we are establishing the Luther Burbank Corporation Foundation ("Foundation"), a not-for-profit private foundation. Our intention is that the Foundation will be a leader in the efforts to rebuild Sonoma County and participate in other community development and economic revitalization efforts in Sonoma County and our other markets.

Our principal executive office is located at 520 Third Street, 4th floor, Santa Rosa, CA 95401, and our telephone number is (844) 446-8201. Through the Bank, we maintain an Internet website at www.lutherburbanksavings.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

 THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to "Description of Our Capital Stock."

Issuer	Luther Burbank Corporation
Common stock offered	12,150,000 shares of common stock
13,972,500 shares including the underwriters' over-allotment option
Shares outstanding after the offering (1)	54,150,000 shares
55,972,500 shares if the underwriters' over-allotment option is exercised in full
Price per share	$10.75
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses, will be approximately $120.1 million, or approximately $138.4 million if the underwriters' over-allotment option is exercised in full.

We intend to use the net proceeds to us from this offering (i) to fund a cash distribution to our existing shareholders immediately after the closing of this offering in the amount of $40.0 million; and (ii) to use the remainder of the net proceeds, which we estimate to be approximately $80.1 million (after deducting underwriting discounts and the estimated offering expenses) if the underwriters' over-allotment option is not exercised, or $98.4 million (after deducting underwriting discounts and the estimated offering expenses) if the underwriters' over-allotment option is exercised in full, to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes.

Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use at the Bank to fund loans or investment securities, we expect that we would use all or a portion of the net proceeds to pay off FHLB advances, which can be reborrowed, if necessary, to fund loan growth.

Distributions to Our Existing Shareholders	We intend to use a portion of the net proceeds to us from this offering to fund a cash distribution to our existing shareholders immediately after the closing of this offering in the amount of $40.0 million, which is intended to be non-taxable to our existing shareholders and represents a significant portion of our S Corporation earnings that have been taxed to our existing shareholders, but not distributed to them.
Purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution.
Dividend Policy
The declaration of all future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings and liquidity requirements applicable to us and the Bank, regulatory constraints, and any other factors that our board of directors deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. In addition, dividends from the Bank are the principal source of funds for the payment of dividends on our stock. The Bank is subject to certain restrictions under banking laws and regulations that may limit its ability to pay dividends to us. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends.

Subject to the discretion of our board of directors and the considerations discussed under "Market for Common Stock and Dividend Policy," commencing in the second quarter of 2018, we expect to establish a regular quarterly cash dividend on our common stock of $0.0575 per share. We also expect to declare a dividend payable in the first quarter of 2018 to shareholders of record as of a date following the completion of this offering, in a prorated amount based on such amount and the portion of the fourth quarter of 2017 during which we are a public company.
Exchange Listing	We have received approval to list our common stock on the NASDAQ Global Select Market, or NASDAQ, under the symbol "LBC."
Directed Shares Program
The underwriters have reserved for sale at the initial public offering price up to 7% of the shares of our common stock being offered by this prospectus for sale to our employees, executive officers, directors, business associates and related persons who have expressed an interest in purchasing our common stock in this offering. We do not know if these persons will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. See "Underwriting."

Risk Factors	Investing in our common stock involves risks. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" for a discussion of factors that you should carefully consider before making an investment decision.
(1)
Unless otherwise noted, references in this prospectus to the number of shares of our common stock outstanding after this offering are based on 42,000,000 shares of our common stock issued and outstanding as of September 30, 2017. Unless otherwise noted, these references do not include:

•
3,360,000 shares of common stock reserved for issuance under our Omnibus Equity and Incentive Compensation Plan, including the anticipated award upon completion of the offering of 260,465 restricted stock units and approximately 412,355 shares of restricted stock; and

•
735,543.609 shares of common stock issuable pursuant to restricted stock units issued upon conversion of shares of phantom stock issued under our Phantom Stock Plan.

Except as otherwise indicated, references in this prospectus to the number of shares of our common stock outstanding after this offering do not give effect to the exercise of the underwriters' option to purchase additional shares of our common stock from us.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables set forth (i) selected historical financial data as of and for the nine months ended September 30, 2017 and 2016 and as of and for each of the years ended December 31, 2016, 2015 and 2014, (ii) selected pro forma financial data as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016, giving effect to the transactions described in "Unaudited Pro Forma Condensed Financial Information" and (iii) selected ratios as of and for the periods indicated. The summary historical financial data as of and for the years ended December 31, 2016, 2015 and 2014, except for selected ratios, have been derived from audited financial statements. The historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016 have been derived from our unaudited interim condensed consolidated financial statements. The unaudited pro forma financial data as of and for the nine months ended September 30, 2017 and year ended December 31, 2016 is presented for informational purposes only and are not necessarily indicative of future performance. The unaudited pro forma financial data was prepared using assumptions and information existing at the time of this prospectus, which is subject to change. The historical and pro forma consolidated financial information presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, and which have not been audited. See "Non-GAAP Financial Measures."

This table should be read together with, and are qualified by reference to, the historical consolidated financial information contained in our consolidated financial statements and related notes, our interim condensed consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Unaudited Pro Forma Condensed Financial Information" included in this prospectus. The results included here and elsewhere in this prospectus are not necessarily indicative of future performance.

	As of or for the nine months ended September 30,			As of or for the years ended December 31,

(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2015	2014

	(pro forma)	(actual)		(pro forma)	(actual)
Income Statement Data
Total interest income	$112,825	$129,707	$106,860	$121,940	$144,164	$127,551	$131,289
Total interest expense	39,216	46,273	36,377	41,459	49,524	42,633	37,290

Net interest income	73,609	83,434	70,483	80,481	94,640	84,918	93,999
Provision for (recapture of) loan losses	(4,622)	(4,622)	(9,079)	(17,152)	(12,703)	(7,141)	-
Total noninterest income	9,780	5,921	4,779	11,854	7,839	6,919	3,653
Total noninterest expense	43,322	43,322	44,143	61,242	61,242	62,339	61,931

Income before income taxes	44,689	50,655	40,198	48,245	53,940	36,639	35,721
Provision for income taxes	7,518	1,691	1,355	6,946	1,819	1,247	1,118

Net income	$37,171	$48,964	$38,843	$41,299	$52,121	$35,392	$34,603

Pre-tax, pre-provision net earnings (1)	40,067	46,033	31,119	31,093	$41,237	$29,498	$35,721
Balance Sheet Data
Cash and cash equivalents	$87,051	$87,051	$68,304		$59,208	$65,562	$145,084
Securities held-to-maturity	6,965	6,965	7,879		7,561	9,331	6,736
Securities available-for-sale	475,938	475,938	418,384		459,662	378,169	312,867
Loans held-for-sale	39,011	39,011	4,398		34,340	18,086	4,980
Loans held-for-investment (2)	4,630,926	4,630,926	4,271,472		4,440,400	3,855,503	3,472,422

	As of or for the nine months ended September 30,			As of or for the years ended December 31,

(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2015	2014

	(pro forma)	(actual)		(pro forma)	(actual)

Allowance for loan losses	(28,984)	(28,984)	(36,924)		(33,298)	(45,509)	(52,508)
Real estate owned	-	-	-		-	-	-
Goodwill	3,297	3,297	3,297		3,297	3,297	3,297
Total assets	5,329,396	5,320,429	4,826,911		5,064,557	4,362,885	3,970,159
Retail deposits	3,500,369	3,500,369	3,196,501		3,214,557	3,121,247	3,145,774
Wholesale deposits	363,042	363,042	92,317		119,412	-	-

Total deposits	3,863,411	3,863,411	3,288,818		3,333,969	3,121,247	3,145,774
FHLB advances	734,673	807,667	929,492		1,111,886	668,311	277,734
Junior subordinated debentures	61,857	61,857	61,857		61,857	61,857	61,857
Senior debt	95,000	95,000	95,000		95,000	95,000	95,000
Total liabilities	4,813,975	4,886,969	4,427,432		4,660,182	3,991,586	3,620,651
Total stockholders' equity (3)	515,421	433,460	399,479		404,375	371,299	349,508
Net tangible book value (1)	508,046	426,085	395,603		399,979	368,002	346,211
Selected Per Share Data (4)
Earnings per common share - basic & diluted – S Corp		$1.17	$0.92		$1.24	$0.84	$0.82
Earnings per common share - basic & diluted – C Corp (5)	$0.69	$0.70	$0.56	$0.76	$0.74	$0.51	$0.49
Book value per common share (3)	$9.52	$10.32	$9.51		$9.63	$8.84	$8.32
Common shares outstanding at end of period	54,150,000	42,000,000	42,000,000	54,150,000	42,000,000	42,000,000	42,000,000
Dividends per common share	$1.25	$0.49	$0.29	$1.18	$0.40	$0.28	0.36
Selected Financial Information
Net income – C Corp (5)	$37,171	$29,380	$23,315	$41,299	$31,285	$21,251	$20,718
Return on average:
Assets – S Corp (6) (7)		1.19%	1.13%		1.11%	0.88%	0.91%
Assets – C Corp (5) (6) (7)	0.90%	0.71%	0.68%		0.67%	0.53%	0.55%
Stockholders' equity - S Corp (6) (7)		15.70%	13.43%		13.35%	9.85%	10.08%
Stockholders' equity - C Corp (5) (6) (7)	11.91%	9.42%	8.06%		8.02%	5.91%	6.03%
Average stockholders' equity to average assets (7)	7.57%	7.57%	8.39%		8.34%	8.89%	9.05%
Dividend payout ratio	182.40%	42.28%	31.67%	154.73%	32.23%	33.34%	44.22%
Efficiency ratio (1)	51.95%	48.48%	58.65%	66.33%	59.76%	67.88%	63.42%
Noninterest expense to average assets (6) (7)	1.05%	1.05%	1.28%		1.31%	1.54%	1.63%
Net interest margin (6) (8)	1.81%	2.05%	2.06%		2.04%	2.11%	2.49%
Yield on interest-earning assets (6)	2.77%	3.19%	3.13%		3.11%	3.17%	3.48%
Cost of interest-bearing liabilities (6)	1.04%	1.23%	1.17%		1.17%	1.17%	1.09%
Net interest income to average assets (6) (7)	1.79%	2.02%	2.04%		2.02%	2.10%	2.48%
Cost of total deposits	1.03%	1.03%	0.99%		0.97%	0.97%	0.91%
Loan to deposit ratio	120.9%	120.9%	130.0%		134.2%	124.1%	110.5%
Asset Quality Ratios
Nonperforming loans to loans	0.13%	0.13%	0.06%		0.06%	0.17%	0.28%

	As of or for the nine months ended September 30,			As of or for the years ended December 31,

(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2015	2014

	(pro forma)	(actual)		(pro forma)	(actual)

Nonperforming assets to total assets	0.11%	0.11%	0.05%		0.05%	0.15%	0.25%
Net (charge-offs) recoveries to average loans (6)	0.01%	0.01%	0.02%		0.01%	0.00%	(0.08%	)
Allowance for loan losses to loans held-for-investment (2)	0.63%	0.63%	0.86%		0.75%	1.18%	1.51%
Capital Ratios
Leverage capital ratio (9)	10.00%	8.58%	9.57%		9.47%	10.22%	10.27%
Common equity tier 1 capital ratio	16.27%	13.68%	15.68%		15.10%	16.35%	N/A
Tier 1 risk-based capital ratio	18.22%	15.63%	18.05%		17.33%	19.00%	19.18%
Total risk-based capital ratio	19.21%	16.62%	19.30%		18.58%	20.26%	20.45%
Loan Composition
Multifamily residential	$2,628,691	$2,628,691	$2,458,395		$2,600,262	$2,295,697	$2,132,366
Single family residential	1,857,042	1,857,042	1,689,975		1,746,148	1,467,945	1,215,005
Commercial real estate	95,668	95,668	48,781		59,611	55,217	102,701
Construction and land	48,004	48,004	40,222		29,465	21,421	46
Non-mortgage	50	50	50		50	-	-
Deposit Composition
Non-interest bearing transaction accounts	$27,166	$27,166	$9,802		$11,826	$7,943	$4,981
Interest bearing transaction accounts	196,062	196,062	179,676		191,892	97,294	109,886
Money market deposit accounts	1,430,201	1,430,201	1,478,874		1,500,976	1,267,121	588,401
Time deposits	2,209,982	2,209,982	1,620,466		1,629,275	1,748,889	2,442,506
(1)
Considered a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure. Pre-tax, pre-provision net earnings is defined as net income plus income tax expense and provision for (recapture of) loan losses. Net tangible book value is defined as total assets less goodwill, mortgage servicing assets and total liabilities. Efficiency ratio is defined as the ratio of noninterest expense to net interest income plus noninterest income.
(2)
Loans held-for-investment include unamortized deferred fees/costs. All portfolio loans are collateralized by real estate with the exception of one $50 thousand non-mortgage loan.
(3)
If we gave effect to our planned cash distribution of $40.0 million to our existing shareholders while not giving effect to any other transaction, our pro forma stockholders' equity would be $393.5 million as of September 30, 2017. In addition, our pro forma book value per common share would be $9.37 as of the same date. Actual cash dividends for the 12 months ended September 30, 2017 together with the planned $40.0 million cash dividend immediately after the closing of this offering exceed net income for the 12 months ended September 30, 2017 by $3.0 million. Based on the initial public offering price of $10.75, after deducting underwriting discounts, 294,292 shares would be necessary to pay the $3.0 million balance.
(4)
Earnings per common share, basic and diluted, book value per common share and number of common shares outstanding have been adjusted retroactively to reflect a 200-for-1 stock split effective April 27, 2017.
(5)
We calculate our pro forma C corporation net income, return on average assets, return on average equity and earnings per common share by adding back our franchise S Corporation tax to net income, and using a combined effective tax rate for Federal and California income taxes of 42.0%. This calculation reflects only the change in our status as an S Corporation and does not give effect to any other transaction.
(6)
Interim periods annualized by dividing by the number of months in the period and multiplying by 12.
(7)
As a result of system conversions, we are unable to calculate daily average balances for 2014. For this period, average loans, assets and equity are calculated by averaging the ending balance of the prior month and the ending balance of the current month and multiplying the average by the number of days in the current month. The twelve resulting products were then added together and the resulting sum is divided by the number of days in the year.

(8)
Net interest margin is defined as net interest income divided by average earning assets.
(9)
The 2014 leverage capital ratio was calculated prior to the implementation of Basel III.

NON-GAAP FINANCIAL MEASURES

Some of the financial measures discussed in our selected historical consolidated financial data are "non-GAAP financial measures." In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows.

Pre-tax, pre-provision net earnings is defined as income before taxes and provision for loan losses. We believe the most directly comparable GAAP financial measure is income before taxes. Disclosure of this measure enables you to compare our operations to those of other banking companies before consideration of taxes and provision expense, which some investors may consider to be a more appropriate comparison given our S Corporation status and recaptures from the allowance for loan losses. Net tangible book value is defined as total assets less goodwill, mortgage servicing assets and total liabilities. Efficiency ratio is defined as noninterest expenses divided by operating revenue, which is equal to net interest income plus noninterest income. We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP. However, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate their non-GAAP financial measures when making comparisons.

The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures.

(Dollars in thousands)	As of or for the nine months ended September 30,			As of or for the years ended December 31,

	2017	2017	2016	2016	2016	2015	2014

	(pro forma)	(actual)		(pro forma)	(actual)
Pre-tax, pre-provision net earnings
Income before income taxes	$44,689	$50,655	$40,198	$48,245	$53,940	$36,639	$35,721
Plus: Provision (recapture of provision) for loan losses	(4,622)	(4,622)	(9,079)	(17,152)	(12,703)	(7,141)	-

Pre-tax, pre-provision net earnings	$40,067	$46,033	$31,119	$31,093	$41,237	$29,498	$35,721

Net Tangible Book Value
Total assets	5,329,396	$5,320,429	$4,826,911		$5,064,557	$4,362,885	$3,970,159
Less: Goodwill	(3,297)	(3,297)	(3,297)		(3,297)	(3,297)	(3,297)
Less: Mortgage servicing asset	(4,078)	(4,078)	(578)		(1,099)	-	-
Less: Total liabilities	(4,813,975)	(4,886,969)	(4,427,433)		(4,660,182)	(3,991,586)	(3,620,651)

Net tangible book value	$508,046	$426,085	$395,603		$399,979	$368,002	$346,211

Efficiency Ratio
Noninterest expense (numerator)	$43,322	$43,322	$44,143	$61,242	$61,242	$62,339	$61,931

Net interest income	73,609	$83,434	$70,483	80,481	$94,640	$84,918	$93,999
Noninterest income	9,780	5,921	4,779	11,854	7,839	6,919	3,653

Operating revenue (denominator)	$83,389	$89,355	$75,262	$92,335	$102,479	$91,837	$97,652

Efficiency ratio	51.95	48.48%	58.65%	66.33%	59.76%	67.88%	63.42%

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed financial information for the nine months ended September 30, 2017 and the year ended December 31, 2016 and as of September 30, 2017, which has been derived from the historical consolidated financial information contained in our consolidated financial statements and related notes and our interim condensed consolidated financial statements included elsewhere in this prospectus and gives effect to the following transactions, or the Transactions:

  •
  the offering and sale of 12,150,000 shares of our common stock at a price per share of $10.75, resulting in net proceeds to us of $120.1 million (if the underwriters' overallotment option is not exercised);
  •
  a cash distribution of $40.0 million to our existing shareholders using a portion of the net proceeds of this offering;
  •
  the distribution, on December 1, 2017, of $7.1 million to our existing shareholders, to fund the payment of estimated taxes that will be passed through to them by virtue of our S Corporation status;
  •
  termination of our election to be taxed as an S Corporation; and
  •
  in the pro forma income statements, each of the foregoing, and:
  •
  the multifamily securitization transaction whereby we sold $626.1 million of multifamily loans to a real estate mortgage investment conduit that holds the loans in trust and issued securities that are fully guaranteed by Freddie Mac and privately offered and sold to investors; and
  •
  the repayment of $634.5 million of FHLB advances having an average weighted interest rate of 1.14%.

The unaudited pro forma condensed income statement for the nine months ended September 30, 2017 and for the year ended December 31, 2016 gives effect to the Transactions as if they occurred on January 1, 2016. The unaudited pro forma condensed balance sheet as of September 30, 2017 gives effect to the Transactions as if they occurred on September 30, 2017.

The historical financial statements have been adjusted in the unaudited pro forma condensed financial information to give effect to pro forma events that are (i) directly attributable to the Transactions; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed income statements, expected to have a continuing impact on the combined results.

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual financial position and results of operations had the Transactions been effective at the dates indicated, or of future performance. The unaudited pro forma financial information was prepared using assumptions and information existing at the time of this prospectus, which is subject to change.

The unaudited pro forma condensed financial information should be read together with the historical consolidated financial information contained in our consolidated financial statements and related notes and our interim condensed consolidated financial statements included in this prospectus.

If we gave effect to our planned cash distribution of $40.0 million to our existing shareholders while not giving effect to any other transaction, our pro forma stockholders' equity would be $393.5 million as of September 30, 2017. In addition, our pro forma book value per common share would be $9.37 as of the same date. Actual cash dividends for the 12 months ended September 30, 2017 together with the planned $40.0 million cash dividend immediately after the closing of this offering exceed net income for the 12 months ended September 30, 2017 by $3.0 million. Based on the initial public offering price of $10.75, after deducting underwriting discounts, 294,292 shares would have to be sold to pay the $3.0 million balance.

Luther Burbank Corporation and Subsidiaries
Unaudited Pro Forma Condensed Balance Sheet
As of September 30, 2017

	Historical	Adjustment for		Pro Forma

(Dollars in thousands)	As of September 30, 2017	Transactions		As of September 30, 2017

ASSETS
Cash and cash equivalents	$87,051	120,094	(1)	$87,051
		(47,100)	(2)
		(72,994)	(3)
Available for sale investment securities, at fair value	475,938			475,938
Held to maturity investment securities, at amortized cost	6,965			6,965
Loans held-for-sale	39,011			39,011
Loans held-for-investment, net of allowance of $28,984	4,601,942			4,601,942
Accrued interest receivable	13,902			13,902
Federal Home Loan Bank stock	40,159			40,159
Premises and equipment, net	22,697			22,697
Goodwill	3,297			3,297
Prepaid expenses and other assets	29,467	8,967	(4)	38,434

Total assets	$5,320,429	8,967		$5,329,396

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Retail deposits	$3,500,369			$3,500,369
Wholesale deposits	363,042			363,042
FHLB advances	807,667	(72,994)	(3)	734,673
Junior subordinated deferrable interest debentures	61,857			61,857
Senior debt	95,000			95,000
Accrued interest payable	2,112			2,112
Other liabilities and accrued expenses	56,922			56,922

Total liabilities	4,886,969	(72,994)		4,813,975

Stockholders' equity:
Common stock, no par value; 100,000,000 shares authorized; 42,000,000 shares issued and outstanding historical, and 54,150,000 shares issued and outstanding pro forma	2,262	120,094	(1)	122,356
Additional paid in capital	—	295,872	(5)	295,872
Retained earnings	435,912	(47,100)	(2)	101,907
		8,967	(4)
		(295,872)	(5)
Accumulated other comprehensive loss, net of taxes	(4,714)			(4,714)

Total stockholders' equity	433,460	81,961		515,421

Total liabilities and stockholders' equity	$5,320,429	8,967		$5,329,396

Notes to pro forma condensed balance sheet as of September 30, 2017

(1)
Reflects the sale of 12,150,000 shares of our common stock at a price of $10.75 per share, after underwriting discounts and commissions and estimated offering expenses.

(2)
Reflects payment of a $40.0 million distribution to our existing shareholders using the proceeds from the offering and sale of our common stock and payment of $7.1 million to our existing shareholders, to fund the payment of estimated taxes that will be passed through to them by virtue of our S Corporation status;

(3)
Reflects the repayment of FHLB advances from net proceeds of the sale of our common stock after the distribution to our existing shareholders.

(4)
Reflects the increase in our deferred tax asset and a corresponding increase in equity of $9.0 million at September 30, 2017 giving effect for the termination of our status as a S Corporation.

(5)
Reflects reclassification of undistributed S Corporation period earnings to additional paid in capital.

Luther Burbank Corporation and Subsidiaries
Unaudited Pro Forma Condensed Statement of Income
For the Year Ended December 31, 2016

	Historical	Pro Forma

(Dollars in thousands, except per share data)	For the Year Ended December 31, 2016	Adjustment for Transactions		For the Year Ended December 31, 2016

Interest income:
Interest and fees on loans	$139,385	(22,224)	(1)	117,161
Interest and dividends on investment securities	4,779			4,779

Total interest income	144,164	(22,224)		121,940

Interest expense:
Interest on deposits	31,801			31,801
Interest on FHLB advances	10,066	(8,065)	(2)	2,001
Interest on junior subordinated deferrable interest debentures	1,348			1,348
Interest on other borrowings	6,309			6,309

Total interest expense	49,524	(8,065)		41,459

Net interest income before provision for loan losses	94,640	(14,159)		80,481
Recapture of provision for loan losses	(12,703)	(4,449)	(3)	(17,152)

Net interest income after provision (recapture) for loan losses	107,343	(9,710)		97,633

Noninterest income	7,839	3,724	(4)	11,854
		626	(5)
		(335)	(6)
Noninterest expense	61,242			61,242

Income before provision for income taxes	53,940	(5,695)		48,245
Provision for income taxes	1,819	(199)	(7)	6,946
		(13,317)	(8)
		18,643	(9)

Net income	$52,121	(10,822)		41,299

Basic and diluted earnings per common share	$1.24			0.76
Weighted average common shares outstanding - basic and diluted	42,000,000	12,150,000	(10)	54,150,000

Notes to pro forma statement of income for the year ended December 31, 2016

(1)
Reflects a one year reduction in interest income of $21.6 million on loans sold in the securitization with a weighted average interest rate of 3.45%, net of a reduction in deferred loan cost amortization of $232 thousand and net interest carry of $857 thousand on the interest swap derivative hedging the securitization transaction. The securitization transaction includes loans with a principal balance of $626.1 million and a book value of $630.1 million.

(2)
Reflects a one year reduction in interest expense due to repayment of $707.4 million of FHLB advances with an average interest rate of 1.14% as a result of net cash from the securitization and offering. The average interest rate of 1.14% represents the total rate on FHLB borrowings for the year ended December 31, 2016.

(3)
Reflects a recapture of loan loss provisions for the reduction in multifamily loans sold in the securitization transaction. Recapture is calculated as the product of the principal amount of loans sold and the multifamily ALLL coverage ratio in effect at December 31, 2016.

(4)
Reflects the gain on the sale of loans, including mortgage servicing rights, net of transaction costs of the securitization and net a provision for a reserve for our repurchase obligation to Freddie Mac in connection with the securitization transaction.

(5)
Reflects estimated servicing fee income for one year from the securitization and sale of loans where sub-servicing will be retained with a servicing spread of 20 basis points annually.

(6)
Reflects the loss on the interest swap derivative which hedged the securitization transaction.

(7)
Reflects the S Corporation tax impact of above adjustments (1) through (6) related to the securitization and sale of common stock transactions at a rate of 3.5%.

(8)
Reflects the increase in our deferred tax asset and a corresponding decrease in tax expense of $13.3 million at January 1, 2016 giving effect for the termination of our status as a S Corporation and the tax deferred impacts of the pro forma securitization transaction.

(9)
Reflects tax provision giving effect for the termination of our status as a S Corporation. We calculate our pro forma tax provision by adding back our S Corporation franchise tax to net income, including adjustments for the securitization and common stock offering transactions, and using a combined effective tax rate for Federal and California income taxes of 42.0%

(10)
Reflects the offering and sale of 12,150,000 shares of our common stock at a price of $10.75 per share, after underwriting discounts and commissions and estimated offering expenses.

Luther Burbank Corporation and Subsidiaries
Unaudited Pro Forma Condensed Statement of Income
For the Nine Months Ended September 30, 2017

	Historical			Pro Forma

(Dollars in thousands, except per share data)	For the Nine Months Ended September 30, 2017	Adjustment for Transactions		For the Nine Months Ended September 30, 2017

Interest income:
Interest and fees on loans	$124,096	(16,882)	(1)	107,214
Interest and dividends on investment securities	5,611			5,611

Total interest income	129,707	(16,882)		112,825

Interest expense:
Interest on deposits	27,826			27,826
Interest on FHLB advances	12,497	(7,057)	(2)	5,440
Interest on junior subordinated deferrable interest debentures	1,218			1,218
Interest on other borrowings	4,732			4,732

Total interest expense	46,273	(7,057)		39,216

Net interest income before provision for loan losses	83,434	(9,825)		73,609
Recapture of provision for loan losses	(4,622)			(4,622)

Net interest income after provision (recapture) for loan losses	88,056	(9,825)		78,231

Noninterest income	5,921	3,724	(3)	9,780
		470	(4)
		(335)	(5)
Noninterest expense	43,322			43,322

Income before provision for income taxes	50,655	(5,966)		44,689
Provision for income taxes	1,691	(209)	(6)	7,518
		(11,251)	(7)
		17,287	(8)

Net income	$48,964	(11,793)		37,171

Basic and diluted earnings per common share	$1.17			0.69
Weighted average common shares outstanding -
basic and diluted	42,000,000	12,150,000	(9)	54,150,000

Notes to pro forma statement of income for the nine months ended September 30, 2017

(1)
Reflects a nine month reduction in interest income of $16.2 million of loans sold in the securitization with a weighted average interest rate of 3.45%, net of a reduction in deferred loan cost amortization of $174 thousand and net interest carry of $857 thousand on the interest swap derivative hedging the securitization transaction. The securitization transaction includes loans with a principal balance of $626.1 million and a book value, including unrealized losses, of $630.1 million.

(2)
Reflects a nine month reduction in interest expense due to repayment of $707.4 million of FHLB advances with an average interest rate of 1.33% as a result of net cash from both the securitization and the offering. The average interest rate of 1.33% represents the total rate on FHLB borrowings for the nine months ended September 30, 2017.

(3)
Reflects the gain on the sale of loans, including mortgage servicing rights, net of transaction costs of the securitization and net a provision for a reserve for our reimbursement obligation to Freddie Mac in connection with the securitization transaction.

(4)
Reflects estimated servicing fee income for nine months from the securitization and sale of loans where sub-servicing will be retained with a servicing spread of 20 basis points annually.

(5)
Reflects the the loss on the interest swap derivative hedging the securitization transact¡on due at termination of the hedge.

(6)
Reflects the S Corporation tax impact of above adjustments (1) through (5) related to the securitization and offering and sale of common stock transactions at a rate of 3.5%.

(7)
Reflects the increase in our deferred tax asset and a corresponding decrease in tax expense of $11.3 million at January 1, 2017 giving effect for the termination of our status as a S Corporation and tax deferred impacts of the pro forma securitization transaction.

(8)
Reflects tax provision giving effect for the term¡nation of our status as a S Corporation. We calculate our pro forma tax tax provision by adding back our S Corporation franchise tax to net income including adjustments for the securitization and common stock offering transactions, using a combined effective tax rate for Federal and California income taxes of 42.0%.

(9)
Reflects the offering and sale of 12,150,000 shares of our common stock at a price of $10.75 per share, after underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus. Any of these risks, if they are realized, could materially adversely affect our business, financial condition, and results of operations, and consequently, the value of our common stock. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially and adversely affect us. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In any such case, you could lose all or a portion of your original investment.

Risks Related to Our Business

Our business and operations may be materially adversely affected by weak economic conditions.

Our business and operations, which primarily consist of banking activities, including lending money to customers in the form of real estate secured loans and borrowing money from customers in the form of deposits, are sensitive to general business and economic conditions in the U.S. generally, and on the West Coast in particular. The economic conditions in our local markets may be different from the economic conditions in the U.S. as a whole. If economic conditions in the U.S. or any of our markets weaken, our growth and profitability from our operations could be constrained. In addition, foreign economic and political conditions could affect the stability of global financial markets, which could hinder economic growth. The current economic environment is characterized by interest rates near historically low levels, which impact our ability to attract deposits and to generate attractive earnings through our loan and investment portfolios. All these factors can individually or in the aggregate be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of delinquencies, defaults and charge-offs, additional provisions for loan losses, a decline in the value of our collateral, and an overall material adverse effect on the quality of our loan portfolio.

Our business is also significantly affected by monetary and related policies of the U.S. federal government and its agencies. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government, and future tax rates are concerns for businesses, consumers and investors in the U.S. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial conditions and results of operations.

We are subject to interest rate risk, which could adversely affect our profitability.

Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of

Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse impact on our business, financial condition and results of operations.

Our interest sensitivity profile was liability sensitive as of September 30, 2017. When short-term interest rates rise, the rate of interest we pay on our interest-bearing liabilities, such as deposits, may rise more quickly than the rate of interest that we receive on our interest-earning assets, such as loans, which may cause our net interest income to decrease. Additionally, a shrinking yield premium between short-term and long-term market interest rates, a pattern typically indicative of investors' waning expectations of future growth and inflation, commonly referred to as a flattening of the yield curve, typically reduces our profit margin as we borrow at shorter terms than the terms at which we lend and invest.

In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also reduce collateral values and necessitate further increases to the allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk, which could adversely affect our profitability.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the U.S., generally, or in our market areas specifically, experiences material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and the level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses. Additional factors related to the credit quality of multifamily residential and other commercial real estate loans include the quality of management of the business and tenant vacancy rates.

Our risk management practices, such as monitoring the concentration of our loans within specific markets and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. Many of our loans are made to small businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers becomes unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances, such as divorce, unemployment or death. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Our multifamily residential and commercial real estate loan portfolios generally carry greater credit risk than loans secured by our other mortgage loans.

Our loan portfolio consists primarily of multifamily residential and, to a lesser extent, other commercial real estate loans, which are secured by industrial, office and retail properties. As of September 30, 2017, our multifamily residential loans totaled $2.6 billion, or 56.8% of our loan portfolio, and our other commercial real estate loans totaled $95.7 million, or 2.1% of our loan portfolio. Nonperforming multifamily residential loans were $2.3 million and nonperforming other commercial real estate loans were $682 thousand at September 30, 2017. Multifamily residential and commercial real estate loans may carry more risk as compared to single family residential lending, because they typically involve larger loan balances concentrated with a single borrower or groups of related borrowers. In addition, these loans expose a lender to greater credit risk than those secured by residential real estate. The payment on these loans that are secured by income producing properties are typically dependent on the successful operation of the related real estate property and may subject us to risks from adverse conditions in the real estate market or the general economy. Investment in these properties by our customers is influenced by prices and return on investment, as well as changes to applicable laws regarding, among other things, rent control, personal and corporate tax reform, pass-through rules, immigration and fiscal and economic policy. The collateral securing these loans typically cannot be liquidated as easily as single family residential real estate, which may lead to longer holding periods as compared to single family residential properties.

If these properties become less attractive investments, demand for our loans would decrease. In addition, unexpected deterioration in the credit quality of our multifamily residential or commercial real estate loan portfolios could require us to increase our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

Our business and operations are concentrated in California and Washington, and we are more sensitive than our more geographically diversified competitors to adverse changes in the local economy.

Unlike many of our larger competitors that maintain significant operations located outside our market areas, substantially all of our customers are individuals and businesses located and doing business in the state of California. As of September 30, 2017, approximately 88% of the loans in our portfolio measured by dollar amount were secured by collateral located in California and 12% of the loans in our portfolio measured by dollar amount were secured by collateral located in Washington. In addition, 50.0% of our real estate loans measured by dollar amount, were secured by collateral located in Los Angeles County and Orange County. Therefore, our success will depend upon the general economic conditions in these areas, which we cannot predict with certainty. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of large, more geographically diverse competitors. A downturn in the local economy could make it more difficult for our borrowers to repay their loans and may lead to loan losses that are not offset by operations in other markets; it may also reduce the ability of depositors to make or maintain deposits with us. For these reasons, any regional or local economic downturn could have a material adverse effect on our business, financial condition and results of operations.

Our ability to conduct our business could be disrupted by natural or man-made disasters.

A significant number of our offices, and a significant portion of the real estate securing loans we make, and our borrowers' business operations in general, are located in California. California has had and will continue to have major earthquakes in areas where a significant portion of the collateral and assets of our borrowers are concentrated. California is also prone to fires, mudslides, floods and other natural disasters, such as the recent fires that impacted Napa, Sonoma and surrounding counties, including Santa Rosa, the location of our corporate headquarters and our main banking office. Additionally, acts of terrorism, war, civil unrest, violence, or other man-made disasters could also cause disruptions to our business or to the economy as a whole. The occurrence of natural or man-made disasters could destroy, or cause a decline in the value of, mortgaged properties or other assets that serve as our collateral and increase the risk of delinquencies, defaults, foreclosures and losses on our loans, damage our banking facilities and offices, negatively impact regional economic conditions, result in a decline in loan demand and loan originations, result in drawdowns of deposits by customers impacted by disasters and negatively impact the implementation of our growth strategy. We have implemented a disaster recovery and business continuity plan that allows us to move critical functions to a backup data center in the event of a catastrophe. Although this program has been tested, we cannot guarantee its effectiveness in any disaster scenarios. Regardless of the effectiveness of our disaster recovery and business continuity plan, the occurrence of any natural or man-made disaster could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market and face increasing competition from a variety of traditional and new financial services providers, which could adversely impact our profitability.

We have many competitors. Our principal competitors are commercial and community banks, credit unions, savings and loan associations, mortgage banking firms and online mortgage lenders, including large national financial institutions that operate in our market area. Many of these competitors are larger than us, have significantly more resources and greater brand recognition than we do, and may be able to attract customers more effectively than we can. We compete with these other financial institutions both in attracting deposits and making loans. We expect competition to continue to increase as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete with traditional and new financial services providers, some of which maintain a physical presence in our market areas and others of which maintain only a virtual presence. Increased competition could require us to increase the rates we pay on deposits or lower the rates that we offer on loans, which could reduce our profitability. Our failure to compete effectively in our market could restrain our growth or cause us to lose market share, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

Like many financial institutions, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our deposit base. As of September 30, 2017, we had $3.9 billion in deposits and a loan to deposit ratio of 120.9%, which is higher than the level maintained by many other banks. As of the same date, using deposit account related information such as tax identification numbers, account vesting and account size, we estimated that $830 million of our deposits exceeded the insurance limits established by the Federal Deposit Insurance Corporation, or FDIC. None of our deposits are governmental deposits secured by collateral. Although we have historically maintained a high deposit customer retention rate, these deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health and general reputation, or a loss of confidence by customers in us or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Additionally, any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

Proposed changes in tax laws could have an adverse affect on us, our industry, our customers, the value of collateral securing our loans and demand for our loans.

Changes in tax laws contained in proposed legislation under discussion contain a number of provisions which could have an impact on the banking industry, borrowers and the market for single family residential and multifamily residential real estate. Among the proposed changes are: lower limits on the deductibility of mortgage interest on single family residential mortgages; the elimination of deductibility of mortgage interest for second homes; limitations on deductibility of business interest expense; limitations on the deductibility of property taxes; and the elimination of the deductibility of state and local income taxes. We cannot predict whether any specific legislation will be enacted or the terms of any such legislation. However, if such proposals were to be enacted, such changes may have an adverse affect on the market for and valuation of single family residential properties and multifamily residential properties, and on the demand for such loans in the future. If home ownership or multifamily residential property ownership become less attractive, demand for our loans would decrease. The value of the properties securing loans in our portfolio may be adversely impacted as a result of the changing economics of home ownership and multifamily residential ownership, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations. Additionally, certain borrowers could become less able to service their debts if these changes become effective. These changes could adversely affect our business, financial condition and results of operations.

Our reputation is critical to our business, and damage to it could have a material adverse effect on us.

A key differentiating factor for our business is the strong reputation we are building in our markets. Maintaining a positive reputation is critical to attracting and retaining customers and employees. Adverse perceptions of us could make it more difficult for us to execute on our strategy. Harm to our reputation can arise from many sources, including actual or perceived employee misconduct, errors or misconduct by our third party vendors or other counterparties, litigation or regulatory actions, our failure to meet our high customer service and quality standards and compliance failures. Negative publicity about us, whether or not accurate, may damage our reputation, which could have a material adverse effect on our business, financial condition and results of operations.

Our allowance for loan losses may be inadequate to absorb losses inherent in the loan portfolio, which could have a material adverse effect on our business, financial condition and results of operations.

Experience in the banking industry indicates that a portion of our loans will become delinquent, and that some may only be partially repaid or may never be repaid at all. We may experience losses for reasons beyond our control, such as the impact of general economic conditions on customers and their businesses. In determining the size of our allowance for loan losses, we rely on an analysis of our loan portfolio considering historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, economic conditions and other pertinent information. The determination of the appropriate level of the allowance for loan losses is inherently highly subjective and requires us to make significant estimates of and assumptions regarding current credit risk and future trends, all of which may change materially. Although we endeavor to maintain our allowance for loan losses at a level adequate to absorb any inherent losses in the loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events. As of September 30, 2017, the allowance for loan losses was $29.0 million. Non-accruing loans totaled $5.8 million and loans 30-89 days past due were $5.0 million as of September 30, 2017.

Over the last three years, we have enjoyed a relatively low level of nonperforming assets and net charge-offs, both in absolute dollars, and as a percentage of loans. As a result of this historical performance, we have experienced periodic recaptures of our prior provisions for loan losses (income), which positively impacted our earnings in 2015, 2016 and 2017. However, should a higher portion of our loans become delinquent, or if some of our loans are only partially repaid, we may experience losses for reasons beyond our control. Despite our underwriting criteria and historical experience, we may be particularly susceptible to losses due to: (i) the geographic concentration of our loans; (ii) the concentration of higher risk loans, such as commercial real estate loans; and (iii) the relative lack of seasoning of some of our loans. As a result, we may not be able to maintain our relatively low levels of nonperforming assets and charge-offs.

Deterioration of economic conditions affecting borrowers, new information regarding existing loans, inaccurate management assumptions, identification of additional problem loans and other factors, both within and outside of our control, may result in our experiencing higher levels of nonperforming assets and charge-offs, and incurring loan losses in excess of our current allowance for loan losses, requiring us to make material additions to our allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, federal and state banking regulators, as an integral part of their supervisory function, periodically review the allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. If we need to make significant and unanticipated increases in the loss allowance in the future, or to take additional charge-offs for which we have not established adequate reserves, our results of operations and financial condition could be materially adversely affected at that time.

We are dependent on our management team and key employees, and if we are not able to retain them, our business operations could be materially adversely affected.

Our success depends, in large part, on our management team and key employees. Our management team has significant industry experience, although a number of members of our senior management team have only been with us for a few years. In addition, our loan origination activities are conducted by a small number of individuals.

Our future success also depends on our continuing ability to attract, develop, motivate and retain key employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Because the market for qualified individuals is highly competitive, we may not be able to attract and retain qualified officers or candidates. The loss of any of our management team or our key employees could materially adversely affect our ability to execute our business strategy, and we may not be able to find adequate replacements on a timely basis, or at all. We cannot ensure that we will be able to retain the services of any members of our management team or other key employees. Though we have employment agreements in place with certain members of our management team they may still elect to leave at any time. Failure to attract and retain a qualified management team and qualified key employees could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain consistent growth, earnings or profitability.

There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. Our growth in recent years has been driven primarily by a strong multifamily housing market in our geographic footprint. A downturn in economic conditions in our markets, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing our strategic initiatives. We have also recently entered, or expect to enter, new markets, including Portland, Oregon. We may not have, or may not be able to develop, the knowledge or relationships necessary to be successful in these new markets. Our failure to sustain our historical rate of growth, adequately manage the factors that have contributed to our growth or successfully enter new markets could have a material adverse effect on our earnings and profitability and, therefore on our business, financial condition and results of operations.

We may not be able to manage our growth effectively, which could adversely affect our business.

We may face a variety of risks and difficulties in pursuing our organic growth strategy and maintaining our growth, including:

  •
  maintaining asset quality;
  •
  finding suitable markets for expansion;
  •
  attracting funding to support additional growth;
  •
  managing execution risks;
  •
  attracting and retaining qualified management personnel and bankers;
  •
  maintaining adequate capital;
  •
  managing a growing number of customer relationships;
  •
  scaling technology platforms;
  •
  exceeding $10.0 billion or more in assets, which will subject us to additional regulatory burdens and expenses; and
  •
  achieving expected additional performance and production from our bankers.

To manage our growth and maintain adequate information and reporting systems within our organization, we must identify, hire and retain qualified employees, particularly in the accounting and operational areas of our business. We must also successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient and timely manner and identify deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in loan volume in various markets and the infrastructure that comes with expanding operations, including new branches. Our growth strategy may divert management from our existing franchises and may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to effectively manage and grow our banking franchise, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could materially and adversely affect our business, financial condition and results of operations.

Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.

The federal banking agencies have issued guidance for institutions that are deemed to have concentrations in commercial real estate lending. Pursuant to the supervisory criteria contained in the guidance for identifying institutions with a potential commercial real estate concentration risk, institutions which have (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (ii) total commercial real estate loans representing 300% or more of the institution's total risk-based capital and the outstanding balance of the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. We have a concentration in commercial real estate loans, and multifamily residential real estate loans in particular, and we have experienced significant growth in our commercial real estate portfolio in recent years. From December 31, 2014 through December 31, 2016, our commercial real estate loan balances have increased by $454.2 million. As of September 30, 2017, commercial real estate loans represent 525% of the Company's total risk-based capital, of which multifamily residential real estate loans, the vast majority of which are 50% risk weighted for regulatory capital purposes, were 498% of the Company's total risk-based capital. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to its commercial real estate portfolio. Nevertheless, we could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could limit our growth, require us to obtain additional capital, and have a material adverse effect on our business, financial condition and results of operations.

Lack of seasoning of our loan portfolio could increase risk of credit defaults in the future.

As a result of our organic growth over the past several years, as of September 30, 2017, approximately $3.9 billion, or 85%, of the loans in our loan portfolio were first originated since January 1, 2014. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Although a significant portion of our multifamily portfolio are refinancings of prior loans on the same property, a large portion of our loan portfolio is relatively new, and therefore the current level of delinquencies and defaults may not represent the level that may prevail as the portfolio becomes more seasoned and may not serve as a reliable basis for predicting the health and nature of our loan portfolio, including net charge-offs and the ratio of nonperforming assets in the future. Our limited experience with these loans does not provide us with a significant history pattern with which to judge future collectability or performance. However, we believe that our stringent credit underwriting process, our ongoing credit review processes, and our history of successful management of our loan portfolio, mitigate these risks. Nevertheless, if delinquencies and defaults increase, we may be required to increase our provision for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due and failure to maintain sufficient liquidity could materially adversely affect our growth, business, profitability and financial condition.

Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. We require sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, adverse regulatory actions against us, or changes in the liquidity needs of our depositors.

Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Our inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have a substantial negative effect on our business, and could result in the closure of the Bank. Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair our ability to fund operations and meet our obligations as they become due and could have a material adverse effect on our business, financial condition and results of operations.

We rely on customer deposits, advances from the Federal Home Loan Bank of San Francisco, or FHLB, and brokered deposits to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, including throughout the recent recession, we may not be able to replace such funds in the future if our financial condition, the financial condition of the FHLB or market conditions change. FHLB borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations.

Limits on our ability to use brokered deposits as part of our funding strategy may adversely affect our ability to grow.

A "brokered deposit" is any deposit that is obtained from or through the mediation or assistance of a deposit broker. These deposit brokers attract deposits from individuals and companies throughout the country and internationally whose deposit decisions are based almost exclusively on obtaining the highest interest rates. We have used brokered deposits in the past, and we intend to continue to use brokered deposits as one of our funding sources to support future growth. As of September 30, 2017, brokered deposits represented approximately 9.4% of our total deposits and equaled $363 million. Currently, our brokered deposits have a comparable cost to our non-brokered, consumer and business deposits. There are risks associated with using brokered deposits. In order to continue to maintain our level of brokered deposits, we may be forced to pay higher interest rates than those contemplated by our asset-liability pricing strategy. In addition, banks that become less than "well-capitalized" under applicable regulatory capital requirements may be restricted in their ability to accept or renew, or prohibited from accepting or renewing, brokered deposits. If this funding source becomes more difficult to access, we will have to seek alternative funding sources in order to continue to fund our growth. This may include increasing our reliance on FHLB borrowing, attempting to attract additional non-brokered deposits, and selling loans. There can be no assurance that brokered deposits will be available, or if available, sufficient to support our continued growth. The unavailability of a sufficient volume of brokered deposits could have a material adverse effect on our business, financial condition and results of operations.

New lines of business, products, product enhancements or services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. We recently expanded our offerings of business and consumer deposit accounts and cash management services for businesses. There are substantial risks and uncertainties associated with these efforts. In developing, implementing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources. We may underestimate the appropriate level of resources or expertise necessary to make new lines of business or products successful or to realize their expected benefits. We may not achieve the milestones set in initial timetables for the development and introduction of new lines of business, products, product enhancements or services, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. We may also decide to discontinue businesses or products, due to lack of customer acceptance or unprofitability. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition and results of operations.

We depend on the accuracy and completeness of information provided by customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon customers' representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants' reports, with respect to the business and financial condition of our customers. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

We depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition.

Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems. We outsource many of our major systems, such as data processing, deposit processing, loan origination, email and anti-money laundering monitoring systems. Of particular significance is our long term contract for core data processing services with Fiserv. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations, and we could experience difficulty in implementing replacement solutions. In many cases our operations rely heavily on secured processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties could disrupt our operations or adversely affect our reputation.

We are subject to cybersecurity risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents, and we may experience harm to our reputation and liability exposure from security breaches.

Our business involves the storage and transmission of consumers' proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation and potential liability. While we have incurred no material cyber-attacks or security breaches to date, a number of other financial services and other companies have disclosed cyber-attacks and security breaches, some of which have involved intentional attacks. Attacks may be targeted at us, our customers, or both. Although we devote significant resources to maintain, regularly update and backup our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us or our customers, our security measures may not be effective against all potential cyber-attacks or security breaches. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources, including persons who are involved with organized crime or associated with external service providers or who may be linked to terrorist organizations or hostile foreign governments. These risks may increase in the future as we continue to increase our internet-based product offerings and expand our internal usage of web-based products and applications. If an actual or perceived security breach occurs, customer perception of the effectiveness of our security measures could be harmed and could result in the loss of customers.

A successful penetration or circumvention of the security of our systems, including those of third party providers or other financial institutions, or the failure to meet regulatory requirements for security of our systems, could cause serious negative consequences, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or systems or those of our customers or counterparties, significant increases in compliance costs (such as repairing systems or adding new personnel or protection technologies), and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation and regulatory exposure, and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Failure to keep up with the rapid technological changes in the financial services industry could have a material adverse effect on our competitive position and profitability.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete effectively and could have a material adverse effect on our business, financial condition or results of operations. As these technologies are improved in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have a material adverse effect on our business, financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks and/or losses to us.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances. Our risk management framework may not adequately mitigate any risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or other institutions. These losses could have a material adverse effect on our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management's attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. These laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have experienced prior to becoming a public company. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. As a NASDAQ listed company, we will be required to prepare and file proxy materials which meet the requirements of the Exchange Act and the SEC's proxy rules. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company" as defined in the JOBS Act. In order to maintain, appropriately document and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm our business and operating results. Additionally, any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and cause our investors and potential investors to lose confidence in us, and restrict trading in, and reduce the market price of, our common stock, and potentially availability to access the capital markets.

We are dependent on the use of data and modeling in both our management's decision making generally and in meeting regulatory expectations in particular.

The use of statistical and quantitative models and other quantitatively-based analyses is endemic to bank decision making and regulatory compliance processes, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, allowance for loan loss measurement, portfolio stress testing and the identification of possible violations of anti-money laundering regulations are examples of areas in which we are dependent on models and the data that underlies them. We anticipate that model-derived insights will be used more widely in our decision making in the future. While these quantitative techniques and approaches improve our decision making, they also create the possibility that faulty data or flawed quantitative approaches could yield adverse outcomes or regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision making, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to design, implement and maintain effective internal control over financial reporting or remediate any future material weakness in our internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, which could have a material adverse effect on us.

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud.

We believe that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital in the future, and we may not be able to do so.

Access to sufficient capital is critical in order to enable us to implement our business plan, support our business, expand our operations, and meet applicable capital requirements. The inability to have sufficient capital, whether internally generated through earnings or raised in the capital markets, could adversely impact our ability to support and to grow our operations. If we grow our operations faster than we generate capital internally, we will need to access the capital markets. We may not be able to raise additional capital in the form of additional debt or equity. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, our financial condition and our results of operations. Economic conditions and a loss of confidence in financial institutions may increase our cost of capital and limit access to some sources of capital. Such capital may not be available on acceptable terms, or at all. Any occurrence that may limit our access to the capital markets, or disruption in capital markets, may adversely affect our capital costs and our ability to raise capital. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse impact on our business, financial condition and results of operations.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets.

Our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing loans. There is a risk that hazardous or toxic substances could be found on these properties and that we could be liable for remediation costs, as well as personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property's value or limit our ability to sell the affected property. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, financial condition and results of operations.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further we may in the future be subject to consent orders with our regulators. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on our business, results of operations and results of operations.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately reflect the net value of the collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of REO, that we acquire through foreclosure proceedings and to determine loan impairments. If any of these valuations are inaccurate, our financial statements may not reflect the correct value of our REO, if any, and our allowance for loan losses may not reflect accurate loan impairments. Inaccurate valuation of REO or inaccurate provisioning for loan losses could have a material adverse effect on our business, financial condition and results of operations.

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.

The nature of our business makes us sensitive to the large body of accounting rules in the U.S. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we: (i) calculate the allowance for loan losses on the basis of the current expected loan losses over the lifetime of our loans, which is expected to be applicable to us beginning in 2021, and may result in increases in our allowance for loan losses and future provisions for loan losses; and (ii) record the value of and liabilities relating to operating leases on our balance sheet, which is expected to be applicable beginning in 2019. These changes could adversely affect our capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on our business, financial condition and results of operations.

The fair value of our investment securities can fluctuate due to factors outside of our control.

As of September 30, 2017, the fair value of our investment securities portfolio was approximately $483 million. As of the same date, 97% of our investments were U.S. government or U.S. government agency securities. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments, or OTTI, and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, financial condition or results of operations. The process for determining whether impairment of a security is OTTI usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer, any collateral underlying the security and our intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value, in order to assess the probability of receiving all contractual principal and interest payments on the security. Our failure to correctly and timely assess any impairments or losses with respect to our securities could have a material adverse effect on our business, financial condition or results of operations.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR may adversely affect our results of operations.

Regulators and law enforcement agencies in a number of countries are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers' Association (the "BBA") in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the value of LIBOR-based loans and securities in our portfolio, and may impact the availability and cost of hedging instruments and borrowings. If LIBOR rates are no longer available, and we are required to implement substitute indices for the calculation of interest rates under our loan agreements with our borrowers, we may incur significant expenses in effecting the transition, and may be subject to disputes or litigation with customers over the appropriateness or comparability to LIBOR of the substitute indices, which could have an adverse affect on our results of operations.

We may pursue strategic acquisitions in the future, and we may not be able to overcome risks associated with such transactions.

Although we plan to continue to grow our business organically, we may explore opportunities to invest in, or to acquire, other financial institutions and businesses that we believe would complement our existing business. Our investment or acquisition activities could be material to our business and involve a number of risks including the following:

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  investing time and incurring expense associated with identifying and evaluating potential investments or acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;
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  the lack of history among our management team in working together on acquisitions and related integration activities;
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  the time, expense and difficulty of integrating the operations and personnel of the combined businesses;
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  unexpected asset quality problems with acquired companies;
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  inaccurate estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution or assets;
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  risks of impairment to goodwill or other-than-temporary impairment of investment securities;
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  potential exposure to unknown or contingent liabilities of banks and businesses we acquire;
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  an inability to realize expected synergies or returns on investment;
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  potential disruption of our ongoing banking business; and
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  loss of key employees or key customers following our investment or acquisition.

We may not be successful in overcoming these risks or other problems encountered in connection with potential investments or acquisitions. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition or results of operations. Additionally, if we record goodwill in connection with any acquisition, our financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired, which would require us to take an impairment charge.

Risks Related to Our Industry

Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the FDIC and the California Department of Business Oversight Division of Financial Institutions, or DBO. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which imposes significant regulatory and compliance changes on financial institutions, is an example of this type of federal regulation. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency's assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business differs from our assessment, we may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

The Federal Reserve, the FDIC and the DBO periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve, the FDIC, or the DBO were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to require us to remediate any such adverse examination findings.

In addition, these agencies have the power to take enforcement action against us to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have a material adverse effect on our business, financial condition and results of operations.

We may be required to act as a source of financial and managerial strength for our Bank in times of stress.

Under federal law and long-standing Federal Reserve policy, we, as a bank holding company, are required to act as a source of financial and managerial strength to our Bank and to commit resources to support our Bank if necessary. We may be required to commit additional resources to our Bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders' or creditors', best interests to do so. A requirement to provide such support is more likely during times of financial stress for us and our Bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our Bank are subordinate in right of repayment to deposit liabilities of our Bank.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

Regulatory capital rules, adopted in July 2013, implement higher minimum capital requirements for bank holding companies and banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Bank holding companies and banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% (when fully phased in) to avoid limitations on capital distributions and discretionary executive compensation payments. At September 30, 2017, the capital conservation buffer was 1.25%. The revised capital rules will also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed "well-capitalized" for purposes of certain rules and prompt corrective action requirements.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Our regulatory capital ratios currently are in excess of the levels established for "well-capitalized" institutions. Future regulatory change could impose higher capital standards.

Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on our business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act or Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the Financial Crimes Enforcement Network, or FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the Office of Foreign Assets Control, or OFAC. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous "fair and responsible banking" laws designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act and the Dodd-Frank Act prohibit unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, or DOJ, federal banking agencies, and other federal and state agencies are responsible for enforcing these fair and responsible banking laws and regulations. In 2012, our Bank, without admitting any wrongdoing, settled a lawsuit by the DOJ alleging violations of fair lending laws in connection with our single family mortgage lending program. The settlement required a number of remedial actions, with which we fully complied within the prescribed three year time frame. A challenge to an institution's compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our reputation, business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees, and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act, or the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requests that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure, or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our operations, financial condition and results of operations.

Our use of third party vendors and our other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

We regularly use third party vendors in our business and we rely on some of these vendors for critical functions including, but not limited to, our core processing function and mortgage broker relationships. Third party relationships are subject to increasingly demanding regulatory requirements and attention by bank regulators. We expect our regulators to hold us responsible for deficiencies in our oversight or control of our third party vendor relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or that such vendors have not performed adequately, we could be subject to administrative penalties or fines as well as requirements for consumer remediation, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, our use of loan brokers to originate a portion of our multifamily residential loans and all of our single family residential loans, exposes us to risk of loss or liability in the event that such brokers misrepresent the borrower's financial condition or other information included in the loan package, or if the broker engages in violations of law in connection with the loan.

Rulemaking changes implemented by the Consumer Financial Protection Bureau will result in higher regulatory and compliance costs that may adversely affect our business.

The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau, or CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The CFPB also has examination and primary enforcement authority with respect to depository institutions with assets over $10.0 billion, their third party service providers and non-depository entities such as debt collectors and consumer reporting agencies. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination. These changes could have a material adverse effect on our business, financial condition and results of operations, even if we remain under the threshold of over $10.0 billion for CFPB supervision.

Potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees.

In April 2011 and May 2016, the Federal Reserve, other federal banking agencies and the SEC jointly published proposed rules designed to implement provisions of the Dodd-Frank Act prohibiting incentive compensation arrangements that would encourage inappropriate risk taking at covered financial institutions, which includes a bank or bank holding company with $1 billion or more in consolidated assets, such as our Bank. It cannot be determined at this time whether or when a final rule will be adopted and whether compliance with such a final rule will substantially affect the manner in which we structure compensation for our executives and other employees. Depending on the nature and application of the final rules, we may not be able to successfully compete with financial institutions and other companies that are not subject to some or all of the rules to retain and attract executives and other high performing employees.

Our Bank's FDIC deposit insurance premiums and assessments may increase.

Our Bank's deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank's average consolidated total assets less its average tangible equity. Our Bank's regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to an Investment in Our Common Stock and the Offering

No prior public market exists for our common stock, and one may not develop.

Prior to this offering there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or may not be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock. The initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after the offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business through acquisitions, by using our common stock as consideration, should we elect to do so.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

  •
  actual or anticipated variations in quarterly operating results, financial conditions or credit quality;
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  changes in business or economic conditions;
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  recommendations or research reports about us or the financial services industry in general published by securities analysts;
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  the failure of securities analysts to cover, or to continue cover, us after this offering;
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  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;
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  news reports relating to trends, concerns and other issues in the financial services industry;
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  reports related to the impact of natural or man made disasters in our markets;
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  perceptions in the marketplace regarding us and or our competitors;
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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
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  additional investments from third parties;
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  additions or departures of key personnel;
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  future sales or issuance of additional shares of stock;
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  fluctuations in the stock price and operating results of our competitors;
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  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;
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  new technology used, or services offered, by competitors;
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  additional investments from third parties; or
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  geopolitical conditions such as acts or threats of terrorism, pandemics or military conflicts.

The market price of our stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities.

After this offering, there will be 54,150,000 shares of our common stock outstanding (or 55,972,500 shares outstanding if the underwriters exercise their option to purchase additional shares in full). Of our issued and outstanding shares of common stock, all the shares sold in this offering will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, in respect of which the applicable holding period has not yet passed. Following completion of this offering, approximately 73.87% of our outstanding common stock (or 71.46% if the underwriters exercise their option to purchase additional shares in full) will be held by the Trione Family Trusts and can be resold into the public markets in the future in accordance with the requirements of Rule 144. An additional 3.69% of the shares of common stock outstanding after completion of the offering (3.57% if the underwriters exercise their option to purchase additional shares in full) held by other shareholders will be eligible for resale into the public markets in accordance with Rule 144.

We, our executive officers and directors, and shareholders owning in excess of 95% of the currently outstanding shares of common stock have agreed with the underwriters that, subject to exceptions, we and they will not directly or indirectly sell or otherwise transfer their shares for a period of 180 days after the date of this prospectus.

The market price for our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Investors in this offering will experience immediate and substantial dilution.

The initial public offering price of our stock is substantially higher than the net tangible book value per share of our common stock immediately following the offering. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. Based on the initial public offering price of $10.75 per share and our net tangible book value as of September 30, 2017, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $1.37 per share in net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

We are an "emerging growth company," as defined in the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company we may take advantage of certain exemptions from various requirements generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemption from requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. The election not to opt out of the extended transition period may cause our financial condition and results of operations to be less comparable to those of other companies.

We may take advantage of these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may a less active trading market for our common stock, and our stock price may be more volatile or decline.

Securities analysts may not initiate or continue coverage on our common stock, which could adversely affect the market for our common stock.

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our common stock is the subject of an unfavorable report, the price of our common stock may decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, the price or trading volume of our common stock could decline as a result.

We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to use the net proceeds of this offering after the distributions to our existing shareholders to increase the capital of the Bank in order to support our organic growth and implement our strategic initiatives, for working capital and for other general corporate purposes, and to strengthen our regulatory capital. We have not designated the amount of net proceeds that we will contribute to the Bank or that we will use for any particular purpose. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

With limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could adversely affect the market price of our common stock.

As a public company, we will incur significant legal, accounting, insurance, compliance and other expenses. Any deficiencies in our financial reporting or internal controls could materially and adversely affect our business and the market price of our common stock.

As a public company, we will incur significant legal, accounting, insurance and other expenses. These costs and compliance with the rules of the SEC and the rules of NASDAQ will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our 2018 fiscal year, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal control over financial reporting. Beginning with the time we are no longer an "emerging growth company" as defined in the JOBS Act, but no later than December 31, 2022, we will be required to engage our independent registered public accounting firm to audit and opine on the design and operating effectiveness of our internal control over financial reporting. This process will require significant documentation of policies, procedures and systems, and review of that documentation and testing of our internal control over financial reporting by our internal auditing and accounting staff and our independent registered public accounting firm. This process will require considerable time and attention from management, which could prevent us from successfully implementing our business initiatives and improving our business, financial condition and results of operations, any strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the PCAOB as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and would preclude our independent auditors from expressing an unqualified opinion on the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, and may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, it may materially and adversely affect us.

We may not pay dividends on our common stock in the future.

Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, we are a bank holding company, and our ability to declare and pay dividends is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization's expected future needs, asset quality and financial condition.

We are controlled by trusts established for the benefit of members of the Trione family, whose interests in our business may be different from yours.

Trusts established for the benefit of the Chairman of our board of directors, Victor S. Trione, our former director and Secretary, Mark Trione and his wife, and each of the adult children of Messrs. Trione, collectively referred to as the Trione Family Trusts, currently control 95.2% of our common stock and if they vote in the same manner, are able to control our affairs in all circumstances. The Trione Family Trusts established for the benefit of the adult children hold an aggregate of 59.0% of the common stock outstanding before this offering, and each has the same third party trustees, one of whom is an employee of a company owned by Messrs. Trione. Following this offering, the Trione Family Trusts will continue to own approximately 73.87% of our common stock (or 71.46% if the underwriters exercise their option to purchase additional shares in full). As a result, the Trione Family Trusts will continue, if they vote in the same manner, to have the ability to determine the outcome of all matters put to a shareholder vote, including the election of directors, the approval of mergers, material acquisitions and dispositions and other extraordinary transactions, and amendments to our articles of incorporation, bylaws and other corporate governance documents. So long as the Trione Family Trusts continue to own a majority of our common stock, they will have the ability, if they vote in the same manner, to prevent any transaction that requires shareholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of the Trione Family Trusts may differ from or conflict with the interests of our other shareholders. Moreover, this concentration of stock ownership may also adversely affect the trading price of our common stock, if investors perceive disadvantages in owning stock of a company with a controlling family.

We are a "controlled company" within the meaning of the rules of NASDAQ and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Following the consummation of this offering, The Trione Family Trusts will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and to have board-level compensation and nominating and corporate governance committees consisting entirely of independent directors.

Following this offering, we do not intend to rely on these exemptions, but we may, in the future, take advantage of some of these exemptions for as long as we continue to qualify as a "controlled company." Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

We may issue additional equity securities, or engage in other transactions, which could affect the priority of our common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to common shareholders. We may also issue shares of preferred stock that will provide new investors with rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We intend to enter into a tax sharing agreement with our existing shareholders and could become obligated to make payments to our existing shareholders for any additional federal, state or local income taxes assessed against them for tax periods prior to the completion of this offering.

We historically have been treated as an S Corporation for U.S. federal income tax purposes. Because we have been an S Corporation our existing shareholders have been taxed on our income as individuals. Therefore our existing shareholders have received distributions, referred to as tax distributions, from us that were generally intended to equal the amount of tax the existing shareholders were required to pay with respect to our income. In connection with this offering, our S Corporation status will terminate and we will thereafter be subject to federal and increased state income taxes. In the event of an adjustment to our reported taxable income for periods prior to the termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Therefore, we intend to enter into an agreement with our existing shareholders prior to completion of this offering. Pursuant to this agreement, upon our filing of any tax return (amended or otherwise), in the event of any restatement of our taxable income pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment we may be required to make a payment to our existing shareholders in an amount equal to our existing shareholders' incremental tax liability, which amount may be material. In addition, we will indemnify our existing shareholders with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that our existing shareholders are taxed at the highest rate application to married individuals filing jointly for the relevant periods. We will also indemnify our existing shareholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, our existing shareholders will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in our existing shareholders' taxable income for any tax period and a corresponding increase in our taxable income for any period.

Prior to this offering, we were treated as an S Corporation, and claims of taxing authorities related to our prior status as an S Corporation could adversely affect us.

Upon consummation of this offering, our status as an S Corporation will terminate and we will be treated as a "C Corporation" under the provisions of Sections 301 through 385 of the Code, which treat the corporation as an entity that is subject to U.S. federal income tax. If the unaudited, open tax years in which we were an S Corporation are audited by the Internal Revenue Service, or IRS, and we are determined not to have qualified for, or to have violated any requirement for maintaining, our S Corporation status, we will be obligated to pay back taxes, interest and penalties. The amounts that we would be obligated to pay could include taxes on all our taxable income while we were an S Corporation. Any such claims could result in additional costs to us and could have a material adverse effect on our business, financial condition or results of operations. For information regarding our pro forma tax liabilities if we had been taxed as a C Corporation, see "Selected Historical and Pro Forma Financial Data".

Future equity issuances could result in dilution, which could cause our common stock price to decline and future sales of our common stock could depress the market price of our common stock.

Following the completion of this offering, we will have 54,150,000 issued and outstanding shares of our common stock (55,972,500 shares if the underwriters elect to their option to purchase additional shares of common stock in full). Although we do not currently have any plans, arrangements or understandings to issue any shares of our common stock during the twelve month period following the date of this registration statement other than pursuant to the equity compensation arrangements described in this registration statement, actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance. We may issue all of these shares without any action or approval by our shareholders, and these shares, once issued (including upon exercise of outstanding options), will be available-for-sale into the public market, subject to the restrictions described in this registration statement, if applicable, for affiliate holders.

Our corporate governance documents, and corporate and banking laws applicable to us, could make a takeover more difficult and adversely affect the market price of our common stock.

We intend to amend our articles of incorporation and bylaws prior to completion of the offering. Certain provisions of our articles of incorporation and bylaws, as we intend to amend them, and corporate and federal banking laws, could delay, defer, or prevent a third party from acquiring control of our organization or conducting a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions and regulations applicable to us:

  •
  enable our board of directors to issue additional shares of authorized, but unissued capital stock;
  •
  enable our board of directors to issue "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board;
  •
  do not provide for cumulative voting rights;
  •
  enable our board of directors to amend our bylaws without stockholder approval;
  •
  limit the right of shareholders to call a special meeting;
  •
  require advance notice for director nominations and other stockholder proposals; and
  •
  require prior regulatory application and approval of any transaction involving control of our organization.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. In addition, immediately following the completion of this offering, the Trione Family Trusts will own shares sufficient for the majority vote over all matters requiring a stockholder vote, which may delay, deter or prevent acts that would be favored by our other shareholders.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
  •
  geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
  •
  the occurrence of significant natural disasters, including fires and earthquakes;
  •
  our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure;
  •
  changes in consumer spending and savings habits;
  •
  technological and social media changes;
  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;
  •
  changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
  •
  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;
  •
  the impact of changes in laws, regulations and policies affecting the real estate industry and residential housing market, including changes in laws affecting immigration, rent control, taxation and zoning;
  •
  the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the PCAOB, the Financial Accounting Standards Board or other accounting standards setting bodies;
  •
  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
  •
  the willingness of users to substitute competitors' products and services for our products and services;

  •
  the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;
  •
  changes in the level of our nonperforming assets and charge-offs;
  •
  our involvement from time to time in legal proceedings and examination and remedial actions by regulators; and
  •
  potential exposure to fraud, negligence, computer theft and cyber-crime.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled "Risk Factors." If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

 USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses, will be approximately $120.1 million, or approximately $138.4 million if the underwriters' over-allotment option is exercised in full.

We intend to use the net proceeds to us from this offering (i) to fund a cash distribution to our existing shareholders immediately after the closing of this offering in the amount of $40.0 million — purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution; and (ii) to use the remainder of the net proceeds, which we estimate to be approximately $80.1 million (after deducting underwriting discounts and the estimated offering expenses), or $98.4 million (after deducting underwriting discounts and the estimated offering expenses) if the underwriters' over-allotment option is exercised in full, to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes, and to strengthen our regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use at the Bank to fund loans or investment securities, we expect that we would use all or a portion of the net proceeds to pay off FHLB borrowings, which can be reborrowed, if necessary, to fund loan growth.

 CAPITALIZATION

The following table sets forth our capitalization and regulatory capital ratios on a consolidated basis as of September 30, 2017:

  •
  on an actual basis; and
  •
  on a pro forma basis after giving effect to
  •
  the sale of 12,150,000 shares of our common stock by us in this offering at an assumed initial public offering price of $10.75 per share;
  •
  the payment of the $40.0 million distribution to our existing shareholders immediately after the closing of this offering;
  •
  the distribution, on December 1, 2017 of $7.1 million, to our existing shareholders, to fund the payment of estimated taxes that will be passed through to them by virtue of our S Corporation status;
  •
  the termination of our election to be taxed as an S Corporation; and
  •
  the deduction of the underwriting discounts and commissions and the estimated expenses incurred in connection with this offering.

The pro forma capitalization assumes that the underwriters' overallotment option is not exercised.

The following should be read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated and Pro Forma Financial Data" and our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.

	As of September 30, 2017

(Dollars in thousands)	Actual	Pro Forma

Borrowings (1):
Senior debt, due 2024	$95,000	$95,000
Junior subordinated notes, due 2036	41,238	41,238
Junior subordinated notes, due 2037	20,619	20,619

Total borrowings	$156,857	$156,857

Stockholders' equity
Common stock, no par value, shares authorized	2,262	122,356
100,000,000, shares issued and outstanding 42,000,000 actual and 54,150,000 pro forma (2)
Additional paid in capital	—	295,872
Retained earnings	435,912	101,907
Accumulated other comprehensive (loss) income	(4,714)	(4,714)

Total stockholders' equity (3)	$433,460	515,421

Total capitalization	$590,317	672,278

Capital Ratios
Leverage capital ratio	8.58%	10.00%
Common equity Tier 1 capital ratio	13.69%	16.27%
Tier 1 risk based capital ratio	15.63%	18.22%
Total risk based capital ratio	16.62%	19.21%
(1)
Excludes actual FHLB advances at the Bank of $807.7 million, $734.7 million pro forma, with a weighted average interest rate of 1.64%, at September 30, 2017. We intend to use the net cash proceeds from this transaction to reduce our level of FHLB advances by $80.1 million until we can redeploy such funds into higher yielding assets such as loans and investments.

(2)
Number of common shares outstanding have been adjusted retroactively to reflect a 200-for-1 stock split effective April 27, 2017.

(3)
The effect on deferred tax assets and liabilities of the change in tax rates resulting from becoming a C corporation will be recognized in income in the quarter in which such change takes place. The difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases would have been recorded as a net deferred tax asset of $9.8 million, or an increase of $9.0 million, and a corresponding increase of $9.0 million in stockholders' equity if it had been recorded on our balance sheet as of September 30, 2017.

 DILUTION

If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of common stock upon completion of this offering. Net tangible book value per common share represents the amount of our tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

As of September 30, 2017, we had net tangible book value of approximately $426.1 million, or $10.14 per share. After giving effect to the sale of shares of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares), based upon the offering price of $10.75 per share, the use of proceeds, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2017 would have been approximately $508.1 million, or $9.38 per share. This represents an immediate decrease in net tangible book value of $0.76 per share to our existing shareholders and an immediate dilution of $1.37 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis:

Per Share

Initial public offering price per share of common stock	$10.75
Net tangible book value per share as of September 30, 2017	$10.14
Decrease in net tangible book value per share of our common stock	$0.76
Pro forma net tangible book value per share of common stock after this offering	$9.38
Dilution per share to new investors in this offering	$1.37

If the underwriters exercise in full their option to purchase additional shares in this offering, our pro forma net tangible book value per share would be $9.40 per share of common stock and the dilution to new investors in this offering would be $1.35 per share of common stock), based upon the offering price of $10.75 per share, the use of proceeds therefrom, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. As of September 30, 2017, there were nine holders of record of our common stock.

We have received approval to list our common stock for trading on the NASDAQ Global Select Market. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the section of this prospectus titled "Underwriting" for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

Dividend Policy

Holders of our common stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends.

S Corporation Dividends and Distributions.    Historically, we have been an S Corporation, and as such, we have paid distributions to our existing shareholders to assist them in paying the U.S. federal income taxes on our taxable income that is "passed through" to them, as well as additional amounts for returns on capital. Prior to consummation of this offering, our board of directors intends to declare a cash dividend to our existing shareholders in the amount of $40.0 million, which is intended to be non-taxable to them and represents a significant portion of our S Corporation earnings that have been, or will be, taxed to our shareholders, but not distributed to them. The distribution will be contingent upon, and payable to our existing shareholders immediately following, the closing of this offering. Purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution. We also made a distribution to our existing shareholders in the amount of $7.1 million on December 1, 2017 to fund the payment of the estimated fourth quarter 2017 taxes that will be "passed through" to them by virtue of our status as an S Corporation.

The following table shows the dividends that have been declared on our common stock with respect to the periods indicated below. The per share amounts set forth in the following table have been adjusted to give effect to the 200-for-one stock split effective as of April 27, 2017. The per share amounts are presented to the nearest cent.

Quarterly Period	Amount Per Share	Total Cash Dividend ($ in 000's)
First Quarter 2015	$0.07	$3,100
Second Quarter 2015	0.10	4,000
Third Quarter 2015	0.05	2,200
Fourth Quarter 2015	0.06	2,500
First Quarter 2016	0.06	2,500
Second Quarter 2016	0.14	5,700
Third Quarter 2016	0.10	4,100
Fourth Quarter 2016	0.11	4,500
First Quarter 2017	0.23	9,800
Second Quarter 2017	0.25	10,400
Third Quarter 2017	0.01	500
Fourth Quarter 2017	0.17	7,100

Future Dividend Policy.    Following this offering, our dividend policy and practice will change. Following the offering, we will be taxed as a C Corporation and, therefore, we will no longer pay distributions to provide our shareholders with funds to pay U.S. federal income tax on their pro rata portion of our taxable income.

Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, our ability to service debt obligations senior to our common stock, banking regulations, contractual, legal, tax and regulatory restrictions, and limitations on the payment of dividends by us to our shareholders or by the Bank to us, and such other factors as our board of directors may deem relevant. Because we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay any dividends on our common stock depends, in large part, upon our receipt of dividends from our Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies.

Subject to the discretion of our board of directors and the considerations discussed under "Market for Common Stock and Dividend Policy," commencing in the second quarter of 2018, we expect to establish a regular quarterly cash dividend on our common stock of $0.0575 per share. We also expect to declare a dividend payable in the first quarter of 2018 to shareholders of record as of a date following the completion of this offering, in a prorated amount based on such amount and the portion of the fourth quarter of 2017 during which we are a public company. Although we currently intend to pay dividends according to our dividend policy, there can be no assurance that we will pay any dividend to holders of our stock, or as to the amount of any such dividends. Our board of directors, in its sole discretion, can change the amount or frequency of this dividend or discontinue the payment of dividends entirely at any time.

Dividend Limitations.    California law places limits on the amount of dividends the Bank may pay to the Company without prior approval. Prior regulatory approval is required to pay dividends which exceed the lesser of the Bank's retained earnings or the Bank's retained net income for the prior three fiscal years. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. We would not be able to pay a dividend in excess of our retained earnings, or where our liabilities would exceed our assets.

The Federal Reserve has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. The Federal Reserve has issued guidance on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. Under Federal Reserve guidance, as a general matter, the board of directors of a holding company should inform the Federal Reserve and should eliminate, defer, or significantly reduce the dividends if: (i) the holding company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the holding company's prospective rate of earnings retention is not consistent with the capital needs and overall current and prospective financial condition; or (iii) the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes thereto and other financial information appearing elsewhere in this prospectus.

In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management's expectations. Factors that could cause such differences are discussed in the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors." We assume no obligation to update any of these forward-looking statements, except to the extent required by law.

The following discussion presents our results of operations and financial condition on a consolidated basis. However, because we conduct all of our material business operations through our bank subsidiary, Luther Burbank Savings, the discussion and analysis relates to activities primarily conducted by the Bank.

We are a bank holding company headquartered in Santa Rosa, California, and the parent company of Luther Burbank Savings, a California-chartered commercial bank headquartered in Manhattan Beach, California with $5.3 billion in assets at September 30, 2017. Our principal business is providing high-value, relationship-based banking products and services to our customers, which include real estate investors, professionals, entrepreneurs, high net worth individuals and commercial businesses. We generate most of our revenue from interest on loans and investments. Our primary source of funding for our loans is retail deposits and we place secondary reliance on wholesale funding, primarily borrowings from the FHLB. Our largest expenses are interest on deposits and borrowings along with salaries and related employee benefits. Our principal lending products are real estate secured loans, primarily on smaller, existing multifamily residential properties, with stabilized rent rolls, and catering predominantly to low and middle income renters who are unable to afford to purchase a single family residence or condominium unit in the high demand, low supply residential markets of the West Coast, and purchase money mortgages on higher end single family residential properties.

Factors Affecting Comparability of Financial Results

S Corporation Status

Since 2002, we have elected to be taxed for U.S. federal income tax purposes as an S Corporation. As a result, our earnings have not been subject to, and we have not paid, U.S. federal income tax, and we have not been required to make any provision or recognize any liability for U.S. federal income tax in our financial statements. While we are not subject to and have not paid U.S. federal income tax, we are subject to, and have paid, California S Corporation income tax at a current rate of 3.5%. The consummation of this offering will result in the termination of our status as an S Corporation and in the commencement of our taxation as a C Corporation for U.S. federal and California income tax purposes. Upon the termination of our status as an S Corporation, we will commence paying U.S. federal income tax and a higher California income tax on our taxable earnings for each year (including the short year beginning on the date our status as an S Corporation terminates), and our financial statements will reflect a provision for U.S. federal income tax. As a result of this change, the net income and earnings per share data presented in our historical financial statements and the other financial information set forth in this prospectus, which (unless otherwise specified) do not include any provision for U.S. federal income tax, will not be comparable with our future net income and earnings per share in periods after we commence to be taxed as a C Corporation. As a C Corporation, our net income will be calculated by including a provision for U.S. federal income tax and a higher California income tax rate, currently at 10.84%.

The termination of our status as an S Corporation may also affect our financial condition and cash flows. Historically, we have made quarterly cash distributions to our shareholders in amounts estimated by us to be sufficient for them to pay estimated individual U.S. federal and California income tax liabilities resulting from our taxable income that was "passed through" to them. However, these distributions have not been consistent, as sometimes the distributions have been less than or in excess of the shareholder's estimated U.S. federal and California income tax liabilities resulting from their ownership of our stock. In addition, these estimates have been based on individual income tax rates, which may differ from the rates imposed on the income of C Corporations. Once our status as an S Corporation terminates, no income will be "passed through" to any shareholders, but, as noted above, we will commence paying U.S. federal income tax and a higher California income tax. The amounts that we have historically distributed to our shareholders may not be indicative of the amount of U.S. federal and California income tax that we will be required to pay after we commence to be taxed as a C Corporation. Depending on our effective tax rate and our future dividend rate, our future cash flows and financial condition could be positively or adversely affected compared to our historical cash flows and financial condition.
Furthermore, deferred tax assets and liabilities will be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of our existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates resulting from becoming a C Corporation will be recognized in income in the quarter such change takes place. The difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases would have been recorded as a net deferred tax asset of $9.8 million, or an increase of $9.0 million, and a corresponding $9.0 million increase to stockholders' equity if it had been recorded on our balance sheet as of September 30, 2017.

Retail Mortgage Banking Activity and Other Loan Sales

We began retail mortgage banking operations in 2013, with the primary purpose of serving a wider customer base of consumers who desire 30-year fixed rate single family real estate financing. We offered a wide range of mortgage products including variable rate 3, 5, 7 and 10-year hybrid products and long-term fixed rate programs. While much of the variable rate loan production from this activity was held in our loan portfolio, the long-term fixed loan originations were sold to correspondents or to the Federal Home Loan Mortgage Corporation, or Freddie Mac. Since 2016, we have sold $31.3 million of single family residential loans to Freddie Mac, on a servicing retained basis. We also brokered loans to other financial institutions where those organizations had a desirable product for our customers. As part of our retail mortgage banking activity, we also made single family residential construction loans, $59.7 million of which remained on our books, and $15.7 million of which were subject to commitments for future disbursements, at September 30, 2017.

In December 2016, we decided to wind down this business activity during the first quarter of 2017, as we found that the highly competitive nature and expense of running this business was unprofitable, primarily due to the lack of sufficient loan volume needed to offset fixed costs. Revenue from this activity, including net gains on the sales of loans, broker fee income and servicing fee income can be found in noninterest income on our consolidated statements of operations while the related expenses are captured in noninterest expense on the consolidated statements of operations.

While we are still able to originate single family residential loans on a retail basis with our portfolio of hybrid products, we are not actively pursuing this business. Our single family residential loans are primarily sourced from brokers, with many of which we have long-term relationships. This activity has been a significant part of our lending business since 2006.

Multifamily Securitization Transaction

During 2017, we entered into a trust sale memorandum of understanding with Freddie Mac, pursuant to which agreed to sell a portfolio of multifamily loans to a real estate mortgage investment conduit, or REMIC, that holds the loans in trust and issued securities that are fully guaranteed by Freddie Mac and privately offered and sold to investors. On September 27, 2017, we closed this securitization transaction. We did not purchase any of the securities for our portfolio.

The primary purpose of this multifamily securitization transaction was to enable us to redeploy capital and funding to support higher-yielding assets while also reducing our reliance on wholesale funding, improving liquidity measures and reducing our concentration of multifamily loans.

The size of the multifamily loan portfolio sold to the REMIC was $626.1 million, consisting of one class of post-reset, variable rate 3, 5, and 7-year hybrid loans in an aggregate principal amount of approximately $91.6 million, and two classes of pre-reset, variable rate 3, 5 and 7-year hybrid loans in an aggregate principal amount of approximately $534.5 million. 74.3% of the loan portfolio consisted of loans for multifamily properties located in California, while the remaining 25.7% of the loan portfolio consistent of loans for multifamily properties located in Washington. We retain sub-servicing obligations on the loan portfolio. The gross proceeds of this sale to us was approximately $637.6 million. We used the proceeds of this sale to pay down short-term FHLB borrowings. These borrowings had no prepayment penalties associated with them. The following table summarizes the loans that sold in this securitization.

Loan Type	Number of Mortgage Loans	Principal Balance (1)	Percentage of Mortgage Pool Balance	Weighted Average Mortgage Rate (1)	Loan to Value Ratio (1)	Debt Service Coverage Ratio (1)

Post-Reset Hybrid Loans	65	$91,552	14.6%	3.66%	53.2%	1.88
Pre-Reset Hybrid Loans (2)	237	415,628	66.4	3.39	54.2	1.67
Pre-Reset Hybrid Loans (3)	70	118,880	19.0	3.51	46.5	1.70

Total	372	$626,060	100.0%	3.45%	52.6%	1.71

(1)
Represents balance, weighted average rate and ratios at the security cut-off date of September 1, 2017. Dollars in thousands.

(2)
Loans have 1 to 40 months until their first rate reset.

(3)
Loans have 41 or more months until their first rate reset.

In connection with the securitization, we entered into a reimbursement agreement with Freddie Mac, pursuant to which we are obligated to reimburse Freddie Mac for the first losses in the underlying loan portfolio not to exceed 10% of the unpaid principal amount of the loans comprising the securitization pool at settlement, or approximately $62.6 million. Our reimbursement obligation is supported by a FHLB letter of credit. Our reimbursement obligation will terminate on the later of (i) the date on which Freddie Mac has no further liability (accrued or contingent) under its guarantee for these securities and (ii) the date on which the we shall pay to Freddie Mac our full reimbursement obligation.

As a result of our exit from retail mortgage banking and current securitization activities, gains on the sale of loans and other fee income shown as noninterest income in our consolidated statements of operations may not be directly comparable from period to period.

Public Company Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company.

The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the FDIC, the DBO and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Key Factors Affecting Our Business

Interest Rates

Net interest income is the largest contributor to our net income and is the difference between the interest and fees earned on interest-earning assets and the interest expense incurred in connection with interest-bearing liabilities. Net interest income is primarily a function of the average balances and yields of these interest-earning assets and interest-bearing liabilities. These factors are influenced by internal considerations such as product mix and risk appetite as well as external influences such as economic conditions, competition for loans and deposits and market interest rates.

The cost of our deposits and short-term wholesale borrowings is primarily based on short-term interest rates, which are largely driven by the Federal Reserve's actions and market competition. The yields generated by our loans and securities are typically affected by short-term and long-term interest rates, which are driven by market competition and market rates often impacted by the Federal Reserve's actions. The level of net interest income is influenced by movements in such interest rates and the pace at which such movements occur.

We anticipate that interest rates will continue to increase over the historic lows experienced over the past several years. Based on our liability sensitivity as discussed in "Quantitative and Qualitative Disclosures About Market Risk", significant increases in the yield curve and/or a flatter yield curve could have an adverse impact on our net interest income. Conversely, a steepened yield curve would be expected to benefit our net interest income.

Operating Efficiency

Since 2013, we have invested significantly in our infrastructure, including our management, lending teams, technology systems and risk management practices. As a result, our ratio of general and administrative expenses to income increased over our levels in earlier years. As we have begun to leverage these investments, our efficiency has improved. We believe that we are well positioned for future growth without needing additional significant investment and therefore expect that our efficiency ratio will continue to improve.

Credit Quality

We have well established loan policies and underwriting practices that have resulted in very low levels of charge-offs and nonperforming assets. We strive to originate quality loans that will maintain the credit quality of our loan portfolio. However, credit trends in the markets in which we operate are largely impacted by economic conditions beyond our control and can adversely impact our financial condition.

Competition

The industry and businesses in which we operate are highly competitive. We may see increased competition in different areas including interest rates, underwriting standards and product offerings and structure. While we seek to maintain an appropriate return on our investments, we anticipate that we will experience continued pressure on our net interest margins as we operate in this competitive environment.

Economic Conditions

Our business and financial performance are affected by economic conditions generally in the United States and more directly in the markets of California and Washington where we primarily operate. The significant economic factors that are most relevant to our business and our financial performance include, but are not limited to, real estate values, interest rates and unemployment rates.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and with general practices within the financial services industry. Application of these principles requires management to make complex and subjective estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Our most significant accounting policies are described in Note 1 to our Financial Statements for the years ended December 31, 2016 and 2015, which are contained elsewhere in this prospectus. We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of our financial statements are reasonable and appropriate.

Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for adopting any new or revised accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the standard for the private company.

We have elected to take advantage of the scaled disclosures and other relief under the JOBS Act, and we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an emerging growth company.

Allowance for Loan Losses

The allowance for loan losses is provided for probable incurred credit losses in the loan portfolio. The allowance is increased by a provision charged to expense and reduced by loan principal charge-offs, net of recoveries. Where management determines that the allowance for loan losses is more than adequate to absorb the probable incurred credit losses in the portfolio, the allowance is reduced by recapturing provisions and a credit is made to the expense account. The allowance is based on management's assessment of various factors including the nature of the loan portfolio, previous loss experience, known and inherent risks in the portfolio, the estimated value of underlying collateral, information that may affect a borrower's ability to repay, current economic conditions and the results of our ongoing reviews of the portfolio.

While we use available information, including independent appraisals for collateral, to estimate the extent of probable loan losses within the loan portfolio, inherent uncertainties in the estimation process make it reasonably possible that ultimate losses may vary significantly from our original estimates. Generally, loans are partially or fully charged off when it is determined that the unpaid principal balance exceeds the current fair value of the collateral with no other likely source of repayment.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at fair value. Loans originated and intended for sale only after a minimum 12 month period of seasoning, a practice generally utilized to allow for appropriate community reinvestment lending recognition, are classified as held for sale and are carried at the lower of aggregate cost or fair value. Loans transferred to the held-for-sale portfolio for the securitization transaction were not originated with the intent to sell and are carried at the lower of aggregate cost or fair value. Changes in the fair value of loans that are carried at fair value are recorded in noninterest income in the period incurred.

When determining whether to recognize sale accounting, we give consideration to the legal isolation of transferred assets including the right to pledge or exchange such assets and the surrender of control over transferred assets. Loan sale transactions that involve securitizations with variable interest entities are evaluated for consolidation with consideration given to the nature and extent of continuing involvement with the transferred assets. When the conditions for sale accounting and legal isolation are met, loans are derecognized from the balance sheet and any gains or losses are recorded to earnings through noninterest income.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our consolidated financial statements. Fair value is defined as the price at which an asset may be sold or a liability may be transferred in an orderly transaction between willing and able market participants. When available, fair value is measured by looking at observable market prices for identical assets and liabilities in an active market. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, prepayment speeds and credit spreads. Methods used to estimate fair value do not necessarily represent an exit price. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Changes in the fair value of investments available-for-sale and derivatives designated as effective cash flow hedges are recorded in consolidated balance sheet and other comprehensive income (loss) while changes in fair value of loans held for sale or other derivatives are recorded in the consolidated balance sheet and in the statement of operations.

Investment Securities Impairment

We assess on a quarterly basis whether there have been any events or economic circumstances to indicate that a security in which we have an unrealized loss is impaired on an other-than-temporary basis. In any instance, we would consider many factors, including the severity and duration of the impairment, our intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and, for debt securities, external credit ratings and recent downgrades. Securities with respect to which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value.

Primary Factors Used to Evaluate Our Business

Results of Operations

In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.

Net Interest Income

Net interest income is the most significant contributor to our revenues and net income. Net interest income represents interest income from loans and investments (including amortization of loan origination fees and costs) less interest expense on deposits, FHLB advances and other borrowings. In evaluating our net interest income, we measure and monitor yields on our interest-earning assets and interest-bearing liabilities as well as trends in our net interest margin. Net interest margin is calculated as the annualized net interest income divided by total average interest-earning assets. We manage our earning assets and funding sources in order to maximize this margin while limiting credit risk and interest rate sensitivity to our established risk appetite levels. Changes in market interest rates and competition in our markets typically have the largest impact on periodic changes in our net interest margin.

Noninterest Income

Noninterest income is a secondary contributor to our net income. Noninterest income consists primarily of net gains on the sale of loans, FHLB dividends, and other fee income including loan servicing fees, fees from expired loan commitments, broker fee income from mortgage banking operations and fees related to customer deposits. With our recent exit from single family retail mortgage banking operations, revenue from loan sales and loan brokering fee income is expected to decline while loan servicing fee income may increase as a result of the increased level of loans currently serviced. Given that approximately one-half our retail deposits are comprised of time deposits, fees from retail deposit accounts have not historically been a significant source of income for us. As we continue to move forward with our efforts to attract a greater proportion of specialty and business accounts, fees from retail deposit accounts are anticipated to increase.

Noninterest Expense

Noninterest expense includes salaries and employee benefits, occupancy costs, FDIC insurance expense, data processing fees, professional fees, marketing expense and other general and administrative expenses. In evaluating our level of noninterest expense we closely monitor our efficiency ratio. The efficiency ratio is calculated by dividing noninterest expense to net interest income plus noninterest income. We constantly seek to identify ways to streamline our business and operate more efficiently, which has enabled us to reduce our noninterest expense in both absolute terms and as a percentage of our revenue while continuing to achieve growth in total loans and assets.

Over the past several years, we have invested significant resources in business development and risk management personnel, loan and deposit technologies and our facilities. Noninterest expense is declining and we expect our efficiency ratio will improve due, in part, to our past investment in infrastructure and our departure from the single family retail mortgage banking business. We believe that we are currently well positioned to continue our growth trajectory without meaningful additions to our cost structure.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

Asset Quality

We manage the quality of our loans based upon trends at the overall loan portfolio level as well as within specific product type and geographic stratifications. We measure and monitor key factors that include the level and trend of classified, delinquent, non-accrual and nonperforming assets, collateral coverage and credit scores and debt service coverage, where applicable. The metrics directly impact our evaluation of the adequacy of our allowance for loan losses. The quality of our investment portfolio is measured by composition of investment type and is almost entirely comprised of guaranteed government and/or government agency securities.

Capital

We manage our capital by tracking our level and quality of capital with consideration given to our overall financial condition, our asset quality, our level of allowance for loan losses, our geographic and industry concentrations, and other risk factors in our balance sheet, including interest rate sensitivity. Financial institution regulators have established guidelines for minimum capital ratios for banks and bank holding companies. The Basel III framework, adopted by the federal bank regulatory agencies and which became effective for us on January 1, 2015, establishes various capital ratio requirements, along with adequately and well-capitalized minimum ratio thresholds. The ratios that we primarily monitor include our leverage capital, common equity tier 1 capital, tier 1 risk-based capital and total risk-based capital ratios. Our capital ratios at September 30, 2017 exceeded all of the current well-capitalized regulatory requirements.

Liquidity

We manage liquidity based upon factors that include the level of diversification of our funding sources, the composition of our deposit types, our dependence on wholesale funding, the availability of unused funding sources, off-balance sheet obligations, the amount of cash and liquid securities we hold and the availability of assets to be readily converted into cash without undue loss.

Operating Highlights

The nine months ended September 30, 2017 and the year ended December 31, 2016 reflect trends of growth in income, assets and deposits that we planned to achieve through our investments over the past several years. These operations resulted in the following highlights:

•
Strong Balance Sheet Growth:

o
We grew our assets by $701.7 million during the year ended December 31, 2016, and an additional $255.9 million in the nine months ended September 30, 2017. Loans increased from $3.8 billion as of December 31, 2015 to $4.6 billion as of September 30, 2017, an increase of 21.2%. Loan and asset growth as of September 30, 2017 is partially offset by the securitization of $626.1 million of multifamily loans during the third quarter.
o
We originated $2.1 billion of loans during the year ended December 31, 2016, and originated $1.6 billion in the nine months ended September 30, 2017, evidencing our strong organic growth capacity.

    ▪
    Multifamily loans originated were $1.0 billion for the year ended December 31, 2016 and $979.2 million for the nine months ended September 30, 2017.
  o
  Total deposits have grown from $3.1 billion as of December 31, 2015 to $3.9 billion as of September 30, 2017, an increase of 23.8%.
  ▪
  Transaction accounts at September 30, 2017 reflected an increase of 112% as compared to December, 31, 2015, ending at $223.2 million. Most of the increase, $118.0 million, occurred in the first nine months of 2017, as our transaction deposit initiative began.

•
Strong Income Growth:

o
Our net income grew 47.3% in 2016, to $52.1 million, compared to $35.4 million in 2015, and net income for the nine months ended September 30, 2017 increased 26.1%, to $49.0 million, compared to the same period in 2016.

•
Strong Credit Quality:

o
Our nonperforming assets were 0.11% of total assets at September 30, 2017 and 0.05% of total assets at December 31, 2016.
o
Net (charge-offs) recoveries were 0.01% of total average loans for each of the nine months ended September 30, 2017 (annualized) and the year ended December 31, 2016.
o
Our multifamily real estate portfolio had an average loan balance of $1.4 million, an average unit count of 15 units, a weighted average loan to value of 56% and a weighted average debt service coverage ratio of 1.57 at September 30, 2017.
o
Our single family residential loan portfolio had an average loan balance of $840 thousand, a weighted average loan to value of 65% and a weighted average credit score at origination/refreshed of 746 at September 30, 2017.

Results of operations - Nine months ended September 30, 2017 and September 30, 2016

Overview

For the nine months ended September 30, 2017 our net income was $49.0 million as compared to $38.8 million for the nine months ended September 30, 2016. The increase of $10.1 million, or 26.1%, was attributed primarily to an increase of $13.0 million in net interest income, a $1.1 million increase in noninterest income and a decline in noninterest expense, offset in part by a decline in net recapture of provision for loan losses which occurred in the nine months ended September 30, 2016. The increase in net interest income was driven by growth in our multifamily and single family real estate loan portfolio. Pre-tax, pre-provision net earnings increased by $14.9 million, or 47.9%, for the nine months ended September 30, 2017 as compared to the same period ended September 30, 2016, largely a result of the additional $13.0 million in net interest income.

Net Interest Income

Our earnings are derived predominantly from net interest income. Net interest income is total interest income including amortization of loan origination fees and costs, less total interest expense. Changes in our balance sheet composition, including loans, investments, deposits, FHLB advances and other debt, combined with changes in market interest rates impact our net interest income. The net interest margin is net interest income divided by total average interest-earning assets. We manage our earning assets and funding sources in order to maximize this margin while limiting credit risk and interest rate sensitivity to our established risk appetite levels.

Net interest income increased by $13.0 million, or 18.4%, to $83.4 million for the nine months ended September 30, 2017 from $70.5 million for the same period in 2016. Our net interest margin decreased to 2.05% for the nine months ended September 30, 2017, as compared to 2.06% for the same period in 2016.

Average balance sheet, interest and yield/rate analysis. The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the nine months ended September 30, 2017 and 2016. The average balances are daily averages and for loans, include both performing and nonperforming loans.

Average Balance Sheet and Net Interest Analysis
(Dollars in thousands)

	For the Nine Months Ended September 30,

	2017			2016

	Average Balance	Interest Inc / Exp	Average Yield/Rate (7)	Average Balance	Interest Inc / Exp	Average Yield/Rate (7)

Interest-Earning Assets
Loans (1)	$4,860,423	$124,096	3.40%	$4,074,951	$103,332	3.38%
Securities available-for-sale	474,358	4,781	1.34%	395,846	3,071	1.03%
Securities held-to-maturity (2)	7,248	178	3.27%	8,844	188	2.83%
Cash and cash equivalents	87,183	652	1.00%	74,987	269	0.48%

Total interest-earning assets	$5,429,212	$129,707	3.19%	$4,554,628	$106,860	3.13%
Noninterest-earning assets (3)	65,839			40,878

Total assets	$5,495,051			$4,595,506

Interest-Bearing Liabilities
Transaction accounts (4)	$212,791	$1,423	0.89%	$107,938	$257	0.32%
Money market demand accounts	1,520,009	9,019	0.79%	1,422,264	7,690	0.72%
Time deposits	1,877,951	17,384	1.23%	1,631,921	15,466	1.26%

Total deposits	3,610,751	27,826	1.03%	3,162,123	23,413	0.99%
FHLB advances	1,257,392	12,497	1.33%	840,870	7,253	1.15%
Senior debt	95,000	4,732	6.64%	95,000	4,732	6.64%
Junior subordinated debentures	61,857	1,218	2.63%	61,857	979	2.11%

Total interest-bearing liabilities	$5,025,000	$46,273	1.23%	$4,159,850	$36,377	1.17%
Noninterest-bearing liabilities	54,106			49,937
Total stockholders' equity	415,945			385,719

Total liabilities and stockholders' equity	$5,495,051			$4,595,506

Net interest spread (5)			1.96%			1.96%

Net interest income/margin (6)		$83,434	2.05%		$70,483	2.06%

(1)
Loan balance includes portfolio real estate loans, real estate loans held for sale and one $50 thousand non-mortgage loan. Non-accrual loans are included in total loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs. Net deferred loan cost amortization totals $6.7 million and $7.1 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.
(2)
Securities held to maturity include obligations of states and political subdivisions of $289 thousand and $302 thousand as of September 30, 2017 and September 30, 2016, respectively. Yields are not calculated on a tax equivalent basis.
(3)
Noninterest-earning assets includes the allowance for loan losses.
(4)
Transaction accounts include both interest and non-interest bearing deposits. See "Selected Historical and Pro Forma Financial Data".
(5)
Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.
(6)
Net interest margin is net interest income divided by total average interest-earning assets.
(7)
Yields shown are annualized.

Interest rates and operating interest differential. Increases and decreases in interest income and interest expense result from change in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the current period's average rate. The effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Analysis of Changes in Interest Income and Expenses
(Dollars in thousands)

	For the Nine Months Ended September 30,

	2017 vs 2016

	Variance Due To

	Volume	Yield/ Rate	Total

Interest-Earning Assets
Loans	$20,050	$714	20,764
Securities available-for-sale	682	1,028	1,710
Securities held-to-maturity	(37)	27	(10)
Cash and cash equivalents	50	333	383

Total interest-earning assets	$20,745	$2,102	$22,847
Interest-Bearing Liabilities
Transaction accounts	408	758	1,166
Money market demand accounts	549	780	1,329
Time deposits	2,285	(367)	1,918

Total deposits	3,242	1,171	4,413
FHLB advances	4,011	1,233	5,244
Senior debt	—	—	—
Junior subordinated debentures	—	239	239

Total interest-bearing liabilities	$7,253	$2,643	$9,896
Net Interest Income
Net Interest Income	$13,492	$(541)	$12,951

Total interest income increased by $22.8 million for the nine months ended September 30, 2017 as compared to the same period of 2016. Interest income from real estate loans accounted for $20.8 million of that amount as the average daily balance of loans increased by $785 million, or 19.3%. Additionally, the average yield on loans increased by 2 basis points to 3.40% for the nine months ended September 30, 2017 from 3.38% for the nine months ended September 30, 2016. The volume of new loans originated totaled $1.6 billion and $1.5 billion for the nine months ended September 30, 2017 and September 30, 2016, respectively, an increase of $97 million, or 6.6%. The weighted average rate on new loans for the nine months ended September 30, 2017 was 3.99% as compared to the weighted average rate on new loans for the nine months ended September 30, 2016 of 3.51%. The weighted average rate on loan curtailments/payoffs during the nine month ended September 30, 2017 was 3.67% as compared to a weighted average loan curtailment/payoff rate of 3.79% for the nine months ended September 30, 2016. Over the past year, we have added experienced retail multifamily loan officers to our staff and as a result, our loan origination volume has increased.

Total interest expense increased $10.0 million to $46.3 million for the nine months ended September 30, 2017 from $36.4 million for the nine months ended September 30, 2016. Interest expense on advances from the FHLB accounted for $5.2 million of that increase as average daily advances increased by $417 million, or 49.5%, from period to period while the cost of those advances increased to 1.33% for the nine months ended September 30, 2017 as compared to a cost of 1.15% for the nine months ended September 30, 2016. Interest expense on customer deposits increased $4.4 million to $27.8 million for the nine months ended September 30, 2017 from $23.4 million for the same period of 2016. This increase is due to average daily deposit balances increasing by $449 million, or 14.2%, from period to period while the average cost of deposits increased to 1.03% for the nine months ended September 30, 2017 from 0.99% for the nine months ended September 30, 2016. We use both FHLB advances and customer deposits to fund net loan growth. We also use FHLB advances, with or without embedded interest rate caps, as a hedge of interest rate risk as we can strategically control the duration of those funds. A discussion of instruments used to mitigate interest rate risk can be found under "Quantitative and Qualitative Disclosures About Market Risk" below.

Provision for Loan Losses

We maintain an allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses, which is a charge to earnings, and loan recoveries. The allowance is decreased by a recapture of prior loan provisions, a credit to earnings, and loan charge-offs. In determining the adequacy of our allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the credit metrics of our portfolio and other relevant information. As these factors change, our provision for loan losses provision changes.

A recapture of provisions for loan losses totaled $4.6 million for the nine months ended September 30, 2017 as compared to a recapture of loan loss provisions of $9.1 million for the same period ended September 30, 2016, or a $4.5 million decrease. The level of loss provisions recorded in any period typically corresponds to increase or decrease in the total balance of loans held-for-investment. At times, however, improvements in the credit metrics of our real estate portfolio, measures such as collateral support, debt service coverage, and payment performance along with continued general economic recovery and refinements in our model will cause management to reevaluate qualitative adjustments within our methodology for calculating the allowance for loan losses and will result in an expected reduction to the allowance for loan losses. For the nine months ended September 30, 2017, we recorded a $4.6 million net recapture of loan loss provisions due to a decrease in total loans held-for-investment primarily related to our multifamily loan securitization and to decrease the qualitative component of the allowance for loan losses to a level deemed adequate by management. For the nine months ended September 30, 2016, we recorded a $9.1 million net recapture of previously provided loan loss provisions primarily related to improved qualitative assessments of the real estate loan portfolio made by management.

Noninterest Income

Noninterest income is primarily comprised of dividends received on FHLB stock, gains on the sale of loans, including fair value adjustments on loans held-for-sale, and other fee income. Noninterest income increased by $1.1 million to $5.9 million for the nine months ended September 30, 2017 from $4.8 million for the same period ended 2016. The increase reflects the results of our recent securitization transaction as well as dividends attributed to growth in assets and resultant FHLB stock holdings.

The following table presents the major components of our noninterest income for the nine months ended September 30, 2017 and 2016:

	For the Nine Months Ended September 30,

(Dollars in thousands)	2017	2016	$ Increase (Decrease)	% Increase (Decrease)

Noninterest Income
FHLB stock dividends	$1,777	$1,327	$450	33.9%
Fee income	697	500	197	39.4%
Gain on sale of loans	3,277	2,745	532	19.4%
Earnings on CSV life insurance	143	178	(35)	(19.7%)
Other	27	29	(2)	(6.9%)

Total noninterest income	$5,921	$4,779	$1,142	23.9%

FHLB stock dividends. As a member of the FHLB of San Francisco, we are required to own an amount of FHLB stock based on our level of borrowings and other factors. FHLB stock dividends increased by $450 thousand to $1.8 million for the nine months ended September 30, 2017 from a level of $1.3 million for the same period ended September 30, 2016. The increase in dividend income was a result of greater stock holdings. Our FHLB stock holdings increase as our assets and FHLB advances grow.

Fee Income.    Fee income consists primarily of loan servicing fee income, fees related to customer deposits, fees from expired loan commitments and broker fee income from mortgage banking operations. Fee income increased by $197 thousand to $697 thousand for the nine months ended September 30, 2017 from a level of $500 thousand for the same period ended September 30, 2016. The increase was primarily due to the sale of loans to investors, including Freddie Mac, with servicing retained which began in late 2016. With the wind-down of mortgage banking operations, we anticipate that broker fee income will decrease while loan servicing fee income will increase due to the multifamily loan securitization that closed in September 2017.

Gain on sale of loans.    Gains on the sale of loans, including the change in fair value of loans held for sale, increased by $532 thousand to $3.3 million for the nine months ended September 30, 2017 from a value of $2.8 million for the same period ended September 30, 2016. The gain of $3.3 million for the nine months ended September 30, 2017 was primarily comprised of a net gain on our multifamily securitization of $3.4 million partially offset by a net loss of $186 thousand related to retail single family mortgage banking operations that were discontinued during the first quarter of 2017. The net gain on our securitization of $3.4 million reflects net proceeds after expenses of the transaction in excess of our recorded investment in the loans and the recognition of a mortgage servicing asset totaling $5.5 million, less a charge of $1.8 million reflecting a reserve for our reimbursement obligation to Freddie Mac and further reduced by realized losses on an interest rate swap agreement of $335 thousand that served as a hedge of the securitization transaction. The gain of $2.7 million for the nine months ended September 30, 2016 consisted primarily of net gains of $2.0 million and $739 thousand from multiple whole loan sales of portfolio loans and mortgage banking activity, respectively.

Noninterest Expense

Our noninterest expense consists primarily of salary and related employee benefits, occupancy and other expenses related to our operations and the execution of our strategic growth plan. We constantly seek to identify ways to streamline our business and operate more efficiently, which has enabled us to reduce our noninterest expense as a percentage of our revenue while continuing to achieve growth in total loans and assets. Our noninterest expense decreased by $821 thousand, or 1.9%, to $43.3 million for the nine months ended September 30, 2017 from $44.1 million for the same period in 2016 while our efficiency ratio improved by 17.3% for the nine months ended September 30, 2017 over the same period in 2016, to a level of 48.5% as compared to a level of 58.7%, respectively.

The following table presents the components of our noninterest expense for the nine months ended September 30, 2017 and 2016.

	For the Nine Months Ended September 30,

(Dollars in thousands)	2017	2016	$ Increase (Decrease)	% Increase (Decrease)

Noninterest Expense
Compensation and related benefits	$28,384	$26,664	$1,720	6.4%
Federal deposit insurance	1,408	1,351	57	4.2%
Occupancy	3,860	4,197	(337)	(8.0%)
Depreciation and amortization	2,179	2,130	49	2.3%
Professional and regulatory fees	1,453	1,926	(473)	(24.6%)
Advertising	637	581	56	9.6%
Data processing	2,378	2,389	(11)	(0.5%)
Operating	2,588	3,043	(455)	(14.9%)
Other	435	1,862	(1,427)	(76.6%)

Total noninterest expense	$43,322	$44,143	$(821)	(1.9%)

Compensation and related benefits. Salaries and employee benefits are the largest component of our noninterest expense and include employee payroll expense, incentive compensation, employee benefit costs, temporary employee expense, director's fees and payroll taxes. Compensation and related benefits expense increased by $1.7 million, or 6.4%, to $28.4 million for the nine months ended September 30, 2017 from $26.7 million for the same period in 2016. The increase in compensation and benefits expense is primarily due to a reduction in capitalized salaries attributed to a decrease in loan origination personnel as a proportion of total payroll and an employee severance payment related to the early termination of an employment contract. At September 30, 2017, we had 274 employees as compared to 310 at the end of September 30, 2016.

Federal deposit insurance. Our FDIC insurance assessment expense for the nine months ended September 30, 2017 increased by $57 thousand, or 4.2%, to $1.4 million from $1.4 million for the same period in 2016. The increase in insurance costs is primarily a result of an increased assessment base, partially offset by FDIC rate reductions for banks our size that began in July 2016.

Occupancy. Occupancy expense decreased by $337 thousand, or 8.0%, to $3.9 million for the nine months ended September 30, 2017 from $4.2 million for the same period in 2016. The majority of this reduction was achieved by reduced rents from consolidating administrative offices and subletting offices previously used for mortgage banking operations, as well as a one-time $109 thousand property tax refund received during the second quarter of 2017 as a result of disputing the assessed value of our one owned branch property. Subject to the decision to open additional strategically located branches or loan production offices, and scheduled lease increases, we expect our rent expenses to be stable as our major administrative offices in Santa Rosa, Manhattan Beach and Irvine, California have adequate capacity to support future growth over the next several years.

Professional and regulatory fees. Professional and regulatory fees decreased by $473 thousand, or 24.6%, to $1.5 million for the nine months ended September 30, 2017 from $1.9 million for the same period in 2016 due primarily to the change in the Bank's charter. On September 9, 2016, we converted the Bank from a federally chartered savings and loan to a California state commercial bank. As a result, the DBO and the

FDIC are our primary bank regulators. The Federal Reserve remains the primary federal regulator for the Company. Regulatory fees assessed by the DBO are lower than those we paid when the Bank was federally chartered. In addition, given the timing of our charter change, we were not assessed any DBO regulatory fees until July 2017.

Operating. Operating expense is comprised primarily of costs related to travel, publications, contributions, maintenance and miscellaneous loans fees. Operating expense decreased by $455 thousand, or 14.9%, to $2.6 million for the nine months ended September 30, 2017 from $3.0 million for the same period in 2016 as a result of administrative office consolidation during 2016, a reduced workforce and our exit from retail mortgage banking operations.

Other. Other noninterest expense decreased by $1.4 million, or 76.6%, to $435 thousand for the nine months ended September 30, 2017 from $1.9 million for the same period in 2016. Other noninterest expense includes provisions for (expense) or recaptures of (income) reserves for off balance sheet liabilities such as undisbursed funds on loans and lines of credit and early payoff/default obligations on sold loans. For the nine months ended September 30, 2017 and 2016, a recapture of off-balance sheet reserves of $375 thousand and a provision for off-balance sheet reserves of $1.1 million, respectively, were recorded in other noninterest income for these purposes. The decrease in reserves related to off-balance sheet risk period over period reflects a decline in unfunded commitments related to the one non-owner occupied, single family construction development relationship in our portfolio. Other noninterest expense also includes the cost of issuing forgivable down payment assistance loans to borrowers with low-to-moderate income and/or with collateral property located in low-to-moderate income census tracts. As we do not expect to collect any interest or principal on these loans, they are recorded as an expense at the time of origination. For the nine months ended September 30, 2017 and 2016, these loans totaled $216 thousand and $357 thousand, respectively. Other noninterest expense also includes miscellaneous other office costs such as guard services, moving expenses and shredding services.

State Income Tax

State income tax expense was $1.7 million and $1.4 million for the nine months ended September 30, 2017 and 2016 with effective tax rates of 3.3% and 3.4%, respectively. We have elected to be taxed as an S Corporation. Under these provisions, we do not pay corporate U.S. federal income tax on our taxable income. Instead, our taxable income is "passed through" to our shareholders. Our effective tax rate reflects our liability for California state corporate income taxes that are not "passed through" to our shareholders. See "S Corporation Status" above for a discussion of our status as an S Corporation and "Pro Forma Income Tax Expense and Net Income" below for a discussion on what our income tax expense and net income would have been had we been taxed as a C Corporation.

Pro Forma Income Tax Expense and Net Income

Because of our status as an S Corporation, we had no U.S. federal income tax expense for the nine months ended September 30, 2017 and 2016. Had we been taxed as a C Corporation and paid U.S. federal income tax for the nine months ended September 30, 2017 and September 30, 2016, our combined effective income tax rate would have been 41.6% in each period. These pro forma effective rates reflect a U.S. federal income tax rate of 35.0% and a California income tax rate of 10.84% on corporate income and the fact that a portion of our net income in each of these periods was derived from nontaxable income and other nondeductible expenses. Our net income for the nine months ended September 30, 2017 and 2016 was $49.0 million and $38.8 million, respectively. Had we been subject to U.S. federal income tax during these periods, on a pro forma basis, our provision for combined federal and state income tax would have been $21.1 million and $16.7 million, respectively, for the nine months ended September 30, 2017 and September 30, 2016. As a result of the foregoing factors, our pro forma net income (after U.S. federal and

California state income tax) for the nine months ended September 30, 2017 and September 30, 2016 would have been $30.0 million and $23.5 million, respectively. If we gave effect to our conversion from a subchapter S Corporation as of September 30, 2017, we would have recorded a deferred tax asset of $9.8 million, or an increase of $9.0 million, along with a corresponding $9.0 million increase to stockholders' equity.

Results of operations — Years ended December 31, 2016 and December 31, 2015

Overview

For the year ended December 31, 2016 our net income was $52.1 million as compared to $35.4 million for the year ended December 31, 2015. The increase of $16.7 million, or 47.3%, was attributed primarily to an increase of $9.7 million in net interest income, a $5.6 million greater net recapture of provision for loan losses and a $1.8 million reduction in noninterest expense, as compared to the year ended December 31, 2015. The increase in net interest income was credited to strong organic loan growth, while the recaptured loan reserves reflected continuing improvement in the credit metrics of our loan portfolio. Pre-tax, pre-provision net earnings increased by $11.7 million, or 39.8%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015 largely due to the additional $9.7 million in net interest income.

Net Interest Income

Net interest income increased by $9.7 million, or 11.4%, to $94.6 million for the year ended December 31, 2016 from $84.9 million for 2015. Our net interest margin of 2.04% for the year ended December 31, 2016 declined from our net margin of 2.11% for the year ended December 31, 2015, primarily due to the rate on loan payoffs exceeding the rate achieved on new loan origination volume.

Average balance sheet, interest and yield/rate analysis. The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the years ended December 31, 2016, 2015 and 2014. The average balances are daily averages and include both performing and nonperforming loans.

Average Balance Sheet and Net Interest Analysis
(Dollars in thousands)

	For the Years Ended December 31,

	2016			2015			2014

	Average Balance	Interest Inc / Exp	Average Yield/Rate	Average Balance	Interest Inc / Exp	Average Yield/Rate	Average Balance	Interest Inc / Exp	Average Yield/Rate

Interest-Earning Assets
Loans (1)	$4,146,713	$139,385	3.36%	$3,565,220	$124,249	3.49%	$3,432,586	$129,062	3.79%
Securities available-for-sale	402,535	4,156	1.03%	344,183	2,802	0.81%	212,740	1,689	0.79%
Securities held-to-maturity (2)	8,570	253	2.95%	6,922	238	3.44%	7,390	232	3.14%
Cash and cash equivalents	76,003	370	0.49%	102,010	262	0.26%	121,032	306	0.25%

Total interest-earning assets	$4,633,821	$144,164	3.11%	$4,018,335	$127,551	3.17%	$3,773,748	$131,289	3.48%
Noninterest-earning assets (3)	43,900			23,222			22,902

Total Assets	$4,677,721			$4,041,557			$3,796,650

Interest-Bearing Liabilities
Transaction accounts (4)	$130,573	$498	0.38%	$105,744	$85	0.08%	$124,940	$254	0.20%
Money market demand accounts	1,440,129	10,663	0.74%	980,467	6,721	0.69%	528,212	2,517	0.48%
Time deposits	1,629,479	20,640	1.27%	1,994,662	22,353	1.12%	2,464,767	23,884	0.97%

Total deposits	3,200,181	31,801	0.99%	3,080,873	29,159	0.95%	3,117,919	26,655	0.85%
FHLB advances	879,237	10,066	1.14%	398,193	6,064	1.52%	149,752	2,014	1.34%
Senior debt	95,000	6,309	6.64%	95,000	6,309	6.64%	83,214	7,558	9.08%
Junior subordinated debentures	61,857	1,348	2.18%	61,857	1,101	1.78%	61,857	1,063	1.72%

Total interest-bearing liabilities	$4,236,275	$49,524	1.17%	$3,635,923	$42,633	1.17%	$3,412,742	$37,290	1.09%
Noninterest-bearing liabilities	51,128			46,275			40,496
Total stockholders' equity	390,318			359,359			343,412

Total liabilities and stockholders' equity	$4,677,721			$4,041,557			$3,796,650

Net interest spread (5)			1.94%			2.00%			2.39%

Net interest income/margin (6)		$94,640	2.04%		$84,918	2.11%		$93,999	2.49%

(1)
Loan balance includes portfolio real estate loans, real estate loans held for sale and one $50 thousand non-mortgage loan. Non-accrual loans are included in total loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs. Net deferred loan cost amortization totals $8 million, $7 million and $3 million for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively.
(2)
Securities held to maturity include obligations of states and political subdivisions of $302 thousand, $318 thousand and $334 thousand as of December 31, 2016, December 31, 2015 and December 31, 2014, respectively. Yields are not calculated on a tax equivalent basis.
(3)
Noninterest earning assets includes the allowance for loan losses.
(4)
Transaction accounts include both interest and non-interest bearing deposits. See "Selected Historical and Pro Forma Financial Data".
(5)
Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.
(6)
Net interest margin is net interest income divided by total interest-earning assets.

Interest rates and operating interest differential. Increases and decreases in interest income and interest expense result from change in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities during the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the current period's average rate. The effect of rate changes is calculated by multiplying the change in average rate by the prior period's volume. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Analysis of Changes in Interest Income and Expenses
(Dollars in thousands)

	For the Years Ended December 31,			For the Years Ended December 31,

	2016 vs 2015			2015 vs 2014

	Variance Due To			Variance Due To

	Volume	Yield/ Rate	Total	Volume	Yield/ Rate	Total

Interest-Earning Assets
Loans	$19,675	$(4,539)	$15,136	$4,861	$(9,674)	$(4,813)
Securities available-for-sale	524	830	1,354	1,069	44	1,113
Securities held-to-maturity	52	(37)	15	(15)	21	6
Cash and cash equivalents	(80)	188	108	(49)	5	(44)

Total interest-earning assets	$20,171	$(3,558)	$16,613	$5,866	$(9,604)	$(3,738)
Interest-Bearing Liabilities
Transaction accounts	24	389	413	(34)	(135)	(169)
Money market demand accounts	3,366	576	3,942	2,780	1,424	4,204
Time deposits	(4,404)	2,691	(1,713)	(4,947)	3,416	(1,531)

Total deposits	(1,014)	3,656	2,642	(2,201)	4,705	2,504
FHLB advances	5,817	(1,815)	4,002	3,750	300	4,050
Senior debt	-	-	-	971	(2,220)	(1,249)
Junior subordinated debentures	-	247	247	-	38	38

Total interest-bearing liabilities	$4,803	$2,088	$6,891	$2,520	$2,823	$5,343
Net Interest Income
Net Interest Income	$15,368	$(5,646)	$9,722	$3,346	$(12,427)	$(9,081)

Total interest income increased by $16.6 million, or 13.0% for the year ended December 31, 2016 as compared to the same period of 2015. Interest income from real estate loans accounted for $15.1 million of that amount as the average daily balance of loans increased by $581 million, or 16.3%. The interest income increase from greater average loan balances was partially offset by a 13 basis points decrease in loan yield. The volume of new loans originated totaled $2.1 billion and $1.6 billion for the years ended 2016 and 2015, respectively, an increase of $442 million, or 27.1%. The weighted average rate on new loans for calendar 2016 was 3.51% as compared to the weighted average rate on new loans for calendar 2015 of 3.43%. The weighted average rate on loan curtailments/payoffs during 2016 was 3.77% as compared to a weighted average loan curtailment/payoff rate of 3.89% for calendar 2015.

Total interest expense increased $6.9 million to $49.5 million for the year ended December 31, 2016 from $42.6 million for the year ended December 31, 2015. Interest expense on advances from the FHLB accounted for $4.0 million of that increase as average daily advances increased by $481 million, or 120.8%, from period to period while the cost of those advances decreased to 1.14% for the year ended December 31, 2016, as compared to 1.52% for the year ended December 31, 2015. Interest expense on customer deposits increased $2.6 million to $31.8 million for the year ended December 31, 2016 from $29.2 million for the same period of 2015. This increase is due to average daily deposit balances increasing by $119 million, or 3.9%, from period to period while the cost of deposits grew to 0.99% for the year ended December 31, 2016, from 0.95% for the same period ended 2015. We use both FHLB advances and customer deposits to fund net loan growth. We also use FHLB advances, with or without embedded interest rate caps, as a hedge of interest rate risk, as we can strategically control the duration of those funds. A discussion of instruments used to mitigate interest rate risk can be found under "Quantitative and Qualitative Disclosures About Market Risk."

Provision for Loan Losses

We recaptured prior provisions for loan losses totaling $12.7 million for the year ended December 31, 2016 as compared to a recapture of loan loss provisions of $7.1 million for the year ended December 31, 2015, or a $5.6 million increase. The adequacy of our allowance is evaluated by management on a quarterly basis. Improvements in the credit metrics of our real estate portfolio, measures such as collateral support, debt service coverage, and payment performance along with continued general economic recovery will result in a reduction to the level of the allowance for loan losses necessary to provide for inherent losses in the loan portfolio. During 2016, the credit quality of our loan portfolio continued to improve necessitating a release of the allowance balance. Our nonperforming loans as a percentage of total loans decreased from 0.17% to 0.06% from December 31, 2015 to December 31, 2016, an improvement of 64.3%. Additionally, our classified loans as a percentage of total loans decreased from 0.77% to 0.48%, an improvement of 37.7%, over the same period.

Noninterest Income

Noninterest income increased by $232 thousand to $7.8 million for the year ended December 31, 2016 from $7.6 million for the year ended December 31, 2015.

The following table presents the major components of our noninterest income for the years ended December 31, 2016 and 2015:

	For the Years Ended December 31,

(Dollars in thousands)	2016	2015	$ Increase (Decrease)	% Increase (Decrease)

Noninterest Income
FHLB stock dividends	$2,848	$2,750	$98	3.6%
Fee income	834	901	(67)	(7.4%	)
Gain on sale of loans	3,884	2,947	937	31.8%
Increase in CSV life insurance	233	252	(19)	(7.5%	)
Other	40	69	(29)	(42.0%	)

Total noninterest income	$7,839	$6,919	$920	13.3%

Gain on sale of loans. Gains on the sale of loans, including the change in the fair value of loans held for sale, increased by $937 thousand to $3.9 million for the year ended December 31, 2016 from a gain of $2.9 million for the same period ended 2015. The increase was primarily due to a larger number of loans sold from our portfolio of loans originally intended to be held for investment during 2016 over 2015. From time to time, we will sell pools of real estate loans for particular purposes, including managing loan concentrations, capital levels, interest rate risk and liquidity risk. Gains on the sale of portfolio loans increased $873 thousand, to $2.8 million, for the year ended December 31, 2016 from $2.0 million for 2015. Gains on the sale of loans attributed to our retail single family mortgage banking activity increased $64 thousand to $1.1 million, from $997 thousand for the year ended December 31, 2016 and 2015, respectively. As noted in "Factors Affecting Comparability of Financial Results", we have discontinued retail single family mortgage banking activity.

Noninterest Expense

Our noninterest expense decreased $1.1 million, or 1.8%, to $61.2 million for the year ended December 31, 2016 from $62.3 million for 2015.

The following table presents the components of our noninterest expense for the years ended December 31, 2016 and 2015.

	For the Years Ended December 31,

(Dollars in thousands)	2016	2015	$ Increase (Decrease)	% Increase (Decrease)

Noninterest Expense
Compensation and related benefits	$38,551	$37,231	$1,320	3.5%
Federal deposit insurance	1,725	5,166	(3,441)	(66.6%	)
Occupancy	5,477	5,453	24	0.4%
Depreciation and amortization	2,873	2,290	583	25.5%
Professional and regulatory fees	2,577	2,817	(240)	(8.5%	)
Advertising	875	1,335	(460)	(34.5%	)
Data processing	3,322	3,254	68	2.1%
Operating	3,970	4,292	(322)	(7.5%	)
Other	1,872	501	1,371	273.7%

Total noninterest expense	$61,242	$62,339	$(1,097)	(1.8%	)

Compensation and related benefits. Compensation and related benefits expense increased by $1.3 million, or 3.5%, to $38.6 million for the year ended December 31, 2016 from $37.2 million for 2015. The increase in compensation and benefits expense was primarily due to higher salaries and incentive compensation related to a larger workforce and changes in employment contracts. At December 31, 2016, we employed 303 individuals as compared to 297 staff members at the end of December 31, 2015.

Federal deposit insurance. Our FDIC insurance assessment expense for the year ended December 31, 2016 decreased by $3.4 million, or 66.6%, to $1.7 million from $5.2 million for 2015. The decrease in insurance costs was primarily a result of an improvement in the Bank's supervisory risk category, on which FDIC assessment rates are largely based, resulting in a lower rate.

Depreciation and amortization. Depreciation and amortization expense increased by $583 thousand, or 25.5%, to $2.9 million for the year ended December 31, 2016 from $2.3 million for 2015. We lease all but one property from which we conduct operations. In early 2016, we completed leasehold improvements and consolidated our northern California administrative staff into a new location that has sufficient space to allow for future growth of the business. As a result of the new facility, amortization expense increased.

Other. Other noninterest expense increased by $1.4 million, or 273.7%, to $1.9 million for the year ended December 31, 2016 from $501 thousand for 2015. The increase is primarily due to a $562 thousand increase in provision for reserves for unfunded loan commitments related to new construction lending and a $431 thousand increase in the amount of forgivable down payment assistance loans granted during 2016. These increases were partially offset by a $688 thousand gain from the disposition of one real estate property owned by us as a result of foreclosure and the absence of a legal settlement of $555 thousand recorded during the year ended December 31, 2015. We have not foreclosed on any collateral resulting in our ownership of real estate since early 2015. Although we are involved in legal proceedings arising in the ordinary course of business, we do not anticipate that the outcome of any such proceedings will result in a material adverse effect on our financial position or results of operations.

State Income Tax

State income tax expense was $1.8 million and $1.2 million for the year ended December 31, 2016 and 2015 with effective tax rates of 3.4% and 3.4%, respectively. We have elected to be taxed as an S Corporation. Under these provisions, we do not pay corporate U.S. federal income tax on our taxable income. Instead, our taxable income is "passed through" to our shareholders. Our effective tax rate reflects our liability for California state corporate income taxes that are not "passed through" to our shareholders. See "S Corporation Status" above for a discussion of our status as an S Corporation and "Pro Forma Income Tax Expense and Net Income" below for a discussion on what our income tax expense and net income would have been had we been taxed as a C Corporation.

Pro Forma Income Tax Expense and Net Income

Because of our status as an S Corporation, we had no U.S. federal income tax expense for the year ended December 31, 2016 and 2015. Had we been taxed as a C Corporation and paid U.S. federal income tax for the year ended December 31, 2016 and December 31, 2015, our combined effective income tax rate would have been 41.7% in each period. These pro forma effective rates reflect a U.S. federal income tax rate of 35.0% and a California income tax rate of 10.84% on corporate income and the fact that a portion of our net income in each of these periods was derived from nontaxable income and other nondeductible expenses. Our net income for the years ended December 31, 2016 and 2015 was $52.1 million and $35.4 million, respectively. Had we been subject to U.S. federal income tax during these periods, on a pro forma basis, our provision for combined federal and state income tax would have been $22.5 million and $15.3 million, respectively, for the year ended December 31, 2016 and December 31, 2015. As a result of the foregoing factors, our pro forma net income (after U.S. federal and California state income tax) for the year ended December 31, 2016 and December 31, 2015 would have been $31.5 million and $21.4 million, respectively.

Discussion and Analysis of Financial Condition

The following table summarizes selected components of our balance sheet as of September 30, 2017, December 31, 2016, 2015 and 2014.

	As of September 30,	As of December 31,

(Dollars in thousands)	2017	2016	2015	2014

Total assets	$5,320,429	$5,064,557	$4,362,885	$3,970,159
Total loans held-for-investment and held-for-sale	4,669,937	4,474,740	3,873,589	3,477,402
Total investments available-for-sale & held-to-maturity	482,903	467,223	387,500	319,603
Total deposits	3,863,411	3,333,969	3,121,247	3,145,774
Total FHLB advances	807,667	1,111,886	668,311	277,734
Total other borrowings	156,857	156,857	156,857	156,857
Total stockholders' equity	433,460	404,375	371,299	349,508

Total Assets

Total assets as of September 30, 2017 were $5.3 billion compared to $5.1 billion at December 31, 2016, an increase of $255.9 million or 5.1%. The increase was primarily driven by an increase in gross loans held for investment and for sale of $195.2 million. We funded $1.6 billion of loans during the nine months ended September 30, 2017, which was reduced primarily by normal loan amortization, loan payoffs and our multifamily loan securitization. Our loan growth was funded primarily through deposits, which increased by $529 million, or 15.9%, to $3.9 billion as of September 30, 2017 from $3.3 billion as of December 31, 2016.

Total assets increased by $701.7 million, or 16.1%, to $5.1 billion at December 31, 2016 from $4.4 billion at December 31, 2015. The increase was primarily driven by an increase in loans held for investment and for sale of $601.1 million and the increase in our investments available-for-sale of $81.5 million. We funded $2.1 billion of loans during the year ended December 31, 2016, which was reduced by loan amortization, payoffs and sales. Our loan growth was funded primarily through FHLB advances, which increased by $443.6 million, or 66.4%, to $1.1 billion as of December 31, 2016 from $668.3 million as of December 31, 2015. Customer deposits provided the secondary source of funding for the increase in loans during this period. At December 31, 2016, deposits increased $212.7 million, or 6.8%, to $3.3 billion from $3.1 billion at December 31, 2015.

Loan Portfolio

Our loan portfolio is our largest class of earning assets and typically provides higher yields than other types of earning assets. Associated with the higher yields is an inherent amount of credit risk which we attempt to mitigate with strong underwriting. As of September 30, 2017, December 31, 2016 and 2015, our total loans held for investment and for sale amounted to $4.7 billion, $4.5 billion and $3.9 billion, respectively. The following table presents the balance and associated percentage of each major product type within our portfolio as of the dates indicated.

			As of December 31,

	September 30, 2017		2016		2015		2014		2013		2012

(Dollars in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans

Real estate loans held for investment
Multifamily residential	$2,628,691	56.8%	$2,600,262	58.6%	$2,295,697	59.8%	$2,132,367	61.8%	$2,255,068	66.8%	$2,201,309	66.1%
Single family residential	1,818,914	39.3%	1,711,818	38.6%	1,449,993	37.8%	1,210,146	35.1%	963,336	28.5%	814,724	24.5%
Other:
Commercial	95,668	2.1%	59,611	1.3%	55,217	1.4%	102,701	3.0%	156,643	4.6%	275,228	8.3%
Construction and land	48,004	1.0%	29,465	0.7%	21,421	0.6%	46	0.0%	-	0.0%	4,937	0.1%
Non-mortgage	50	0.0%	50	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%

Total loans held-for- investment	$4,591,327	99.2%	$4,401,206	99.2%	$3,822,328	99.5%	$3,445,260	99.9%	$3,375,047	100.0%	$3,296,198	99.0%
Real estate loans held-for-sale
Single family residential	38,127	0.8%	34,330	0.8%	17,952	0.5%	4,858	0.1%	-	0.0%	32,356	1.0%

Total loans held-for- sale	$38,127	0.8%	$34,330	0.8%	$17,952	0.5%	$4,858	0.1%	$-	0.0%	$32,356	1.0%

Total loans before deferred items and fair value adjustments	$4,629,454	100.0%	$4,435,536	100.0%	$3,840,280	100.0%	$3,450,118	100.0%	$3,375,047	100.0%	$3,328,554	100.0%

Unamortized Deferred Loan Costs	40,483		39,240		33,442		27,234		22,364		19,817
Fair Value Adjustment - (Loss)Gain	-		(36)		(133)		50		-		489

Total Loans	$4,669,937		$4,474,740		$3,873,589		$3,477,402		$3,397,411		$3,348,860

Over the past few years, we have experienced significant growth in our loan portfolio, although the relative composition of the portfolio has not changed significantly. Our primary focus remains multifamily real estate lending, which constitutes over 56% of our portfolio at September 30, 2017. Single family residential lending, which we entered in 2006, is our secondary lending emphasis and represents 40% of our portfolio at September 30, 2017.

We recognize that these two loan products represent concentrations within our balance sheet. Multifamily loan balances as a percentage of risk-based capital were 498%, 520%, and 499% as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively. Our non-construction single family loans as a percentage of risk-based capital were 352%, 349%, and 319% as of the same ending periods. Additionally, our loans are geographically concentrated with borrowers and collateral properties on the West Coast. At September 30, 2017, 62%, 26% and 12% of our real estate loans were collateralized by properties in southern California counties, northern California counties and in Washington, respectively. Our collateral footprint was almost identical at December 31, 2016 and 2015.

We believe that our past success is attributable to focusing on products and markets where we have significant expertise. Given our concentrations, we have established strong risk management practices including risk-based lending standards, self-established product and geographical limits, annual evaluations of income property loans and semi-annual stress testing. We expect to continue growing our loan portfolio. We have placed more recent focus on originating non-residential commercial real estate loans in our core markets and we anticipate geographic expansion of our single family and multifamily products into strategically selected West Coast markets; however, do not expect our product or geographic concentrations to materially change.

We have a small portfolio of construction loans with commitments (funded and unfunded) totaling $65.9 million, $52.0 million and $35.9 million at September 30, 2017, December 31, 2016 and 2015, respectively. These loans consist primarily of single family, owner-occupied construction loans that were accommodated as part of our retail mortgage banking operations. We do not expect to continue to offer this product due to competitive pricing in the market that we believe is not appropriately risk adjusted. As a result, we anticipate our construction loan balances to decline over the next year.

The following table presents the activity in our loan portfolio for the periods shown:

(Dollars In thousands)	Nine Months Ended September 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012

Loan Inflows:
Loans originated:
Multifamily residential	$979,188	$1,050,006	$815,250	$282,616	$671,923	$693,538
Single family residential	505,404	782,585	641,632	512,600	420,657	284,119
Commercial real estate	24,355	32,021	5,760	-	548	-
Construction and land	29,010	41,091	35,884	1,000	-	-
Non-mortgage	-	50	-	-	-	-
Mortgage banking originations	18,041	167,814	133,125	77,307	34,095	166,875
Purchases	-	-	-	-	3,796	945

Total loans originated	1,555,998	$2,073,567	$1,631,651	$873,523	$1,131,019	$1,145,477
Loan Outflows:
Portfolio loan sales	(652,705)	$(315,918)	$(98,692)	$(24,824)	$(99,751)	$-
Mortgage banking loan sales	(25,187)	(176,678)	(120,004)	(72,439)	(65,995)	(134,969)
Loan principal reductions and payoffs	(688,278)	(977,339)	(1,009,407)	(695,342)	(888,541)	(967,690)
Other (1)	4,090	(8,376)	(13,385)	(5,847)	(30,239)	(94,711)

Total loan outflows	(1,362,080)	$(1,478,311)	$(1,241,489)	$(798,452)	$(1,084,526)	$(1,197,370)

Net increase in total loan portfolio	193,918	$595,256	$390,162	$75,071	$46,493	$(51,893)

(1)
Other changes in loan balances include foreclosures, charge-offs, negative amortization and the net change in disbursements on unfunded commitments

Total loan origination volume has increased significantly over the past few years as we have made investments in both experienced lending staff as well as front-end loan origination systems allowing us to be more competitive in our markets. Portfolio loan sales in 2013 and 2014 were utilized to reduce criticized, nonperforming and restructured loan balances whereas portfolio loan sales in 2015 and 2016 were primarily targeted to reducing loan concentrations. In September 2017 we closed a multifamily securitization transaction. The primary purpose of this transaction was to enable us to redeploy capital and funding to support higher-yielding assets while also reducing our reliance on wholesale funding, improving liquidity measures and reducing our concentration of multifamily loans.

Multifamily residential loans. We provide multifamily residential loans for the purchase or refinance of apartment buildings of five units or more, with the financed properties serving as collateral for the loan. Our multifamily lending is built around three core principles: market selection, deal selection and sponsor selection. We focus on markets with a high barrier to entry for new development, where there is a limited supply of new housing and where there is a high variance between the cost to rent and the cost to own. We typically lend on stabilized and seasoned assets and focus on older, smaller properties with rents at or below market levels, catering to low and middle income renters. Our customers are generally experienced real estate professionals who desire regular income/cash flow streams and are focused on building wealth steadily over time. We have instituted strong lending policies to mitigate credit and concentration risk. At September 30, 2017, our multifamily real estate portfolio had an average loan balance of $1.4 million, an average unit count of 15 units, a weighted average loan to value of 56% and a weighted average debt service coverage ratio of 1.57, as compared to an average loan balance of $1.3 million and $1.2 million, an average unit count of 15 and 15 units, a weighted average loan to value of 56% and 57% and a weighted average debt service coverage ratio of 1.61 and 1.62 at December 31, 2016 and 2015, respectively.

Single family residential loans. We provide permanent financing on single family residential properties primarily located in our market areas, which are both owner-occupied and investor owned. We conduct this business primarily through a network of third party mortgage brokers with the intention of retaining these loans in our portfolio. The majority of our originations are for purchase transactions, but we also provide refinancings. Our underwriting criteria focuses on debt ratios, credit scores, liquidity of the borrower and the borrower's cash reserves. At September 30, 2017, our single family residential real estate portfolio had an average loan balance of $840 thousand, a weighted average loan to value of 65% and a weighted average credit score at origination/refreshed of 746. Our single family residential real estate portfolio had an average loan balance of $829 thousand and $800 thousand, a weighted average loan to value of 65% and 65% and a weighted average credit score at origination/refreshed of 752 and 748 at December 31, 2016 and December 31, 2015, respectively.

Commercial real estate loans. While not a large part of our portfolio during any period presented, we also lend on non-residential commercial real estate. Our commercial real estate loans are generally used to finance the purchase of established multi-tenant industrial, office and retail sites. At September 30, 2017, our commercial real estate portfolio had an average loan balance of $1.5 million, a weighted average loan to value of 58% and a weighted average debt service coverage ratio of 1.54, as compared to an average loan balance of $1.0 million and $690 thousand, a weighted average loan to value of 54% and 52% and a weighted average debt service coverage ratio of 1.73 and 1.65 at December 31, 2016 and 2015, respectively. Our business plan provides for increased emphasis on this product through marketing and cross-selling efforts.

Other. Other categories of loans included in our portfolio include construction loans and one non-mortgage loan. Construction loans consist primarily of single family owner-occupied construction projects. These loans were originated through our discontinued retail mortgage banking operations. The one non-mortgage loan in our portfolio was provided in support of community investment efforts.

The following tables set forth the contractual maturities and sensitivity to interest rate changes of our loan portfolio as of September 30, 2017 and December 31, 2016:

As of September 30, 2017 (Dollars in thousands)	Due in 1 year or less	Due after 1 year through 5 years	Due after 5 years	Total

Loans
Real estate mortgage loans:
Multifamily residential	$1,752	$798	$2,626,140	$2,628,691
Single family residential	17	788	1,856,237	1,857,042
Commercial real estate	11,015	574	84,079	95,668
Construction and land	4,008	-	43,996	48,004
Non-mortgage	-	-	50	50

Total loans, net LIP	$16,792	$2,160	$4,610,502	$4,629,454

Fixed interest rates	$-	$588	$43,360	$43,948
Floating or adjustable rates	16,792	1,572	4,567,142	4,585,506

Total loans, net LIP	$16,792	$2,160	$4,610,502	$4,629,454

As of December 31, 2016 (Dollars in thousands)	Due in 1 year or less	Due after 1 year through 5 years	Due after 5 years	Total

Loans
Real estate mortgage loans:
Multifamily residential	$-	$2,259	$2,598,003	$2,600,262
Single family residential	6	757	1,745,385	1,746,148
Commercial real estate	5,436	10,487	43,688	59,611
Construction and land	245	5,223	23,997	29,465
Non-mortgage	-	-	50	50

Total loans, net of LIP	$5,687	$18,726	$4,411,123	$4,435,536

Fixed interest rates	$-	$229	$38,798	$39,027
Floating or adjustable rates	5,687	18,497	4,372,325	4,396,509

Total loans, net of LIP	$5,687	$18,726	$4,411,123	$4,435,536

Our fixed interest rate loans are primary secured by single family residential properties in conjunction with our efforts to provide affordable housing to low-to-moderate income individuals. Our floating/adjustable rate loans are largely hybrid interest rate programs that provide an initial fixed term of 3 to 10 years and then convert to quarterly or semi-annual adjustments thereafter.

Asset Quality

Our primary objective is to maintain a high level of asset quality in our loan portfolio. We believe our underwriting practices and policies, established by experienced professionals, appropriately govern the risk profile for our loan portfolio. These policies are continually evaluated and updated as necessary. All loans are assessed and assigned a risk classification at origination based on underlying characteristics of the transaction such as collateral cash flow, collateral coverage and borrower strength. We believe that we have a comprehensive methodology to proactively monitor our credit quality after the origination process. Particular emphasis is placed on our commercial portfolio where risk assessments are reevaluated as a result of reviewing commercial property operating statements and borrower financials on at least an annual basis. Single family residential loans are subject to an annual credit score refresh. On an ongoing basis, we also monitor payment performance, delinquencies, and tax and property insurance compliance. We believe our practices facilitate the early detection and remediation of problems within our loan portfolio. Assigned risk classifications are an integral part of management assessing the adequacy of our allowance for loan losses. We periodically employ the use of an outside independent consulting firm to evaluate our underwriting and risk assessment process. Like other financial institutions, we are subject to the risk that our loan portfolio will be exposed to increasing pressures from deteriorating borrower credit due to general economic conditions.

Nonperforming assets. Our nonperforming assets consist of nonperforming loans and foreclosed real estate, if any. It is our policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent, unless the loan is well secured and in the process of collection, or earlier if the timely collection of contractual payments appears doubtful. Cash payments subsequently received on non-accrual loans are recognized as income only where the future collection of the remaining principal is considered by management to be probable. Loans are restored to accrual status only when the loan is less than 90 days delinquent and not in foreclosure, and the borrower has demonstrated the ability to make future payments of principal and interest.

Troubled debt restructures. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings, or TDRs. Concessions could include reductions of interest rates, extension of the maturity date at a rate lower than current market rate for a new loan with similar risk, reduction of accrued interest, principal forgiveness, forbearance, or other material modifications. The assessment of whether a borrower is experiencing or will likely experience financial difficulty and whether a concession has been granted is highly subjective in nature, and management's judgment is required when determining whether a modification is classified as a TDR.

The following table provides details of our nonperforming and restructured assets as of the dates presented and certain other related information:

	September 30,	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Non-accrual loans
Multifamily residential portfolio	$2,288	$1,048	$1,148	$2,482	$9,163	$25,564
Single family residential portfolio	2,859	409	1,318	6,359	7,931	30,950
Commercial real estate	681	1,184	3,935	977	4,914	18,400
Construction and land	-	-	-	-	-	10,220
Non-mortgage	-	-	-	-	-	-

Total non-accrual loans	$5,828	$2,641	$6,401	$9,818	$22,008	$85,134

Loans past due 90 days or more and still accruing
Multifamily residential portfolio	-	-	-	-	-	1,206
Single family residential portfolio	-	-	-	-	-	-
Commercial real estate	-	-	-	-	-	-
Construction and land	-	-	-	-	-	-
Non-mortgage	-	-	-	-	-	-

Total loans past due 90 days or more and still accruing	-	-	-	-	-	1,206

Total nonperforming loans	$5,828	$2,641	$6,401	$9,818	$22,008	$86,340
Real estate owned	-	-	-	-	-	450

Total nonperforming assets	$5,828	$2,641	$6,401	$9,818	$22,008	$86,790

Troubled debt restructurings (performing - not included above)	$4,899	$6,352	$10,178	$15,111	$24,244	$68,416

Allowance for loan losses to period end nonperforming loans	497.32%	1260.81%	710.97%	534.81%	250.90%	64.68%

Nonperforming loans to period end loans	0.13%	0.06%	0.17%	0.28%	0.65%	2.59%
Nonperforming assets to total assets	0.11%	0.05%	0.15%	0.25%	0.60%	2.37%
Nonperforming loans plus performing TDRs to total loans	0.23%	0.20%	0.43%	0.72%	1.37%	4.65%

When assessing whether a loan should be placed on non-accrual status because contractual payment appears doubtful, consideration is given to the information we collect on an annual basis from commercial real estate borrowers to substantiate their future ability to repay principal and interest due on their loans as contractually agreed. Prior to 2014, we experienced heightened levels of nonperforming loans predominantly due to lack of current borrower documentation supporting property and/or borrower cash flow available to make future payments, rather than the lack of borrower payment performance. Of our total non-accrual loans, 87.6%, by balance, were on non-accrual status but current as to payments as of December 31, 2013. Also, during that time, our level of restructured loans was elevated as we made concerted efforts to work with borrowers that requested payment concessions during the most recent financial crisis. Recognizing that nonperforming and restructured loans were at a level greater than desired, during 2013 and 2014 we sold a significant portion of these loans where we lacked contractual leverage to require our borrowers to comply with our financial documentation requests. Beginning in 2014, our promissory notes were amended to require borrowers to submit annual property operating and borrower financial information. As a result, our ability to support the source of loan repayments has improved substantially.

Potential Problem Loans. We utilize a risk grading system for our loans to aid us in evaluating the overall credit quality of our real estate loan portfolio and assessing the adequacy of our allowance for loan losses. All loans are categorized into a risk category at the time of origination. Commercial credits are reevaluated at least annually for proper classification in conjunction with our review of property and borrower financial information while all loans are re-evaluated for proper risk grading as new information such as payment patterns, collateral condition and other relevant information comes to our attention. We use the following industry accepted definitions for risk ratings.

    Pass: Assets are performing according to contract and have no existing or known weaknesses deserving of management's close attention. The basic underwriting criteria used to approve the loan is still valid and all payments have essentially been made as planned.

    Watch: Assets are expected to have an event occurring in the next 90 to 120 days that will lead to a change in risk rating with the change being either favorable or unfavorable. These assets require heightened monitoring of the event by management.

    Special mention: Assets have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in our credit position at some future date. Special mention assets are not adversely classified and do not expose us to sufficient risk to warrant adverse classification.

    Substandard: Assets have inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged. These assets have well-defined weaknesses: the primary source of repayment is gone or severely impaired (i.e., bankruptcy or loss of employment) and/or there has been a deterioration in collateral value. In addition, there is the distinct possibility that we will sustain some loss, either directly or indirectly (i.e., the cost of monitoring), if the deficiencies are not corrected. Deterioration in collateral value alone does not mandate that an asset be adversely classified if such factor does not indicate that the primary source of repayment is in jeopardy.

    Doubtful: Asset has the weaknesses of those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable based on current facts, conditions and values.

    Loss: Asset is considered uncollectible and of such little value that its continuance as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or portion thereof) even though partial recovery may be achieved in the future.

The banking industry defines loans graded Special Mention or of higher risk as "criticized" and loans graded Substandard or of greater risk as "classified" loans. The following table shows our level of criticized and classified loans as of the periods indicated:

(Dollars in thousands)

	September 30, 2017
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$5,799	$10,090	$-	$-	$15,889	$10,090
Single family residential	4,707	3,116	-	-	7,823	3,116
Commercial real estate	-	2,871	-	-	2,871	2,871
Construction and land	-	-	-	-	-	-
Non-mortgage	-	-	-	-	-	-

Total	$10,506	$16,077	$-	$-	$26,583	$16,077

Classified loans to period end loans						0.35%

	December 31, 2016
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$4,660	$11,115	$-	$-	$15,775	$11,115
Single family residential	415	5,773	-	-	6,188	5,773
Commercial real estate	-	4,320	-	-	4,320	4,320
Construction and land	-	-	-	-	-	-
Non-mortgage	-	-	-	-	-	-

Total	$5,075	$21,208	$-	$-	$26,283	$21,208

Classified loans to period end loans						0.48%

	December 31, 2015
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$32,953	$16,754	$-	$-	$49,707	$16,754
Single family residential	4,436	5,519	-	-	9,955	5,519
Commercial real estate	6,686	7,595	-	-	14,281	7,595
Construction and land	-	-	-	-	-	-
Non-mortgage	-	-	-	-	-	-

Total	$44,075	$29,868	$-	$-	$73,943	$29,868

Classified loans to period end loans						0.78%

(Dollars in thousands)

	December 31, 2014
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$4,895	$30,025	$-	$-	$34,920	$30,025
Single family residential	810	13,305	-	-	14,115	13,305
Commercial real estate	3,647	10,223	-	-	13,870	10,223
Construction and land	-	-	-	-	-	-
Non-mortgage	-	-	-	-	-	-

Total	$9,352	$53,553	$-	$-	$62,905	$53,553

Classified loans to period end loans						1.55%

	December 31, 2013
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$23,126	$63,072	$-	$-	$86,198	$63,072
Single family residential	1,115	23,091	-	-	24,206	23,091
Commercial real estate	4,533	17,321	-	-	21,854	17,321
Construction and land	-	1,686	-	-	1,686	1,686
Non-mortgage	-	-	-	-	-	-

Total	$28,774	$105,170	$-	$-	$133,944	$105,170

Classified loans to period end loans						3.12%

	December 31, 2012
	Special Mention	Substandard	Doubtful	Loss	Total Criticized	Total Classified

Multifamily residential	$18,081	$137,538	$-	$-	$155,619	$137,538
Single family residential	8,600	65,594	-	-	74,194	65,594
Commercial real estate	3,508	60,666	-	-	64,174	60,666
Construction and land	-	13,073	-	-	13,073	13,073
Non-mortgage	-	-	-	-	-	-

Total	$30,189	$276,871	$-	$-	$307,060	$276,871

Classified loans to period end loans						8.32%

Potential problem loans represent loans that are currently performing but as to which there is information known to us about possible credit problems that may result in disclosure of such loans as nonperforming at some time in the future. We define "potential problem loans" as loans with a risk rating of "Substandard", "Doubtful" or "Loss" that are not included in the amounts of non-accrual or restructured loans presented above. As we cannot predict all circumstances that may cause our borrowers to default, there can be no assurance that these loans will not be placed on non-accrual status or become restructured. At September 30, 2017, we have identified $10.2 million of loans classified as "Substandard" and currently performing, and no loans classified as "Doubtful" or "Loss."

Allowance for loan losses. Our allowance for loan losses is maintained at a level management believes is adequate to account for probable credit losses in the loan portfolio incurred as of the reporting date. We determine the allowance based on a quarterly evaluation of risk. That evaluation gives consideration to the nature of the loan portfolio, historical loss experience, known and inherent risks in the portfolio, the estimated value of any underlying collateral, adverse situations that may affect a borrower's ability to repay, current economic and environmental conditions and risk assessments assigned to each loan as a result of our ongoing reviews of the loan portfolio. This process involves a considerable degree of judgment and subjectivity.

Our allowance is established through charges to the provision for loan losses. Loans, or portion of loans, deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to our allowance for loan and lease losses. The allowance is decreased by the recapture of prior provisions when the total allowance balance is deemed excessive for the risks inherent in the portfolio. The allowance for loan losses balance is neither indicative of the specific amounts of future charge-offs that may occur, nor is it an indicator of any future loss trends. While the entire allowance is available to absorb losses from any and all loans, the following tables represent management's allocation of our allowance for loan losses by loan category, and the percentage of loans in each category, for the periods indicated:

	September 30,	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Multifamily residential	$17,239	$18,478	$29,683	$32,822	$34,080	$22,175
Single family residential	8,871	11,534	13,236	14,258	14,114	21,205
Commercial real estate	1,848	1,823	2,320	5,398	5,960	11,018
Construction and land	991	1,428	245	2	1,030	645
Non-mortgage	10	10	-	-	-	-
Individually allocated for impairment	25	25	25	28	33	799

Total allowance for loan losses	$28,984	$33,298	$45,509	$52,508	$55,217	$55,842

	September 30,	December 31,
	2017	2016	2015	2014	2013	2012
Multifamily residential	59.48%	55.49%	65.22%	62.51%	61.72%	39.71%
Single family residential	30.61%	34.64%	29.08%	27.15%	25.56%	37.97%
Commercial real estate	6.37%	5.47%	5.10%	10.28%	10.79%	19.73%
Construction and land	3.42%	4.29%	0.54%	0.00%	1.87%	1.16%
Non-mortgage	0.03%	0.03%	0.00%	0.00%	0.00%	0.00%
Individually allocated for impairment	0.09%	0.08%	0.05%	0.05%	0.06%	1.43%

Total allowance for loan losses	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

The following table provides information on the activity within the allowance for loan losses as of and for the periods indicated:

	Nine Months Ended September 30,	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Loans held-for-investment	$4,591,327	$4,401,206	$3,822,328	$3,445,260	$3,375,047	$3,258,764

Allowance for loan losses at beginning of period	$33,298	$45,509	$52,508	$55,217	$55,842	$86,852
Charge-offs:
Multifamily residential	-	-	-	(1,870)	(4,382)	(16,864)
Single family residential	(5)	-	(1)	(1,360)	(4,440)	(15,007)
Commercial real estate	-	(90)	(150)	(605)	(5,926)	(9,625)
Construction and land	-	-	-	-	(1,995)	(13,104)
Non-mortgage	-	-	-	-	-	-

Total charge-offs	(5)	(90)	(151)	(3,835)	(16,743)	(54,600)

Recoveries:
Multifamily residential	-	-	-	125	3,119	406
Single family residential	9	12	23	48	2,639	401
Commercial real estate	-	-	150	832	1,281	1,633
Construction and land	304	570	120	121	1,579	2,150
Non-mortgage	-	-	-	-	-	-

Total recoveries	313	582	293	1,126	8,618	4,590

Net recoveries/(charge-offs)	308	492	142	(2,709)	(8,125)	(50,010)
Provision for (recapture of) loan losses	(4,622)	(12,703)	(7,141)	-	7,500	19,000

Allowance for loan losses at period end	$28,984	$33,298	$45,509	$52,508	$55,217	$55,842

Allowance for loan losses to period end loans held-for-investment	0.63%	0.76%	1.19%	1.52%	1.64%	1.71%

Net recoveries/(charge-offs) to average loans (1)	0.01%	0.01%	0.00%	(0.08% )	(0.24% )	(1.49% )

(1)
Net charge-offs for the nine months ended September 30, 2017 are annualized for this ratio. Net charge-offs for calendar 2012 are $36.1 mllion greater than shown in regulatory reports and industry/SNL data as a result of following a change in regulatory guidance provided by the OCC as opposed to the OTS, the later of which regulator was merged out of existence in 2012. The $36.1 million was reflected on the Bank's records as specific valuation allowances as of December 31, 2011 and were considered regulatory charge-offs prior to that date. However, our records reflect the charge-offs in 2012 as a means of eliminating the specific reserve balance. As a result, actual regulatory charge-offs as a percentage of average loans would be 0.42% without this change in presentation.

Investment Portfolio

Our total securities held-for-investment and available-for-sale amounted to $482.9 million at September 30, 2017, $467.2 million at December 31, 2016 and $387.5 million at December 31, 2015. Our investment portfolio is generally comprised of government agency securities which are high-quality liquid investments under Basel III. The portfolio is primarily maintained to serve as a contingent, on-balance sheet source of liquidity and as such, is kept unencumbered. We manage our investment portfolio according to written investment policies approved by our board of directors. Our investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk and interest rate risk which is reflective in the yields obtained on those securities. Most of our securities are classified as available-for-sale, although we occasionally purchase long-term fixed rate mortgage backed securities or municipal securities for community reinvestment purposes and classify those as held-to-maturity.

The following table presents the book value of our investment portfolio as of the dates indicated:

(Dollars in thousands)	September 30, 2017		December 31, 2016		December 31, 2015		December 31, 2014

	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total

Available-for-sale:
(At fair value)
U.S. Government treasury & agency securities	$134,479	27.85%	$151,640	32.46%	$98,573	25.44%	$21,013	6.57%
U.S. Government sponsored entities mortgage backed securities	325,188	67.34%	300,777	64.38%	272,242	70.26%	288,444	90.25%
Other equity investments	16,271	3.37%	7,245	1.55%	7,354	1.90%	3,410	1.07%

Total available-for-sale	$475,938	98.56%	$459,662	98.38%	$378,169	97.59%	$312,867	97.89%
Held-to-maturity:
(At amortized cost)
U.S. Government sponsored entities mortgage backed securities	6,676	1.38%	7,259	1.55%	9,013	2.33%	6,402	2.00%
Municipal securities	289	0.06%	302	0.06%	318	0.08%	334	0.10%

Total investment securities	$482,903	100.00%	$467,223	100.00%	$387,500	100.00%	$319,603	100.00%

The following tables present the book value of our investment portfolio by their stated maturities, as well as the weighted average yields for each maturity range at September 30, 2017 and December 31, 2016:

	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years
									Total

As of September 30, 2017 (Dollars in thousands)	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield

Available-for-sale:
U.S. Government treasury and agency securities	$-	-	$116,040	1.58%	$-	-	$18,439	1.65%	$134,479	1.59%
Government sponsored entities mortgage- backed securities	5	2.17%	2,192	1.70%	1,537	1.65%	321,454	2.29%	325,188	2.28%
Other equity investments	-	-	-	-	-	-	16,271	2.51%	16,271	2.51%
Held-to-maturity:
Government sponsored entities mortgage- backed securities	-	-	-	-	-	-	6,676	3.59%	6,676	3.59%
Municipal securities (1)	-	-	-	-	-	-	289	4.36%	289	4.36%

Total	$5	2.17%	$118,232	1.59%	$1,537	1.65%	$363,129	2.29%	$482,903	2.12%

(1)
Yields are not calculated on a tax equivalent basis.

	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Total

As of December 31, 2016 (Dollars in thousands)	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield	Book Value	Weighted average yield

Available-for-sale:
U.S. Government treasury and agency securities	$-	-	$114,858	1.69%	$20,448	1.67%	$16,334	0.86%	$151,640	1.60%
Government sponsored entities mortgage-backed securities	24	2.49%	2,807	1.15%	1,965	1.17%	295,981	2.03%	300,777	2.01%
Other equity investments	-	-	-	-	-	-	7,245	2.90%	7,245	2.90%
Held-to-maturity:
Government sponsored entities mortgage-backed securities	-	-	-	-	-	-	7,259	3.58%	7,259	3.58%
Municipal securities (1)	-	-	-	-	-	-	302	4.36%	302	4.36%

Total	$24	2.49%	$117,665	1.67%	$22,413	1.63%	$327,121	2.02%	$467,223	1.92%

(1)
Yields are not calculated on a tax equivalent basis.

The following table presents the fair value of our securities as of the dates indicated:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of September 30, 2017
Available-for-sale:
(At fair value)
U.S. Government treasury & agency securities	$137,004	$31	$(2,556)	$134,479
U.S. Government sponsored entities mortgage backed securities	326,372	573	(1,757)	325,188
Other equity investments	16,500	-	(229)	16,271

Total available-for-sale	$479,876	$604	$(4,542)	$475,938
Held-to-maturity:
(At amortized cost)
U.S. Government sponsored entities mortgage backed securities	6,676	87	(53)	6,710
Municipal securities	289	-	-	289

Total investment securities	$486,841	$691	$(4,595)	$482,937

As of December 31, 2016
Available-for-sale:
(At fair value)
U.S. Government treasury & agency securities	$154,929	$2	$(3,291)	$151,640
U.S. Government sponsored entities mortgage backed securities	301,766	684	(1,673)	300,777
Other equity investments	7,500	-	(255)	7,245

Total available-for-sale	$464,195	$686	$(5,219)	$459,662
Held-to-maturity:
(At amortized cost)
U.S. Government sponsored entities mortgage backed securities	7,259	90	(80)	7,269
Municipal securities	302	-	-	302

Total investment securities	$471,756	$776	$(5,299)	$467,233

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of December 31, 2015
Available-for-sale:
(At fair value)
U.S. Government treasury & agency securities	$99,173	$12	$(612)	$98,573
U.S. Government sponsored entities mortgage backed securities	273,735	422	(1,915)	272,242
Other equity investments	7,500	-	(146)	7,354

Total available-for-sale	$380,408	$434	$(2,673)	$378,169
Held-to-maturity:
(At amortized cost)
U.S. Government sponsored entities mortgage backed securities	9,013	137	(72)	9,078
Municipal securities	318	-	-	318

Total investment securities	$389,739	$571	$(2,745)	$387,565

As of December 31, 2014
Available-for-sale:
(At fair value)
U.S. Government treasury & agency securities	$21,222	$-	$(209)	$21,013
U.S. Government sponsored entities mortgage backed securities	289,098	493	(1,147)	288,444
Other equity investments	3,500	-	(90)	3,410

Total available-for-sale	$313,820	$493	$(1,446)	$312,867
Held-to-maturity:
(At amortized cost)
U.S. Government sponsored entities mortgage backed securities	6,402	205	(1)	6,606
Municipal securities	334	-	-	334

Total investment securities	$320,556	$698	$(1,447)	$319,807

The unrealized losses on securities are attributed to interest rate changes rather than the marketability of the securities or the issuer's ability to honor redemption of the obligations, as the securities with losses are all obligations of or guaranteed by agencies sponsored by the U.S. government. We have adequate liquidity with the ability and intent to hold these securities to maturity resulting in full recovery of the indicated impairment. Accordingly, none of the unrealized losses on these securities have been determined to be other than temporary.

Liabilities

Total liabilities as of September 30, 2017 were $4.9 billion compared to $4.7 billion at December 31, 2016, an increase of $226.8 million, or 4.9%. The increase was chiefly driven by an increase in total deposits of $529.4 million, partially offset by a $304.2 million decrease in FHLB advances. Total liabilities increased by $668.6 million, or 16.8%, to $4.7 billion at December 31, 2016 from $4.0 billion at December 31, 2015. The increase was ascribed to a $443.6 million increase in FHLB advances and a $212.7 million increase in total deposits. The growth in deposits and FHLB advances period over period was instrumental in supporting our continued growth in real estate loans.

Deposits

Representing 79.1% of our total liabilities as of September 30, 2017, deposits are our primary source of funding for our business operations. We believe we will maintain and grow our deposit customer base in a rising rate environment without the need to match increases in the federal funds target rate point for point, or to compete solely on the basis of rate, and without materially increasing our cost of funds in the near term. This belief is based on our steady funding costs over the past three years coupled with our strong customer relationships, evidenced in part by increased deposits over the same period of time, as well as our reputation as a safe, sound, secure, well-capitalized institution and our commitment to excellent customer service. We are focused on growing our deposits by deepening our relationships with our existing loan and deposit customers and looking to expand our traditional product footprint with new emphasis placed on specialty, business and online affiliations, and transactional deposits. When competitively priced and/or for asset liability management purposes, we will supplement our deposits with wholesale deposits from deposit brokers.

Total deposits increased by $529.4 million, or 15.9%, to $3.9 billion at September 30, 2017 from $3.3 billion as of December 31, 2016. At December 31, 2016, deposits totaled $3.3 billion, a $212.7 million, or 6.8%, increase from our deposit balances of $3.1 billion at December 31, 2015. Deposit increases were attributed to both organic retail deposit growth from our existing nine branches coupled with growth in wholesale deposits. Given our consistently high retention rate at renewal, we consider all our retail deposits, including time deposits, to be core deposits. We expect to continue to maintain approximately half of our deposits balance in time deposits.

Our loan to deposit ratio at was 120.9% at September 30, 2017. It is common for us to operate with a loan to deposit ratio exceeding those commonly seen at other banks. Our higher than average ratio is attributed to a large proportion of our assets being comprised of real estate loans which generally provide a better yield than the high-quality liquid investments that we typically hold for contingent liquidity purposes. Our loan to deposit ratio was 134.2% and 124.1% at December 31, 2016 and December 31, 2015, respectively. We intend to continue to operate our business with a loan to deposit ratio similar to these levels.

The following table summarizes our deposit composition by average deposits and average rates paid for the periods indicated:

	September 30, 2017			December 31, 2016			December 31, 2015			December 31, 2014

(Dollars in thousands)	Average Amount	Weighted average rate paid	Percent of total deposits	Average Amount	Weighted average rate paid	Percent of total deposits	Average Amount	Weighted average rate paid	Percent of total deposits	Average Amount	Weighted average rate paid	Percent of total deposits

Transaction accounts (1)	$212,791	0.89%	5.9%	$130,573	0.38%	4.1%	$105,744	0.08%	3.4%	$124,940	0.20%	4.0%
Money market demand accounts	1,520,009	0.79%	42.1%	1,440,129	0.74%	45.0%	980,467	0.69%	31.8%	528,212	0.48%	16.9%
Time deposits	1,877,951	1.23%	52.0%	1,629,479	1.27%	50.9%	1,994,662	1.12%	64.7%	2,464,767	0.97%	79.1%

Total	$3,610,751	1.03%	100.0%	$3,200,181	0.99%	100.0%	$3,080,873	0.95%	100.0%	$3,117,919	0.85%	100.0%

(1)
Transaction accounts include both interest bearing and non-interest bearing deposits. See "Selected Historical and Pro Forma Financial Data."

The following tables set forth the maturity of time deposits as of September 30, 2017 and December 31, 2016:

As of September 30, 2017 (in thousands except for column headings and percentages)	Under $100,000	$100,000 and greater

Remaining maturity:
Three months or less	$58,122	$589,913
Over three through six months	46,911	241,756
Over six through twelve months	83,810	563,338
Over twelve months	109,936	516,197

Total	$298,779	$1,911,204

Percent of total deposits	7.73%	49.47%

As of December 31, 2016 (in thousands except for column headings and percentages)	Under $100,000	$100,000 and greater

Remaining maturity:
Three months or less	$53,158	$319,574
Over three through six months	34,958	142,062
Over six through twelve months	65,591	312,866
Over twelve months	123,493	577,573

Total	$277,200	$1,352,075

Percent of total deposits	8.31%	40.55%

FHLB Advances and Other Borrowings

In addition to deposits, we utilize short and long-term collateralized FHLB borrowings to fund our loan growth. FHLB advances can, at times, have attractive rates and we have commonly used them to strategically extend the duration of our liabilities as part of our interest rate risk management. Total FHLB advances at September 30, 2017 were $807.7 million compared to $1.1 billion at December 31, 2016, a decrease of $304.2 million, or 27.4%. We repaid $634.4 million in short term FHLB advances in late September 2017 with the net proceeds of our multifamily securization transaction. Total FHLB advances increased by $443.6 million, or 66.4%, to $1.1 billion at December 31, 2016 from $668.3 million at December 31, 2015. The increase in FHLB advances was a result of borrowing to support our strong loan growth.

Historically, we have utilized other instruments such as trust preferred securities and senior debt at the bank holding company level as a source of capital for our Bank to support asset growth. We have established two trusts, or Trusts, of which we own all the common securities, that have issued trust preferred securities, or Trust Securities, to investors in private placement transactions. The proceeds of the securities qualify as Tier 1 capital under the final Dodd Frank regulations for community banks with total assets less than $15 billion. In accordance with GAAP, the Trusts are not consolidated in our balance sheet but rather the common securities are included in our other assets and the junior subordinated debentures, or Notes, issued to the Trusts are shown as a liability. The following table is a summary of our outstanding Trust Securities and related Notes as of September 30, 2017:

(Dollars in thousands)		Amount of Trust Securities	Amount of Notes
Issuer	Issuance Date			Redemption Date	Maturity Date

Luther Burbank Statutory Trust I	March 2006	$40,000	$41,238	June 15, 2011	June 15, 2036
Quarterly adjustments - three month LIBOR plus 1.38% (2.700% at September 30, 2017)
Luther Burbank Statutory Trust II	March 2007	$20,000	$20,619	June 15, 2012	June 15, 2037
Quarterly adjustments - three month LIBOR plus 1.62% (2.940% at September 30, 2017)

We have the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Note. During any such extension period, distributions on the Trust Securities will also be deferred, and our ability to pay dividends on our common stock will be restricted.

We have entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Securities; (ii) the redemption price with respect to any Trust Securities called for redemption by the Trusts; and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trusts. The Trust Securities are mandatorily redeemable upon maturity of the Notes, or upon earlier redemption as provided in the indenture. We have the right to redeem the Notes purchased by the Trusts, in whole or in part, on or after the redemption date. As specified in the indenture, if the Notes are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

In 2014, we issued senior debt totaling $95.0 million to qualified institutional investors. These senior notes are unsecured, carry a fixed interest coupon of 6.5%, pay interest only on a quarterly basis and mature on September 30, 2024. The senior debt is redeemable at any time prior to August 31, 2024, at a redemption price equal to the greater of (i) 100% of the principal amount, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the calculated rate for a U. S. Treasury security having a comparable remaining maturity plus 30 basis points, plus in each case accrued and unpaid interest. On or after September 1, 2024, the senior debt may be redeemed at 100% of the principal amount plus accrued and unpaid interest.

The following table presents information regarding our FHLB advances and other borrowings as of and for the periods indicated:

As of and for the Nine months ended September 30, 2017 and the years ended 2016, 2015 and 2014 (Dollars in thousands)	September 30 2017	Year End 2016	Year End 2015	Year End 2014

FHLB advances
Average amount outstanding during the period	$1,257,392	$879,237	$398,193	$149,752
Maximum amount outstanding at any month-end during the period	$1,479,969	$1,111,886	$668,311	$277,734
Balance outstanding at end of period	807,667	1,111,886	668,311	277,734
Weighted average maturity (in years)	1.6	1.4	2.1	4.7
Weighted average interest rate at end of period	1.64%	1.11%	1.08%	1.86%
Weighted average interest rate during the period	1.33%	1.14%	1.52%	1.34%
Junior subordinated deferrable interest debentures
Balance outstanding at end of period	$61,857	$61,857	$61,857	$61,857
Weighted average maturity (in years)	19.3	20.1	21.1	22.1
Weighted average interest rate at end of period	2.75%	2.37%	1.89%	1.70%
Weighted average interest rate during the period	2.63%	2.18%	1.78%	1.72%
Senior unsecured term notes
Balance outstanding at end of period	$95,000	$95,000	$95,000	$95,000
Weighted average maturity (in years)	7.1	7.9	8.9	9.9
Weighted average interest rate at end of period	6.64%	6.64%	6.64%	9.08%
Weighted average interest rate during the period	6.64%	6.64%	6.64%	9.08%

Our level of FHLB advances can fluctuate on a daily basis depending on our funding needs and the availability of other sources of funds to satisfy those needs. Short-term advances allow us flexibility in funding particularly when planned transactions will yield an immediate large inflow of cash such as the closing of the securitization transaction in the third quarter of 2017, and the closing of this offering. We intend to use the net cash proceeds from these transactions to reduce our level of short-term FHLB advances until we can redeploy such funds into higher yielding assets such as loans and investments.

The following table sets forth the amount of short-term borrowings outstanding, comprised entirely of FHLB advances, as well as the weighted average interest rate thereon, as of the dates indicated.

		As of and for the Year Ended December 31,
	As of and for the Nine Months Ended September 30, 2017
(Dollars in thousands)		2016	2015	2014
Outstanding at period end	$280,500	$634,200	$290,600	$-
Average amount outstanding	663,420	420,838	80,469	32,566
Maximum amount outstanding at any month end	952,800	634,200	290,600	114,000
Weighted average interest rate:
During period	0.93%	0.48%	0.24%	0.20%
End of period	1.25%	0.64%	0.35%	0.00%

Stockholders' Equity

Stockholders' equity totaled $433.5 million, $404.4 million and $371.3 million at September 30, 2017 and December 31, 2016 and 2015, respectively. The growth in stockholders' equity was attributable to net earnings retention offset by dividends declared and changes in accumulated other comprehensive income. If we gave effect to our conversion from a subchapter S Corporation, we would have recorded a deferred tax asset of $9.8 million, or an increase of $9.0 million, along with a corresponding $9.0 million increase to stockholders' equity as of September 30, 2017.

Off-Balance Sheet Arrangements

In the normal course of business, we enter into various transactions that are not included in our consolidated balance sheets in accordance with GAAP. These transactions include commitments to extend credit in the ordinary course of business including commitments to fund new loans and undisbursed construction funds. While these commitments represent contractual cash requirements, a portion of these commitments to extend credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. In conjunction with mortgage banking activities, we enter into forward sales contracts to hedge interest rate risk involved with interest rate lock commitments on loans. Given our exit from mortgage banking activities, the volume of both forward sales and written option contracts have decreased from prior periods. The following is a summary of our off-balance commitments outstanding as of the dates presented.

As of the following dates: (Dollars in thousands)	September 30, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Commitments to fund loans held for investment	$49,042	$73,609	$113,764	$70,621
Forward sales contracts	-	15,178	37,490	12,302
Written option contracts	-	18,013	25,306	12,606

We guarantee the distributions and payments for redemption or liquidation of the Trust Securities issued by the Trusts to the extent of funds held by the Trusts. Although this guarantee is not separately recorded, the obligation underlying the guarantee is fully reflected on our consolidated balance sheets as junior subordinated debentures held by the Trusts. The junior subordinated debentures currently qualify as Tier 1 capital under the Federal Reserve capital adequacy guidelines.

With the exception of our obligations in connection with its Trust Securities and the items detailed above, we have no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

Contractual Obligations

The following tables present, as of September 30, 2017 and December 31, 2016, our significant contractual obligations to third parties on debt and lease agreements and service obligations. For more information about our contractual obligations, see Note 13, "Commitments and Contingencies," in the notes to our consolidated financial statements.

		Payments Due by Period

As of September 30, 2017 (Dollars in thousands)	Total	Less than 1 Year	1 to 2 Years	2 to 5 Years	More than 5 Years

Contractual Cash Obligations
Time deposits (1)	$2,209,982	$1,583,849	$316,280	$309,853	$-
FHLB advances (1)	807,667	280,500	200,000	325,600	1,567
Senior debt (1)	95,000	-	-	-	95,000
Junior subordinated debentures (1)	61,857	-	-	-	61,857
Operating leases (net of sublease income)	20,754	5,149	4,875	8,638	2,092
Significant contract (2)	4,864	1,236	1,461	2,167	—

Total	$3,200,124	$1,870,734	$522,616	$646,258	$160,516

		Payments Due by Period

As of December 31, 2016 (Dollars in thousands)	Total	Less than 1 Year	1 to 2 Years	2 to 5 Years	More than 5 Years

Contractual Cash Obligations
Time deposits (1)	$1,629,275	$928,209	$357,735	$343,331	$-
FHLB advances (1)	1,111,886	634,200	50,500	425,600	1,586
Senior debt (1)	95,000	-	-	-	95,000
Junior subordinated debentures (1)	61,857	-	-	-	61,857
Operating leases (net of sublease income)	22,126	4,510	4,508	9,534	3,574
Significant contract (2)	6,294	1,324	1,565	3,405	-

Total	$2,926,438	$1,568,103	$414,448	$781,870	$162,017

(1)
Amounts exclude interest.
(2)
We have one more significant, long-term contract for core processing services which expires May 9, 2021. Actual obligation is unknown and dependent on certain factors including volume and activities. For purposes of this disclosure, future obligations are estimated using our September 30, 2017 year to date average monthly expense extrapolated over the remaining life of the contract.

We believe that will we be able to meet our contractual obligations as they come due. Adequate cash levels are expected through profitability, repayments from loans and securities, deposit gathering activity, access to borrowing sources and periodic loan sales.

Liquidity Management and Capital Adequacy

Liquidity Management

Liquidity refers to our capacity to meet our cash obligations at a reasonable cost. Our cash obligations require us to have cash flow that is adequate to fund loan growth and maintain on-balance sheet liquidity while meeting present and future obligations of deposit withdrawals, borrowing maturities and other contractual cash obligations. In managing our cash flows, management regularly confronts situations that can give rise to increased liquidity risk. These include funding mismatches, market constraints in accessing sources of funds and the ability to convert assets into cash. Changes in economic conditions or exposure to credit, market, operational, legal and reputational risks also could affect the bank's liquidity risk profile and are considered in the assessment of liquidity management.

We continually monitor our liquidity position to ensure that our assets and liabilities are managed in a manner to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Management has established a comprehensive management process for identifying, measuring, monitoring and controlling liquidity risk. Because of its critical importance to the viability of the Bank, liquidity risk management is fully integrated into our risk management processes. Critical elements of our liquidity risk management include: effective corporate governance consisting of oversight by the board of directors and active involvement by management; appropriate strategies, policies, procedures, and limits used to manage and mitigate liquidity risk; comprehensive liquidity risk measurement and monitoring systems including stress tests that are commensurate with the complexity of our business activities; active management of intraday liquidity and collateral; an appropriately diverse mix of existing and potential future funding sources; adequate levels of highly liquid marketable securities free of legal, regulatory, or operational impediments, that can be used to meet liquidity needs in stressful situations; comprehensive contingency funding plans that sufficiently address potential adverse liquidity events and emergency cash flow requirements; and internal controls and internal audit processes sufficient to determine the adequacy of the Bank's liquidity risk management process.

Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash on hand, cash at third party banks, investments available-for-sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are routinely available to us include funds from retail and wholesale deposits, advances from the FHLB and proceeds from the sale of loans. Less commonly used sources of funding include borrowings from the FRB discount window, draws on established federal funds lines from unaffiliated commercial banks and the issuance of debt or equity securities. We believe we have ample liquidity resources to fund future growth and meet other cash needs as necessary.

The Company is a corporation separate and apart from our Bank and, therefore, must provide for its own liquidity, including liquidity required to meet its debt service requirements on its senior notes and junior subordinated debentures. The Company's main source of cash flow is dividends declared and paid to it by the Bank. There are statutory and regulatory limitations that affect the ability of our Bank to pay dividends to the Company. We believe that these limitations will not impact our ability to meet our ongoing short-term cash obligations. For contingency purposes, the Company maintains a minimum level of cash to fund one year's projected operating cash flow needs.

Capital Adequacy

We are subject to various regulatory capital requirements administered by the federal and state banking regulators. Our capital management consists of providing equity to support our current operations and future growth. Failure to meet minimum regulatory capital requirements may result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and off-balance sheet items as calculated under regulatory accounting policies. As of September 30, 2017 and December 31, 2016 and 2015, we were in compliance with all applicable regulatory capital requirements, including the capital conservation buffer, and qualified as "well-capitalized" for purposes of the FDIC's prompt corrective action regulations. At September 30, 2017, the capital conservation buffer was 1.25%.

The vast majority of our multifamily residential loans and single family residential loans are eligible for 50% risk-weighting for purposes of calculating our regulatory capital levels. To the extent that we increase our levels of commercial real estate lending collateralized by real estate other than multifamily residential properties, which loans would generally be 100% risk weighted, we would expect that our risk-based capital ratios would decline. Our leverage ratio is not impacted by the composition of our assets. See "Supervision and Regulation" for additional information regarding the regulatory capital requirements applicable to us.

The following table presents our regulatory capital ratios as of the dates presented, as well as the regulatory capital ratios that are required by FDIC regulations to maintain "well-capitalized" status:

(Dollars in thousands)	Actual		Minimum Regulatory Requirement		Minimum Regulatory Requirement for "Well-Capitalized" Institution under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
Luther Burbank Corporation
As of September 30, 2017
Tier 1 Leverage Ratio	$496,512	8.58%	$231,467	4.00%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	434,655	13.69%	142,910	4.50%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	496,512	15.63%	190,546	6.00%	N/A	N/A
Total Risk-Based Capital Ratio	527,970	16.62%	254,061	8.00%	N/A	N/A
As of December 31, 2016
Tier 1 Leverage Ratio	$466,366	9.47%	$196,886	4.00%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	406,366	15.10%	121,083	4.50%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	466,366	17.33%	161,444	6.00%	N/A	N/A
Total Risk-Based Capital Ratio	500,010	18.58%	215,259	8.00%	N/A	N/A
As of December 31, 2015
Tier 1 Leverage Ratio	$431,150	10.22%	$168,669	4.00%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	371,150	16.35%	102,128	4.50%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	431,150	19.00%	136,171	6.00%	N/A	N/A
Total Risk-Based Capital Ratio	459,735	20.26%	181,562	8.00%	N/A	N/A

(Dollars in thousands)	Actual		Minimum Regulatory Requirement		Minimum Regulatory Requirement for "Well-Capitalized" Institution under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
Luther Burbank Savings
As of September 30, 2017
Tier 1 Leverage Ratio	$577,317	9.98%	$231,457	4.00%	$289,321	5.00%
Common Equity Tier 1 Risk-Based Ratio	577,317	18.20%	142,763	4.50%	206,213	6.50%
Tier 1 Risk-Based Capital Ratio	577,317	18.20%	190,350	6.00%	253,800	8.00%
Total Risk-Based Capital Ratio	608,775	19.19%	253,800	8.00%	317,250	10.00%
As of December 31, 2016
Tier 1 Leverage Ratio	$549,080	11.16%	$196,850	4.00%	$246,062	5.00%
Common Equity Tier 1 Risk-Based Ratio	549,080	20.43%	120,954	4.50%	174,711	6.50%
Tier 1 Risk-Based Capital Ratio	549,080	20.43%	161,272	6.00%	215,029	8.00%
Total Risk-Based Capital Ratio	582,689	21.68%	215,029	8.00%	268,787	10.00%
As of December 31, 2015
Tier 1 Leverage Ratio	$514,018	12.20%	$168,549	4.00%	$210,687	5.00%
Common Equity Tier 1 Risk-Based Ratio	514,018	22.68%	101,993	4.50%	147,324	6.50%
Tier 1 Risk-Based Capital Ratio	514,018	22.68%	135,991	6.00%	181,321	8.00%
Total Risk-Based Capital Ratio	542,565	23.94%	181,321	8.00%	226,652	10.00%

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the exposure to unanticipated changes in net interest earnings or loss due to changes in the market value of assets and liabilities as a result of fluctuations in interest rates. As a financial institution, our primary market risk is interest rate risk. Interest rate risk is the risk to earnings and value arising from volatility in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay residential mortgage loans at any time and depositors' ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

We manage market risk though our Asset Liability Council, or ALCO, which is comprised of senior management who are responsible for ensuring that board approved strategies, policy limits, and procedures for managing interest rate risk are appropriately executed within the designated lines of authority and responsibility. The ALCO meets monthly to review, among other things, the composition of our assets and liabilities, the sensitivity of our assets and liabilities to interest rate changes, our actual and forecasted liquidity position, investment activity and our interest rate hedging transactions. The ALCO reports regularly to our board of directors. Our board reviews all policies impacting asset and liability management and establishes risk tolerance limits for business operations on at least an annual basis.

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints. In recognition of this, we actively manage our assets and liabilities to maximize our net interest income and return on equity, while limiting our exposure to board-established risk tolerances and maintaining adequate liquidity and capital positions.

Given the nature of our loan and deposit activities, we are liability sensitive to volatility in interest rates. A liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin. Conversely, an asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding net interest margin.

We use two primary modeling techniques to assess our exposure to interest rates that simulate the earnings and valuation effects of variations in interest rates: Net Interest Income at Risk, or NII at Risk, and the Economic Value of Equity, or EVE. These models require that we use numerous assumptions, including asset and liability pricing and repricing, future growth, prepayment rates, non-maturity deposit sensitivity and decay rates. These assumptions are inherently uncertain and, as a result, the models cannot precisely predict the fluctuations in market interest rates or precisely measure the impact of future changes in interest rates. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

Stress testing the balance sheet and net interest income using instantaneous parallel shock movements in the yield curve of 100 to 400 basis points is a regulatory and banking industry practice. However, these stress tests may not represent a realistic forecast of future interest rate movements in the yield curve.

Instantaneous parallel interest rate shock modeling is not a predictor of actual future performance of earnings. It is a financial metric used to manage interest rate risk, implement hedging transactions if the metric rises above policy limits for interest rate risk, and track the movement of the bank's interest rate risk position over a historical time frame for comparison purposes.

Our earnings are a function of collecting both a credit risk premium on our loans and an interest rate risk premium on our balance sheet position. The purpose of these premiums being to diversify our earnings position with both credit risk and interest rate risk, which tend to be negatively correlated historically for the bank. During weak economic times, such as the financial crisis of 2007-2008, our loan losses were higher than normal. However, due to the decline in short-term interest rates caused by the Federal Reserve attempting to stimulate the economy and add liquidity, our interest rate spread increased sufficiently to offset the loan losses in our loan portfolio. During strong economic times, when the Federal Reserve raises short-term interest rates to dampen economic activity, the Bank's interest rate spread decreases. These periods are often indicative of inflation and real property value increases. As such, the decrease in net interest income is typically somewhat offset by little to no loan losses in our loan portfolio. There is no guarantee, however, that the past countercyclical nature of our loan losses and our net interest spread declines will continue in the future.

On a quarterly basis, we measure and report NII at Risk to isolate the change in income related solely to interest-earning assets and interest-bearing liabilities. The following table illustrates the results of our NII at Risk analysis to determine the extent to which our net interest income over the next 12 months would change if prevailing interest rates increased or decreased by the specified amounts. It models instantaneous parallel shifts in market interest rates, implied by the forward yield curve over the next one year period.

Interest Rate Risk to Earnings (NII) September 30, 2017

(Dollars in millions)

Change in Interest Rates (basis points)	$ Change NII	% Change NII

+400 BP	(16.6)	(15.0%)
+300 BP	(10.0)	(9.0%)
+200 BP	(6.3)	(5.7%)
+100 BP	(4.2)	(3.8%)
-100 BP	4.0	3.6%

Interest Rate Risk to Earnings (NII) December 31, 2016

(Dollars in millions)

Change in Interest Rates (basis points)	$ Change NII	% Change NII

+400 BP	(28.4)	(27.1%)
+300 BP	(19.3)	(18.5%)
+200 BP	(12.7)	(12.1%)
+100 BP	(6.5)	(6.2%)
-100 BP	4.7	4.5%

The NII at Risk reported at September 30, 2017 and December 31, 2016, reflects that our earnings are in a liability sensitive position in which an increase in short-term interest rates is expected to generate lower net interest income. At September 30, 2017 and December 31, 2016, all NII stress tests measures were within our board established limits.

EVE measures the period end market value of assets minus the market value of liabilities and the change in this value as rates change. The EVE results included in the table below reflect the analysis reviewed monthly by management. It models instantaneous parallel shifts in market interest rates, implied by the forward yield curve. The EVE model calculates the market value of capital by taking the present value of all asset cash flows less the present value of all liability cash flows.

Interest Rate Risk to Capital (EVE) September 30, 2017

(Dollars in millions)

Change in Interest Rates (basis points)	$ Change EVE	% Change EVE

+400 BP	(264.7)	(58.1%)
+300 BP	(169.8)	(37.2%)
+200 BP	(97.2)	(21.3%)
+100 BP	(43.9)	(9.6%)
-100 BP	36.3	8.0%

Interest Rate Risk to Capital (EVE) December 31, 2016

(Dollars in millions)

Change in Interest Rates (basis points)	$ Change EVE	% Change EVE

+400 BP	(285.9)	(64.7%)
+300 BP	(179.7)	(40.7%)
+200 BP	(100.3)	(22.7%)
+100 BP	(42.5)	(9.6%)
-100 BP	23.9	5.4%

The EVE at Risk reported at September 30, 2017 and December 31, 2016, reflects that our market value of capital is in a liability sensitive position in which an increase in short-term interest rates is expected to generate lower market values of capital. At September 30, 2017 and December 31, 2016, all EVE stress tests measures were within our board established limits.

Certain shortcomings are inherent in the NII and EVE analyses presented above. Both the NII and EVE simulations include assumptions regarding balances, asset prepayment speeds, deposit repricing and runoff and interest rate relationships among balances that we believe to be reasonable for the various interest rate environments. Differences in actual occurrences from these assumptions, as well as nonparallel changes in the yield curve, may change our market risk exposure. Simulated results are not intended to be used as a forecast of the actual effect of changes in market interest rates on our results, but rather as a means to better plan and execute appropriate interest rate risk strategies.

In addition to NII at Risk and EVE, but to a lesser extent, we utilize interest rate gap analysis as a tool to monitor interest rate risk. Gap analysis provides a static view of interest rate risk exposure at a specific point in time and offers only an approximate estimate of the relative sensitivity of our interest-earning assets and interest-bearing liabilities to changes in market interest rates. The impact of certain optionalities embedded in our balance sheet such as contractual caps and floors, loan prepayments, and trends in asset and liability growth are not reflected in gap analysis. Accordingly, we primarily rely on measurements of NII at Risk and EVE models that provide a dynamic assessment of interest rate sensitivity when assessing our market risk.

The following tables present the interest rate gap analysis of our assets and liabilities as of September 30, 2017 and December 31, 2016.

As of September 30, 2017 (Dollars in thousands)	12 months or less	Greater than 1 year to 2 years	Greater than 2 years to 5 years		Greater than 5 years to 7 years	Greater than 7 years or not rate sensitive	Total

Assets:
Cash and investments	$235,050	$13,226	$307,167		$2,947	$13,420	$571,811
Loans	752,510	314,389	2,670,207		794,483	97,865	4,629,454
Other assets	-	-	-		-	119,164	119,164

Total assets	$987,560	$327,615	$2,977,374		$797,430	$230,449	$5,320,429

Liabilities and equity:
Nonmaturity deposits	$1,653,429	$-	$-		$-	$-	$1,653,429
Time deposits	1,554,424	335,973	319,585		-	-	2,209,982
FHLB advances and other borrowings	514,524	125,000	230,000		-	95,000	964,524
Other liabilities	-	-	-		-	59,034	59,034
Total stockholders' equity	-	-	-		-	433,460	433,460

Total liabilities and stockholders' equity	$3,722,377	$460,973	$549,585		$-	$587,494	$5,320,429

Repricing gap	(2,734,817)	(133,358)	2,427,789		797,430	(357,045)	-

Cumulative repricing gap	(2,734,817)	(2,868,175)	(440,386)		357,045	-
Percent of total assets	(51% )	(54% )	(8%	)	7%	-

As of December 31, 2016 (Dollars in thousands)	12 months or less	Greater than 1 year to 2 years		Greater than 2 years to 5 years		Greater than 5 years to 7 years	Greater than 7 years or not rate sensitive	Total

Assets:
Cash and investments	$233,785	$22,603		$257,203		$985	$13,712	$528,288
Loans	811,068	522,649		2,277,196		664,607	160,016	4,435,536
Other assets	-	-		-		-	100,733	100,733

Total assets	$1,044,853	$545,252		$2,534,399		$665,592	$274,461	$5,064,557

Liabilities and equity:
Nonmaturity deposits	$1,704,694	$-		$-		$-	$-	$1,704,694
Time deposits	928,209	357,735		343,331		-	-	1,629,275
FHLB advances and other borrowings	896,057	500		275,600		750	95,836	1,268,743
Other liabilities	-	-		-		-	57,470	57,470
Total stockholders' equity	-	-		-		-	404,375	404,375

Total liabilities and stockholders' equity	$3,528,960	$358,235		$618,931		$750	$557,681	$5,064,557

Repricing gap	(2,484,107)	187,017		1,915,468		664,842	(283,220)	-

Cumulative repricing gap	(2,484,107)	(2,297,090)		(381,622)		283,220	-
Percent of total assets	(49% )	(45%	)	(8%	)	6%	-

The gap analysis reported at September 30, 2017 and December 31, 2016 reflects a negative gap, or that we are in a liability sensitive position.

Hedge Positions

In managing our market risk, our board of directors has authorized the ALCO to utilize interest rate caps and swaps to mitigate on-balance sheet interest rate risk in accordance with regulations and our internal policy. We use or expect to use interest rate caps and swaps as macro hedges against inherent rate sensitivity in our loan portfolio, other interest-earning assets and our interest-bearing liabilities. Positions for hedging purposes are undertaken as mitigation to exposure primarily from mismatches between assets and liabilities.

We currently utilize stand-alone interest rate caps and FHLB advances with embedded interest rate caps to hedge our liability sensitive interest rate risk position. The purchased caps are free standing derivative instruments that have been designated as cash flow hedges of variable rate borrowings. These interest rate cap agreements are recorded at fair value with changes in fair value reflected in other comprehensive income and the fair value of these derivatives is recorded on the consolidated balance sheet in other assets and other liabilities. The interest rate caps embedded in FHLB advances do not qualify as derivative contracts. The cost of these contracts is inseparable from the cost of the advances and, as such is included in interest expense in our consolidated statement of operations.

During 2017, we entered into an interest rate swap agreement with PNC Bank, National Association, or PNC, pursuant to which PNC acted as counterparty in a designated fair value hedge of the loans that were transferred from our portfolio of loans held-for-investment to loans held-for-sale for our multifamily securitization transaction. See "—Factors Affecting Comparability of Financial Results—Multifamily Securitization Transaction."

The interest rate swap was effective for the period from April 19, 2017 to September 17, 2019 with an original notional amount of $640.6 million, which was subsequently reduced to $536.6 million, and was recorded at fair value on our consolidated balance sheet with changes in fair value reflected in noninterest income while the net interest carry from the interest rate swap was recorded as an adjustment to interest income on loans. This hedge was unwound upon pricing of the multifamily securitization transaction in mid September 2017.

The following table summarizes our two derivative instruments and FHLB borrowings utilized by us as interest rate risk hedge positions as of September 30, 2017:

		September 30, 2017

(Dollars in thousands)				Fair Value

Hedging Instrument	Hedge Accounting Type	Months to Maturity	Notional (000's)	Other Assets	Other Liabilities

Interest rate cap	Cash Flow Hedge	9	$50,000	$-	-
Interest rate cap	Cash Flow Hedge	18	50,000	1	-
FHLB fixed rate advance	With embedded cap	21	75,000	-	-
FHLB fixed rate advance	With embedded cap	24	75,000	-	-
FHLB fixed rate advance	With embedded cap	25	30,000	-	-
FHLB fixed rate advance	With embedded cap	25	45,000	-	-
FHLB variable rate advance	With embedded cap	28	50,000	-	-
FHLB fixed rate advance	With embedded cap	29	50,000	-	-
FHLB fixed rate advance	With embedded cap	31	50,000	-	-
FHLB fixed rate advance	With embedded cap	41	100,000	-	-

			$575,000	$1	-

Counterparty Credit Risk

Derivative contracts involve the risk of dealing with institutional derivative counterparties and their ability to meet contractual terms. Our policies require that counterparties must be approved by our ALCO and all positions over and above the minimum transfer amounts are secured by marketable securities or cash.

Adoption of Recent Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 to our Consolidated Financial Statements for the year ended December 31, 2016 included elsewhere in this Prospectus.

 BUSINESS

Our History

We are Luther Burbank Corporation, a bank holding company headquartered in Santa Rosa, Sonoma County, California. We operate primarily through our wholly owned subsidiary, Luther Burbank Savings, a California banking corporation. Our mission is to improve your financial future – whether you are a customer, employee or shareholder. Our goal is to enhance our franchise and shareholder value by achieving significant growth in assets and profitability while maintaining strong asset quality and exemplary customer service.

We aim to:

  •
  Continue to grow our premier financial institution by providing real estate loans to investors and owners of residential real estate and a wide range of deposit and cash management products to business and retail deposit customers;
  •
  Continue our more than 34 year history of profitability and commitment to strong credit quality;
  •
  Achieve deeper penetration of our lending and deposit gathering operations in our attractive West Coast markets; and
  •
  Expand into contiguous markets on the West Coast to complete our Seattle to San Diego footprint.

We specialize in real estate secured lending in attractive metropolitan areas along the West Coast. We have developed special expertise in multifamily residential lending and in jumbo, nonconforming single family residential lending.

The Bank was chartered in 1983 in Santa Rosa, California, as a California savings and loan association, and converted to a federal savings association in 1998. The Bank converted to a California commercial bank charter in 2016. The Company was formed as the holding company for the Bank in 1991.

Our success is built upon our strategic development of strong relationships with depositors, who view the Bank as a sound, secure and trustworthy depository for their savings; and with commercial real estate investors, primarily in multifamily residential real estate, who recognize our expertise, understanding of the dynamics of the multifamily industry and clear and comprehensive credit underwriting practices.

We have invested heavily in personnel and infrastructure over the past four years, and are poised to continue to grow our deposit and lending operations in a cost efficient manner, with an effective risk management structure and conservative credit culture, and in compliance with applicable law and regulations.

Our only equity raise prior to the current offering was our initial $2.0 million capital raise in connection with the organization of the Bank more than 34 years ago. The Bank has consecutively recorded profits since its second quarter of operations and, as of September 30, 2017, has total assets of approximately $5.3 billion, with over $433 million of stockholders' equity, of which approximately $431 million has been provided by retained earnings. We are raising additional capital in this offering to support our continued growth, to establish our ability to obtain additional capital in the future, and to provide liquidity to our existing shareholders.

Our Markets

Our operations are currently concentrated in demographically desirable and fast growing major metropolitan areas on the West Coast. We currently operate in California, Washington and Oregon from our nine branches in Northern and Southern California and nine lending offices in California, Seattle, Washington, and, since November 1, 2017, Portland, Oregon. We are most active in the following metropolitan areas: Santa Rosa (Sonoma County), Los Angeles, San Francisco, San Jose, San Diego, and Seattle. We are seeking to more deeply penetrate these core markets and to increase our presence in contiguous metropolitan markets that share key demographic characteristics with our existing markets, solidifying our Seattle to San Diego footprint. Each of our markets have large and growing populations, strong employment, a robust small- and mid-sized business community, and a large number of high net worth individuals and entrepreneurs. As reflected in the following tables, these markets are characterized by strong historic and projected population and household income growth, as well as strong employment and economic statistics.

In addition to these traditional indicators of economic strength, there are a number of other factors, related to home affordability and the availability of housing, that also make our markets attractive for a lender specializing in affordable rental housing and jumbo single family residential loans, as reflected in the following tables. The first table reflects the changes in the S&P Case-Schiller Home Price Index in the major cities of our markets as compared to a national 20 city composite index. The S&P Case-Schiller Home Price Index is intended to capture changes in the price of existing single family homes over time.

The following table reflects the makeup of the housing stock and vacancies in major cities in our markets.

Business Strategies

Continued, organic lending growth in our existing markets and in new strategically targeted markets.

Our primary focus is to grow our client base within our strategic markets and to expand the penetration of our existing multifamily and single family lending activities into additional contiguous markets on the West coast which have strong job growth, strong economic growth and limited affordable housing. As part of these efforts, we recently extended our multifamily and single family residential lending operations to Portland, Oregon. We intend to incorporate all major metropolitan markets between our existing markets, resulting in a contiguous footprint from Seattle to San Diego. The high cost of living and high barriers to entry make these markets attractive targets for investments in affordable rental housing for low and middle income tenants. Robust job markets, strong single family residential demand, high average housing cost, and concentrations of professional, highly skilled and high income workers, entrepreneurs and other high net worth individuals make our markets ideal for our portfolio single family residential lending activities.

We believe we have a competitive advantage over larger national financial institutions, which lack our level of personalized service, and over smaller community banks, which lack our product and market expertise. We intend to capture additional market share by deepening our relationships with current customers and supporting our bankers in their pursuit of new customers in our target markets. We believe that our stable, income producing property focus and our existing customer profile lends itself to expanded lending in our existing markets.

Deepen client relationships and grow our core deposit base.

We provide a high level of customer service to our depositors. Our historical focus for our deposit production activities was exclusively on individual savings deposits from high net worth, primarily self-employed, individuals, entrepreneurs and professionals, and we did not emphasize transactional accounts. This strategy has produced a stable customer base. At September 30, 2017, our average deposit account balance exceeded $100 thousand. From December 31, 2014 through December 31, 2016, our rate of retention, by balance, on maturing certificates of deposit has averaged 83.4%. We have recently expanded our focus, and invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, and increase outreach in high-density, small to medium sized business markets where the Bank already operates, while continuing to provide the level of customer service for which we are known to our consumer depositors. We also provide comprehensive online and mobile banking products to our consumer depositors, to complement our branch network.

We believe that our current customer base contains significant, untapped cross-selling opportunities. We plan to continue to grow our non-brokered, consumer and business deposits by:

  •
  cross-selling business deposit relationships to our existing consumer customers who are business owners;
  •
  cross-selling consumer and business accounts to our multifamily and single family loan borrowers;
  •
  developing limited trust and fiduciary services;
  •
  obtaining new individual and business customers, including specialty deposit customers, such as escrow and title company depositors and 1031 exchange companies; and
  •
  establishing new branches in San Diego, California and Seattle, Washington.

We will also seek to cross-sell existing customers, and solicit new ones, for additional lending opportunities in our markets, and to develop niche verticals, where our credit underwriting expertise and efficient operations can yield an attractive risk-adjusted return. Our cross-selling efforts to existing customers will be strategically targeted, based on our in depth analyses of our customers' overall financial profile, cash flows, financial resources and banking requirements, to drive traffic to branches. Our cross-selling efforts are in their very early stages, and we believe there is a significant capacity to expand deposit and lending relationships on this basis.

Disciplined credit quality and robust risk management.

We are committed to being a high performing organization, and as we continue to grow our loan portfolio, we will do so in a disciplined manner. Risk management is a core competency of our business, demonstrated by the strong credit performance of our portfolio. We have implemented comprehensive policies and procedures for credit underwriting, and monitoring our loan portfolio, internal risk management, managing our interest rate risk, compliance, reputation, legal risk and other risks inherent in our operations. The sound credit practices followed by our bankers allow credit decisions to be made efficiently and consistently. We attribute our success to a strong credit culture, the continuous evaluation of risk and return and the strict separation between business development and credit decision making, coupled with a robust risk management framework. Our focus on credit and risk management has enabled us to grow our balance sheet successfully while maintaining strong asset quality.

Disciplined cost management.

We intend to continue to foster a culture of efficiency through hands-on management, prudent expense management, and a strategically small number of branches. We believe that we can support continued growth in assets, customers and our geographic footprint without significant additional investment in our infrastructure and technology, or significant expansion of our personnel. We believe that our existing network of branches and loan production offices, as well as nonbranch and online customer and deposit development activities, have significant potential to continue to grow loan and deposits balances. While we intend to continue to explore opportunities for establishing additional strategically located branches in markets which present significant opportunity for multifamily and commercial real estate lending, single family residential lending, and high net worth consumer and business banking relationships, including potential branches in San Diego, California and Seattle, Washington, we will continue to be highly selective in our branching decisions.

Our Products and Services

The primary components of our loan portfolio are commercial multifamily real estate loans and single family residential loans, primarily jumbo loans which do not meet the requirements for conforming loans.

Multifamily and Commercial Real Estate Lending.

Our commercial real estate loans consist primarily of first mortgage loans made for the purpose of purchase, refinance or build-out of tenant improvements on investor owned multifamily residential (five or more units). We also provide loans for the purchase, refinance or improvement of office, retail and light industrial properties. We do not currently finance land acquisition or commercial construction loans.

Our underwriting guidelines for multifamily and other commercial real estate loans require a thorough analysis of the financial performance, cash flows, loan to value and debt service coverage ratios, as well as the physical characteristics, of the property being financed and which will stand as collateral for the loan, as well as the financial condition and global cash flows of the borrower and any guarantor or other secondary source of repayment. We also closely review the experience of the borrower and its principals in the ownership, successful management and financing of multifamily residential rental properties or other rental commercial real estate, as well as their reputation for quality business practices, financial responsibility and ethical business practices.

The location of the property is a primary factor in the Bank's multifamily lending. We focus on markets with a high barrier to entry for new development, where there is a limited supply of new housing and where there is a high variance between the cost to rent and the cost to own. Our core lending areas are currently defined as Alameda, Contra Costa, Los Angeles, Marin, Napa, Orange, San Diego, San Francisco, San Mateo, Santa Barbara, Santa Clara, Sonoma and Ventura counties in California, and King, Kitsap, Pierce and Snohomish counties in Washington. Our extended core lending areas are currently defined as El Dorado, Monterey, Placer, Riverside, Sacramento, San Bernardino, San Luis Obispo, Santa Cruz and Solano counties in California and Clark, Spokane and Thurston counties in Washington. We recently began offering products and services in Portland, Oregon. We may re-evaluate and revise the definitions of our core and extended core areas from time to time.

Currently, multifamily loans are typically made on a nonrecourse basis. However, we may require borrowers to provide personal guarantees where a borrower lacks sufficient property ownership and management experience, or where specific loan characteristics do not meet our stringent underwriting criteria, including but not limited to loans with higher loan to value ratios or lower debt service coverage ratios. Loans on other commercial real estate are generally made on a comparable basis.

Our multifamily loans typically have a 30 year term, while our nonresidential commercial properties have a 30 year amortization period, and are typically due in ten years. For commercial real estate, we offer adjustable rate loans based on LIBOR or the 12 month Treasury average indices, with an adjustable rate, 5-year hybrid product being our most common multifamily loan product type. We seek to have interest rates on all of our commercial loans adjust or reprice no later than seven years after origination, and quarterly or semi-annually thereafter, but our ability to obtain this term is subject to the effects of market competition, customer preferences and other factors beyond our control.

Our multifamily loans and other commercial real estate loans are currently primarily originated on a retail basis, through the marketing efforts of our lending officers and loan production offices. Prior to 2015, these loans were originated primarily on a wholesale basis, through a network of brokers. We intend to maintain a balance of both retail and wholesale loan originations as we expand into additional markets, and to tailor our approach to origination of loans in each market to the characteristics of the particular market. While our multifamily and other commercial real estate loans are generally held in portfolio, we will at times sell pools of loans as a means of managing our loan product concentrations, liquidity position, capital levels and/or interest rate risk.

The following graph provides information regarding the current composition of our multifamily residential real estate portfolio by market area:

Consistent with the expertise we have developed, we do not anticipate that we will seek to make construction loans, development or land loans, which we believe are inherently riskier, costlier to make and are currently inadequately priced.

Single Family Residential Lending.

Our single family residential lending provides loans for the purchase or refinance of 1-4 family residential properties. The financed properties may be owner-occupied, or investor owned, and may be a primary residence, a second home or vacation property, or an investment property.

We currently originate substantially all of our single family residential loans through a network of wholesale brokers. We monitor and regularly review our broker relationships for regulatory compliance, integrity, competence, level of activity and profitability. The primary products offered are 3, 5, 7 and 10-year variable rate hybrid loans and a 30-year fixed rate loan program, as well as the Grow and Daisy loans described below. From 2013 until the first quarter of 2017, we originated single family residential mortgage loans on a retail basis. Through this discontinued retail channel, we offered a full range of mortgage products, including 30 year fixed rate products in addition to our portfolio hybrid products. We also brokered loans for other financial institutions, which allowed us to offer additional products. Variable rate loan production was generally held in our loan portfolio, the long-term fixed loan originations were sold to correspondents or to Freddie Mac. Direct sales to Freddie Mac, on a servicing retained basis, began in late 2016.

The markets in which we make single family residential loans are the same core and extended core markets in which we make commercial real estate loans. These areas are characterized by robust job markets, strong single family residential demand, high average housing cost, and concentrations of professional, highly skilled and high income workers, entrepreneurs and other high net worth individuals. These characteristics provide a strong market for our jumbo mortgage products. These loans are underwritten to our financial parameters of loan to value, debt to income and debt service coverage ratios. Our underwriting includes a thorough analysis of the borrower's ability to repay the loan, based on reviews of information regarding the borrower's income, cash flow and wealth. This analysis enables us to provide loans to professionals, business owners and entrepreneurs who may not have a constant, readily documentable, earnings stream, but substantial assets, income and wealth. Our platform and niche lending offerings are designed to meet the needs of the high demand, low supply residential real estate market in high cost market areas, and are focused on delivering consistent certainty of execution. Our single family residential loans are generally held in portfolio, although we reserve the right to sell any loan at any time.

The following graph provides information regarding the currently composition of our single family residential loan portfolio, by market area:

Grow and Daisy. We also offer innovative mortgage products, including a portfolio 30 year fixed rate first mortgage and a forgivable second mortgage, to low- and moderate-income borrowers designed to make home ownership possible and affordable even in our high cost markets. Our "Grow" program is designed as a conventional, community lending mortgages, up to the conforming loan amount, that offers underwriting flexibility to borrowers who have income of 140% or less of the area median income and meet other financial qualifications. Properties financed under the Grow program must be located in a low-or moderate- income census tract if the borrower's income is 80% or more of the area's median income. Loans in this program are 30 year fixed rate mortgages made on owner-occupied single family (one and two unit) properties, including condominiums, to entry level buyers. Pricing on this product is competitive at market rate. At September 30, 2017, we had $38.1 million of loans outstanding under the Grow program.

In conjunction with the Grow program, we also offer a down payment and closing cost assistance product, called "Daisy." Under the Daisy program, eligible borrowers may take advantage of our second lien loan that provides up to two percent of the purchase price with an additional one percent for non-recurring closing costs to assist first time homebuyers when utilizing Grow, our first lien program. The loan has a term of 36 months with no payment required during the term of the Daisy loan. The principal balance of Daisy loans is forgiven in three stages over the term of the loan if the property remains occupied by the owner as their primary residence. The maximum loan under the Daisy program is $8,750 for one unit and $11,200 for a two unit property. Daisy loans are not recorded as assets, but are instead expensed upon origination given their fully forgivable nature.

Loans under the Grow and Daisy programs help meet compelling needs in our communities, but may be associated with higher loan to value and combined loan to value ratios when compared to standard portfolio products.

Investment Securities.

Our investment securities portfolio is primarily maintained as an on-balance sheet contingent source of liquidity. It provides additional interest income and has limited interest rate risk and credit risk. Other than certain securities purchased for CRA purposes, which we may classify as held-to-maturity, we generally classify all of our investment securities as available-for-sale. Our investment policy authorizes investment primarily in U.S. Treasury securities, U.S. Agency mortgage and loan backed securities and certain CRA qualifying investments. For purposes of our investment policy, U.S. Agencies are the Small Business Administration, or SBA, the National Credit Union Administration, or NCUA, the Government National Mortgage Association, or GNMA, Freddie Mac, the Federal National Mortgage Association and the Federal Farm Credit Banks Funding Corporation. Securities issued by the SBA, NCUA and GNMA are backed by the full faith and credit of the federal government.

Deposit Products.

We offer a complete array of deposit products for individuals, entrepreneurs, professionals and businesses, including interest and noninterest-bearing transaction accounts, certificates of deposit and money market accounts. We provide a high level of customer service to our depositors. As a means of supplementing our strategically limited branch network, we offer our customers unlimited free access to ATM machines worldwide. This strategy has produced a stable customer and depositor base. We have invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, while continuing to provide the level of customer service for which we are known.

Our deposits are currently acquired primarily through our branch network on a retail basis from high net worth individuals, professionals and their businesses, who value our financial strength, stability and high level of service. We have expanded our focus to leverage our relationships and serve business and individuals with a broader array of deposit and cash management products.

We currently offer a comprehensive range of business deposit products and services to assist with the banking needs of our business customers, from a basic reserve account (savings and CD products) to integrated operating accounts with cash management capacity. Our online banking platform allows a customer to view balances, initiate payments, pay bills (including positive pay) and set up custom alerts/statements. Online wires, ACH and remote capture are additional payment options available to qualified businesses. Business debit cards allow access to cash nationwide as a result of our membership in major ATM networks. We also provide online and mobile banking products to our consumer depositors, to complement our branch network.

The following graph provides information regarding the current composition of our deposit base:

We plan to continue to grow our deposits by cross-selling business deposit relationships to our existing consumer customers who are business owners, and consumer and business accounts to our multifamily and single family loan borrowers, through selective establishment of new branches, including in San Diego, California and Seattle, Washington, and by obtaining new individual and business customers, including specialty deposit customers, such as escrow and title company depositors and 1031 exchange companies. Our cross-selling efforts to existing customers will be strategically targeted, based on our in depth analyses of our customers' overall financial situation, global cash flows, financial resources and banking requirements. Our cross-selling efforts are in their very early stages, and we believe there is a significant capacity to expand deposit and lending relationships on this basis.

We supplement customer deposits with wholesale, or brokered deposits, where necessary to fund loan demand prior to raising additional customer deposits, or where desirable from a cost or liability maturity standpoint. Our current policy limits the use of wholesale deposits in accordance with our risk appetite level as determined by our board of directors.

Other Borrowings.

We supplement the funding provided by our deposit accounts with other borrowings at the Bank level from the FHLB to enable us to fund loans, and to meet liquidity needs. We also maintain a line of credit at the FRB Discount Window, which other than periodic testing, is generally not used. The use of FHLB borrowings can vary significantly from period to period, as the ability to originate loans frequently outpaces the ability to obtain core deposits at acceptable rates and in comparable amounts.

Competition

We operate in a highly competitive industry and in highly competitive markets throughout the West Coast, primarily in the markets in and around Los Angeles, San Diego, and San Francisco, California and Seattle, Washington. While our commercial real estate and jumbo single family residential focuses require significant expertise to perform efficiently, competition in commercial real estate lending is keen from large banking institutions with national operations, and mid-sized regional banking institutions. In the single family lending market, we face stiff competition from a wide array of institutions. We compete with other community banks, savings and loan associations, credit unions, mortgage companies, insurance companies, finance companies and others providing financial services. The primary factors driving competition for deposits are customer service, interest rates, fees charged, branch locations and hours, online and mobile banking functionality, and the range of products offered. The primary factors driving competition for our lending products are customer service, range of products offered, price, reputation, and quality of execution. We believe the bank is a strong competitor in our markets, however other competitors have advantages over us. Among the advantages that many of these large institutions have over the Bank are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and make larger technology investments, and to offer services which we do not offer. The higher capitalization of the larger institutions permits them to provide higher lending limits than we can, although our current lending limit is able to accommodate the credit needs of most of our borrowers. Some of these competitors have other advantages, such as tax exemption in the case of credit unions, and to some extent, lesser regulation in the case of mortgage companies and finance companies.

We are the 24th largest multifamily lender in the nation, and the third largest headquartered in the State of California, in terms of total loan balances as of June 30, 2017, according to SNL Financial. Our primary competitor is JPMorgan Chase & Co. Additional California-based competitors include Opus Bank, First Foundation, Inc. and BofI Holding, Inc.

We are the 167th largest single family lender in the nation, and the 58th largest in the State of California, for the year ended December 31, 2016, the most recent period for which information is available, based on total loans funded, according to Home Mortgage Disclosure Act data provided by SNL Financial. Our primary competitors in our markets are MUFG Union Bank, N.A., various non-bank mortgage lenders, and large national banks.

We are the 32nd largest insured depository institution in California by deposits as of June 30, 2017, according to SNL Financial. In the Santa Rosa MSA we rank fifth with two branches as compared to the four largest institutions in the market, which have between 10 and 18 branches according to FDIC Summary of Deposits reports, as of June 30, 2017.

Risk Management

We believe that effective risk management is of primary importance. Risk management refers to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors and management team have created a risk-conscious culture that is focused on quality growth, which starts with capable and experienced risk management teams and infrastructure capable of addressing the evolving risks we face, as well as the changing regulatory and compliance landscape. Our risk management approach employs comprehensive policies and processes to establish robust governance and emphasizes personal ownership and accountability for risk with all our employees. We believe a disciplined and conservative underwriting approach has been the key to our strong asset quality.

Our board of directors sets the tone at the top of our organization, adopting and overseeing the implementation of our Bank's risk management, which establishes our overall risk appetite and risk management strategy. The board of directors approves our Risk Appetite Statement, which includes risk policies, procedures, limits, targets and reporting structured to guide decisions regarding the appropriate balance between risk and return considerations in our business. Our board of directors receives periodic reporting on the risks and control environment effectiveness and monitors risk levels in relation to the approved risk appetite. The Audit & Risk Committee of our board of directors provides oversight of our enterprise risk management function. The Executive Committee of management is charged with identifying, managing and controlling key risks that threaten our ability to achieve our strategic initiatives and goals.

Credit risk is the risk that borrowers or counterparties will be unable or unwilling to repay their obligations in accordance with the underlying contractual terms and the risk that credit assets will suffer significant deterioration in market value. We manage and control credit risk in our loan portfolio by adhering to well-defined underwriting criteria and account administration standards established by management, and approved by the board of directors. Written credit policies document underwriting standards, approval levels, exposure limits and other limits or standards deemed necessary and prudent. Portfolio diversification at the obligor, product and geographic levels is actively managed to mitigate concentration risk. In addition, credit risk management includes an independent credit review process that assesses compliance with commercial real estate and consumer credit policies, risk rating standards and other critical credit information. In addition to implementing risk management practices that are based upon established and sound lending practices, we adhere to sound credit principles. We understand and evaluate our customers' borrowing needs and capacity to repay, in conjunction with their character and history. The Bank's Credit Council, comprised of our President and Chief Executive Officer, our Chief Credit Officer, Chief Financial Officer and Chief Risk Officer, is responsible for ensuring that the Bank has an effective credit risk management program and credit risk rating system, adheres to our board's Risk Appetite Statement, and maintains an adequate allowance for loan losses. Our management and board of directors place significant focus on maintaining a healthy risk profile and ensuring sustainable growth. Our risk appetite seeks to balance the risks necessary to achieve our strategic goals while ensuring that our risks are appropriately managed and remain within our defined limits.

Our management of interest rate and liquidity risk is overseen by our Asset and Liability Council, which is chaired by our Chief Financial Officer, based on a risk management infrastructure approved by our board of directors that outlines reporting and measurement requirements. In particular, this infrastructure reviews financial performance, trends, and significant variances to budget; reviews and recommends for board approval risk limits and tolerances; reviews ongoing monitoring and reporting regarding our performance with respect to these areas of risk, including compliance with board-approved risk limits and stress-testing; reviews and recommends to the Executive Committee for approval any changes to theories, mathematics, methodologies, assumptions, and data output for models used to measure these risks; ensures annual back-testing and independent validation of models at a frequency commensurate with risk level; reviews all hedging strategies and recommends changes as appropriate; reviews and recommends our contingency funding plan; recommends to the Executive Committee proposed wholesale borrowing limits to be submitted to the board of directors or its designated committee; recommends to the Executive Committee the proposed terms of any new long-term borrowing arrangement prior to debt issuance; develops recommended capital requirements; and acts as a second line of defense in reviewing information and reports submitted to the council for the purpose of identifying, investigating, and assuring remediation, to its satisfaction, of errors or irregularities, if any.

Our investment portfolio is generally comprised of government agency securities defined by Basel III as high-quality liquid investments. The portfolio is primarily maintained to serve as a contingent, on-balance sheet source of liquidity to fund loans and meet the demands of depositors, and as such, is kept unencumbered. We manage our investment portfolio according to written investment policies approved by our board of directors. Our investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk and interest rate risk which is reflective in the yields obtained on those securities. Most of our securities as classified as available-for-sale, although we occasionally purchase long-term fixed rate mortgage backed securities or municipal securities for community reinvestment purposes and classify those as held-to-maturity.

Properties

Our corporate headquarters is located at 520 Third Street, Santa Rosa, California. In addition to our corporate headquarters, the Bank operates nine branch offices located in Beverly Hills, Burbank, Encino, Long Beach and Pasadena, each in Los Angeles County, California, San Rafael, in Marin County, California, Los Altos and San Jose, each in Santa Clara County, California, and Santa Rosa, in Sonoma County, California. We also operate nine lending offices in the cities of Roseville, Emeryville, Walnut Creek, Manhattan Beach, Irvine and Solana Beach in California, Seattle, Washington and, since November 1, 2017, Portland, Oregon. Other than our main branch in Santa Rosa, California, we lease all of our other offices.

We are committed to being highly selective in our branching decisions, and we intend to continue to explore opportunities for establishing additional strategically located branches in robust markets that present significant opportunity for high net worth consumer and business banking relationships and commercial real estate, multifamily and single family residential lending. We expect that over the next three to four years we may establish one to two additional branches. Branch locations are selected to complement our deposit gathering and/or lending activities. When a territory is identified, FDIC market share reports are utilized to locate districts with robust deposits. This information is cross-referenced with area demographics, and our CRA related goals. A new branch's typical goals are: market share gains to achieve top five market share within five years; growth to between $250 million to $500 million of deposits within five years; and a cost of deposits declining to position our deposit pricing at a level of median competitiveness within seven and a half to ten years.

Employees

As of September 30, 2017, we had 267 full-time employees and 7 part-time employees. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

 SUPERVISION AND REGULATION

Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than our shareholders.

The Company. We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the Act, and subject to regulation and supervision by the Federal Reserve. The Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, we are required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the Act. The Federal Reserve may also examine us and each of our subsidiaries. We are subject to risk-based capital requirements adopted by the Federal Reserve, which are substantially identical to those applicable to the Bank, and which are described below. Under the Dodd-Frank Act, the Federal Reserve is required to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

The Act requires approval of the Federal Reserve for, among other things, a bank holding company's direct or indirect acquisition of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in, or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern.

The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to us or any of our subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

The GLB Act allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. We have not elected financial holding company status.

The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank holding company's subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result of a bank holding company's source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the Bank.

A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

As a California corporation, we are subject to limitations and restrictions. For example, state law restrictions in California include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing and the observance of corporate formalities.

The Bank. The Bank is a California chartered commercial bank which is not a member of the Federal Reserve System (a "state nonmember bank") whose accounts are insured by the Deposit Insurance Fund of the FDIC up to the maximum legal limits. The Bank is subject to regulation, supervision and regular examination by the DBO and the FDIC. The regulations of these various agencies govern most aspects of the Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices.

The laws and regulations governing the Bank generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders.

Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

Banking is a business, which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the Bank's earnings. Thus, the earnings and growth of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on the Bank cannot be predicted.

Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the Banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

California Law. California law governs the licensing and regulation of California commercial banks like ours, including organizational and capital requirements, fiduciary powers, investment authority, banking offices and electronic terminals, declaration of dividends, changes of control and mergers, out of state activities, interstate branching and banking, debt offerings, borrowing limits, limits on loans to one borrower, liquidation, sales of shares of capital stock or securities exercisable for or convertible into shares of capital stock of a California commercial bank, purchase by a California commercial bank of its own shares, and the issuance of capital notes or debentures. The DBO is charged with our supervision and regulation. The DBO may take possession of a bank if certain conditions exist such as insufficient stockholders' equity, unsafe or unauthorized operations, or violations of law.

Under California law, we may engage in the general business of banking, including but not limited to, accepting deposits, making secured and unsecured loans, purchasing and holding real property for our own use, and issuing, advising and confirming letters of credit. With limited exceptions, unsecured loans to one person may not exceed 15% of the sum of a bank's stockholders' equity, allowance for loan losses and capital notes and debentures, and both secured and unsecured loans to one person (excluding certain secured lending and letters of credit) at any given time generally may not exceed 25% of the sum of a bank's stockholders' equity, allowance for loan losses and capital notes and debentures. Furthermore, the amount a bank generally may borrow may not exceed the amount of its stockholders' equity without the consent of the DBO.

USA Patriot Act. Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

Office of Foreign Assets Control. The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department's Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a "U.S. person" engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Capital Adequacy. The FDIC has adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

In December 2010, the Basel Committee on Banking Supervision released its final framework for strengthening international capital and liquidity regulation, or Basel III. The regulations adopted by the federal banking agencies, when fully phased-in, will require bank holding companies and their bank subsidiaries to maintain more capital, with a greater emphasis on common equity.

The Basel III final capital framework, among other things, (i) introduces as a new capital measure "Common Equity Tier 1", or "CET1", (ii) specifies that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations.

When fully phased in by January 1, 2019, Basel III requires banks to maintain: (i) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a "capital conservation buffer" of 2.5%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) as a newly adopted international standard, a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also provides for a "countercyclical capital buffer," generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented. The capital conservation buffer is designed to absorb losses during periods of economic stress.

Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

The federal banking agencies adopted a final rulemaking in July 2013 (the "Basel III Rule") to implement Basel III under regulations substantially consistent with the above. The Basel III Rule also includes, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available-for-sale securities, which are not required to be treated as other-than-temporary impairment, net of tax, in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rule to that institution. We opted out of this requirement and therefore do not include AOCI in our regulatory capital calculation. The Basel III Rule also requires a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well-capitalized.

The Basel III Rule also makes changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan to value and equity components. In particular, loans categorized as "high-volatility commercial real estate," or HVCRE, loans are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE, loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the LTV is less than the applicable maximum supervisory LTV ratio established by the Bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the Bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full. The bank regulatory agencies have recently proposed to prospectively revise the treatment of commercial real estate development loans, by eliminating the HVCRE category and establishing a new risk weighting category for non-advanced approaches banks, of "high volatility acquisition, development and construction" loans, or HVADC, which will have a 130% risk weighting. Under the proposed rule, an HVADC loan would be defined as a loan which primarily finances (i.e. more than 50% of the loans proceeds will be used for) or refinances (i) the acquisition of vacant or undeveloped land, (ii) the development of land to prepare to erect new structures including, but not limited to, the laying of sewers or water pipes and demolishing existing structures, or (iii) the construction of buildings, dwelling or other improvements including additions or alterations to existing structures. The proposed rule eliminates the 15% capital contribution requirement for an exclusion from HVCRE status. The proposed category excludes loans that finance (i) one-to-four residential properties; (ii) real property projects that would have the primary purpose of community development under applicable regulations; (iii) the purchase or development or agricultural land, which is broadly defined; or (iv) a permanent loan, which is defined as a prudently underwritten loan with an income stream to meet debt service obligations. While it is expected that a larger number of loans may be considered HVADC loans than were HVCRE loans, there can be no assurance of the impact of the proposed rule on us, when and if it is adopted.

Under the Basel III Rule, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. The recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital to 25% of common equity Tier 1 capital for each category of asset.

As discussed below, the Basel III Rule also integrates the new capital requirements into the prompt corrective action provisions under Section 38 of the FDIA.

The Basel III Rule became applicable to us on January 1, 2015. The capital conservation buffer requirement was phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. At September 30, 2017, the capital conservation buffer was at 1.25%. During 2015, we elected to exclude AOCI in calculating regulatory capital. Our $41.2 million of subordinated debentures due 2036 and $20.6 million of subordinated debentures due 2037 qualify for Tier 2 capital treatment under the Basel III Rule. Overall, we believe that implementation of the Basel III Rule will not have a material adverse effect on our capital ratios, earnings, stockholders' equity, or our ability to pay dividends, effect stock repurchases or pay discretionary bonuses to executive officers.

The capital ratios described above are the minimum levels that the federal banking agencies expect. Our state and federal regulators have the discretion to require us to maintain higher capital levels based upon our concentrations of loans, the risk of our lending or other activities, the performance of our loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact our deposit insurance premiums and could affect our ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. As of January 1, 2015, the following capital requirements applied to us for purposes of Section 38.

Capital Category	Total Risk- Based Capital Ratio	Tier 1 Risk- Based Capital Ratio	Common Equity Tier 1 Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than3%	Less than 3%	N/A	N/A
Critically Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into the Bank except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution's deposit insurance if it determines that the institution's financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution's regulators.

As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. The Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

The Dodd-Frank Act. The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

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  Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.
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  Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.
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  Provides mortgage reform provisions regarding a customer's ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.

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  Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.
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  Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.
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  Introduces additional corporate governance and executive compensation requirements on companies subject to the 1934 Act, as amended.
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  Permits FDIC-insured banks to pay interest on business demand deposits.
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  Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.
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  Makes permanent the $250 thousand limit for federal deposit insurance.
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  Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

Recent administration and congressional actions suggest that certain provisions of the Dodd-Frank Act may be repealed or limited so as to minimize the burden of overall banking regulations, with emphasis on reduced regulatory burden for community banks but there can be no assurance as to the timing or impact or any such change on us, or whether any such changes will be enacted or implemented.

Consumer Financial Protection Bureau. The Dodd-Frank Act created the CFPB, an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including the Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. The changes resulting from the Dodd-Frank Act and CFPB rulemakings and enforcement policies may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. In 2013, the CFPB issued final rules related to a borrower's ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans; and rules which, among other things, expand the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules, which become effective on a rolling basis through January 1, 2019, include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan establishes certain minimum requirements for creditors when making ability to pay determinations, and establishes certain protections from liability for mortgages meeting the definition of "qualified mortgages." Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. To the extent that we make qualified mortgages, we would be required to comply with these rules. Most of our single family residential loans are not intended to satisfy the requirements for "qualified mortgages."

Financial Privacy. Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Community Reinvestment Act. The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. Our Bank's record of performance under the CRA is publicly available. A bank's CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on the Bank. Additionally, we must publicly disclose the terms of certain CRA-related agreements.

Fair and Responsible Banking. Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

FDIC Insurance Premiums. FDIC-insured banks, such as the Bank, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10.0 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating the bank's probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks' assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets

(inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10.0 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time.

The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution's average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

Concentration and Risk Guidance. The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. The Bank adheres to the practices recommended in this guidance.

Increased Focus on Lending to Members of the Military. The federal banking agencies and the DOJ have recently increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions the Bank can take when a servicemember is in foreclosure.

Limitations on Incentive Compensation. In April 2016, the Federal Reserve and other federal financial agencies re-proposed restrictions on incentive-based compensation pursuant to Section 956 of the Dodd-Frank Act for financial institutions with $1 billion or more in total consolidated assets. For institutions with at least $1 billion but less than $50 billion in total consolidated assets, the proposal would impose principles-based restrictions that are broadly consistent with existing interagency guidance on incentive-based compensation. Such institutions would be prohibited from entering into incentive compensation arrangements that encourage inappropriate risks by the institution (i) by providing an executive officer, employee, director, principal shareholder or individuals who are "significant risk takers" with excessive compensation, fees, or benefits, or (ii) that could lead to material financial loss to the institution. The proposal would also impose certain governance and recordkeeping requirements on institutions of our size. The Federal Reserve would reserve the authority to impose more stringent requirements on institutions of our size. We are evaluating the expected impact of the proposal on our business.

MANAGEMENT

The following table sets forth certain information regarding our executive officers as of the date of this prospectus.

Name	Age	Position
John G. Biggs	62	President, Chief Executive Officer
Robert Armstrong, III	48	Senior Vice President, Director of Business and Online Banking
John A. Cardamone	67	Executive Vice President, Chief Credit Officer
Jose A. Casillas	62	Senior Vice President, Director of Retail Banking
Lisa Kepler	57	Director of Residential Lending
Tammy Mahoney	50	Executive Vice President, Chief Risk Officer
Liana Prieto	38	Executive Vice President, General Counsel & Corporate Secretary
Laura Tarantino	52	Executive Vice President, Chief Financial Officer

John G. Biggs. Mr. Biggs serves as our President and Chief Executive Officer. He leads the Executive Committee and is a member of the Bank's board of directors. During his 30-plus year tenure with the Bank, Mr. Biggs has held the positions of Chief Financial Officer and Chief Operating Officer, before assuming his current role in September 2007. Since becoming President and Chief Executive Officer, Mr. Biggs has spearheaded the initiatives that have seen our total assets increase from $2.7 billion at December 31, 2007 to $5.3 billion at September 30, 2017, equity increase from $182.4 million to $433.5 million over that period, expansion of the branch network in Northern and Southern California from three branches to nine, establishment and expansion of our headquarters infrastructure in Santa Rosa and Manhattan Beach, and our entry into the Seattle market, in which we have over $556.2 million in loans as of September 30, 2017. A Certified Public Accountant (inactive), Mr. Biggs previously served as Vice President of Finance and Controller for Columbus Marin Savings & Loan Association and as a public accountant specializing in auditing broker/dealers for the firms of Arthur Andersen, San Francisco, and KPMG LLP, Los Angeles. Mr. Biggs graduated summa cum laude in Accounting from Woodbury University.

Robert Armstrong, III. Mr. Armstrong currently serves as Senior Vice President and Director of Business and Online Banking, a position he has held since joining the Bank in January 2016. Mr. Armstrong is responsible for expanding the Bank's deposit offerings and creating greater access to its products and services, including deposit generation across commercial and consumer online banking platforms, as well as business banking activities. Prior to joining us, Mr. Armstrong served as Senior Vice President of Business Banking at BofI Federal Bank from October 2013 to December 2015 and a Senior Partner at Cappetta Capital from 2010 to 2013. Mr. Armstrong's background also includes positions as CEO/President of San Diego Private Bank, Market President at US Bank and Managing Director at Bank of America. Mr. Armstrong holds a B.S. in Economics from the University of California, Los Angeles.

John A. Cardamone. Mr. Cardamone joined the Bank as Chief Credit Officer in 2014. He oversees the Bank's credit and special assets activities as well as loan operations; he is also a member of the Bank's Executive Committee. Prior to joining the Bank, Mr. Cardamone served as Senior Vice President & Divisional Credit Manager – Commercial Real Estate at Bank of the West from 2008 until joining the Bank, Chief Credit Officer at GreenPoint Mortgage, Senior Vice President – Global Risk Management at GE Capital's Mortgage Insurance Unit and Managing Director and Chief Credit Officer at the Federal Home Loan Bank of San Francisco. Mr. Cardamone holds an M.B.A. in Finance from The Wharton School at the University of Pennsylvania, an M.B.A. in Management from St. Mary's College and a B.B.A. in Business Statistics from Temple University.

Jose A. Casillas. Mr. Casillas joined the Bank in 2006, bringing with him more than four decades of experience in creating and delivering value to shareholders, employees, and customers. As Senior Vice President – Chief Banking Officer until 2017 and currently Senior Vice President – Director of Retail Banking, Mr. Casillas oversees all functions of our retail branches, including customer service, sales, operations, marketing, security, and brand integrity. He has also been responsible for selecting and opening eight new or relocated branch locations and two corporate offices in the South San Francisco Bay, Southern California, and Santa Rosa regions. Mr. Casillas has proven results in building and leading teams to design and implement effective solutions to meet customers' financial needs. Prior to joining the Bank, Mr. Casillas served as Senior Vice President – Retail Banking at Hawthorn Savings Bank, Vice President and Regional Manager at Downey Savings Bank and as Branch Manager at American Savings and Home Savings and Loan.

Lisa Kepler. Ms. Kepler has an extensive background in mortgage lending with over 25 years of experience. She joined the Bank as a Wholesale Account Executive in April 2013, covering King and Snohomish Counties in the State of Washington. In July 2016 Ms. Kepler became Director of Residential Wholesale Lending, responsible for wholesale residential loan production and accountable for managing loan production in a way that achieves required loan volume, interest rate risk, product mix, and loan quality. In 2017 she was designated Director of Residential Lending. Before joining the Bank, Ms. Kepler originated retail mortgages at Wells Fargo from October 2012 to March 2013 and at The Legacy Group from July 2010 to October 2012. Prior to her retail experience, her focus was in wholesale lending, as Regional Vice President at Washington Mutual, Bank of America, and Ohio Savings Bank. Ms. Kepler has held a number of diverse positions throughout her career from loan processing, funding and account management to overseeing loan originations across the Western US.

Tammy Mahoney. Ms. Mahoney joined the Bank as Chief Compliance Officer in early 2016 and was appointed Chief Risk Officer later that year. In her role, Ms. Mahoney oversees the Bank's compliance, internal audit and risk management functions, including information security and project management; she is also a member of its Executive Committee. Prior to joining the Bank, Ms. Mahoney served as Senior Vice President of Enterprise Risk and Compliance at Opus Bank from August 2011 to December 2015; as Director, Risk Advisory Services at KPMG from June 1995 to August 2004; and as Associate National Bank Examiner with the Office of the Comptroller of the Currency. A Certified Regulatory Compliance Manager and Certified Internal Auditor, Ms. Mahoney holds a B.S. in Business Administration - Finance from San Diego State University.

Liana Prieto. Ms. Prieto joined as General Counsel of the Company and Bank in 2014. In this role she is responsible for leading a team of legal, human resources, Bank Secrecy Act, and third party risk management professionals; she is also a member of the Bank's Executive Committee. Prior to joining us, Ms. Prieto served as Associate and then Counsel at Buckley Sandler LLP from 2009 to 2014, and as a trial attorney in the Enforcement & Compliance Division of the Office of the Comptroller of the Currency. In addition to her role at the Company and Bank, Ms. Prieto serves as Vice Chair of the Enforcement, Insider Liability and Troubled Banks Subcommittee of the American Bar Association's Business Law Section. She also serves on the American Association of Bank Directors' Board of Advisors and on their General Counsel and Corporate Secretary Committee. Ms. Prieto holds a J.D. from Fordham Law School and a B.A. from Georgetown University.

Laura Tarantino. Ms. Tarantino currently serves as Executive Vice President and Chief Financial Officer of the Company and Bank, a position she has held since 2006. In this role, she oversees all aspects of financial reporting including strategic planning, asset/liability management, taxation and regulatory filings; she is also a member of the Bank's Executive Committee. Ms. Tarantino has over 25 years of experience with the Company and Bank, having joined as Controller in 1992. She previously served as Audit Manager for KPMG LLP, San Francisco specializing in the financial services industry. In addition to her role at the Company and Bank, Ms. Tarantino has served as an Audit Committee member for the Santa Rosa Council on Aging since 2012. Ms. Tarantino is a California Chartered CPA (inactive) and earned a B.S. in Business Administration – Finance & Accounting with summa cum laude honors from San Francisco State University.

Board of Directors

Our board of directors currently consists of seven members. We expect all of our directors to continue to comprise our board following the completion of this offering. The following table sets forth certain information regarding our directors as of the date of this prospectus. The term of service as a director indicated for each director includes service as a director of our Bank prior to the Company becoming the bank holding company for the Bank. Each member of the board of directors also serves as a member of the Bank's board of directors.

			Committee Membership
Name	Age	Since	Audit & Risk	Compensation	Governance & Nominating
John G. Biggs, President & CEO	62	2007
John C. Erickson	56	2017	Member	Member
Jack Krouskup	68	2012	Chair		Member
Anita Gentle Newcomb	63	2014	Member
Bradley M. Shuster	62	1999		Chair	Member
Victor S. Trione, Chairman	70	1983
Thomas C. Wajnert	73	2013		Member	Chair

The following is a brief discussion of the business and banking background and experience of our directors. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years.

John C. Erickson. Mr. Erickson has more than 30 years of financial services experience. Most recently, he served as President, Consumer Banking and President, California, for CIT Group, Inc. (2016). Until 2014, he served for over 30 years at Union Bank, N.A.. He held a number of senior roles across the firm, culminating in two vice chairman positions (Chief Risk Officer and Chief Corporate and Banking Officer). As Chief Corporate Banking Officer, he oversaw commercial banking, real estate, global treasury management, wealth management and global capital markets. He was a director of Zions Bancorporation (NASDAQ: ZION) from 2014 to 2016, and chair of that board's risk committee, as well as a member of the audit committee. We believe Mr. Erickson's extensive banking experience, leadership and board experience qualify him to serve on our board of directors.

Jack Krouskup. Mr. Krouskup, a certified public accountant, has more than 35 years' experience serving customers in a variety of industries. At Deloitte, LLP, or Deloitte, he served as partner-in-charge of the company's Northern California financial services practice and also served on Deloitte's financial services advisory committee. Mr. Krouskup has years of boardroom experience representing Deloitte with numerous global and highly complex organizations. Consequently, he has an extensive corporate governance background and deep familiarity with board and audit committee best practices. Mr. Krouskup retired from Deloitte in 2011. He currently serves on the board of directors of Verity Health System and on the Board of Trustees of the University of California, Santa Barbara, Alumni Association board of directors. We believe Mr. Krouskup's extensive experience as an auditor enhances the skill set of our board. Mr. Krouskup qualifies as an "audit committee financial expert" as defined in SEC rules, and the financial sophistication requirements of NASDAQ's listing requirements.

Anita Gentle Newcomb. Ms. Newcomb's experience spans over three decades in the financial services industry as a commercial banker, investment banker, and strategic consultant. She has advised a range of banks and financial services companies on a wide range of corporate development initiatives from strategic planning, consumer and business banking strategy, and corporate governance best practices, to mutual conversions and valuing and structuring acquisitions. Ms. Newcomb is president of A.G. Newcomb & Co., a financial services consultancy. She also served on the board of the Federal Reserve Bank of Richmond – Baltimore Branch from 2010 through 2015. Ms. Newcomb is a member of the Advisory Board of the American Association of Bank Directors' Institute for Bank Director Education. She is also a certified public accountant (inactive). We believe Ms. Newcomb's broad financial services consulting and strategic planning expertise bring a valuable perspective to our board and qualifies her to serve on our board of directors.

Bradley M. Shuster. Mr. Shuster currently serves as Chairman of the board of directors and Chief Executive Officer of NMI Holdings, Inc. and its principal subsidiary, National Mortgage Insurance Corporation, positions he has held since 2012. From 2008 to 2011, Mr. Shuster has held various consulting positions assisting private investors with evaluating opportunities in the insurance industry. Mr. Shuster was an executive of The PMI Group, Inc., or PMI, from 1995 to 2008, where he served as president of International and Strategic Investments and chief executive officer of PMI Capital Corporation. Prior to that, he served as PMI's executive vice president of Corporate Development and senior vice president, treasurer and chief investment officer. Before joining PMI in 1995, Mr. Shuster was a partner at Deloitte, where he served as partner-in-charge of Deloitte's Northern California Insurance Practice and Mortgage Banking Practice. He is a member of the board of directors of McGrath Rentcorp (NASDAQ: MRGC), and serves as a member of its audit and governance committees. We believe Mr. Shuster's substantial experience in leadership and management of a public company in the mortgage sector qualifies him to serve on our board of directors.

Victor S. Trione. Mr. Trione serves as Chairman of the board of directors Luther Burbank Savings, a position he has held since founding Luther Burbank Savings and Loan Association in 1983 and of the Company. In addition to serving as Chairman of the Company and Bank, Mr. Trione is President of Vimark, Inc., a real estate development and vineyard management company, and co-proprietor of Trione Winery. Mr. Trione serves as Director and Chairman of the Executive Committee – Empire College; sits on the Advisory Board – Stanford Institute for Economic Policy Research; Board of Overseers – Stanford University's Hoover Institution; serves as Trustee – Angela Merici and John Newman Foundation, Inc.; Trustee – U.S. Navy Memorial Foundation, Washington, D.C.; Director – Navy Supply Corps Foundation. As one of our founders, Mr. Trione brings continuity and deep historic knowledge of the Company to the board.

Thomas C. Wajnert. Mr. Wajnert launched his career in 1968 with US Leasing, a NYSE-listed company. For over 40 years, Mr. Wajnert has navigated the changing currents of the equipment leasing industry and built an impressive list of accomplishments, including serving as CEO and Chairman of AT&T Capital Corporation, an international, full-service equipment leasing and commercial finance company, from 1984 to 1996. Mr. Wajnert also has extensive public company board experience at Reynolds American as Chairman and Solera, UDR, Inc., NYFIX, JLG Industries as a director. Mr. Wajnert also serves on the board of International Finance Group, one of the largest privately owned P&C insurance company in the U.S. For many years he served as a Trustee of Wharton's Center for Financial Institutions. We believe Mr. Wajnert's substantial experience in leadership of public companies, both as an executive and as a director, qualifies him to serve on our board of directors.

Election and Classification of Directors

In accordance with the terms of our bylaws, each of our directors is elected for a one-year term, until the following annual meeting of shareholders, or until their successors are elected and qualified.

Controlled Company

Because the Trione Family Trusts will control a majority of our outstanding voting power following the completion of this offering, and are expected to make a filing as a group under Section 13(d) of the Exchange Act, we will be a "controlled company" within the meaning of the corporate governance standards of NASDAQ. As a result, although the members of our audit committee are required to be independent, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function under the results of NASDAQ. Notwithstanding the foregoing, we expect that we will be in full compliance with NASDAQ listing requirements for board and committee independence as of the date of completion of the offering. We reserve the right, however, to take advantage of the controlled company exemption at any time while we remain a controlled company.

Director Independence

Under the rules of NASDAQ, a majority of the members of the board of directors must be "independent directors" by the one-year anniversary of the time we cease to be a controlled company. The rules of NASDAQ, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Applying these standards, our board of directors has determined that each director, other than Mr. Biggs and Mr. Trione, is an "independent director" as that term is defined in Rule 5605(a)(2) of the NASDAQ rules. The board of directors has also determined that the members of the Audit & Risk Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules. In making these determinations, the board of directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business, the arrangements which are disclosed under "Certain Relationships and Related Transactions," and the compensation arrangements described under "Executive Compensation and "Director Compensation."

Compensation Committee Interlocks and Insider Participation

Upon completion of the offering, none of the members of our Compensation Committee will be or will have been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Committees

Our board of directors has established three standing committees in connection with the discharge of its responsibilities – the Audit & Risk Committee, the Compensation Committee, and the Governance and Nominating Committee. These committees perform the same functions for the Bank. Our board of directors also maintains the authority to appoint additional committees to perform certain management and administrative functions. Our board has adopted written charters for each of these committees. As necessary from time to time, special committees may be established by our board of directors to address certain issues.

Audit & Risk Committee. Our Audit & Risk Committee consists of Mr. Krouskup (Committee Chair), Ms. Newcomb and Mr. Erickson. Our Audit & Risk Committee is responsible for, among other things: monitoring the integrity of, and assessing the adequacy of, our financial statements, the financial reporting process and our system of internal accounting and financial controls; selecting our independent public accounting firm and assessing its qualifications, independence and performance; monitoring the internal audit function; reviewing and, if appropriate, pre-approving all auditing and permissible non-audit services performed by the independent accounting firm; assisting our board in ensuring compliance with laws, regulations, policies and procedures; and overseeing the effectiveness of the Company's enterprise risk management structure and systems. The Audit & Risk Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.

Our board of directors has determined that each of Mr. Krouskup, Mr. Erickson and Ms. Newcomb satisfies the requirements for independence as an audit committee member and that all satisfy the requirement for financial literacy under the rules and regulations of NASDAQ and the SEC. Mr. Krouskup qualifies as an "audit committee financial expert" as defined in the SEC rules and satisfies the financial sophistication requirements of the NASDAQ.

Compensation Committee. Our Compensation Committee consists of Mr. Shuster (Committee Chair), Mr. Erickson and Mr. Wajnert, each of whom is a nonemployee member of our board of directors. The committee is responsible for, among other things, reviewing and approving compensation arrangements with our Chief Executive Officer and other executive officers; administering equity compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee has retained the services of an independent compensation consultant, Semler Brossy, to review executive compensation benchmarking, peer review and provide a recommendation with respect to our executive compensation. Semler Brossy reports directly to the Committee and provides no other remunerated services to us or any of our affiliates. We have affirmatively determined that no conflicts of interest exist between us and Semler Brossy or any individuals working on our account on Semler Brossy's behalf.

Our board of directors has determined that each of Mr. Shuster, Mr. Erickson and Mr. Wajnert satisfies the requirements for independence under the rules of NASDAQ and the SEC, and qualifies as an "outside director" for the purposes of Section 162(m) of the Code, and as a "non-employee director" for purposes of the Exchange Act Rule 16b-3.

Governance and Nominating Committee. Our Governance and Nominating Committee consists of Mr. Wajnert (Committee Chair), Mr. Krouskup and Mr. Shuster. The committee is responsible for, among other things, identifying and recommending to our board of directors qualified individuals to become directors; nominating candidates for election to our board to fill vacancies; advising our board with respect to the roles and composition of committees; overseeing the evaluation of our board; assisting our board in establishing and maintaining effective corporate governance practices; annually evaluating our board and committees and providing recommendations to help them function more effectively; advising the board on director compensation; and periodically reviewing the succession plan for the Chief Executive Officer and other executive officers. The Governance and Nominating Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.

Our board of directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the rules of the NASDAQ and the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change In Pension Value And Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

John G. Biggs	2016	$550,000	$1,000,000	$412,500	$1,249,987	$175,375	$3,387,862
President & CEO	2015	$500,000	$400,000	$375,000	$559,913	$177,577	$2,012,490
Liana R. Prieto	2016	$340,000	$204,000	$225,000	-	$29,214	$798,214
EVP & General Counsel	2015	$300,000	$180,000	$256,250	-	$28,680	$764,930
Jason M. Pendergist(5)	2016	$475,000	$285,000	$350,000	-	$34,933	$1,144,933
EVP & President Consumer & Commercial Banking	2015	$450,000	$385,000	$332,500	-	$34,814	$1,202,314
(1)
Represents aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards in Note 16 to the audited consolidated financial statements for the year ended December 31, 2016 included elsewhere in this prospectus. Mr. Biggs' awards vest ratably over a four year period in the case of awards in 2015 and over three years in the case of awards made in 2016. Awards to Ms. Prieto and Mr. Pendergist vest in two installments, 80% on the fourth anniversary of grant and the balance on the fifth anniversary of grant. All awards are settleable only in cash, based on the book value of the Company at the end of the quarter preceding the payment date, plus the amount of discretionary dividends paid since the adoption of the plan. Amounts payable may be deferred at the election of the participant, and deferred amounts earn interest at the Bank's one year jumbo CD rate.
(2)
Amounts are paid in two installments; the first installment is paid in the year indicated and the second installment in the following year. Payment of each installment is subject to continued employment on the date of payment.
(3)
Represents the value of the increase in the named executive officer's accumulated benefit under the Salary Continuation Agreement with the named executive, assuming normal retirement at age 62 and a discount rate of 7.0%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the Caption "Employment Agreements - Mr. Biggs" below for additional information about this plan.
(4)
Other compensation consisted of the following items:

Name	Year	Director Fees	Auto Expense	Insurance Premiums and HSA Contribution	401(k) Matching Contributions	Cell Phone Reimbursement	Housing Allowance and Spousal Travel Reimbursement

John G. Biggs	2016	$50,000	$3,999	$19,480	$10,600	$2,669	$88,627
	2015	$50,000	$4,076	$19,480	$10,400	$3,775	$89,846
Liana R. Prieto	2016	-	-	$17,609	$10,600	$1,005	-
	2015	-	-	$17,680	$10,400	$600	-
Jason M. Pendergist	2016	-	-	$23,808	$10,600	$525	-
	2015	-	-	$23,814	$10,400	$600	-
(5)
Mr. Pendergist submitted his resignation on June 19, 2017, effective July 14, 2017.

Narrative Discussion of Summary Compensation Table

We have compensated our named executive officers through a combination of base salary, cash bonuses, phantom stock plan awards and other benefits including perquisites. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Bank. The compensation of the named executive officers in the Summary Compensation Table is not necessarily indicative of how we will compensate our named executive officers in the future. We plan to continue to review, evaluate and modify our compensation framework to ensure that our executive officer compensation packages remain competitive, achieve our desired goals and remain consistent with our compensation philosophy.

Base Salary. The base salaries of our named executive officers have been historically reviewed and set annually by the Governance, Nominating and Compensation Committee of the board as part of our performance review process. Following this offering, this process will be handled by the Compensation Committee. Base salaries are also reviewed upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for named executive officers, our board has relied on external market data obtained from outside sources. In addition to considering the information from such sources, the board has considered:

  •
  each named executive officer's scope of responsibility;
  •
  each named executive officer's years of experience;
  •
  the types and amount of the elements of compensation to be paid to each named executive officer;
  •
  our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies; and
  •
  each named executive's individual performance and contributions to our performance, including leadership and team work.

Non-Equity Incentive Compensation. Mr. Biggs and Ms. Prieto are eligible to receive annual cash awards. Mr. Biggs' target award is 75% of his annual base salary. Ms. Prieto's target award is 50-100% of her annual base salary. These awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year.

Generally, payment of an award is contingent upon our overall performance, including the satisfaction of minimum performance levels. For 2015 and 2016, the minimum Company performance goals were: well capitalized status; return on average assets, on a C corporation basis, of 0.25%; and nonperforming assets to of less than 2% of total assets. Where the performance levels are met, the executive will be entitled to receive a payment of at least the minimum of the target range. If the performance levels are not met, no payment will be made. There is no formulaic relationship between the level of award and the level or Company performance. Individual performance and achievement of individual goals may impact the amount paid within the target award range, although there is no formulaic relationship between individual performance and the amount of the payment. Awards are subject to clawback in certain events. Notwithstanding the foregoing, the amount of the awards is subject to the discretion of the board of directors each year as to what amounts are payable.

Phantom Stock. Under our Phantom Stock Plan, adopted as of January 1, 2011, our executive officers and directors receive awards of a number of shares of phantom stock, which will result in the recipient being paid a value equal to the book value of the Company plus discretionary dividends paid since December 31, 2010, divided by the total number of common shares outstanding. The awards of phantom stock may be settled only in cash, and there are no voting or dividend rights associated with the awards. In the event of a public offering or any other change in the outstanding shares of our common stock, the number, kind, value and price of the awards are subject to adjustment. The granting of awards is subject to minimum plan triggers, including satisfactory annual performance evaluations and our performance goals. These triggers are the same as the performance goals for non-equity incentive compensation. Generally, awards for our named executive officers vest at 80% at the end of four years of service and the balance vesting at the end of five years of service; provided, the awards vest at 100% immediately upon a change of control event, or upon separation from service due to death or disability. Subject to the provisions of any award agreement, upon any other separation from service (other than an approved leave of absence), all unvested amounts are forfeited, unless such termination is followed by a change of control within 90 days, in which case, the holder is entitled to any forfeited awards. Generally, awards to executive officers are paid on the five year anniversary of the award date, unless deferred by the holder, in which case the deferred amount earns interest at our jumbo certificate of deposit account rate (0.60%, as of December 31, 2016) until distributed. Upon a separation from service, the vested portion of the award is payable within 60 days. The awards are subject to certain clawbacks and are non-transferable. Awards to directors currently vest after one year, and are subject to deferral, during which period the value of the award remains subject to increase or decrease based on the book value of our common stock as calculated for purposes of the plan.

In connection with the offering and termination of the Company's S Corporation election, outstanding awards of 735,543.609 shares of phantom stock are being converted into awards of restricted stock units, on a share for share basis which will have the same vesting schedules as the original phantom stock awards. The restricted stock units resulting from the conversion of phantom stock awards will vest upon death, disability, or involuntary termination without cause within 12 months of a change in control. The restricted stock units resulting from the conversion of phantom stock issued under the Phantom Stock Plan do not count against the shares available for issuance under our Omnibus Plan.

Stock Appreciation Rights. Prior to adoption of the Phantom Stock Plan, we maintained a Stock Appreciation Rights Plan for the benefit of our executive officers and directors who are not shareholders. All of the awards under the Stock Appreciation Rights Plan have been vested as of December 31, 2016. Participants in the Stock Appreciation Rights Plan are eligible to defer payment of the amounts payable in connection with the vesting of awards. Interest on the deferred amount accrues at the Bank's jumbo certificate of deposit account rate (0.60%, as of December 31, 2016) until distributed. As of December 31, 2016, the deferred payment liability to the named executive officers and directors under the plan totaled $1.7 million.

401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2015 and 2016, may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals up to 3% of pay, plus 50% of employee salary contribution deferrals from 3% to 5% of pay for each payroll period, subject to a cap of $10,800 for any employee in 2017, $10,600 in 2016 and $10,400 in 2015. An employee must contribute to receive the matching contribution.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including health, dental, vision, disability and basic group life insurance coverage. Our named executives are entitled to life insurance in an amount equal to twice their base salaries, subject to a maximum coverage of $500,000. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Mr. Biggs is entitled to a payment for use of his personal residence in Los Angeles, which he uses instead of hotels during his frequent trips on Bank business. He also receives payment of travel expenses for his wife, who accompanies him on some of his frequent business travels. Following the offering, our Compensation Committee will periodically review the levels of perquisites and other personal benefits provided to our named executive officers. Based on these periodic reviews, perquisites may be awarded or adjusted on an individual basis. Please refer to the Summary Compensation Table for a description of the types of perquisites provide to our named executive officers.

Section 162(m) of the Code. Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our "covered employees." However, because we are becoming a publicly held corporation in connection with an initial public offering, the $1 million annual deduction limit does not apply during a limited "transition period" for compensation paid under a plan that existed prior to the initial public offering. In addition, qualified performance-based compensation is fully deductible without regard to the $1 million limit if certain requirements are met. The Compensation Committee has carefully considered the impact of Section 162(m) and its limits on deductibility.

Outstanding Equity Awards at Year End

At December 31, 2016, the Company did not maintain any plans under which equity based compensation could be awarded, other than the Phantom Stock Plan. The following table sets forth, on an award by award basis, information concerning all awards of phantom stock held by named executive officers at December 31, 2016. Share amounts have been adjusted to reflect the 200-for-one stock split effected on April 27, 2017. Market value as of December 31, 2016 is based on the book value per share of common stock, as adjusted for the stock split, plus the level of discretionary dividends declared since the date of adoption of the Plan, or $10.08 per share.

Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that have Not Vested(1)
John G. Biggs	107,610(2)	$1,084,747
	45,589(3)	$459,555
	47,945(4)	$483,307
	50,886(5)	$512,951
Liana R. Prieto	21,952(6)	$221,288
	20,515(7)	$206,801
	12,514(4)	$126,144
Jason M. Pendergist	30,669(6)	$309,152
	11,169(8)	$112,585
	32,482(7)	$327,434
	34,744(9)	$350,232
	16,182(4)	$163,116
(1)
Represents the number of shares of phantom stock awarded pursuant to the Company's 2011 Phantom Stock Plan. Holders of awards of phantom stock are entitled to receive the value of shares of underlying common stock, based on the level of book value plus discretionary dividends per share paid since the date on which the plan was adopted, after the fifth anniversary of the award. Except where a different vesting schedule is disclosed, awards vest in two installments, 80% on the day preceding the fourth anniversary of the date of grant and the balance on the day preceding the fifth anniversary of the date of grant. Market value as of December 31, 2016 is based on the book value per share of common stock, as adjusted for the stock split, plus the level of discretionary dividends declared since the date of adoption of the Plan, or $10.08 per share.
(2)
Award granted effective January 1, 2016, vests installments ratably over a three year period commencing on the grant date. Payable, subject to deferral, on March 31, 2021.
(3)
Award granted effective January 1, 2015, vests ratably over a four year period commencing on the grant date. Payable, subject to deferral, on March 31, 2020.
(4)
Award granted effective January 1, 2014, payable, subject to deferral, on March 31, 2019.
(5)
Award granted effective January 1, 2013, payable, subject to deferral, on March 31, 2018.
(6)
Award granted effective January 1, 2016, payable, subject to deferral, on March 31, 2021.
(7)
Award granted effective January 1, 2015, payable, subject to deferral, on March 31, 2020.
(8)
Award granted effective July 1, 2015, payable, subject to deferral, on September 30, 2020.
(9)
Award granted effective July 1, 2014, payable, subject to deferral, on September 30, 2019.

Employment Agreements

We have employment agreements with each of our named executive officers, and a salary continuation agreement with Mr. Biggs. In connection with the offering, we have entered into a new employment agreement with Mr. Biggs, dated as of November 6, 2017, which will become effective upon completion of the offering, and which will supersede his prior employment agreement in its entirety.

Mr. Biggs. Mr. Biggs' new employment agreement, dated as of November 6, 2017, and effective upon completion of this offering, has an initial three-year term expiring on the third anniversary of the completion of this offering, with automatic one-year renewal periods thereafter, unless Mr. Biggs or the Company provides notice of non-renewal at least 60 days prior to the next renewal date. Under his new employment agreement, Mr. Biggs is entitled to a base salary for 2017 of $685,000 for the portion of 2017 following completion of the offering, and a base salary of $785,000 for 2018. The increase in Mr. Biggs' base salary largely reflects the elimination of separate payments to Mr. Biggs for a housing allowance and director fees to which he is entitled under his current employment agreement. Under his new agreement, Mr. Biggs is eligible to earn annual bonuses, in amounts determined by the Compensation Committee, subject to typical and reasonable performance measures as the our board of directors may determine. The target bonus is 75% of base salary. Mr. Biggs is entitled to participate in the Omnibus Plan and all other benefit plans or programs generally available to senior executives of the Company, a salary continuation agreement, and a bank paid life insurance policy.

Under his new agreement, Mr. Biggs may terminate employment at any time for "good reason," as defined in the employment agreement, and may terminate without good reason at any time. The Bank can terminate the employment agreement at any time, with or without "cause," as defined in the employment agreement. In the event that his employment is terminated by the Company without "cause" or by Mr. Biggs with "good reason," he would be entitled to payment for accrued but unused vacation time, and subject to execution and non-revocation of a release of claims, payment of base salary for two years a prorated bonus for the period worked in the current year, and the cost of continuance of medical coverage under COBRA. In the event of termination without "cause" or for "good reason" and subject to his execution and non-revocation of the release, all of Mr. Biggs' unvested equity based awards would immediately vest in full. In the event of death or total disability that occurs prior to December 31, 2018, Mr. Biggs or his heirs would be entitled to receive continued payment of his base salary through the end of 2018 and accrued benefits. In the event of a termination without "cause" or for "good reason" within a specified change in control period, Mr. Biggs would, subject to his execution of a release of claims, be entitled to the full amount of his target bonus for the current year, payment for accrued but unused vacation time, two years of base salary and the cost of continuance of medical coverage under COBRA, subject to reduction to avoid the imposition of an excise tax under section 4999 of the Code.

Mr. Biggs existing employment agreement, dated as of January 1, 2016, has an initial three-year term which expires on January 1, 2019, with automatic one-year renewal periods thereafter unless Mr. Biggs or the Bank provides notice of non-renewal at least 60 days prior to the next renewal date. Under his existing employment agreement, Mr. Biggs is entitled to a base salary for 2017 of $600,000, and a base salary of $650,000 for 2018. Under his existing agreement, Mr. Biggs is eligible to earn annual discretionary bonuses, in amounts determined by the Compensation Committee, subject to typical and reasonable performance measures as the Bank board of directors may determine. The target bonus is between 50% and 100% of base salary. Mr. Biggs is entitled to an award of phantom stock having a value of up to $1,000,000, but not less than $400,000, each year during the term of the agreement. The entitlement to phantom stock awards will be fulfilled with awards of restricted stock units under the Omnibus Plan following the offering as discussed under "Omnibus Equity & Incentive Compensation Plan." Under his agreement, the value of Mr. Biggs' awards of phantom stock shall be determined after the term of his employment by applying a multiplier determined by investment banks selected by the Bank and Mr. Biggs to the book value of a share of phantom stock as calculated under the phantom stock plan, to arrive at a market value of the Bank. This provision will no long apply following conversion of the phantom stock to restricted stock units. Mr. Biggs is entitled to participate in all other benefit plans or programs generally available to senior executives of the Bank, a salary continuation agreement, a bank paid life insurance policy, and a $7,000 per month housing allowance. We have transferred title to a Bank owned automobile, which was purchased for his use, to Mr. Biggs.

Under his existing agreement, Mr. Biggs may terminate employment at any time for "good reason," as defined in the employment agreement, including a change in the ownership or effective control of the Company or Bank, or a substantial portion of their assets, subject to the Bank's right to cure, and may terminate without good reason at any time. The Bank can terminate the employment agreement at any time, with or without "cause," as defined in the employment agreement. The death or disability of Mr. Biggs or the Bank's default (as defined under the FDIA) also triggers termination rights.

In the event that his employment is terminated under his existing agreement by the Bank without "cause" or by Mr. Biggs with "good reason," he would be entitled to a prorated bonus for the period worked in the current year, continuation of all group employee benefits until the end of the term, payment for accrued but unused vacation time, and payment of base salary for the remainder of the term, and all of the additional benefits to which he would be entitled upon a change in control, including vesting of all outstanding awards and marking to market of all awards. Mr. Biggs would also become fully vested in all phantom stock awards. In the event of death or disability, Mr. Biggs or his heirs would be entitled to receive continued payment of his base salary for the remainder of the term.

We have also entered into a salary continuation agreement with Mr. Biggs. We account for this agreement as a deferred compensation arrangement and the obligation is unsecured and unfunded. The normal retirement benefit is fixed at 80% of base salary in the year in which Mr. Biggs separates from service with the Company, payable for 20 years. On November 6, 2017, we entered into a Second Amendment to Mr. Biggs' salary continuation agreement. This amendment changes the amount of the retirement benefit to 80% of the amount determined by subtracting $135,000 from his base salary in the year in which he separates from service. The full amount of the award is payable if Mr. Biggs' service terminates other than for cause, or the event of death, or a termination of service without cause within 36 months after a change in control of the Company. In the event of termination for "cause" (as defined in the agreement), no benefit shall be awarded.

Ms. Prieto. Ms. Prieto is a party to an employment agreement, dated as of August 1, 2016, having an initial three-year term expiring on August 1, 2019, with automatic one-year renewal periods thereafter unless Ms. Prieto or the Bank provides notice of non-renewal at least 60 days prior to the next renewal date. Ms. Prieto has a base salary for 2017 of $375,000, subject to review at least annually. Under her agreement, Ms. Prieto is eligible to earn annual discretionary bonuses, in amounts determined by the Compensation Committee, subject to the terms of our Performance and Profitability Plan and the achievement of the Bank's performance goals. The target bonus is between 50% and 100% of base salary. Ms. Prieto is entitled to participate in the Phantom Stock Plan and all other benefit plans or programs generally available to similarly situated employees of the Bank.

Ms. Prieto may terminate employment at any time for "good reason," as defined in the employment agreement, subject to the Bank's right to cure, and may terminate without good reason at any time. The Bank can terminate the employment agreement at any time, with or without "cause," as defined in the employment agreement.

In the event that her employment is terminated by the Bank without "cause" or by Ms. Prieto with "good reason," Ms. Prieto would be entitled to a prorated bonus for the period worked in the current year, continuation of all group employee benefits until the end of the term, payment for accrued but unused vacation time, and payment of base salary for the remainder of the term, or in the alternative, a one-time severance payment equal to two times the sum of the base salary and incentive bonus paid in the prior year, whichever is greater. Ms. Prieto would also become fully vested in all phantom stock awards. In the event of death or disability, a one-time payment of 90 days of base salary, offset by certain Bank-sponsored disability benefits, is payable.

Mr. Pendergist.    Until his resignation, Mr. Pendergist was a party to an employment agreement, dated as of August 1, 2016, having an initial three-year term expiring on August 1, 2019, with automatic one-year renewal periods thereafter unless Mr Pendergist or the Bank provides notice of non-renewal at least 60 days prior to the next renewal date.

Mr. Pendergist was entitled to a base salary for 2017 of $500,000, subject to review at least annually. Mr. Pendergist was eligible to earn annual discretionary bonuses, in amounts determined by the Compensation Committee, subject to the terms of our Performance and Profitability Plan and the achievement of the Bank's performance goals. The target bonus was between 50% and 100% of base salary. Mr. Pendergist was entitled to participate in the Phantom Stock Plan and all other benefit plans programs generally available to similarly situated employees of the Bank.

In the event that Mr. Pendergist's employment were terminated by the Bank without "cause" or by Mr. Pendergist "good reason," Mr. Pendergist would be entitled to a prorated bonus for the period worked in the current year, continuation of all group employee benefits until the end of the term, payment for accrued but unused vacation time, and payment of base salary for the remainder of the term, or in the alternative, a one-time severance payment equal to two times the sum of the base salary and incentive bonus paid in the prior year whichever was greater. He would also become fully vested in all phantom stock awards. In connection with Mr. Pendergist's resignation, we entered into a separation agreement and general release with him pursuant to which Mr. Pendergist agreed to a severance payment of an amount less than the aggregate amount which he could have been entitled in the event of a termination without "cause." Mr. Pendergist provided us with a general release of claims, known or unknown, and agreed to certain confidentiality and nondisparagement provisions.

Confidentiality and Restrictive Covenants. Under their agreements, each of the named executive officers agrees to maintain the confidentiality of confidential information, including customer non-public personal information and the Company's confidential information. In addition, Mr. Biggs (under his existing employment agreement and his new agreement) and Ms. Prieto are subject to employee and customer non-solicitation covenants that survive the term of employment for two years and six months respectively.

Omnibus Equity and Incentive Compensation Plan

We have adopted, and the existing shareholders of the company have approved, a new omnibus equity and incentive compensation plan in which our employees, executive officers and/or directors and consultants may participate.

The Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan, or the Omnibus Plan, provides for the issuance of up to 3,360,000 shares of common stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. The purpose of the Omnibus Plan is to provide selected present and future employees, directors and consultants of the Company and its subsidiaries and affiliates with stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.

The maximum number of shares that may be issued upon the exercise of incentive stock options under the Omnibus Plan is 3,360,000. The maximum aggregate number of shares that may be subject to stock options granted in any fiscal year to any one participant is 500,000. The maximum aggregate number of shares that may be subject to stock appreciation rights granted in any fiscal year to any one participant is 500,000. The maximum aggregate fair market value of shares granted as restricted stock or restricted stock units granted in any fiscal year to any one participant is $5,000,000. The maximum aggregate value, measured at target, for awards of performance shares or performance units granted in any fiscal year to any one participant is $5,000,000. The maximum aggregate amount awarded with respect to cash-based awards made in any fiscal year to any one participant is $5,000,000. The maximum aggregate value awarded with respect to any equity or cash awards made in any fiscal year to any one non-employee director is $300,000. The maximum aggregate fair market value with respect to other stock-based awards made in any fiscal year to any one participant shall be $5,000,000. The Omnibus Plan will have a term of ten years from the date of shareholder approval of the Omnibus Plan, subject to earlier termination.

The Omnibus Plan will be administered by the Compensation Committee of the board of directors of the Company. The Compensation Committee will have the ability to make awards under the Omnibus Plan, and to select employees, directors and consultant who may participate in the Omnibus Plan, determine the amount and types of awards, determine the terms and conditions of awards, grant awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company; grant substitute awards on terms and conditions as the Compensation Committee may prescribe; make all determinations under the Omnibus Plan concerning termination of any participant's employment or service with the Company; determine whether or not a Change-in-Control shall have occurred; construe and interpret the Omnibus Plan and any agreement or instrument under the Omnibus Plan; establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any award; establish and administer any performance goals, including related performance measures or performance criteria and applicable performance periods, determine the extent to which any performance goals and/or other terms and conditions of an award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as performance-based compensation were in fact satisfied; construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Omnibus Plan and/or any award agreement; establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Omnibus Plan's operation or administration; make all valuation determinations relating to awards and the payment or settlement thereof; grant waivers of terms, conditions, restrictions and limitations under the Omnibus Plan or applicable to any award, or accelerate the vesting or exercisability of any award.

Equity Awards in Connection with this Offering.    In connection with this offering, our board of directors has approved, effective as of the completion of the offering, special, one-time awards under the under the Omnibus Plan to our executive officers, directors (other than Mr. Trione) and certain other officers and employees of approximately 412,355 shares of restricted stock, and in the case of Mr. Biggs, 260,465 restricted stock units. Such awards will be effective immediately following this offering and the underlying shares registered on a Registration Statement on Form S-8. Our board of directors approved these equity awards to incentivize our executives, directors and employees, and to align their interests with those of our shareholders. All awards will vest in three equal annual installments commencing on the first anniversary of the date of grant. Generally, awards will vest upon death disability or involuntary termination without cause within 12 months after a change in control, and in Mr. Biggs' case, his voluntary retirement after January 1, 2019. The awards will not be subject to any performance based conditions, or any condition other than the passage of time and continued service. We will incur compensation expense of approximately $7.2 million in connection with the awards, which will be recognized over the vesting period.

The following table summarizes all equity based awards expected to be granted in connection with the completion of the offering. The anticipated value of awards shown in the following table is the number of shares underlying the award multiplied by the offering price and assumes that all awards will not be forfeited prior to vesting in full.

Name	Type of Award	Shares Subject to Award
Directors
John G. Biggs	Restricted Stock Units	260,465
John C. Erickson	Restricted Stock	11,163
Jack Krouskup	Restricted Stock	11,163
Anita Gentle Newcomb	Restricted Stock	11,163
Bradley M. Shuster	Restricted Stock	11,163
Thomas C. Wajnert	Restricted Stock	11,163
Other executive officers and employees
Liana R. Prieto	Restricted Stock	50,233
Other executive officers	Restricted Stock	149,033
Other employees	Restricted Stock	157,274

Total		672,820

The foregoing table does not reflect the conversion of 735,543.609 unvested shares of phantom stock which will be converted into restricted stock units with the same vesting schedules, on a share for share basis, upon completion of the offering.

Director Compensation

The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2016 for service as members of our boards of directors and committees.

	Fees Earned

Name	Paid in Cash	Stock Awards(2)	Total

Jack Krouskup	$100,000	$60,000	$160,000
Anita Gentle Newcomb	$125,000	$60,000	$185,000
Bradley M. Shuster	$75,000	$60,000	$135,000
Victor S. Trione, Chairman	$764,300	-	$764,300
Thomas C. Wajnert	$150,000	$60,000	$210,000
Paul Klenner (1)	$50,000	$60,000	$110,000
George Mancini (1)	$193,000	-	$193,000
Richard Rapoport (1)	$75,000	$60,000	$135,000
James E. Topinka (1)	$75,000	$60,000	$135,000
Mark Trione (1)	$230,500	-	$230,500
(1)
Mr. Mancini's term of service ended as of the Annual Meeting of Shareholders held on April 27, 2017. Mr. Klenner, Mr. Rapoport and Mr. M. Trione resigned from the board of directors shortly after reelection at the 2017 Annual Meeting of Shareholders. Mr. Topinka's service as a director ended in August 2017.

(2)
Represents aggregate grant date fair value of awards, of 6,457 shares of phantom stock, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards in Note 16 to the audited consolidated financial statements for the year ended December 31, 2016 included elsewhere in this prospectus. All awards vest one year from the date of grant and may be settled only in cash. Amounts payable may be deferred at the election of the participant, and deferred amounts continue to increase or decrease based on the book value of the Company plus the amount of discretionary dividends paid since the adoption of the plan. In connection with the offering, all shares of phantom stock held by directors are being converted into restricted stock units on a share for share basis.

During 2016, each director who is not a shareholder of the Company received a base retainer of $12,500 per calendar quarter. Members of the Audit, Governance, Nomination and Compensation Committee, and Strategic Planning Committee, received additional fees of $6,250 per calendar quarter for membership on each of such committees, and the Chair of each of such committees received an additional quarterly fee of $6,250. For 2016, each director who is not a stockholder or an employee also received an award of 6,457 shares of phantom stock.

During 2016, each of the directors who are shareholders, Mr. V. Trione, Mr. M. Trione and Mr. Mancini, also received salaries for their service on the board of directors, and were entitled to receive cash bonuses, as determined by the board of directors. Salary and bonus paid for 2016 to these directors is as follows: Mr. V. Trione, $440,000 and $249,300, respectively; Mr. M. Trione: $115,000 and $65,500, respectively; Mr. Mancini: $90,000 and $40,500, respectively.

Going forward, non-employee directors will be entitled to receive the same base retainers for board and committee service. In addition, the Lead Independent Director will receive an additional $12,500 retainer per calendar quarter. In addition, upon completion of the offering, each non-employee director will receive an award of 11,163 shares of restricted stock.

Salary Continuation Agreements. We have entered into a salary continuation agreement with Mr. V. Trione and Mr. M. Trione relating to their service as directors. We account for these agreements as a deferred compensation arrangement and the obligation is unsecured and unfunded. The normal retirement benefit is fixed at 80% of the director's base salary in the year in which they separate from service with the Company, payable for 20 years. The full amount of the award is payable if service terminates other than for cause, after reaching age 62, or the event of death, or a termination of service without cause within 36 months after a change in control of the Company. Each of Mr. V. Trione and Mr. M. Trione are fully vested in the benefit under their Salary Continuation Agreement. In the event of termination for "cause" (as defined in the agreement), no benefit shall be awarded. The Company has accrued the present value of the expected benefits payable under these agreements. No amounts were accrued in 2016 in respect of these agreements and no amounts were paid in 2016 under these agreements.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions by us with related parties are subject to formal written policies, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and Regulation W, 12 C.F.R. 223, which governs certain transactions by us with our affiliates, and Regulation O, 12 C.F.R. 215, which governs certain extensions of credit by us to directors, executive officers, principal shareholders and their related interests. Any related party transactions, other than loans, must be approved by the audit committee.

Our Bank does not make loans to directors, executive officers, principal shareholders or their related interests. Our Bank has no outstanding loans to directors, executive officers, principal shareholders or their related interests. Our Bank has deposit relationships with some of our directors, executive officers, principal shareholders and their affiliates. These deposit relationships are all in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to us.

During 2016, we paid an aggregate of $133,875 for services to Cowboy Advertising, Inc., an advertising firm of which Mr. Biggs' brother-in-law is a principal. We have not used this service provider since June 2017.

Tax sharing agreement.    We have historically been treated as an S Corporation for U.S. federal income tax purposes, as a result of which, our existing shareholders have been taxed on our income directly. We have historically made tax distributions to our shareholders that were generally intended to equal the amount of tax our shareholders were required to pay with respect to our income. In connection with this offering, we will enter into an S Corporation Termination and Tax Sharing Agreement with our existing shareholders. As a result, our S Corporation status terminated on December 1, 2017. Thereafter, we are subject to federal income taxes, and increased state income taxes. The agreement also provides for the cash distributions to be made to our existing shareholders.

In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Pursuant to the tax sharing agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, we may be required to make a payment to our existing shareholders who execute the agreement in an amount equal to such shareholders' incremental tax liability, which amount may be material. In addition, we will indemnify such shareholders with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the maximum combined federal and state income tax rates for the relevant period for taxpayers who are married and filing jointly. We will also indemnify such shareholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. Our existing shareholders who execute the agreement will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in the shareholder's taxable income for any for tax period and a corresponding increase in the Company's taxable income for any period.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of November 27, 2017 and as adjusted to reflect the completion of the offering, for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;
  •
  each of our directors and named executive officers individually; and
  •
  all of directors and executive officers as a group

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to equity awards within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner. Ownership following the offering does not include 735,543.609 restricted stock units issued upon conversion of shares of phantom stock, or other awards made in connection with the offering, none of which give the holder the right to acquire voting or investment power over shares of common stock within sixty days.

The percentage of beneficial ownership after the offering is based on 54,150,000 shares of common stock outstanding after the completion of this offering assuming no exercise of the underwriters' option to purchase additional shares of our common stock, and 55,972,500 shares of our common stock to be outstanding after the completion of this offering, assuming exercise in full of the underwriters' option to purchase additional shares of our common stock. The following table does not reflect any shares of our common stock that our directors or officers may purchase in this offering through the directed share program described under "Underwriting."

			Immediately Following Offering

Name	Prior to Offering		Assuming underwriters' overallotment option is not exercised		Assuming underwriters' overallotment option is exercised in full

Directors	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage

John G. Biggs	-	-	-	-	-	-
John C. Erickson	-	-	-	-	-	-
Jack Krouskup	-	-	-	-	-	-
Anita Gentle Newcomb	-	-	-	-	-	-
Bradley M. Shuster	-	-	-	-	-	-
Victor S. Trione (1)	11,000,000	26.19%	11,000,000	20.31%	11,000,000	19.65%
Thomas C. Wajnert
Executive Officers who are not Directors
Liana R. Prieto	-	-	-	-	-	-
Jason M. Pendergist (2)	-	-	-	-	-	-
All directors and executive officers of the Company as a group (14 persons)	11,000,000	26.19%	11,000,000	20.31%	11,000,000	19.65%
Other 5% shareholders
Mark H. Trione and Catherine L. Trione Trust (3)	4,220,000	10.05%	4,220,000	7.79%	4,220,000	7.54%
The Madelyn Victoria Trione Trust, John Hamann and Theodore Hellman, Trustees (4)	10,500,000	25.00%	10,500,000	19.39%	10,500,000	18.76%
The Victor Henry David Trione Trust, John Hamann and Theodore Hellman, Trustees (5)	10,500,000	25.00%	10,500,000	19.39%	10,500,000	18.76%
John Hamann and Theodore Hellman, Trustees (6)	24,780,000	59.00%	24,780,000	45.76%	24,780,000	44.27%
(1)
Reported shares held in a revocable trust for the benefit of Mr. V. Trione, as to which trust he serves as trustee. The address for Mr. V. Trione and the trust is 520 Third Street, Fourth Floor, Santa Rosa, California 95401. Does not include shares held in the Victor Henry David Trione Trust or the Madelyne Victoria Trione Trust, trusts for benefit of Mr. V. Trione's adult children, and as to which he disclaims beneficial ownership. Mr. V. Trione is the brother of Mr. M. Trione.
(2)
Mr. Pendergist submitted his resignation on June 19, 2017, effective July 14, 2017.
(3)
Reported shares held in a revocable trust for the benefit of Mr. M. Trione and his wife Catherine L. Trione, as to which trust they each serve as trustee. The address for Mr. M. Trione and Mrs. Trione and the trust is 520 Third Street, Fourth Floor, Santa Rosa, California 95401. Does not include 1,260,000 shares held in each of three irrevocable trusts for the benefit of their three adult children, and as to which they disclaim beneficial ownership. Mr. M. Trione is the brother of Mr. V. Trione.
(4)
Reported shares do not include shares held by or for the benefit of, Mr. V. Trione, or VHD Trione, respectively Ms. Trione's father and brother, and as to which Ms. Trione disclaims beneficial ownership.
(5)
Reported shares do not include shares held by or for the benefit of, Mr. V. Trione, or Madelyn Victoria Trione, respectively Mr. VHD Trione's father and sister, and as to which Mr. VHD Trione disclaims beneficial ownership.
(6)
Reported shares include 10,500,000 shares held in the Victor Henry David Trione Trust; 10,500,000 shares held in the Madelyne Victoria Trione Trust, and 1,260,000 shares held in trusts for each of the three adult children of Mr. M. Trione. The address for each of the trusts and the trustees is 101 D Street, Santa Rosa, California 95404, Attention: John Hamann.

 DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation, or articles, and bylaws, as they each will be in effect prior to the completion of this offering. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of shareholder rights.

General

Our authorized capital stock consists of 100,000,000 shares of common stock with no par or stated value, and 5,000,000 shares of undesignated preferred stock, the terms of which may be established by board of directors by resolution. As of the date hereof, 42,000,000 shares of our common stock were outstanding, and no shares of preferred stock were designated or outstanding.

An aggregate of 3,360,000 shares of common stock are expected to be reserved for issuance under the Omnibus Plan. An additional 735,543.609 shares of common stock are reserved for issuance pursuant to restricted stock units issued upon conversion of shares of phantom stock.

If all 12,150,000 shares are sold in this offering, we anticipate that there will be 54,150,000 shares of our common stock and no shares of preferred stock outstanding upon the conclusion of this offering.

All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, fully paid and nonassessable.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.

Because we are a holding company, our rights to participate in any distribution of assets of any subsidiary, including the Bank, upon its liquidation or reorganization or otherwise (and the ability of our shareholders to benefit indirectly from such a distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary with recognized claims. Claims on our subsidiaries by creditors other than the Company will include substantial obligations with respect to deposit liabilities and purchased funds.

Voting Rights; Majority Written Consent

Following the completion of the offering, it is expected that holders of our common stock will be entitled to one vote per share on all matters requiring shareholder action, including the election of directors. Holders of our common stock currently have cumulative voting rights for the election of directors, provided that all statutory conditions precedent to such exercise have been fulfilled. This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate. In any election of directors, the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are elected as directors. We intend to amend our bylaws in order to eliminate cumulative voting effective upon completion of the offering.

Any action, that, under any provision of the California Corporations Code may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voted; provided, however, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice shall be given (in the same manner as notice of meetings is to be given), and within the time limits prescribed by law, of such action to all shareholders entitled to vote who did not consent in writing to such action; and provided, further, that directors may be elected by written consent only if such consent is unanimously given by all shareholders entitled to vote, except that action taken by shareholders to fill one or more vacancies on the board other than a vacancy created by the removal of a director may be taken by written consent of a majority of the outstanding shares entitled to vote.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of any then outstanding shares of preferred stock, the holders of our common stock will be entitled to receive all of our assets remaining after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

The payment of dividends is subject to the restrictions set forth in the California General Corporation Law, or CGCL. The CGCL provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) The amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount, or (ii) Immediately after the distribution, the value of the company's assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. While we presently expect that we will commence paying a cash dividend of $0.0575 per share commencing in the second quarter of 2018, and to pay a prorated dividend in the first quarter of 2018 based on such amount and the portion of the fourth quarter of 2017 during which we are a public Company, no assurance can be given that our earnings will permit the continued payment of dividends in the future. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and the Bank.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHCA requires any "bank holding company," as defined in that BHCA, to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or 5% or more of our common stock under certain circumstances, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Prior to the offering, we expect that we will amend our articles of incorporation and/or bylaws to provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements will be in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company's proxy materials.

Preferred Stock

Prior to the offering, we expect that we will amend our articles of incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock with such designations, powers, preferences and rights as our board of directors may from time to time determine. In addition, under California law we expect our board of directors would be authorized to amend our articles of incorporation to increase the number of authorized shares of common stock, without shareholder approval, if necessary to permit the conversion of shares of convertible preferred stock.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Furthermore, those shares that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have a material adverse effect on the market value of our common stock.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

Anti-Takeover Provisions

Provisions of the CGCL and federal banking regulations may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.

Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our articles of incorporation and bylaws do not set higher limits.

We are subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an "interested person" makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an "interested person" if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If, after receiving an offer from such an "interested person", we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the "interested person" offer.

We are also subject to other provisions of the CGCL, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of our assets or delaying or preventing changes in control of our management. Under Section 1101 of the CGCL, if a single entity or constituent corporation owns more than 50% but less than 90% of the outstanding shares of any class of our capital stock and attempts to merge our Company into itself or other constituent corporation, the Company's non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of our shareholders consent to the transaction or the terms of the transaction are approved and determined to be fair by the DBO. Section 1001(d) of the CGCL provides that any proposed sale or disposition of all or substantially all of our assets to any other corporation that we are controlled by or under common control with must be consented to by our shareholders holding at least 90% of the outstanding shares of our capital stock or approved and determined fair by the DBO. Sections 1101 and 1001 of the CGCL could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.

Other Matters

Under our articles and bylaws, the holders of our common stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

 SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our common stock. Although we have received approval to list our common stock on the NASDAQ Global Select Market, we cannot assure you that a significant public market for our common stock will develop or be sustained. Future sales of substantial amounts of our common stock (including shares issued on the exercise of options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

Upon completion of this offering, we will have 54,150,000 shares of common stock issued and outstanding (55,972,500 shares if the underwriters exercise their purchase option in full).

Of these shares, the 12,150,000 shares sold in this offering (or 13,972,500 shares if the underwriters exercise their option in full) will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our "affiliates" as that term is defined in Rule 144 under the Securities Act, including those shares purchased by certain of our directors and executive officers through the directed share program described in the section titled "Underwriting." The remaining outstanding shares will be deemed "restricted securities" or "control securities" under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Lock-Up Agreements

We, our executive officers, directors and the holders of more than 95% of our currently outstanding shares of common stock, who will beneficially own in the aggregate at least 40,000,000 shares of our common stock after this offering are entering into lock-up agreements under which we and they will generally agree not to sell or otherwise transfer our or their shares for a period of 180 days after the date of this prospectus. These lock-up agreements are subject to certain exceptions. For additional information, see "Underwriting—Lock-Up Agreements." As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriters.

Following the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market only if (i) they are registered under the Securities Act or (ii) an exemption from registration, such as Rule 144, is available.

Rule 144

All shares of our common stock held by our "affiliates," as that term is defined in Rule 144, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an "affiliate" as any person who directly or indirectly controls, or is controlled by, or is under common control with, the Company, which generally includes our directors, executive officers, 10% or more shareholders and certain other related persons. Upon completion of this offering and subject to the lock-up agreements described above, we expect that approximately 77.56% of our outstanding common stock (or 75.04% of our outstanding common stock if the underwriters exercise their purchase option in full), will be eligible for sale under Rule 144 subject to limitations on sales by "affiliates" assuming such affiliates do not purchase any shares in this offering.

Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our "affiliate" would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, which would be approximately 541,500 shares of common stock immediately after this offering (assuming the underwriters do not elect to exercise their purchase option), or the average weekly trading volume of our common stock on the NASDAQ Global Select Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors in connection with a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our "affiliates," as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by "affiliates" under Rule 144 without compliance with its minimum holding period requirement.

Registration Statement on Form S-8

Upon completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act registering all of the shares of common stock reserved for issuance pursuant to awards under the Omnibus Plan, to the extent that Form S-8 is available. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

 UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten offering in which we and Keefe, Bruyette & Woods, Inc. and Sandler O'Neill & Partners, L.P., as representatives for the underwriters named below, are entering into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, we will agree to sell, and each underwriter will severally and not jointly agree to purchase the number of shares of our common stock indicated in the following table:

Number of Shares
Keefe, Bruyette & Woods, Inc.	6,075,000
Sandler O'Neill & Partners, L.P.	3,645,000
Piper Jaffray & Co.	1,518,750
D.A. Davidson & Co.	911,250

Total	12,150,000

The underwriters are offering the shares of our common stock subject to a number of conditions, including receipt and acceptance of our common stock by the underwriters. The obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to these conditions. The underwriting agreement between us and the underwriters provides that if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See "—Electronic Distribution."

Underwriting Discount

Shares of our common stock sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $0.41925 per share from the initial public offering price. Any of these securities dealers may resell any shares of our common stock purchased from the underwriters to other brokers or dealers at a discount of up to $0.10000 per share from the initial public offering price. If all of the shares of our common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the U.S. may be made by affiliates of the underwriters. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.69875 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise of option to purchase additional shares	Full Exercise of option to purchase additional shares

Per share	$0.69875	$0.69875
Total	$8,489,812.50	$9,763,284.38

We estimate the expenses of this offering, not including the underwriting discount, to be approximately $2.0 million, and such expenses are payable by us. We also have agreed to reimburse the underwriters for certain expenses incurred in connection with the offering in an amount up to $375,000. We have also granted to certain of the underwriters a right of first refusal, subject to certain limitations, to provide services with respect to certain of our future offerings and financings.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to 1,822,500 additional shares of our common stock, at the initial public offering price less the underwriting discount. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares reflected next to such underwriter's name in the table above relative to the total number of shares reflected in such table.

Lock-Up Agreements

We, our executive officers, directors and the holders of more than 95% of our currently outstanding shares of common stock, are entering into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives and subject to certain exceptions:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;
  •
  enter into any swap, hedge, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or
  •
  publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the representatives may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representatives have agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

In addition, the restrictions described above will not apply to certain transfers of the locked-up shares, so long as the transferee agrees, among other things, to be bound by the terms of the lock-up agreement. Such transfers permitted under the lock-up agreement include, but are not limited to transfers of shares of our common stock:

  •
  as a bona fide gift or gifts or by will or intestate succession;

  •
  to any trust or family limited partnership for the benefit of the transferor or his or her immediate family;
  •
  to any wholly owned subsidiary or any shareholders, partners or members of the transferor;
  •
  to charitable organizations, family foundations or donor advised funds that do not involve a disposition for value;
  •
  to affiliates of the transferor;
  •
  to any investment manager or advisor that has investment discretionary authority with respect to the transferor's investments; and
  •
  to any entity with which the transferor shares in common an investment manager or advisor that has investment discretionary authority with respect to the transferor's and the entity's investments.

The lock-up restrictions also do not apply to transfers of shares of our common stock:

  •
  to us to satisfy any tax withholding obligations upon the exercise or vesting of equity awards;
  •
  pledged in a bona fide transaction outstanding as of the date of the lock-up agreement; or
  •
  acquired in open market transactions following the completion of this offering so long as no report, filing or public disclosure regarding the transfer or the resulting reduction in beneficial ownership of our common stock is required to be or is voluntarily made by any party to such transaction pursuant to the Exchange Act (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above).

These restrictions will apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

We have received approval to list our common stock for listing on the NASDAQ Global Select Market under the symbol "LBC."

Indemnification and Contribution

We have agreed to indemnify the underwriters and their affiliates, selling agents, and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents, and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions, and Penalty Bids

To facilitate this offering and in accordance with Regulation M under the Exchange Act, or Regulation M, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;
  •
  short sales; and
  •
  purchase to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' purchase option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

As an additional means of facilitating our initial public offering, the underwriters may bid for, and purchase, shares of our common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7% of the shares of our common stock offered by this prospectus for sale to our directors, officers, employees, business associates, and related persons. Our directed share program will be administered by Keefe Bruyette & Woods or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. Our President and Chief Executive Officer John Biggs has indicated that he intends to purchase up to $100,000 of shares of common stock through this program.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, each a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of shares to the public has been or will be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock offered hereby that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares to the public may be made in that Relevant Member State at any time:

•
to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;
•
to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or
•
in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression "an offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to have been communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) received in connection with the issue or sale of the shares of our common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA have been or will be complied with in respect of anything done in relation to the shares of our common stock offered hereby in, from or otherwise involving the United Kingdom.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations described in this discussion.

This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the alternative minimum tax and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;
  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
  •
  banks, insurance companies, and other financial institutions;
  •
  brokers, dealers or traders in securities;
  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;
  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
  •
  tax-exempt organizations or governmental organizations;
  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;
  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
  •
  tax-qualified retirement plans; and
  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR

GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;
  •
  a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
  •
  our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

 LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Buckley Sandler LLP, Washington, D.C. Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters for the underwriters.

EXPERTS

Our financial statements as of December 31, 2016 and 2015 and for the years then ended have been included herein and in the registration statement in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-1 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of our common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC's Internet website at www.sec.gov.

Upon completion of the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy statements with the SEC. You will be able to inspect and obtain copies of these reports and proxy statements and other information at the physical and Internet addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

We also maintain an Internet website at www.lutherburbanksavings.com. On our website we will make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC; our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Luther Burbank Corporation and Subsidiaries
Santa Rosa, California

We have audited the accompanying consolidated balance sheets of Luther Burbank Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the Public Company Accounting Oversight Board (United States) auditing standards. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Luther Burbank Corporation and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Sacramento, California
July 26, 2017

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
(Dollars in thousands)

	2016	2015

ASSETS
Cash and cash equivalents	$59,208	$65,562
Available for sale investment securities, at fair value	459,662	378,169
Held to maturity investment securities, at amortized cost (fair value of $7,571 in 2016 and $9,396 in 2015)	7,561	9,331
Loans held for sale	34,340	18,086
Loans receivable, net of allowance for loan losses of $33,298 in 2016 and $45,509 in 2015	4,407,102	3,809,994
Accrued interest receivable	12,141	10,491
Federal Home Loan Bank stock	30,410	18,379
Premises and equipment, net	24,356	24,217
Goodwill	3,297	3,297
Prepaid expenses and other assets	26,480	25,359

Total assets	$5,064,557	$4,362,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$3,333,969	$3,121,247
FHLB advances	1,111,886	668,311
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	95,000	95,000
Accrued interest payable	1,302	697
Other liabilities and accrued expenses	56,168	44,474

Total liabilities	4,660,182	3,991,586

Commitments and contingencies (Note 13)
Stockholders' equity:
Common stock, no par value; 100,000,000 shares authorized; 42,000,000 shares issued and outstanding	2,262	2,262
Retained earnings	407,648	372,327
Accumulated other comprehensive loss, net of taxes	(5,535)	(3,290)

Total stockholders' equity	404,375	371,299

Total liabilities and stockholders' equity	$5,064,557	$4,362,885

The accompanying notes are an integral part of these consolidated financial statements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands, except share data)

	2016	2015
Interest income:
Interest and fees on loans	$139,385	$124,249
Interest and dividends on investment securities	4,779	3,302

Total interest income	144,164	127,551

Interest expense:
Interest on deposits	31,801	29,159
Interest on FHLB advances	10,066	6,064
Interest on junior subordinated deferrable interest debentures	1,348	1,101
Interest on other borrowings	6,309	6,309

Total interest expense	49,524	42,633

Net interest income before provision for loan losses	94,640	84,918
Provision (recapture of provision) for loan losses (Note 3)	(12,703)	(7,141)

Net interest income after provision (recapture) for loan losses	107,343	92,059

Noninterest income:
Increase in cash surrender value of life insurance	233	252
Net gain on sale of loans	3,787	3,130
FHLB dividends	2,848	2,750
Change in fair value of loans held for sale	97	(183)
Other fee income	834	901
Other income	40	69

Total noninterest income	7,839	6,919

Noninterest expense:
Compensation and related benefits (Notes 3 and 16)	38,551	37,231
Deposit insurance premium	1,725	5,166
Professional and regulatory fees	2,577	2,817
Occupancy (Note 13)	5,477	5,453
Depreciation and amortization (Note 7)	2,873	2,290
Data processing	3,322	3,254
Marketing	875	1,335
Other expenses	5,842	4,793

Total noninterest expense	61,242	62,339

Income before provision for income taxes	53,940	36,639
Provision for income taxes (Note 12)	1,819	1,247

Net income	$52,121	$35,392

Basic and diluted earnings per common share	$1.24	$0.84
Weighted average shares outstanding - basic and diluted	42,000,000	42,000,000

The accompanying notes are an integral part of these consolidated financial statements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands)

	2016	2015
Net income	$52,121	$35,392
Other comprehensive income (loss):
Unrealized losses on securities:
Unrealized holding loss arising during the period	(2,294)	(1,287)
Tax effect	82	44

Net of tax	(2,212)	(1,243)

Unrealized losses on cash flow hedge
Unrealized holding loss arising during the period	(34)	(579)
Tax effect	1	21

Net of tax	(33)	(558)

Total other comprehensive income (loss)	(2,245)	(1,801)

Comprehensive income	$49,876	$33,591

The accompanying notes are an integral part of these consolidated financial statements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands, except share data)

				Accumulated Other Comprehensive (Loss) Income (Net of Taxes)
	Common Stock
						Total Stock- holders' Equity
	Shares	Amount	Retained Earnings	Securities	Cash Flow Hedge
Balance, January 1, 2015	42,000,000	$2,262	$348,735	$(919)	$(570)	$349,508
Comprehensive income (loss)
Net income	-	-	35,392	-	-	35,392
Other comprehensive loss				(1,243)	(558)	(1,801)
Cash dividends ($0.28 per share)	-	-	(11,800)	-	-	(11,800)

Balance, December 31, 2015	42,000,000	2,262	372,327	(2,162)	(1,128)	371,299
Comprehensive income (loss)
Net income	-	-	52,121	-	-	52,121
Other comprehensive loss				(2,212)	(33)	(2,245)
Cash dividends ($0.40 per share)	-	-	(16,800)	-	-	(16,800)

Balance, December 31, 2016	42,000,000	$2,262	$407,648	$(4,374)	$(1,161)	$404,375

The accompanying notes are an integral part of these consolidated financial statements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands)

	2016	2015
Cash flows from operating activities:
Net income	$52,121	$35,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,873	2,290
Recapture of provision for loan losses	(12,703)	(7,141)
Increase in deferred loan costs, net	(6,019)	(6,013)
Net gain on sale of loans	(3,787)	(3,130)
Change in fair value of loans held for sale	(97)	183
Originations of loans held for sale	(193,066)	(135,558)
Proceeds from sale of loans held for sale	177,843	124,790
Net increase in cash surrender value of life insurance	(234)	(252)
Net gain on sale of real estate owned	-	(688)
Effect of changes in:
Accrued interest receivable	(1,650)	(310)
Accrued interest payable	605	164
Other assets and liabilities	11,657	3,388

Net cash provided by operating activities	27,543	13,115

Cash flows from investing activities:
Proceeds from maturities or calls of available for sale investment securities	163,804	84,843
Proceeds from maturities or calls of held to maturity investment securities	1,770	687
Purchases of available for sale investment securities	(247,589)	(151,059)
Purchases of held to maturity investment securities	-	(3,282)
Net increase in loans receivable	(897,212)	(377,540)
Proceeds from sale of portfolio loans	320,879	-
(Purchase) Redemption of FHLB stock, net	(12,031)	6,621
Purchase of premises and equipment	(3,015)	(8,459)
Proceeds from sale of real estate owned	-	1,302

Net cash (used in) investing activities	(673,394)	(446,887)

Cash flows from financing activities:
Net increase / (decrease) in customer deposits	212,722	(24,527)
Proceeds from long term FHLB advances	100,000	100,000
Net change in short term FHLB and FRB advances	343,575	290,577
Cash paid for dividends	(16,800)	(11,800)

Net cash provided by financing activities	639,497	354,250

Increase (decrease) in cash and cash equivalents	(6,354)	(79,522)
Cash and cash equivalents, beginning of year	65,562	145,084

Cash and cash equivalents, end of year	$59,208	$65,562

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$48,920	$42,469
Income taxes	$990	$850
Non-cash investing activity:
Loans transferred to real estate owned	$-	$615

The accompanying notes are an integral part of these consolidated financial statements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization and Nature of Operations

    Luther Burbank Corporation (the "Company"), a California corporation, owns 100% of the issued and outstanding common stock of its banking subsidiary, Luther Burbank Savings (the "Bank"). The Bank is a California chartered commercial bank, whose principal business is to attract deposits from the general public and invest those funds in a variety of real estate loans, including permanent mortgage loans and construction loans secured by residential, multi-family, and commercial real estate. The Bank conducts its business from its headquarters in Manhattan Beach, California. It has nine full service branches located in Sonoma, Marin, Santa Clara, and Los Angeles Counties. Other California loan offices are located in Contra Costa, Los Angeles and Orange Counties. There is also a loan office in King County, Washington. The Company also owns Burbank Financial Inc., a real estate investment company, and Luther Burbank Statutory Trusts I and II, entities created to issue trust preferred securities.

    On September 9, 2016, the Bank changed its charter from a federally chartered savings and loan institution to a state chartered commercial bank. As a result, the Company became a registered bank holding company. The Federal Deposit Insurance Corporation (FDIC) and the California Department of Business Oversight (DBO) are the regulators of the Bank. The Federal Reserve Bank (FRB) is the regulator of the Company.

    The accounting and reporting policies of the Company and its wholly-owned subsidiaries conform to accounting principles generally accepted in the United States of America and general practice within the financial services industry. A summary of the more significant accounting and reporting policies follows:

    Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Burbank Financial, Inc. and Luther Burbank Savings, and its wholly-owned subsidiaries, Burbank Investor Services and Luther Burbank Mortgage Corporation. Luther Burbank Statutory Trusts I and II are not consolidated into the Company's consolidated financial statements as the Company is not considered the primary beneficiary of these Trusts (variable interest entities), but rather the junior subordinated debentures are shown as a liability and the Company's investment in the Trusts are accounted for under the equity method. The junior subordinated debentures issued and guaranteed by the Company and held by the Trusts are reflected on the Company's consolidated balance sheet. All intercompany accounts and transactions have been eliminated.

    Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Cash and Cash Equivalents

    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents include cash and due from banks.

    Restricted Cash Balances

    FRB regulations require the Company to maintain reserve balances on deposit with the Federal Reserve Bank. The average amount of reserves required at the Federal Reserve Bank at December 31, 2016 and 2015 were $13.0 million and $4.0 million, respectively.

    Investment Securities

    The Company classifies its investment securities into two categories, available for sale and held to maturity, at the time of purchase. Investment securities available for sale are measured at fair value with a corresponding recognition of the net unrealized holding gain or loss, net of income taxes, within accumulated other comprehensive income (loss), which is a separate component of stockholders' equity, until realized. Investment securities held to maturity are measured at amortized cost, based on the Company's positive intent and ability to hold such securities to maturity.

    Premiums and discounts are amortized, or accreted, over the life of the related investment security as an adjustment to interest income using a method that approximates the interest method. Interest income is recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    An investment security is impaired when its carrying value is greater than its fair value. Investment securities that are impaired are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Company will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive (loss) income. If management intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Loans Receivable

    Loans receivable are carried at their outstanding unpaid principal balances, adjusted for unamortized discounts and premiums and net of deferred loan origination fees and costs and the allowance for loan losses. Premiums or discounts to acquire loans are amortized over the life of the loan using a method that approximates the interest method.

    Loans Held for Sale

    The lower of aggregate cost or fair value option has been elected for $26.6 million in mortgage loans originated and intended for sale in the secondary market as of December 31, 2016. Lower of aggregate cost or fair value is determined by outstanding commitments from investors or secondary market price indications, with any net unrealized losses recorded as a valuation allowance and charged to earnings. There were no loans held for sale using the lower of aggregate cost or fair value method as of December 31, 2015.

    The fair value methodology has been elected for certain other mortgage loans originated and intended for sale in the secondary market. Fair market value is determined monthly using current secondary market prices for loans with similar coupons and maturities.

    Mortgage loans held for sale are sold with servicing rights released or retained. Realized gains and losses on sales of mortgage loans are accounted for under the specific identification method and based on the difference between the selling price and the carrying value of the related loan sold. The carrying value of mortgage loans sold servicing retained is reduced by the amount allocated to the servicing right.

    Loan Origination Fees and Costs

    The Company charges fees for originating loans. These fees, net of certain related direct loan origination costs, are deferred. The net deferred fees or costs on loans held for investment are recognized as an adjustment of the loan's yield over the contractual life of the loan using the interest method. The Company ceases to amortize deferred fees or costs on loans for which the accrual of interest has been discontinued. Other loan fees and charges representing service costs are reported in income when collected or earned.

    Allowance for Loan Losses

    The allowance for loan losses represents the estimated probable incurred credit losses in the Company's loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower circumstances and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. The Company performs periodic and systematic detailed reviews of its loan portfolio to assess the overall collectability of its loans. The Company's methodology for assessing the appropriateness of the allowance consists of the combined total of two key components.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The first component covers loans that are either nonperforming (placed on non-accrual or 90 days or more delinquent) or impaired. All loans are evaluated for impairment on a recurring basis. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. A restructuring of a debt constitutes a troubled debt restructuring (TDR) if the Company for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Restructured workout loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired. Impaired loans and TDRs are primarily measured based on the present value of loan payments expected to be received discounted at the loans' original effective contractual interest rate. Impaired loans and TDRs that are solely dependent on the operation or liquidation of collateral for repayment are measured for impairment at the fair value of the collateral less estimated costs to sell. If the recorded investment in the impaired loans exceeds the value of funds to be received, an allowance is established as a component of the total allowance for loan losses unless the loans are solely dependent on the collateral for repayment, in which case the amount that exceeds the fair value of the collateral is charged off.

    The second element of the allowance covers losses inherent in performing loans that have yet to be specifically identified for impairment. The Company's loan portfolio that is collectively evaluated for impairment is stratified based on factors affecting the perceived level of risk including the type of collateral, loan program, and credit classification. This component of the allowance is estimated by applying reserve factors based on average historical loss experience for the previous six years to the various loan stratifications. The resulting loss amount is adjusted to be reflective of current risks or trends affecting the loan portfolio including economic conditions, the real estate market, volumes, delinquencies, and credit concentrations.

    The Company determines a separate allowance for each portfolio segment (loan type). These portfolio segments include real estate loans secured by multi-family residential, single family residential, and commercial properties, as well as real estate construction (including land and development loans). The allowance for loan losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, is combined to determine the Company's overall allowance, which is included on the consolidated balance sheet and available for all loss exposure.

    In 2015, the Company adopted a new methodology for calculating factors applied to the Pass/Watch List loan category. The methodology uses a six year average loss rate calculated as of the prior month end by asset stratification. Prior to the change in methodology, the factors selected for the Pass/Watch List category were based on the greatest of Company's one-year, two-year, three-year, four-year, five-year or six-year actual rolling loan loss history calculated as of the prior month end by asset stratification.

    Prior to 2015, the Company's internal methodology used net losses for the past one to six years divided by an average three year loan portfolio balance. The new methodology reduced the Pass/Watch List historical loss factor for those loan stratifications that have diminished in balance over the past several years such as the Low Debt Service Ratio and Interest Only/Stated Income multi-family loan portfolios. As a result of this calculation change, the formula allowance decreased by approximately $1.9 million. Management believes that the new methodology is a more accurate estimate of the Company's historical loss history.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The Company assigns a risk rating to all loans and periodically performs detailed reviews of all such loans to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by independent specialists engaged by the Company and the Company's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, and trends in the operation of the collateral. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into six major categories, defined as follows:

      Pass assets are those which are performing according to contract and have no existing or known weaknesses deserving of management's close attention. The basic underwriting criteria used to approve the loans are still valid, and all payments have essentially been made as planned.

      Watch assets are expected to have an event occurring in the next 90 to 120 days that will lead to a change in risk rating with the change being either favorable or unfavorable. These assets require heightened monitoring of the event by management.

      Special mention assets have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company's credit position at some future date. Special mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

      Substandard assets are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged. These assets have well-defined weaknesses: the primary source of repayment is gone or severely impaired (i.e., bankruptcy or loss of employment) and/or there has been a deterioration in collateral value. In addition, there is the distinct possibility that the Company will sustain some loss, either directly or indirectly (i.e., the cost of monitoring), if the deficiencies are not corrected. A deterioration in collateral value alone does not mandate that an asset be adversely classified if such factor does not indicate that the primary source of repayment is in jeopardy.

      Doubtful assets have the weaknesses of those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable based on current facts, conditions and values.

      Loss assets are considered uncollectible and of such little value that their continuance as assets, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or portion thereof) even though partial recovery may be affected in the future.

    The allowance for loan losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses, and (3) other qualitative factors. All reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

      Multi-family and commercial real estate loans – These loans typically involve greater principal amounts than other types of loans, and repayment depends upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. Multi-family and commercial real estate loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, some commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to comply with the terms of the loan agreement, which may increase the risk of default or non-payment.

      Single family residential real estate loans – The degree of risk in single family residential real estate lending depends primarily on the loan amount in relation to collateral value, the interest rate, and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

      Construction and land loans – This type of lending generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

    Although management believes the allowance to be adequate, ultimate losses may vary from their estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, regulatory agencies, as part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    The total allowance is increased by the provision for loan losses, which is charged against the current period operating results and decreased by the amount of loan charge-offs, net of recoveries. Losses incurred upon initial acquisition of real estate owned through foreclosure are charged to the allowance for loan losses.

    While management uses currently available information in evaluating and adjusting the allowance for loan losses, additions to the allowance may be required because of changes in future economic, real estate, and other conditions beyond the Company's control.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Accrued Interest Receivable on Loans

    Interest receivable is only accrued if deemed collectible. It is the Company's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent (unless the loan is well secured and in the process of collection), or earlier if the timely collection of contractual payments appears doubtful. At the time the loan is placed on non-accrual, the accrued interest is reversed out of interest income. Cash payments subsequently received on non-accrual loans are recognized as income only where the future collection of the remaining principal is considered by management to be probable. Loans are restored to accrual status only when the loan is less than 90 days delinquent and not in foreclosure, and the borrower has demonstrated the ability to make future payments of principal and interest.

    Servicing Rights

    When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income.

    Under the fair value measurement method, the Company measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur, and such changes are included with other fee income on the income statement. The fair values of servicing rights are subject to significant fluctuation as a result of changes in estimated and actual prepayment speeds, default rates, and losses.

    Transfers of Financial Assets

    Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    Real Estate Acquired in Settlement of Loans (REO)

    Real estate acquired through loan foreclosure is initially recorded at fair value less costs to sell, establishing a new cost basis. Fair value is commonly based on a recent real estate appraisal. REO is subsequently evaluated on a quarterly basis for additional impairment and is accounted for at the lower of cost or fair value less estimated costs to sell. Costs related to the development of REO are capitalized and holding costs are charged to expense. Gains or losses realized and expenses incurred in connection with the disposition of foreclosed real estate are charged to noninterest expense.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Premises and Equipment

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Land is carried at cost. The Company's policy is to depreciate buildings and furniture and equipment on the straight-line basis over the estimated useful lives of the various assets and to amortize leasehold improvements over the shorter of the asset life or lease term as follows:

Leasehold improvements	Lesser of term of lease or life of improvement
Furniture and equipment	2 to 7 years
Building	39 years

    The Company evaluates the recoverability of long-lived assets on an ongoing basis. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

    Federal Home Loan Bank Stock

    Federal Home Loan Bank stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income on an accrual basis.

    Goodwill

    Goodwill is not amortized; rather, it is periodically evaluated using current facts and circumstances for indications that the value of such assets may be impaired. If the carrying amount of the goodwill exceeds its fair value, an impairment loss is recognized in the amount of the excess and the carrying value of the goodwill is reduced accordingly. Based on an evaluation performed as of December 31, 2016, management determined that the implied fair value of goodwill exceeded its carrying value and no impairment was recognized.

    Derivatives

    At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company's intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge"), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"), or (3) an instrument with no hedging designation ("stand-alone derivative"). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

    The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

    When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

    Mortgage Banking Derivatives

    Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gain on sale of loans.

    Income Taxes

    The Company has elected to be taxed as an S Corporation for Federal and state income tax purposes. As such, Stockholders are taxed on their pro rata share of earnings and deductions of the Company, regardless of the amount of distributions received. Generally, the Company is not subject to Federal income tax but is subject to California tax at the rate of 3.5% of taxable income. Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    The Company uses a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. A tax position is

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

    The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2016 and 2015 the Company recognized no interest and penalties.

    Comprehensive Income

    Comprehensive (loss) income includes net income and other comprehensive (loss) income. The only items of other comprehensive (loss) income for the Company are unrealized gains and losses on investment securities classified as available for sale and unrealized gains and losses on cash flow hedges. Reclassification adjustments resulting from gains or losses on investment securities available for sale or cash flow hedges that have been realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose have been excluded from comprehensive (loss) income of the current period to avoid double counting.

    Common Stock

    On April 27, 2017 the Company declared a 200-for-1 stock split, increasing the number of issued and authorized shares from 210,000 to 42,000,000 and 500,000 to 100,000,000, respectively. The Company also declared that the stock has no par value, whereas the stock had previously held a stated value of $8 per share (stated value not adjusted for split). Additional shares issued as a result of the stock split were distributed immediately upon issuance to the Stockholders. Share and per share amounts included in the consolidated financial statements and accompanying notes reflect the effect of the split for all periods presented.

    Earnings Per Share

    Basic earnings per share is net income divided by the weighted average number of common shares during the period. Diluted earnings per share contains the dilutive effect of additional potential common shares issuable, such as through the exercise of stock options or warrants. The Company did not have any potential common shares for the years ended December 31, 2016 and 2015.

    Business Segments

    While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Discrete financial information is not available other than on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Reclassifications

    Certain prior balances in the consolidated financial statements have been reclassified to conform to current year presentation. These reclassifications had no effect on prior year net income or stockholders' equity.

    Adoption of New Financial Accounting Standards

    FASB ASU 2015-03

    In February 2015, the FASB amended existing guidance related to the presentation of debt issuance costs. It requires entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability. The guidance does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. These amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption of this standard did not have a material effect on the Company's operating results or financial condition.

    FASB ASU 2016-01

    In January 2016, the FASB issued guidance to enhance the reporting model for financial instruments to provide users of financial statements with more decision- useful information. This Update contains several provisions, including but not limited to 1) requiring equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income; 2) simplifying the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) eliminating the requirement to disclose the method(s) and significant assumptions used to estimate fair value; and 4) requiring separate presentation of financial assets and liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements. The Update also changes certain financial statement disclosure requirements, including requiring disclosures of the fair value of financial instruments be made on the basis of exit price. The Update is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is still being evaluated by the Company as to whether or not it will have a material effect on the Company's operating results or financial condition.

    FASB ASU 2016-02

    In February 2016, the FASB amended existing guidance that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date (1) a lease liability, which is the lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. These amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. The adoption of this standard is not expected to have a material effect on the Company's operating results or financial condition.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    FASB ASU 2016-13

    In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. The transition will be applied as follows:

-	For debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively.
-	Existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The assets will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance.
-	For all other assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective.

    These amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2020. The adoption of this standard is still being evaluated by the Company as to whether or not it will have a material effect on the Company's operating results or financial condition.

    FASB ASU 2016-15

    In August 2016, the FASB issued guidance related to classification of certain cash receipts and cash payments. The update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted and must be applied using a retrospective transitional method to each period presented. The adoption of this standard is not expected to have a material effect on the Company's operating results or financial condition.

    FASB ASU 2017-03

    In January 2017, the FASB issued guidance related to accounting changes and error corrections and investments—equity method and joint ventures. The SEC staff view is that a registrant should evaluate ASC updates that have not yet been adopted to determine the appropriate financial disclosures about the potential material effects of the updates on the financial statements when adopted. If a registrant does not know or cannot reasonably estimate the impact of an update, then in addition to making a statement to that effect, the registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact. The staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies expected to be applied compared to current accounting policies. Also, the registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. The amendments specifically addressed recent ASC amendments to Topic 326, Financial

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Instruments - Credit Losses; Topic 842, Leases; and Topic 606, Revenue from Contracts with Customers; although, the amendments apply to any subsequent amendments to guidance in the ASC. The Company adopted the amendments in this Update during the fourth quarter of 2016 and appropriate disclosures have been included in this Note for each recently issued accounting standard.

    FASB ASU 2017-04

    In January 2017, the FASB issued guidance related to the goodwill impairment test, which eliminates step 2 in the process. Under the amendments, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. The loss recognized, however, should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The Update is effective for annual periods or any interim goodwill impairment tests beginning after December 15, 2019 using a prospective transition method and early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company's operating results or financial condition.

    FASB ASU 2017-08

    In March 2017, the FASB issued guidance related to Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities purchased at a premium by requiring that the premium be amortized to the earliest call date. Under current generally accepted accounting principles (GAAP), entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument. The amendments in this Update affects all entities that hold investments in callable debt securities that have an amortized cost basis in excess of the amount that is repayable by the issuer at the earliest call date (that is, at a premium). The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments are effective for annual periods beginning after December 15, 2019, and interim periods thereafter. The adoption of this standard is not expected to have a material effect on the Company's operating results or financial condition.

2.           INVESTMENT SECURITIES

    The Company invests in mortgage-backed and other securities issued by government-sponsored entities, including the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA), the National Credit Union Association (NCUA) and the Small Business Administration (SBA). The securities all have original contractual maturities of greater than 10 years and are not due at a single maturity date. Expected maturities will differ from contractual maturities because issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Available for Sale

    The following tables show the amortized cost and the estimated fair value of available for sale investment securities as of the dates indicated (dollars in thousands):

	December 31, 2016

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Debt securities:
U.S. Agency Bond	$137,405	$2	$(3,086)	$134,321
FNMA mortgage-backed securities	130,815	429	(431)	130,813
FHLMC mortgage-backed securities	80,878	81	(888)	80,071
GNMA collateralized mortgage obligations	53,121	126	(120)	53,127
GNMA mortgage-backed securities	31,856	40	(230)	31,666
SBA securities	16,511	-	(177)	16,334
CRA Qualifed Investment Fund (CRAIX)	7,000	-	(255)	6,745
NCUA collateralized mortgage obligation	2,694	-	(4)	2,690
FHLMC collateralized mortgage obligations	2,402	8	-	2,410
U.S. Treasury 10 year note	1,013	-	(28)	985
CCDFI Equity Investment	500	-	-	500

	$464,195	$686	$(5,219)	$459,662

	December 31, 2015

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Debt securities:
FNMA mortgage-backed securities	$143,735	$16	$(1,333)	$142,418
U.S. Agency Bond	80,000	12	(384)	79,628
GNMA collateralized mortgage obligations	64,180	370	-	64,550
FHLMC mortgage-backed securities	38,538	4	(504)	38,038
GNMA mortgage-backed securities	19,478	14	(77)	19,415
SBA securities	18,158	-	(197)	17,961
CRA Qualifed Investment Fund (CRAIX)	7,000	-	(146)	6,854
FHLMC collateralized mortgage obligations	4,393	12	(1)	4,404
NCUA collateralized mortgage obligation	3,411	6	-	3,417
U.S. Treasury 10 year note	1,015	-	(31)	984
CCDFI Equity Investment	500	-	-	500

	$380,408	$434	$(2,673)	$378,169

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Net unrealized gains (losses) on available for sale investment securities are recorded as accumulated other comprehensive income within stockholders' equity totaling $(4.4) million and $(2.1) million, net of $159 thousand and $78 thousand in tax assets (liabilities) at December 31, 2016 and 2015, respectively. There were no sales or transfers of available for sale investment securities for the years ended December 31, 2016 and 2015.

    The following tables show the gross unrealized losses and fair value of available for sale investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (dollars in thousands):

	December 31, 2016

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
U.S. Agency Bond	$128,170	$(3,086)	$-	$-	$128,170	$(3,086)
FHLMC mortgage-backed securities	53,596	(812)	9,543	(77)	63,139	(889)
FNMA mortgage-backed securities	130,747	(390)	5,401	(40)	136,148	(430)
GNMA mortgage-backed securities	60,639	(350)	-	-	60,639	(350)
CRA Qualifed Investment Fund (CRAIX)	3,896	(104)	2,848	(152)	6,744	(256)
SBA Securities	16,256	(177)	-	-	16,256	(177)
U.S. Treasury 10 year note	985	(27)	-	-	985	(27)
NCUA collateralized mortgage obligation	-	-	2,690	(4)	2,690	(4)

	$394,289	$(4,946)	$20,482	$(273)	$414,771	$(5,219)

    At December 31, 2016, the Company held 77 mortgage-backed securities of which 34 were in a loss position at year end and 13 had been in a loss position for twelve months or more. The Company also held 15 collateralized mortgage obligations, 8 of which were in an unrealized loss position. Of the total 4 SBA securities held at year end, 4 were in a loss position and had been in a loss position for greater than twelve months.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	December 31, 2015

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
FNMA mortgage-backed securities	$95,586	$(861)	$46,292	$(472)	$141,878	$(1,333)
FHLMC mortgage-backed securities	15,883	(175)	22,073	(330)	37,956	(505)
U.S. Agency Bond	69,616	(384)	-	-	69,616	(384)
SBA Securities	-	-	17,878	(197)	17,878	(197)
CRA Qualifed Investment Fund (CRAIX)	3,959	(41)	2,894	(105)	6,853	(146)
GNMA mortgage-backed securities	14,781	(77)	-	-	14,781	(77)
U.S. Treasury 10 year note	-	-	984	(31)	984	(31)

	$199,825	$(1,538)	$90,121	$(1,135)	$289,946	$(2,673)

    At December 31, 2015, the Company held 66 mortgage-backed securities of which 34 were in a loss position at year end and 20 had been in a loss position for twelve months or more. The Company also held 16 collateralized mortgage obligations, none of which were in an unrealized loss position. Of the total 5 SBA securities held at year end, 4 were in a loss position and had been in a loss position for greater than twelve months.

    The unrealized losses on the Company's investments were caused by interest rate changes. In addition, the contractual cash flows of these investments are guaranteed by agencies sponsored by the U.S. government. Accordingly, it is expected that the securities will not be settled at a price less than amortized cost. Because the decline in market value is attributable to changes in interest rates and liquidity but not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016 and 2015.

    Held to Maturity

    The following tables show the amortized cost and estimated fair value of held to maturity investment securities as of the dates indicated (dollars in thousands):

	December 31, 2016

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value

Debt securities:
FNMA mortgage-backed securities	$7,259	$90	$(80)	$7,269
Obligations of states and political subdivisions	302	-	-	302

	$7,561	$90	$(80)	$7,571

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	December 31, 2015

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value

Debt securities:
FNMA mortgage-backed securities	$9,013	$137	$(72)	$9,078
Obligations of states and political subdivisions	318	-	-	318

	$9,331	$137	$(72)	$9,396

    The following tables show the gross unrecognized losses and fair value of held to maturity investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrecognized loss position (dollars in thousands):

	December 31, 2016

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses

Debt securities:
FNMA mortgage-backed securities	$4,164	$(80)	$-	$-	$4,164	$(80)

	December 31, 2015

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses

Debt securities:
FNMA mortgage-backed securities	$4,788	$(72)	$-	$-	$4,788	$(72)

    The unrecognized losses on the Company's investments were caused by interest rate changes. It is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rate and other market conditions. The issuers continue to make timely principal and interest payments on the investments. The fair value is expected to recover as the investments approach maturity.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table presents the schedule maturities of available-for-sale and held-to-maturity investment securities as of December 31, 2016:

	Amortized Cost	Fair Value

Available-for-sale investment securities
One to five years	$120,239	$117,689
Five to ten years	22,969	22,413
Beyond ten years	313,487	312,315
No maturity	7,500	7,245

Total available-for-sale investment securities	$464,195	$459,662

Held-to-maturity investment securities beyond ten years	7,561	7,571

Total held-to-maturity investment securities	$7,561	$7,571

    The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities with no maturity date are shown separately. No securities were pledged as of December 31, 2016 and 2015.

3.           LOANS RECEIVABLE

    Loans receivable consist of the following (dollars in thousands):

	December 31

	2016	2015

Permanent mortgages on:
Multifamily residential	$2,600,262	$2,295,697
Single family residential	1,711,818	1,449,993
Commercial real estate	59,611	55,217
Construction loans on:
Single family residential	28,990	19,421
Multifamily residential	475	2,000
Non-Mortgage ("NM") loans:	50	-

Total	4,401,206	3,822,328
Less:
Allowance for loan losses	(33,298)	(45,509)
Deferred loan costs, net	39,194	33,175

Loans receivable held for investment, net	$4,407,102	$3,809,994

Weighted average interest rate	3.55%	3.63%

    The majority of the Company's loans are secured by real estate located primarily within the Company's market areas in Northern and Southern California. As such, the ultimate collectability of a substantial portion of the Company's loan portfolio is influenced by the overall condition of the California real

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    estate market. The Company began originating loans secured by property in Washington in 2009. This portfolio accounts for approximately 14.2% and 13.0% of gross loans at December 31, 2016 and 2015, respectively. Loans are generally made on the basis of a well-defined repayment source which is based on a detailed cash flow analysis; however, collateral is used as a secondary source of repayment and for loan qualification. It is the Company's policy to originate loans with a loan to value ratio greater than 80% only with private mortgage insurance. Management believes this practice mitigates the Company's risk of loss. The only exception to this policy is the Company's GROW Program, an affordable loan program for first-time homebuyers. These GROW loans do not require private mortgage insurance and totaled $26.6 million as of December 31, 2016.

    Certain loans have been pledged to secure borrowing arrangements (see Note 9).

    Salaries and employee benefits totaling $15.4 million and $14.0 million have been deferred as loan origination costs for the years ended December 31, 2016 and 2015, respectively.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following tables show activity in and the allocation of the allowance for loan losses by portfolio segment and by impairment methodology (dollars in thousands):

	December 31, 2016

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Allowance for loan losses:
Beginning balance allocated to portfolio segments	$29,680	$13,264	$2,320	$245	$45,509
(Recapture of provision) provision for loan losses	(11,202)	(1,717)	(407)	623	(12,703)
Charge-offs	-	-	(90)	-	(90)
Recoveries	-	12	-	570	582

Ending balance allocated to portfolio segments	$18,478	$11,559	$1,823	$1,438	$33,298

Individually evaluated for impairment	$-	$25	$-	$-	$25
Collectively evaluated for impairment	18,478	11,534	1,823	1,438	33,273

Ending balance allocated to portfolio segments	$18,478	$11,559	$1,823	$1,438	$33,298

Loans:
Ending balance: individually evaluated for impairment	$1,040	$6,766	$1,181	$-	$8,987
Ending balance: collectively evaluated for impairment	2,599,222	1,705,052	58,430	29,515	4,392,219

Ending balance allocated to portfolio segments	$2,600,262	$1,711,818	$59,611	$29,515	$4,401,206

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	December 31, 2015

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Allowance for loan losses:
Beginning balance allocated to portfolio segments	$32,820	$14,289	$5,397	$2	$52,508
(Recapture of provision) provision for loan losses	(3,140)	(1,047)	(3,077)	123	(7,141)
Charge-offs	-	(1)	(150)	-	(151)
Recoveries	-	23	150	120	293

Ending balance allocated to portfolio segments	$29,680	$13,264	$2,320	$245	$45,509

Individually evaluated for impairment	$-	$27	$-	$-	$27
Collectively evaluated for impairment	29,680	13,237	2,320	245	45,482

Ending balance allocated to portfolio segments	$29,680	$13,264	$2,320	$245	$45,509

Loans:
Ending balance: individually evaluated for impairment	$1,651	$10,999	$3,937	$-	$16,587
Ending balance: collectively evaluated for impairment	2,294,046	1,438,994	51,280	21,421	3,805,741

Ending balance allocated to portfolio segments	$2,295,697	$1,449,993	$55,217	$21,421	$3,822,328

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following tables show the loan portfolio allocated by management's internal risk ratings at December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Grade:
Pass/Watch	$2,584,487	$1,705,630	$55,291	$29,515	$4,374,923
Special mention	4,660	415	-	-	5,075
Substandard	11,115	5,773	4,320	-	21,208

Total	$2,600,262	$1,711,818	$59,611	$29,515	$4,401,206

	December 31, 2015

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Grade:
Pass/Watch	$2,245,990	$1,440,038	$40,936	$21,421	$3,748,385
Special mention	32,953	4,436	6,686	-	44,075
Substandard	16,754	5,519	7,595	-	29,868

Total	$2,295,697	$1,449,993	$55,217	$21,421	$3,822,328

    The following tables show an aging analysis of the loan portfolio by the time past due at December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016

	30 Days	60 Days	90+ Days	Non-accrual	Current	Total

Loans:
Multifamily residential	$690	$-	$-	$1,048	$2,598,524	$2,600,262
Single family residential	4,139	944	-	409	1,706,326	1,711,818
Commercial real estate	-	-	-	1,184	58,427	59,611
Land, NM, and construction	-	-	-	-	29,515	29,515

Total	$4,829	$944	$-	$2,641	$4,392,792	$4,401,206

	December 31, 2015

	30 Days	60 Days	90+ Days	Non-accrual	Current	Total

Loans:
Multifamily residential	$-	$-	$-	$1,148	$2,294,549	$2,295,697
Single family residential	490	964	-	1,318	1,447,221	1,449,993
Commercial real estate	-	705	-	3,935	50,577	55,217
Land, NM, and construction	-	-	-	-	21,421	21,421

Total	$490	$1,669	$-	$6,401	$3,813,768	$3,822,328

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following tables show information related to impaired loans at and for the year ended December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Multifamily residential	$1,040	$1,249	$-	$1,252	$-	$-
Single family residential	5,773	5,955	-	8,289	267	-
Commercial real estate	1,181	1,325	-	2,198	-	-
Land, NM, and construction	-	-	-	-	-	-

	$7,994	$8,529	$-	$11,739	$267	$-

With an allowance recorded:
Multifamily residential	$-	$-	$-	$-	$-	$-
Single family residential	993	995	25	1,092	36	-
Commercial real estate	-	-	-	-	-	-
Land, NM, and construction	-	-	-	-	-	-

	$993	$995	$25	$1,092	$36	$-

Total:
Multifamily residential	$1,040	$1,249	$-	$1,252	$-	$-
Single family residential	6,766	6,950	25	9,381	303	-
Commercial real estate	1,181	1,325	-	2,198	-	-
Land, NM, and construction	-	-	-	-	-	-

	$8,987	$9,524	$25	$12,831	$303	$-

	December 31, 2015

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Multifamily residential	$1,651	$1,811	$-	$2,892	$-	$-
Single family residential	9,975	10,145	-	12,067	492	-
Commercial real estate	3,937	4,076	-	1,457	-	-
Land, NM, and construction	-	-	-	-	-	-

	$15,563	$16,032	$-	$16,416	$492	$-

With an allowance recorded:
Multifamily residential	$-	$-	$-	$86	$-	$-
Single family residential	1,024	1,024	27	1,040	30	-
Commercial real estate	-	-	-	600	35	-
Land, NM, and construction	-	-	-	-	-	-

	$1,024	$1,024	$27	$1,726	$65	$-

Total:
Multifamily residential	$1,651	$1,811	$-	$2,978	$-	$-
Single family residential	10,999	11,169	27	13,107	522	-
Commercial real estate	3,937	4,076	-	2,057	35	-
Land, NM, and construction	-	-	-	-	-	-

	$16,587	$17,056	$27	$18,142	$557	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    As of December 31, 2016 and 2015, the Company has a recorded investment in TDRs of $7.5 million and $11.8 million, respectively. The Company has allocated $25 thousand and $27 thousand of allowances for those loans at December 31, 2016 and 2015. The Company does not have commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings.

    There were no troubled debt restructurings in the year ended December 31, 2016. During the year ending 2015, the terms of one loan were modified as a troubled debt restructuring. The modification of the terms of the TDR loan included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

    The following table presents loans by loan type modified as troubled debt restructurings that occurred during the years ending December 31, 2016 and 2015 (dollars in thousands):

	2016			2015

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Troubled Debt Restructurings:
Multifamily residential	-	$-	$-	-	$-	$-
Single family residential	-	-	-	1	454	426
Commercial real estate	-	-	-	-	-	-

	-	$-	$-	1	$454	$426

    The TDR described above did not result in any increase or decrease to the allowance for loan losses for the year ending December 31, 2015, primarily due to collateral support provided by the secondary source of repayment and/or the ability of the borrower to service restructured payments. This TDR resulted in no charge offs during the year ended December 31, 2015. While charge offs reduce previously established allowances, they have no impact on the consolidated statement of income and comprehensive income.

    The Company had no troubled debt restructurings with a subsequent payment default within twelve months following the modification during the years ending December 31, 2016 and 2015.

    A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

    The terms of certain other loans were modified during the years ending December 31, 2016 and 2015 that did not meet the definition of a troubled debt restructuring. These loans have a total recorded investment as of December 31, 2016 and 2015 of $17.9 million and $22.4 million, respectively. The modification of these loans involved either a modification of the terms of a loan to borrowers who were

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    not experiencing financial difficulties or a delay in a payment that was considered to be insignificant such as delays in payment of up to 4 months.

4.           NONPERFORMING ASSETS

    Nonperforming assets include nonperforming loans plus real estate owned (foreclosed property). Nonperforming loans include non-accrual loans and loans past due 90 or more days and still accruing interest. The Company's nonperforming assets and related contractual interest for the years ended December 31, 2016 and 2015 are indicated below (dollars in thousands):

	2016	2015

Non-accrual loans	$2,641	$6,401
Loans past due 90 days or more and still accruing interest	-	-

Nonperforming loans	2,641	6,401
Real estate owned	-	-

Total nonperforming assets	$2,641	$6,401

Nonperforming assets as a % of total assets	0.05%	0.15%

Contractual interest not accrued during the year	$14	$161

    Generally, nonperforming loans are considered impaired, because the repayment of the loan will not be made in accordance with the original contractual agreement. In addition, loans that have terms that have been temporarily modified from their original note are also deemed impaired but are not necessarily placed on non-accrual status. Generally, these modifications involve an interest rate concession for a period of one to three years.

    The table below provides trends in nonperforming assets related to those assets, at December 31, 2016 and 2015 (dollars in thousands):

	2016	2015

Nonperforming loans:
Multifamily residential	$1,048	$1,148
Single family residential	409	1,318
Commercial real estate	1,184	3,935

Total	2,641	6,401
Real estate owned	-	-

Total nonperforming assets	$2,641	$6,401

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table shows activity in real estate owned during the periods indicated (dollars in thousands):

	Year Ended December 31,

	2016	2015

Beginning balance	$-	$-
Acquisitions through foreclosure	-	615
Net write-downs	-	-
Sales	-	(615)

Ending balance	$-	$-

5.           LOAN SERVICING

    At December 31, 2016 the Company serviced loans for others totaling $185.8 million. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and conducting foreclosure proceedings. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers. At December 31, 2015, the Company had no loans serviced for others.

    Activity for loan servicing rights follows:

	Year Ended December 31,

	2016	2015

Beginning balance	$-	$-
Additions	1,127	-
Disposals	-	-
Amortized to expense	-	-
Change in fair value due to changes in assumptions	-	-
Other changes in fair value	(28)	-

Ending balance	$1,099	$-

    Fair value as of December 31, 2016 was determined using a discount rate of 10%, prepayment speeds ranging from 7.7% to 62.9%, depending on the stratification of the specific right, and a weighted average default rate of 5%.

6.           FEDERAL HOME LOAN BANK STOCK

    As a member of the Federal Home Loan Bank of San Francisco (FHLB), the Bank is required to own capital stock in an amount specified by regulation. At December 31, 2016 and 2015, the Bank owned 304,098 and 183,792 shares of $100 par value FHLB stock, respectively.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

7.           PREMISES AND EQUIPMENT

    Premises and equipment consist of the following (dollars in thousands):

	December 31

	2016	2015

Leasehold improvements	$15,932	$15,695
Furniture and equipment	10,470	9,993
Building	6,160	6,160
Land	2,429	2,429

	34,991	34,277
Less: accumulated depreciation and amortization	(10,635)	(10,060)

	$24,356	$24,217

    Depreciation and amortization expense for the years ended December 31, 2016 and 2015 totaled $2.9 million and $2.3 million, respectively.

8.           DEPOSITS

    A summary of deposits and related weighted average interest rates at December 31, 2016 and 2015 is as follows (dollars in thousands):

	December 31, 2016			December 31, 2015

	Weighted Average Interest Rate	Amount	Percent of Total Deposits	Weighted Average Interest Rate	Amount	Percent of Total Deposits

Certificate accounts	1.212%	$1,629,275	48.87%	1.219%	$1,748,889	56.03%
Money market savings	0.748%	1,381,571	41.44%	0.682%	1,066,098	34.16%
NOW accounts	0.695%	191,892	5.76%	0.056%	97,294	3.12%
Money market checking	0.681%	119,405	3.58%	0.754%	201,023	6.44%
Commercial checking	-	11,826	0.35%	-	7,943	0.25%

		$3,333,969	100.00%		$3,121,247	100.00%

    The Company had certificates of deposit with a denomination of $100 thousand or more totaling $1.35 billion and $1.4 billion at December 31, 2016 and 2015, respectively.

    The Company had certificates of deposit that meet or exceed the FDIC Insurance limit of $250 thousand of $655 million and $604 million at December 31, 2016 and 2015, respectively.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Maturities of the Company's certificate accounts at December 31, 2016 are summarized as follows (dollars in thousands):

Year Ending December 31,
2017	$928,209
2018	357,735
2019	122,513
2020	166,597
2021	54,221

$1,629,275

9.           FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK ADVANCES

    The Bank may borrow from the Federal Home Loan Bank (FHLB), on either a short-term or long-term basis, up to 40% of its assets provided that adequate collateral has been pledged. As of December 31, 2016 and 2015, the Bank had pledged various mortgage loans totaling approximately $1.7 billion and $1.4 billion, respectively, as well as the FHLB stock held by the Bank to secure these borrowing arrangements.

    The Bank has access to the Loan and Discount Window of the Federal Reserve Bank of San Francisco (FRB). Advances under this window are subject to the Bank providing qualifying collateral. Various mortgage loans totaling approximately $346 million and $391 million as of December 31, 2016 and 2015, respectively, secure this borrowing arrangement. There were no borrowings outstanding with the FRB as of December 31, 2016 and 2015.

    The following table discloses the Bank's outstanding advances from the Federal Home Loan Bank of San Francisco and the weighted-average interest rate (dollars in thousands):

	2016		2015

	Amount	Weighted Average Rate	Amount	Weighted Average Rate

FHLB short-term borrowings	$634,200	0.64%	$290,600	0.35%
FHLB long-term borrowings	477,686	1.74%	377,711	1.65%

	$1,111,886	1.11%	$668,311	1.08%

Borrowing capacity based
on pledged assets to FRB and FHLB	$561,585		$806,442

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table summarizes long-term advances by maturity date, amount, and weighted average interest rate at December 31, 2016 (dollars in thousands):

Year Ending December 31,	Amount	Weighted Average Rate

2018	$50,500	0.90%
2019	275,000	1.92%
2020	50,000	1.74%
2021	100,600	1.58%
Thereafter	1,586	6.38%

	$477,686

10.         JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

    Historically, the Company formed wholly owned trust companies (the "Trusts") which issued guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures ("the Trust Securities"). The common securities of the Trusts, included in other assets on the consolidated balance sheet, are 100 percent owned by the Company and are not consolidated. The sole asset of the Trusts are junior subordinated deferrable interest debentures (the "Notes").

    At December 31, 2016 and 2015, the Company had two Trusts which have issued Trust Securities to the public. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Company has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred, and the Company's ability to pay dividends on its common stock will be restricted.

    The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Securities; (ii) the redemption price with respect to any Trust Securities called for redemption by the Trusts; and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trusts. The Trust Securities are mandatorily redeemable upon maturity of the Notes, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the Notes purchased by the Trusts, in whole or in part, on or after the redemption date. As specified in the indenture, if the Notes are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table is a summary of the outstanding Trust Securities and Notes at December 31, 2016 and 2015 (dollars in thousands):

Issuer	Issuance Date	Amount of Trust Securities	Amount of Notes	Redemption Date	Maturity Date

Luther Burbank Statutory Trust I	March 2006	$40,000	$41,238	June 15, 2011	June 15, 2036
Quarterly adjustments - three month Libor plus 1.38% (2.343% and 1.892% at 12/31/2016 and 12/31/2015, respectively).
Luther Burbank Statutory Trust II	March 2007	$20,000	$20,619	June 15, 2012	June 15, 2037
Quarterly adjustments - three month Libor plus 1.62% (2.583% and 2.132% at 12/31/2016 and 12/31/2015, respectively).

11.         SENIOR DEBT

    In September 2014, the Company issued $95 million in senior unsecured term notes to qualified institutional investors. The debt carries a fixed rate of interest of 6.5% and matures on September 30, 2024. The proceeds of this debt was used to retire senior unsecured term notes issued between 2009 and 2011 totaling $62.7 million, including a prepayment penalty of $243 thousand, and make an additional contribution to the Bank of $28 million in the form of paid-in capital. The balance of the proceeds, or approximately $2.7 million, was retained at the holding company to be used as cash reserves and for general corporate purposes. At December 31, 2016, unsecured term notes of $95 million were outstanding.

12.         INCOME TAXES

    The provision for income taxes for the years ended December 31, 2016 and 2015 consists of the following (dollars in thousands):

	2016	2015

Current:
State	$1,413	$956
Deferred:
State	406	291

Provision for income taxes	$1,819	$1,247

    Since 2002, the Company has elected to be taxed for U.S. federal income tax purposes as an S Corporation. As a result, our net income has not been subject to, and we have not paid, U.S. federal income tax, and we have not been required to make any provision or recognize any liability for U.S. federal income tax in our financial statements. While the Company is not subject to and has not paid U.S. federal income tax, it is subject to, and has paid, California S-corporation income tax at a current rate of 3.5%. The net difference between the federal income tax basis and the reported amount of the Company's assets and liabilities was $19.5 million at December 31, 2016.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    A reconciliation of the provision for income tax expense for the years ended December 31, 2016 and 2015 is as follows (dollars in thousands):

	2016	2015

Statutory U.S. Federal Income Tax	$-	$-
State Taxes	1,819	1,247

Provision for income taxes	$1,819	$1,247

    The Company's California state tax effective tax rate differs from the statutory California tax rate of 3.5% primarily as a result of tax benefits from the receipt of a California qualified investments tax credit and nontaxable earnings on life insurance.

    Deferred tax assets (liabilities) included in other assets in the accompanying consolidated balance sheet consist of the following (dollars in thousands):

	December 31,

	2016	2015

Deferred tax assets:
Allowance for loan losses	$1,157	$1,548
Deferred compensation	904	837
Other	316	210

Total deferred tax assets	2,377	2,595

Deferred tax liabilities:
Loan fee income	(996)	(865)
Accrual to cash	(185)	(153)
Federal Home Loan Bank stock dividend income deferred for tax purposes	(241)	(242)
Other	(47)	(21)

Total deferred tax liabilities	(1,469)	(1,281)

Net deferred tax assets	$908	$1,314

    The Company has provided current and deferred taxes to reflect the California tax assessed against the income of financial corporations. In assessing the Company's ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize all benefits related to these deductible differences as of December 31, 2016 and 2015.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Until July 1, 1996, the Bank was allowed a special bad debt deduction based on a percentage of federal taxable income or on specified experience formulas in arriving at federal taxable income. For reserves established in taxable years beginning prior to December 31, 1987, a deferred tax liability was not required to be accrued but has been included as a restriction on retained earnings because such amounts may require the recognition of a tax liability if, in the future, (1) the Bank's retained earnings represented by these reserves is used for purposes other than to absorb losses from bad debts, including dividends or distributions in liquidation or (2) there is a change in the federal tax law. The cumulative amount of these untaxed reserves was approximately $3.1 million at December 31, 2016 and 2015. Retained earnings at December 31, 2016 included approximately $1.1 million representing such cumulative bad debt reductions for which no deferred income taxes have been provided. In the event that these reserves are subject to realization, the tax on these reserves will be assessed and paid at the entity level. Management has determined that this portion of retained earnings will not be used in a manner that will create an income tax liability.

    The Company files income tax returns in the U.S. federal and California tax jurisdictions. The open tax years are as follows:

Federal	2013 – 2015
California	2012 – 2015

    There were no unrecognized tax benefits for the years ended December 31, 2016 and 2015.

13.         COMMITMENTS AND CONTINGENCIES

    Financial Instruments With Off-Balance-Sheet Risk

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments represent commitments to originate fixed and variable rate loans and lines of credit and loans in process, and involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the Company's consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments to originate loans and lines of credit as it does for on-balance-sheet instruments.

    Commitments to fund loans and home equity lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. In addition, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

    At December 31, 2016 and 2015, the Company had outstanding commitments of approximately $73.6 million and $99.3 million, respectively, for real estate loans.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Operating Leases

    The Company leases various office premises under long-term operating lease agreements. These leases expire between 2017 and 2029, with certain leases containing either three, five or ten year renewal options. At December 31, 2016, minimum commitments under these non-cancellable leases with initial or remaining terms of one year or more are as follows (dollars in thousands):

December 31,
2017	$4,969
2018	4,875
2019	4,451
2020	3,033
2021	2,571
Thereafter	3,525

$23,424

    Rent expense under operating leases was $4.6 million and $4.5 million for the years ended December 31, 2016 and 2015, respectively.

    Contingencies

    The Company is involved in legal proceedings arising in the normal course of business. In the opinion of management, the outcomes of such proceedings will not have a material adverse effect on the Company's financial position or results of operations.

    The Company has acted as an intermediary in several transactions where third party money was distributed to affordable housing projects. These projects must maintain certain operating restrictions to avoid repayment of awards. In the event of noncompliance with the restrictions and the inability to collect the award money from the project, the Company is contingently liable for repayment. At December 31, 2016, and 2015, there was approximately $283 thousand and $610 thousand, respectively, in awards distributed among several affordable housing projects.

    Correspondent Banking Agreements

    The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. These balances are insured by the FDIC up to $250 thousand. At December 31, 2016 and 2015, the Company had $1.7 million and $306 thousand, respectively, in cash balances exceeding the insured amounts.

14.         REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Company and the Bank meet all capital adequacy requirements to which they are subject.

    The Basel III capital rules: (i) introduced a new capital measure called Common Equity Tier 1 risk-based capital (CET1) and a related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specified that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments, which are instruments, treated as Tier 1 instruments under the prior capital rules that meet certain revised requirements; (iii) mandated that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expanded the scope of the deductions from and adjustments to capital, compared to existing regulations. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based ratios. The capital conservation buffer is being phased in from 0.0% in 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. The Basel III capital rules also prescribed a new standardized approach for risk weightings that expanded the risk weighting categories from the previous four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories.

    Based on the Company's and the Bank's current interpretation of the Basel III capital rules, management believes that the Company and the Bank have met all capital requirements under the Basel III capital rules on a fully phased-in basis as of December 31, 2016 and 2015.

    On September 9, 2016, the Bank changed its charter from a federally chartered savings and loan institution to a state chartered commercial bank. As a result, the Company became a registered bank holding company. The Federal Deposit Insurance Corporation (FDIC) and the California Department of Business Oversight (DBO) are the regulators of the Bank. The Federal Reserve Bank (FRB) is the regulator of the Company.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible capital to adjusted total assets, of core capital to adjusted total assets, CET1 and of total capital to risk-weighted assets. Each of these components is defined in the regulations. Management believes that as of December 31, 2016 and 2015 the Bank meets all capital adequacy requirements to which it is subject.

    To be categorized as well-capitalized, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, CET1 and total risk-based, ratios as set forth in the following table. At December 31, 2016 and 2015, the Bank exceeded its regulatory capital requirements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The Company's and Bank's actual capital amounts and ratios are presented as follows (dollars in thousands):

	Actual		Minimum Regulatory Requirement		Minimum Regulatory Requirement for "Well-Capitalized" Institution under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
Luther Burbank Corporation
As of December 31, 2016
Tier 1 Leverage Ratio	$466,366	9.47%	$196,886	4.00%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	406,366	15.10%	121,083	4.50%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	466,366	17.33%	161,444	6.00%	N/A	N/A
Total Risk-Based Capital Ratio	500,010	18.58%	215,259	8.00%	N/A	N/A
As of December 31, 2015
Tier 1 Leverage Ratio	$431,150	10.22%	$168,669	4.00%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	371,150	16.35%	102,128	4.50%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	431,150	19.00%	136,171	6.00%	N/A	N/A
Total Risk-Based Capital Ratio	459,735	20.26%	181,562	8.00%	N/A	N/A

	Actual		Minimum Regulatory Requirement		Minimum Regulatory Requirement for "Well-Capitalized" Institution under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
Luther Burbank Savings
As of December 31, 2016
Tier 1 Leverage Ratio	$549,080	11.16%	$196,850	4.00%	$246,062	5.00%
Common Equity Tier 1 Risk-Based Ratio	549,080	20.43%	120,954	4.50%	174,711	6.50%
Tier 1 Risk-Based Capital Ratio	549,080	20.43%	161,272	6.00%	215,029	8.00%
Total Risk-Based Capital Ratio	582,689	21.68%	215,029	8.00%	268,787	10.00%
As of December 31, 2015
Tier 1 Leverage Ratio	$514,018	12.20%	$168,549	4.00%	$210,687	5.00%
Common Equity Tier 1 Risk-Based Ratio	514,018	22.68%	101,993	4.50%	147,324	6.50%
Tier 1 Risk-Based Capital Ratio	514,018	22.68%	135,991	6.00%	181,321	8.00%
Total Risk-Based Capital Ratio	542,565	23.94%	181,321	8.00%	226,652	10.00%

    The Bank's management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a prolonged downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and capital.

    FDIC regulations impose certain limitations regarding stock repurchases and redemptions, cash-out mergers, and any other distributions charged against an institution's capital accounts, including the payment of dividends. In management's opinion, the Bank was in compliance with these regulations for the years ended December 31, 2016 and 2015.

    The Bank's deposits are insured up to the applicable limits by the FDIC, and this insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC assesses deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    At periodic intervals, FDIC and the DBO, and prior to the conversion of the Bank to a state charter, the Office of the Comptroller of the Currency, may examine the Bank's financial statements as part of their legally prescribed oversight of the Bank. Based on these examinations, these agencies can direct that the Bank's financial statements be adjusted in accordance with their findings.

    The bank holding company of the Bank, Luther Burbank Corporation (LBC), is regulated by the FRB, who may periodically examine the financial statements and activities of LBC.

15.         DERIVATIVES

    The Company utilizes interest rate cap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate caps do not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate cap agreements.

    Interest Rate Caps Designated as Cash Flow Hedges: Interest rate caps with a notional amount totaling $100 million as of both December 31, 2016 and 2015, were designated as cash flow hedges of certain Federal Home Loan Bank advances and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the caps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The Company expects the hedges to remain fully effective during the remaining terms of the cap.

    Summary information about the interest-rate swaps designated as cash flow hedges as of year-end is as follows (dollars in thousands):

	Year Ended December 31,

	2016	2015

Notional amounts	$100,000	$100,000
Weighted average original maturity	4 years	4 years
Weighted average remaining maturity	2 years	3 years
Unrealized gains (losses)	$(1,203)	$(1,169)

    The Company recognized $153 thousand and $9 thousand of cap premium amortization on cash flow hedges in the statements of income for the year ended December 31, 2016 and 2015, respectively.

16.         EMPLOYEE BENEFIT PLANS

    Deferred Compensation and Salary Continuation Arrangements

    The Company has entered into individual deferred compensation and salary continuation agreements with certain key executives and directors. These agreements are accounted for as deferred compensation arrangements and are unsecured and unfunded. Benefits under these agreements are fixed for each executive and director and are payable over a specific period following their retirement or

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    at an earlier date such as termination without cause, the sale of the Company, or death. Participants vest in these agreements based on their years of service subsequent to being covered under these agreements.

    The accrued obligation of $14.4 million and $13.3 million as of December 31, 2016 and 2015, respectively, is included in other liabilities and accrued expenses in the accompanying consolidated balance sheet. The Company recognized compensation expense of $1.7 million and $782 thousand related to these agreements for the years ended December 31, 2016 and 2015, respectively.

    The Company has purchased insurance on the lives of the participants to help offset the cost of the benefits accrued under these agreements and provide death benefits to fund obligations in the event an employee dies prior to retirement. The cash surrender value of such policies was $17.5 million and $17.3 million at December 31, 2016 and 2015, respectively, and is reflected in prepaid expenses and other assets in the accompanying consolidated balance sheet. Earnings on these life insurance policies were $213 thousand and $252 thousand for the years ended December 31, 2016 and 2015, respectively.

    401(k) Plan

    The Company maintains a 401(k) Savings Plan for substantially all employees age 18 or older who have completed at least six months of service. Employees may contribute up to the maximum statutory allowable contribution which was $18 thousand and for both 2016 and 2015, respectively. The Company matches 100% of employee salary contribution deferrals up to 3% of pay, plus 50% of employee salary contribution deferrals from 3% to 5% of pay for each payroll period. Company contributions for the years ended December 31, 2016 and 2015 were $857 thousand and $863 thousand, respectively.

    Other Awards

    In connection with a stock appreciation rights plan that was terminated on December 31, 2010, the Company has a liability for undistributed participant awards. The awards earn interest at the Company's jumbo certificate of deposit account rate until distributed. The interest rate may adjust monthly and equaled 0.60% at December 31, 2016. At December 31, 2016 and 2015, the liability for undistributed amounts totaled approximately $1.7 million and $2.4 million, respectively, and is included in other liabilities and accrued expenses on the consolidated balance sheet. Interest expense recorded on deferred cash payments for both years ended December 31, 2016 and 2015 totaled $9 thousand.

    Phantom Stock Plan

    On January 1, 2011 the Company established the Luther Burbank Corporation Phantom Stock Plan (Plan) under which the Company awards phantom stock (PS) to certain key executives and directors. Each PS award entitles the holder to receive an amount in cash equal to the future value of each award. As defined in the Plan, the award value is equal to the book value of the Company plus discretionary dividends of the Company paid since December 31, 2010, divided by the total number of common shares outstanding. Awards issued prior to January 1, 2014 vest over a period established by the board of directors which is set at 80% at the end of four years of service and 100% at the end of five years of service. Beginning January 1, 2014, awards issued to Directors of the Company vest 100% after one year while management awards continue to vest at 80% at the end of four years of service and 100% at the end of five years of service. Each award will be settled on the five year anniversary of the award date.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table shows phantom stock award activity and the balance of share equivalents outstanding as of the periods indicated:

	Year Ended December 31,

	2016	2015

Beginning Balance – Awards Outstanding	1,217,600	927,800
Share Equivalent Granted	267,200	337,200
Share Exercised	(102,400)	(3,000)
Share Equivalent Forfeited	(107,800)	(44,400)

Ending Balance – Awards Outstanding	1,274,600	1,217,600

    At December 31, 2016 and 2015, 385,000 and 424,800 share equivalents issued under the PS plan were vested, respectively.

    The Company recognizes the share-based compensation liability as that portion of the value of the award that corresponds to the percentage of requisite service rendered at the reporting date. At December 31, 2016 and 2015, the share-based liability totaled approximately $9.4 million and $7.3 million, respectively, and is included in other liabilities and accrued expenses on the balance sheet.

    Share-based compensation expense recognized for the years ended December 31, 2016 and 2015 totaled approximately $3.7 million and $2.9 million, respectively. Because the fair market value will be re-measured at each reporting date through the date of settlement, compensation cost recognized during each year of the vesting periods will vary based on changes in the book value and total discretionary dividends of the Company.

17.         FAIR VALUE MEASUREMENTS

    Fair Value Measurements

    Fair Value Hierarchy

    The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

    Level 1 – Quoted market prices for identical instruments traded in active exchange markets.

    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

    Level 3 – Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Company's estimates of assumptions that market

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

    Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. These determinations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

    Management monitors the availability of observable market data to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

    Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities, or total earnings.

    The following methods and assumptions were used to estimate the fair value of financial instruments:

    For cash and cash equivalents and accrued interest receivable and payable, the carrying amount is estimated to be fair value. The fair value of accrued interest receivable/payable balances are determined using inputs and fair value measurements commensurate with the asset or liability from which the accrued interest is generated.

    Fair values for available for sale investment securities, which include primarily debt securities issued by U.S. government sponsored agencies, are based on quoted market prices from third party pricing agency.

    The fair value of mortgage banking loans held for sale recorded at level two is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.

    The fair value of other loans held for sale recorded at level three are determined by the Bank's Capital Markets Group and is used for single family portfolio loans that have been designated as held for sale after having been retained on the balance sheet for at least twelve months of seasoning. To be announced (TBA) prices for Fannie Mae mortgage backed securities are provided by a third party with prices varying depending upon the underlying loan's weighted average coupon rate. These prices are then used to determine the fair value of the loan pool using each loan's coupon rate. As compensating evidence, the loans are also run through a valuation model taking into consideration loan level adjustments such as loan to value ratios, property type, and an estimated servicing release premium. This is performed monthly and compared to the prior month analysis for reasonableness.

    The fair values for loans are based on model estimates provided by a third party pricing agency.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

    Typical unobservable inputs used for computing the fair value of impaired loans include adjustments made by appraisers and brokers for differences between comparable property sales, net operating income assumptions and capitalization rates. Other factors considered include geographic sales trends and the values of comparable surrounding properties as well as the condition of the subject property. In measuring the fair value of impaired collateral dependent loans, the Company assumes a 100% default rate. The valuation techniques used by third party appraisers is consistent among all loan classes held by the Company due to the similarities in the type of loan collateral. For loans measured at fair value on a non-recurring basis in the Company's loan portfolio at December 31, 2016 2015, adjustments made by appraisers and brokers to comparable property sales generally ranged from (10%) to 20%. Additionally, all appraisals are reviewed in accordance with Uniform Standards of Professional Appraisal.

    Practice or USPAP by in house licensed appraisers who review not only the appraisal but independent search for comparable properties to ensure selected comparable properties and corresponding adjustments are appropriate. When necessary appraisal staff will adjust or reject an appraised value. The Company estimates that selling costs approximate 6% of the collateral fair value.

    Real estate owned fair values are categorized as Level 3 due to ongoing assumptions in fair value measurements related to real estate market conditions which may require adjustments made by appraisers and brokers for differences between comparable property sales, net operating income assumptions, and capitalization rates.

    The fair values of derivatives are based on valuation models using observable market data as of the measurement date.

    The fair value of loan servicing rights is determined based on a valuation model that calculated the present value of estimated future net servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income.

    Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates offered at each reporting date by the Company for certificates with similar remaining maturities. For deposits with no contractual maturity, the fair value is assumed to equal the carrying value.

    The fair value of FHLB advances is estimated based on discounting the future cash flows using the market rate currently offered.

    The fair value of subordinated debentures is based on an indication of value provided by a third-party broker.

    For senior debt, the fair value is based on an indication of value provided by a third-party broker.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Fair Value of Financial Instruments

    The carrying and estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2016

	Carrying	Fair	Fair Value Measurements Using

	Amount	Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$59,208	$59,208	$59,208	$-	$-
Investment securities:
Available for sale	459,662	459,662	-	459,662	-
Held to maturity	7,561	7,571	-	7,571	-
Loans receivable, net	4,407,102	4,423,378	-	-	4,423,378
Loans held for sale	34,340	34,438	-	7,876	26,562
Federal Home Loan Bank stock	30,410	N/A	N/A	N/A	N/A
Accrued interest receivable	12,141	12,141	13	1,108	11,020
Mortgage servicing rights	1,099	1,099	-	1,099	-
Mortgage banking derivatives	226	226	-	226	-
Financial liabilities:
Customer deposits	$3,333,969	$3,307,162	$1,704,695	$1,602,467	$-
FHLB and FRB advances	1,111,886	1,114,748	-	1,114,748	-
Junior subordinated deferrable interest debentures	61,857	53,622	-	-	53,622
Senior debt	95,000	103,854	-	103,854	-
Accrued interest payable	1,302	1,302	-	1,302	-
Mortgage banking derivatives	-	-	-	-	-
Interest Rate Cap Premium	87	87	-	87	-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	December 31, 2015

	Carrying	Fair	Fair Value Measurements Using

	Amount	Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$65,562	$65,562	$65,562	$-	$-
Investment securities:
Available for sale	378,169	378,169	-	378,169	-
Held to maturity	9,331	9,396	-	9,396	-
Loans receivable, net	3,809,994	3,828,719	-	-	3,828,719
Loans held for sale	18,086	18,086	-	18,086	-
Federal Home Loan Bank stock	18,379	N/A	N/A	N/A	N/A
Accrued interest receivable	10,491	10,491	7	647	9,837
Mortgage Servicing Rights	-	-	-	-	-
Mortgage banking derivatives	786	786	-	786	-
Financial liabilities:
Customer deposits	$3,121,247	$3,097,365	$1,372,540	$1,724,825	$-
FHLB and FRB advances	668,311	674,722	-	674,722	-
Junior subordinated deferrable interest debentures	61,857	55,606	-	-	55,606
Senior debt	95,000	99,750	-	99,750	-
Accrued interest payable	697	697	-	697	-
Mortgage banking derivatives	-	-	-	-	-
Interest Rate Cap Premium	272	272	-	272	-

    These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates

    Assets and Liabilities Recorded at Fair Value

    The following tables present information about the Company's assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2016 and 2015.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Recurring Basis

    The Company is required or permitted to record the following assets and liabilities at fair value on a recurring basis under other accounting pronouncements (dollars in thousands):

	December 31, 2016

Description	Fair Value	Level 1	Level 2	Level 3

Financial Assets:
Available for sale investment securities:
FNMA mortgage-backed securities	$130,813	$-	$130,813	$-
U.S. Agency Bond	134,321	-	134,321	-
GNMA collateralized mortgage obligations	53,127	-	53,127	-
FHLMC mortgage-backed securities	80,071	-	80,071	-
GNMA mortgage-backed securities	31,666	-	31,666	-
SBA securities	16,334	-	16,334	-
CRA Qualifed Investment Fund (CRAIX)	6,745	-	6,745	-
FHLMC collateralized mortgage obligations	2,410	-	2,410	-
NCUA collateralized mortgage obligation	2,690	-	2,690	-
U.S. Treasury 10 year note	985	-	985	-
CCDFI Equity Investment	500	-	500	-

Total investment securities available for sale	$459,662	$-	$459,662	$-

Loans held for sale, at fair value	$7,876	$-	$7,876	$-

Mortgage servicing rights	$1,099	$-	$1,099	$-

Mortgage banking derivatives	$226	$-	$226	$-

Financial Liabilities:
Interest rate cap premium	$87	$-	$87	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	December 31, 2015

Description	Fair Value	Level 1	Level 2	Level 3

Financial Assets:
Available for sale investment securities:
FNMA mortgage-backed securities	$142,418	$-	$142,418	$-
U.S. Agency Bond	79,628	-	79,628	-
GNMA collateralized mortgage obligations	64,550	-	64,550	-
FHLMC mortgage-backed securities	38,038	-	38,038	-
GNMA mortgage-backed securities	19,415	-	19,415	-
SBA securities	17,961	-	17,961	-
CRA Qualifed Investment Fund (CRAIX)	6,854	-	6,854	-
FHLMC collateralized mortgage obligations	4,404	-	4,404	-
NCUA collateralized mortgage obligation	3,417	-	3,417	-
U.S. Treasury 10 year note	984	-	984	-
CCDFI Equity Investment	500	-	500	-

Total investment securities available for sale	$378,169	$-	$378,169	$-

Loans held for sale, at fair value	$18,086	$-	$18,086	$-

Mortgage banking derivatives	$786	$-	$786	$-

Financial Liabilities:
Interest Rate Cap Premium	$272	$-	$272	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Non-recurring Basis

    The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a non-recurring basis. These include assets that are measured at the lower of cost or market value that were recognized at fair value which was below cost at the reporting date (dollars in thousands):

	December 31, 2016

Description	Fair Value	Level 1	Level 2	Level 3	Total Gain (Loss) or (Valuation Allowance)

Single family residential	$27,289	$-	$-	$27,289	$(90)

Total assets measured at fair value on a non-recurring basis	$27,289	$-	$-	$27,289	$(90)

	December 31, 2015

Description	Fair Value	Level 1	Level 2	Level 3	Total Gain (Loss) or (Valuation Allowance)

Single family residential	$997	$-	$-	$997	$1

Total assets measured at fair value on a non-recurring basis	$997	$-	$-	$997	$1

    At December 31, 2016, an impaired loan of $817 thousand was adjusted to a fair value of $727 thousand by recording charge-offs of $90 thousand. At December 31, 2015, an impaired loan of $1.02 million was adjusted to a fair value of $997 thousand by recording specific reserve of $27 thousand. The fair value of impaired, collateral dependent loans is estimated at the fair value of the underlying collateral, less estimated selling costs. These loans are categorized as Level 3 due to ongoing real estate market conditions which may require the use of unobservable inputs and assumptions in fair value measurements.

    The company held no real estate owned at December 31, 2016 and December 31, 2015. Management periodically obtains updated valuations of properties after foreclosure. Real estate owned fair values are categorized as Level 3 due to ongoing real estate market conditions which may require the use of unobservable inputs and assumptions in fair value measurements.

    Financial Instruments Recorded Using Fair Value Option

    The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    Company's policy on loans held for investment. None of these loans are 90 days or more past due nor on non-accrual as of December 31, 2016 or 2015.

    As of December 31, 2016 and 2015, the aggregate fair value, contractual balance, gain or loss, and interest income on loans held for sale was as follows (dollars in thousands):

	2016	2015

Aggregate fair value	$7,876	$18,086
Contractual balance	$7,813	$18,218
Fair value adjustment	$(35)	$(132)
Interest income	$173	$347

18.         MORTGAGE BANKING DERIVATIVES

    Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships. At December 31, 2016 and 2015, the Company had interest rate lock commitments and forward commitments for the future delivery of residential mortgage loans. The fair value of these mortgage banking derivatives was reflected by a derivative asset of $226 thousand and $786 thousand at December 31, 2016 and 2015, respectively. Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sales of loans.

    The net gains (losses) relating to free-standing derivative instruments used for risk management are summarized below (dollars in thousands):

		December 31

	Location:	2016	2015

Forward commitments related to mortgage loans held for sale	Gain on sale of loans	$203	$577
Interest rate lock commitments	Gain on sale of loans	$23	$209

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

    The following table reflects the amount and market value of mortgage banking derivatives included in the Consolidated Balance Sheets (dollars in thousands):

	December 31

	2016		2015

	Notional Amount	Fair Value	Notional Amount	Fair Value

Included in other assets:
Interest rate lock commitments	$6,046	$23	$14,654	$209
Forward contracts related to mortgage loans held for sale	10,990	203	32,879	577

	$17,036	$226	$47,533	$786

Included in other liabilities:
Forward contracts related to mortgage loans held for sale	$-	$-	$-	$-

19.         PARENT COMPANY ONLY FINANCIAL INFORMATION

    Summary parent company only financial information for the years ended December 31, 2016 and 2015 is as follows (dollars in thousands):

CONDENSED BALANCE SHEETS

	December 31,

	2016	2015

ASSETS
Cash and cash equivalents	$11,114	$11,235
Investment in Bank	547,109	514,166
Investment in Burbank Financial, Inc	187	187
Investment in Luther Burbank Statutory Trusts 1 & 2	1,857	1,857
Other assets	1,036	1,113

Total assets	$561,303	$528,558

LIABILITIES AND STOCKHOLDERS' EQUITY
Junior subordinated deferrable interest debentures	$61,857	$61,857
Other borrowings	95,000	95,000
Interest payable on junior subordinated deferrable interest debentures	71	58
Other liabilities and accrued expenses	-	344
Stockholders' equity	404,375	371,299

Total liabilities and stockholders' equity	$561,303	$528,558

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,

	2016	2015

Dividend income from Bank	$24,370	$19,700
Equity in undistributed net income of subsidiaries	35,187	23,035
Interest expense	(7,616)	(7,410)
Other operating expense	(79)	(189)
Tax benefit	259	256

Net income (1)	$52,121	$35,392

  (1)
  The Company has made an S Corporation election, effective January 1, 2002. Each of the subsidiaries except Luther Burbank Mortgage Corporation which is unconsolidated for tax purposes, made a Qualified S Corporation Subsidiary election concurrent with the election of S Corporation status. The group files a single tax return and the subsidiaries are treated, for federal and California tax purposes, as divisions of a single corporation. As a result of the S Corporation election, there will generally be minimal federal tax at the Corporation level. The Company does provide tax at the rate of 3.5% to reflect the rate charged by California against the income of S Corporations. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in the net income of its subsidiaries, including the Bank, are excluded from the computation of the provision for income taxes for financial statement purposes.

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2016	2015

Operating activities:
Net income	$52,121	$35,392
Undistributed equity in subsidiaries	(35,187)	(23,035)
Net change in other assets and liabilities	(255)	(668)

Net cash provided by operating activities	16,679	11,689

Financing activities:
Cash paid for dividends	(16,800)	(11,800)
Proceeds from issuance of other borrowings	-	-

Net cash used in financing activities	(16,800)	(11,800)

Increase (Decrease) in cash and cash equivalents	(121)	(111)
Cash and cash equivalents, beginning of year	11,235	11,346

Cash and cash equivalents, end of year	$11,114	$11,235

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in thousands)

	September 2017 (Unaudited)	December 2016
ASSETS
Cash and cash equivalents	$87,051	$59,208
Available for sale investment securities, at fair value	475,938	459,662
Held to maturity investment securities, at amortized cost (fair value of $6,999 in 2017 and $7,571 in 2016)	6,965	7,561
Loans held for sale	39,011	34,340
Loans receivable, net of allowance for loan losses of $28,984 in 2017 and $33,298 in 2016	4,601,942	4,407,102
Accrued interest receivable	13,902	12,141
Federal Home Loan Bank stock	40,159	30,410
Premises and equipment, net	22,697	24,356
Goodwill	3,297	3,297
Prepaid expenses and other assets	29,467	26,480

Total assets	$5,320,429	$5,064,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$3,863,411	$3,333,969
FHLB and FRB advances	807,667	1,111,886
Junior subordinated deferrable interest debentures	61,857	61,857
Other borrowings	95,000	95,000
Accrued interest payable	2,112	1,302
Other liabilities and accrued expenses	56,922	56,168

Total liabilities	4,886,969	4,660,182

Commitments and contingencies (Note 8)
Stockholders' equity:
Common stock, no par value; 100,000,000 shares authorized; 42,000,000 shares issued and outstanding	2,262	2,262
Retained earnings	435,912	407,648
Accumulated other comprehensive loss, net of taxes	(4,714)	(5,535)

Total stockholders' equity	433,460	404,375

Total liabilities and stockholders' equity	$5,320,429	$5,064,557

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except share data)

	Nine months ended September 30,
	2017	2016
Interest income:
Interest and fees on loans	$124,096	$103,332
Interest and dividends on investment securities	5,611	3,528

Total interest income	129,707	106,860

Interest expense:
Interest on deposits	27,826	23,413
Interest on FHLB advances	12,497	7,253
Interest on junior subordinated deferrable interest debentures	1,218	979
Interest on other borrowings	4,732	4,732

Total interest expense	46,273	36,377

Net interest income before provision for loan losses	83,434	70,483
Recapture of provision for loan losses (Note 3)	(4,622)	(9,079)

Net interest income after provision (recapture) for loan losses	88,056	79,562

Noninterest income:
Increase in cash surrender value of life insurance	143	178
Net gain on sale of loans	3,277	2,745
FHLB dividends	1,777	1,327
Other income	724	529

Total noninterest income	5,921	4,779

Noninterest expense:
Compensation and related benefits	28,384	26,664
Deposit insurance premium	1,408	1,351
Professional and regulatory fees	1,453	1,926
Occupancy	3,860	4,197
Depreciation and amortization	2,179	2,130
Data processing	2,378	2,389
Marketing	637	581
Other expenses	3,023	4,905

Total noninterest expense	43,322	44,143

Income before provision for income taxes	50,655	40,198
Provision for income taxes	1,691	1,355

Net income	$48,964	$38,843

Basic and diluted earnings per common share	$1.17	$0.92
Weighted average common shares outstanding - basic and diluted	42,000,000	42,000,000
Dividends per common share	$0.49	$0.29

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(Dollars in thousands)

	Nine months ended September 30,
	2017	2016
Net income	$48,964	$38,843
Other comprehensive income (loss):
Unrealized gains on securities:
Unrealized holding gain arising during the period	595	1,819
Tax effect	(21)	(64)

Net of tax	574	1,755

Unrealized gain (loss) on cash flow hedge
Unrealized holding gain (loss) arising during the period	256	(122)
Tax effect	(9)	4

Net of tax	247	(118)

Total other comprehensive income	821	1,637

Comprehensive income	$49,785	$40,480

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
(Dollars in thousands, except share data)

				Accumulated Other Comprehensive (Loss) Income (Net of Taxes)
	Common Stock
						Total Stock- holders' Equity
	Shares	Amount	Retained Earnings	Securities	Cash Flow Hedge
Balance, December 31, 2015	42,000,000	$2,262	$372,327	$(2,162)	$(1,128)	$371,299
Comprehensive income (loss)
Net income	-	-	38,843	-	-	38,843
Other comprehensive income (loss)			1,755	(118)	1,637
Cash dividends ($0.29 per share)	-	-	(12,300)	-	-	(12,300)

Balance, September 30, 2016	42,000,000	$2,262	$398,870	$(407)	$(1,246)	$399,479

Balance, December 31, 2016	42,000,000	$2,262	$407,648	$(4,374)	$(1,161)	$404,375
Comprehensive income
Net income	-	-	48,964	-	-	48,964
Other comprehensive income				574	247	821
Cash dividends ($0.49 per share)	-	-	(20,700)	-	-	(20,700)

Balance, September 30, 2017	42,000,000	$2,262	$435,912	$(3,800)	$(914)	$433,460

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$48,964	$38,843
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,179	2,130
Recapture of provision for loan losses	(4,622)	(9,079)
Decrease in deferred loan costs, net	(406)	(5,230)
Net gain on sale of loans	(3,241)	(2,570)
Change in fair value of loans held for sale	(36)	(174)
Originations of loans held for sale	(25,809)	(121,113)
Proceeds from sale of loans held for sale	33,618	135,936
Net increase in cash surrender value of life insurance	(143)	(178)
Effect of changes in:
Accrued interest receivable	(1,761)	(1,311)
Accrued interest payable	810	365
Other assets and liabilities	(1,643)	4,722

Net cash provided by operating activities	47,910	42,341

Cash flows from investing activities:
Proceeds from maturities or calls of available for sale investment securities	92,342	129,817
Proceeds from maturities or calls of held to maturity investment securities	596	1,452
Purchases of available for sale investment securities	(108,022)	(168,215)
Net increase in loans receivable	(854,966)	(626,922)
Proceeds from sale of portfolio loans	655,754	219,195
Purchase of FHLB stock, net	(9,749)	(8,591)
Purchase of premises and equipment	(545)	(2,788)

Net cash used in investing activities	(224,590)	(456,052)

Cash flows from financing activities:
Net increase in customer deposits	529,442	167,571
Proceeds from long term FHLB advances	49,481	100,000
Net change in short term FHLB and FRB advances	(353,700)	161,181
Cash paid for dividends	(20,700)	(12,300)

Net cash provided by financing activities	204,523	416,452

Increase in cash and cash equivalents	27,843	2,741
Cash and cash equivalents, beginning of period	59,208	65,562

Cash and cash equivalents, end of period	$87,051	$68,303

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$29,856	$30,301
Income taxes	$1,455	$610
Non-cash investing activity:
Loans transferred to held for sale	$630,103	$-
Loans transferred to real estate owned	$-	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.           BASIS OF PREPARATION

    The condensed consolidated financial statements, including the accompanying notes of Luther Burbank Corporation (the Company), have been prepared in accordance with generally accepted accounting principles (GAAP) interim reporting requirements, and therefore do not include all the information and notes included in the annual consolidated financial statements in conformity with GAAP. These interim condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company's audited consolidated financial statements and accompanying notes included elsewhere in this report. The Company's principal business activity is banking, conducted through its wholly owned subsidiary, Luther Burbank Savings (the Bank).

    The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results for interim periods are not necessarily indicative of results for a full year.

    Basis of Presentation

    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and general banking industry. In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported results of operations for the periods then ended.

    Actual results could differ significantly from those estimates.

    On April 27, 2017 the Company declared a 200-for-1 stock split, increasing the number of issued and authorized shares from 210,000 to 42,000,000 and 500,000 to 100,000,000, respectively. Additional shares issued as a result of the stock split were distributed immediately upon issuance to the shareholder. Share and per share amounts included in the consolidated financial statements and accompanying notes reflect the effect of the split for all periods presented. Additionally, on April 27, 2017, the Company also declared that the stock post 200-for-1 split has no par value or stated value, whereas the stock had previously held a stated value of $8 per share.

    Earnings Per Share

    Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share contains the dilutive effect of additional potential common shares issuable. As of September 30, 2017 and 2016, the Company had no dilutive shares outstanding.

    Segment Reporting

    While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Discrete financial information is not available other than on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Adoption of New Financial Accounting Standards

    In August 2017, the Financial Accounting Standards Board issued ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities. The purpose of this updated guidance is to better align a company's financial reporting for hedging activities with the economic objectives of those activities. ASU 2017-12 is effective for public business entities for fiscal years beginning after December 15, 2018, with early adoption, including adoption in an interim period, permitted. The Company intends to adopt ASU 2017-12 on October 1, 2017. ASU 2017-12 requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. While the Company continues to assess all potential impacts of the standard, we currently expect adoption to have no impact on our consolidated financial statements.

2.           INVESTMENT SECURITIES

    The Company invests in mortgage-backed and other securities issued by government-sponsored entities, including the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA), the National Credit Union Association (NCUA) and the Small Business Administration (SBA). The securities all have original contractual maturities of greater than 10 years and are not due at a single maturity date. Expected maturities will differ from contractual maturities because issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Available for Sale

    The following tables show the amortized cost and the estimated fair value of available for sale investment securities as of the dates indicated (dollars in thousands):

	September 30, 2017

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Debt securities:
FHLMC mortgage-backed securities	$147,261	$206	$(1,090)	$146,377
U.S. Agency Bond	120,405	31	(2,360)	118,076
FNMA mortgage-backed securities	104,683	138	(417)	104,404
GNMA collateralized mortgage obligations	45,731	178	(72)	45,837
GNMA mortgage-backed securities	24,809	44	(178)	24,675
SBA securities	15,588	-	(180)	15,408
CRA Qualifed Investment Fund (CRAIX)	12,000	-	(229)	11,771
PCI III Preferred Equity Investment	4,000	-	-	4,000
NCUA collateralized mortgage obligation	2,113	2	-	2,115
FHLMC collateralized mortgage obligations	1,775	5	-	1,780
U.S. Treasury 10 year note	1,011	-	(16)	995
CCDFI Equity Investment	500	-	-	500

	$479,876	$604	$(4,542)	$475,938

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2016

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Debt securities:
U.S. Agency Bond	$137,405	$2	$(3,086)	$134,321
FNMA mortgage-backed securities	130,815	429	(431)	130,813
FHLMC mortgage-backed securities	80,878	81	(888)	80,071
GNMA collateralized mortgage obligations	53,121	126	(120)	53,127
GNMA mortgage-backed securities	31,856	40	(230)	31,666
SBA securities	16,511	-	(177)	16,334
CRA Qualifed Investment Fund (CRAIX)	7,000	-	(255)	6,745
NCUA collateralized mortgage obligation	2,694	-	(4)	2,690
FHLMC collateralized mortgage obligations	2,402	8	-	2,410
U.S. Treasury 10 year note	1,013	-	(28)	985
CCDFI Equity Investment	500	-	-	500

	$464,195	$686	$(5,219)	$459,662

    Net unrealized losses on available for sale investment securities are recorded as accumulated other comprehensive income within stockholders' equity totaling $3.8 million and $4.4 million, net of $133 thousand and $159 thousand in tax assets at September 30, 2017 and December 31, 2016, respectively. There were no sales or transfers of available for sale investment securities for the nine month periods ended September 30, 2017 and 2016.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following tables show the gross unrealized losses and fair value of available for sale investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (dollars in thousands):

	September 30, 2017

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
U.S. Agency Bond	$9,942	$(58)	$105,103	$(2,302)	$115,045	$(2,360)
FHLMC mortgage-backed securities	24,097	(239)	89,580	(851)	113,677	(1,090)
FNMA mortgage-backed securities	46,585	(215)	24,591	(202)	71,176	(417)
CRA Qualifed Investment Fund (CRAIX)	4,981	(19)	6,790	(210)	11,771	(229)
SBA Securities	-	-	15,408	(180)	15,408	(180)
GNMA mortgage-backed securities	3,608	(13)	13,257	(165)	16,865	(178)
GNMA collateralized mortgage obligations	-	-	18,869	(72)	18,869	(72)
U.S. Treasury 10 year note	995	(16)	-	-	995	(16)

	$90,208	$(560)	$273,598	$(3,982)	$363,806	$(4,542)

    At September 30, 2017, the Company held 84 mortgage-backed securities of which 58 were in a loss position and 23 had been in a loss position for twelve months or more. The Company also held 15 collateralized mortgage obligations, 5 of which were in an unrealized loss position and had been in an unrealized loss position for more than 12 months. Of the total 4 SBA securities held at September 30, 2017, 4 were in a loss position and had been in a loss position for greater than twelve months. The Company also held 13 US Agency Bonds, 12 of which were in an unrealized loss position and 11 had been in an unrealized loss position for more than 12 months.

	December 31, 2016

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
U.S. Agency Bond	$128,170	$(3,086)	$-	$-	$128,170	$(3,086)
FHLMC mortgage-backed securities	53,596	(812)	9,543	(77)	63,139	(889)
FNMA mortgage-backed securities	130,747	(390)	5,401	(40)	136,148	(430)
GNMA mortgage-backed securities	60,639	(350)	-	-	60,639	(350)
CRA Qualifed Investment Fund (CRAIX)	3,896	(104)	2,848	(152)	6,744	(256)
SBA Securities	16,256	(177)	-	-	16,256	(177)
U.S. Treasury 10 year note	985	(27)	-	-	985	(27)
NCUA collateralized mortgage obligation	-	-	2,690	(4)	2,690	(4)

	$394,289	$(4,946)	$20,482	$(273)	$414,771	$(5,219)

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    At December 31, 2016, the Company held 77 mortgage-backed securities of which 34 were in a loss position at year end and 13 had been in a loss position for twelve months or more. The Company also held 15 collateralized mortgage obligations, 8 of which were in an unrealized loss position. Of the total 4 SBA securities held at year end, 4 were in a loss position and had been in a loss position for greater than twelve months.

    The unrealized losses on the Company's investments were caused by interest rate changes. In addition, the contractual cash flows of these investments are guaranteed by agencies sponsored by the U.S. government. Accordingly, it is expected that the securities will not be settled at a price less than amortized cost. Because the decline in market value is attributable to changes in interest rates and liquidity but not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2017 and December 31, 2016.

    Held to Maturity

    The following tables show the amortized cost and estimated fair value of held to maturity investment securities as of the dates indicated (dollars in thousands):

	September 30, 2017

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value

Debt securities:
FNMA mortgage-backed securities	$6,676	$87	$(53)	$6,710
Obligations of states and political subdivisions	289	-	-	289

	$6,965	$87	$(53)	$6,999

	December 31, 2016

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value

Debt securities:
FNMA mortgage-backed securities	$7,259	$90	$(80)	$7,269
Obligations of states and political subdivisions	302	-	-	302

	$7,561	$90	$(80)	$7,571

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following tables show the gross unrecognized losses and fair value of held to maturity investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrecognized loss position (dollars in thousands):

	September 30, 2017

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses

Debt securities:
FNMA mortgage-backed securities	$4,116	$(53)	$-	$-	$4,116	$(53)

	December 31, 2016

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses

Debt securities:
FNMA mortgage-backed securities	$4,164	$(80)	$-	$-	$4,164	$(80)

    The unrecognized losses on the Company's investments were caused by interest rate changes. It is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rate and other market conditions. The issuers continue to make timely principal and interest payments on the investments. The fair value is expected to recover as the investments approach maturity.

    The following table presents the schedule maturities of available-for-sale and held-to-maturity investment securities as of September 30, 2017:

	Amortized Cost	Fair Value

Available-for-sale Investment Securities
One to five years	$120,612	$118,236
Five to ten years	1,532	1,537
Beyond ten years	341,232	339,894
No maturity	16,500	16,271

Total available-for-sale investment securities	$479,876	$475,938

Held-to-maturity investment securities beyond ten years	$6,965	$6,999

Total held-to-maturity investment Securities	$6,965	$6,999

    The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities with no maturity date are shown separately. No securities were pledged as of September 30, 2017 and December 31, 2016.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.           LOANS RECEIVABLE

    Loans receivable consist of the following (dollars in thousands):

	September 30	December 31

	2017	2016

Permanent mortgages on:
Multifamily residential	$2,628,691	$2,600,262
Single family residential	1,818,914	1,711,818
Commercial real estate	95,668	59,611
Construction loans on:
Single family residential	48,004	28,990
Multifamily residential	-	475
Non-Mortgage ("NM") loans:	50	50

Total	4,591,327	4,401,206
Less:
Allowance for loan losses	(28,984)	(33,298)
Deferred loan costs, net	39,599	39,194

Loans receivable held for investment, net	$4,601,942	$4,407,102

    The majority of the Company's loans are secured by real estate located primarily within the Company's market areas in Northern and Southern California. As such, the ultimate collectability of a substantial portion of the Company's loan portfolio is influenced by the overall condition of the California real estate market. The Company began originating loans secured by property in Washington in 2009. This portfolio accounts for approximately 12.0% and 14.2% of gross loans at September 30, 2017 and December 31, 2016, respectively. Loans are generally made on the basis of a well-defined repayment source which is based on a detailed cash flow analysis; however, collateral is used as a secondary source of repayment and for loan qualification. It is the Company's policy to originate loans with a loan to value ratio greater than 80% only with private mortgage insurance. Management believes this practice mitigates the Company's risk of loss. The only exception to this policy is the Company's GROW Program, an affordable loan program for first-time homebuyers. These GROW loans do not require private mortgage insurance and totaled $38.1 million and $26.6 million as of September 30, 2017 and December 31, 2016, respectively.

    Certain loans have been pledged to secure borrowing arrangements (see Note 5).

    Salaries and employee benefits totaling $9.1 million and $11.9 million were deferred as loan origination costs for the nine month periods ended September 30, 2017 and 2016, respectively.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following tables show activity in and the allocation of the allowance for loan losses by portfolio segment and by impairment methodology as of and for the nine months ended September 30, 2017 and 2016 (dollars in thousands):

	Nine months ended September 30, 2017

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Allowance for loan losses:
Beginning balance allocated to portfolio segments	$18,478	$11,559	$1,823	$1,438	$33,298
Recapture of provision for loan losses	(1,239)	(2,667)	25	(741)	(4,622)
Charge-offs	-	(5)	-	-	(5)
Recoveries	-	9	-	304	313

Ending balance allocated to portfolio segments	$17,239	$8,896	$1,848	$1,001	$28,984

Individually evaluated for impairment	$-	$25	$-	$-	$25
Collectively evaluated for impairment	17,239	8,871	1,848	1,001	28,959

Ending balance allocated to portfolio segments	$17,239	$8,896	$1,848	$1,001	$28,984

Loans:

Ending balance: individually evaluated for impairment	$2,293	$7,829	$682	$-	$10,804
Ending balance: collectively evaluated for impairment	2,626,398	1,811,085	94,986	48,054	4,580,523

Ending balance allocated to portfolio segments	$2,628,691	$1,818,914	$95,668	$48,054	$4,591,327

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Nine months ended September 30, 2016

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Allowance for loan losses:
Beginning balance allocated to portfolio segments	$29,680	$13,264	$2,320	$245	$45,509
Recapture of provision for loan losses	(7,522)	(1,975)	(210)	628	(9,079)
Charge-offs	-	-	-	-	-
Recoveries	-	9	-	485	494

Ending balance allocated to portfolio segments	$22,158	$11,298	$2,110	$1,358	$36,924

Individually evaluated for impairment	$-	$106	$-	$-	$106
Collectively evaluated for impairment	22,158	11,192	2,110	1,358	36,818

Ending balance allocated to portfolio segments	$22,158	$11,298	$2,110	$1,358	$36,924

Loans:

Ending balance: individually evaluated for impairment	$1,079	$9,184	$468	$-	$10,731
Ending balance: collectively evaluated for impairment	2,455,518	1,676,488	50,113	40,271	4,222,390

Ending balance allocated to portfolio segments	$2,456,597	$1,685,672	$50,581	$40,271	$4,233,121

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following tables show the loan portfolio allocated by management's internal risk ratings at September 30, 2017 and December 31, 2016 (dollars in thousands):

	September 30, 2017

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Grade:
Pass/Watch	$2,612,802	$1,811,091	$92,797	$48,054	$4,564,744
Special mention	5,799	4,707	-	-	10,506
Substandard	10,090	3,116	2,871	-	16,077

Total	$2,628,691	$1,818,914	$95,668	$48,054	$4,591,327

	December 31, 2016

	Multi- Family Residential	Single Family Residential	Commercial Real Estate	Land, NM, and Construction	Total

Grade:
Pass/Watch	$2,584,487	$1,705,630	$55,291	$29,515	$4,374,923
Special mention	4,660	415	-	-	5,075
Substandard	11,115	5,773	4,320	-	21,208

Total	$2,600,262	$1,711,818	$59,611	$29,515	$4,401,206

    The following tables show an aging analysis of the loan portfolio by the time past due at September 30, 2017 and December 31, 2016 (dollars in thousands):

	September 30, 2017

	30 Days	60 Days	90+ Days	Non-accrual	Current	Total

Loans:
Multifamily residential	$-	$-	$-	$2,288	$2,626,403	$2,628,691
Single family residential	3,564	1,391	-	2,859	1,811,100	1,818,914
Commercial real estate	-	-	-	681	94,987	95,668
Land, NM, and construction	-	-	-	-	48,054	48,054

Total	$3,564	$1,391	$-	$5,828	$4,580,544	$4,591,327

	December 31, 2016

	30 Days	60 Days	90+ Days	Non-accrual	Current	Total

Loans:
Multifamily residential	$690	$-	$-	$1,048	$2,598,524	$2,600,262
Single family residential	4,139	944	-	409	1,706,326	1,711,818
Commercial real estate	-	-	-	1,184	58,427	59,611
Land, NM, and construction	-	-	-	-	29,515	29,515

Total	$4,829	$944	$-	$2,641	$4,392,792	$4,401,206

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following tables show information related to impaired loans at and for the year to date period ended September 30, 2017 and September 30, 2016 and the year ended December 31, 2016 (dollars in thousands):

	September 30, 2017

	Recorded Investment	Unpaid Principle Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Multifamily residential	$2,293	$2,560	$-	$2,018	$-	$-
Single family residential	6,855	6,981	-	6,882	132	-
Commercial real estate	682	804	-	748	-	-
Land, NM, and construction	-	-	-	-	-	-

	$9,830	$10,345	$-	$9,648	$132	$-

With an allowance recorded:
Multifamily residential	$-	$-	$-	$-	$-	$-
Single family residential	974	970	25	982	25	-
Commercial real estate	-	-	-	-	-	-
Land, NM, and construction	-	-	-	-	-	-

	$974	$970	$25	$982	$25	$-

Total:
Multifamily residential	$2,293	$2,560	$-	$2,018	$-	$-
Single family residential	7,829	7,951	25	7,864	157	-
Commercial real estate	682	804	-	748	-	-
Land, NM, and construction	-	-	-	-	-	-

	$10,804	$11,315	$25	$10,630	$157	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	September 30, 2016

	Recorded Investment	Unpaid Principle Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Multifamily residential	$1,079	$1,255	$-	$1,316	$-	$-
Single family residential	7,634	7,768	-	9,005	217	-
Commercial real estate	468	508	-	2,648	-	-
Land, NM, and construction	-	-	-	-	-	-

	$9,181	$9,531	$-	$12,969	$217	$-

With an allowance recorded:
Multifamily residential	$-	$-	$-	$-	$-	$-
Single family residential	1,550	1,537	106	1,122	28	-
Commercial real estate	-	-	-	-	-	-
Land, NM, and construction	-	-	-	-	-	-

	$1,550	$1,537	$106	$1,122	$28	$-

Total:
Multifamily residential	$1,079	$1,255	$-	$1,316	$-	$-
Single family residential	9,184	9,305	106	10,127	245	-
Commercial real estate	468	508	-	2,648	-	-
Land, NM, and construction	-	-	-	-	-	-

	$10,731	$11,068	$106	$14,091	$245	$-

	December 31, 2016

	Recorded Investment	Unpaid Principle Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Multifamily residential	$1,040	$1,249	$-	$1,252	$-	$-
Single family residential	5,773	5,955	-	8,289	267	-
Commercial real estate	1,181	1,325	-	2,198	-	-
Land, NM, and construction	-	-	-	-	-	-

	$7,994	$8,529	$-	$11,739	$267	$-

With an allowance recorded:
Multifamily residential	$-	$-	$-	$-	$-	$-
Single family residential	993	995	25	1,092	36	-
Commercial real estate	-	-	-	-	-	-
Land, NM, and construction	-	-	-	-	-	-

	$993	$995	$25	$1,092	$36	$-

Total:
Multifamily residential	$1,040	$1,249	$-	$1,252	$-	$-
Single family residential	6,766	6,950	25	9,381	303	-
Commercial real estate	1,181	1,325	-	2,198	-	-
Land, NM, and construction	-	-	-	-	-	-

	$8,987	$9,524	$25	$12,831	$303	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    As of September 30, 2017 and December 31, 2016, the Company has a recorded investment in troubled debt restructurings of $6.3 million and $7.5 million, respectively. The Company has allocated $25 thousand of allowances for those loans at September 30, 2017 and December 31, 2016. The Company does not have commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings.

    There were no loans modified as troubled debt restructurings during the nine months ended September 30, 2017 and 2016.

    The Company had no troubled debt restructurings with a subsequent payment default within twelve months following the modification during the nine month periods ending September 30, 2017 and 2016.

    A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

    The terms of certain other loans were modified during the nine month periods ended September 30, 2017 and 2016 that did not meet the definition of a troubled debt restructuring. These loans had a total recorded investment as of September 30, 2017 and December 31, 2016 of $53.0 million and $17.9 million, respectively. The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant such as delays in payment of up to 4 months.

4.           NONPERFORMING ASSETS

    Nonperforming assets include nonperforming loans plus real estate owned (foreclosed property). Nonperforming loans include non-accrual loans and loans past due 90 or more days and still accruing interest. The Company's nonperforming assets and related contractual interest for the year to date period ended September 30, 2017 and the year ended December 31, 2016 are indicated below (dollars in thousands):

	September 30 2017	December 31 2016

Non-accrual loans	$5,829	$2,641
Loans past due 90 days or more and still accruing interest	-	-

Nonperforming loans	5,829	2,641
Real estate owned	-	-

Total nonperforming assets	$5,829	$2,641

Nonperforming assets as a % of total assets	0.11%	0.05%

Contractual interest not accrued during the year	$59	$14

    Generally, nonperforming loans are considered impaired, because the repayment of the loan will not be made in accordance with the original contractual agreement. In addition, loans that have terms that have been temporarily modified from their original note are also deemed impaired but are not necessarily placed on non-accrual status. Generally, these modifications involve an interest rate concession for a period of one to three years.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The table below provides balances of nonperforming assets related to those assets, at September 30, 2017 and December 31, 2016 (dollars in thousands):

	2017	2016

Nonperforming loans:
Multifamily residential	$2,288	$1,048
Single family residential	2,859	409
Commercial real estate	682	1,184

Total	5,829	2,641
Real estate owned	-	-

Total nonperforming assets	$5,829	$2,641

    The Company had no real estate owned activity for the year to date period ended September 30, 2017 and the year ended December 31, 2016

5.           FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK ADVANCES

    The Bank may borrow from the Federal Home Loan Bank (FHLB), on either a short-term or long-term basis, up to 40% of its assets provided that adequate collateral has been pledged. As of September 30, 2017 and December 31, 2016, the Bank had pledged various mortgage loans totaling approximately $3.0 billion and $1.7 billion, respectively, as well as the FHLB stock held by the Bank to secure these borrowing arrangements.

    The Bank has access to the Loan and Discount Window of the Federal Reserve Bank of San Francisco (FRB). Advances under this window are subject to the Bank providing qualifying collateral. Various mortgage loans totaling approximately $357 million and $346 million as of September 30, 2017 and December 31, 2016, respectively, secure this borrowing arrangement. There were no borrowings outstanding with the FRB as of September 30, 2017 and December 31, 2016.

    The following table discloses the Bank's outstanding advances from the Federal Home Loan Bank of San Francisco and the weighted-average interest rate (dollars in thousands):

	September 30, 2017		December 31, 2016

	Amount	Weighted Average Rate	Amount	Weighted Average Rate

FHLB short-term borrowings	$280,500	1.25%	$634,200	0.64%
FHLB long-term borrowings	527,167	1.84%	477,686	1.74%

	$807,667	1.64%	$1,111,886	1.11%

Borrowing capacity based on pledged assets to FRB and FHLB	$1,458,092		$561,585

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following table summarizes long-term advances by maturity date, amount, and weighted average interest rate at September 30, 2017 (dollars in thousands):

Year Ending September 30,	Amount	Weighted Average Rate

2019	$200,000	2.03%
2020	225,000	1.77%
2021	100,600	1.58%
Thereafter	1,567	6.38%

	$527,167

6.           JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

    Historically, the Company formed wholly owned trust companies (the "Trusts") which issued guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures ("the Trust Securities"). The common securities of the Trusts, included in other assets on the consolidated balance sheet, are 100 percent owned by the Company and are not consolidated. The sole asset of the Trusts is junior subordinated deferrable interest debentures (the "Notes").

    At September 30, 2017 and December 31, 2016, the Company had two Trusts which have issued Trust Securities to the public. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Company has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred, and the Company's ability to pay dividends on its common stock will be restricted.

    The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Securities; (ii) the redemption price with respect to any Trust Securities called for redemption by the Trusts; and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trusts. The Trust Securities are mandatorily redeemable upon maturity of the Notes, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the Notes purchased by the Trusts, in whole or in part, on or after the redemption date. As specified in the indenture, if the Notes are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following table is a summary of the outstanding Trust Securities and Notes at September 30, 2017 and December 31, 2016 (dollars in thousands):

Issuer	Issuance Date	Amount of Trust Securities	Amount of Notes	Redemption Date	Maturity Date

Luther Burbank Statutory Trust I	March 2006	$40,000	$41,238	June 15, 2011	June 15, 2036
Quarterly adjustments - three month Libor plus 1.38% (2.700% and 2.343% at 9/30/2017 and 12/31/2016, respectively).
Luther Burbank Statutory Trust II	March 2007	$20,000	$20,619	June 15, 2012	June 15, 2037
Quarterly adjustments - three month Libor plus 1.62% (2.940% and 2.583% at 9/30/2017 and 12/31/2016, respectively).

7.           OTHER BORROWINGS

    In September 2014, the Company issued $95 million in senior unsecured term notes to qualified institutional investors. The debt carries a fixed rate of interest of 6.5% and matures on September 30, 2024. The proceeds of this debt was used to retire senior unsecured term notes issued between 2009 and 2011 totaling $62.7 million, including a prepayment penalty of $243 thousand, and make an additional capital contribution to the Bank of $28 million. The balance of the proceeds, or approximately $2.7 million, was retained at the holding company to be used as cash reserves and for general corporate purposes. At September 30, 2017, unsecured term notes of $95 million were outstanding.

8.           COMMITMENTS AND CONTINGENCIES

    Financial Instruments With Off Balance Sheet Risk

    The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments represent commitments to originate fixed and variable rate loans and lines of credit and loans in process, and involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the Company's consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments to originate loans and lines of credit as it does for on balance sheet instruments.

    Commitments to fund loans and home equity lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. In addition, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    At September 30, 2017 and December 31, 2016, the Company had outstanding commitments of approximately $49.0 million and $73.6 million, respectively, for real estate loans.

    Operating Leases

    The Company leases various office premises under long-term operating lease agreements. These leases expire between 2017 and 2029, with certain leases containing either three, five or ten year renewal options. At September 30, 2017, minimum commitments under these non-cancellable leases with initial or remaining terms of one year or more are as follows (dollars in thousands):

Year ended September 30,

2018	$5,149
2019	4,875
2020	3,560
2021	3,002
2022	2,076
Thereafter	2,092

$20,754

    Rent expense under operating leases was $3.3 million and $3.5 million for the nine month periods ended September 30, 2017 and 2016, respectively.

9.           DERIVATIVES

    The Company utilizes interest rate cap and swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate caps and swaps do not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate cap or swap agreements.

    Interest Rate Caps Designated as Cash Flow Hedges: Interest rate caps with a notional amount totaling $100 million as of both September 30, 2017 and December 31, 2016, were designated as cash flow hedges of certain Federal Home Loan Bank advances and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the caps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The Company expects the hedges to remain fully effective during the remaining terms of the cap.

    Interest Rate Swap Agreement Designated as a Fair Market Value Hedge: An interest rate swap was designated as fair market value hedge of loans held for sale related to a securitization during the nine months ended September 30, 2017. The fair value of the swap was recorded in other assets with changes in fair value of the swap agreement recorded in noninterest income. This hedge was unwound upon pricing of the securitization transaction during September 2017. The Company had no interest rate swap agreements outstanding at September 30, 2016 or December 31, 2016.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Summary information about the interest-rate caps and swap designated as cash flow or fair value hedges as of period-end is as follows (dollars in thousands):

	Period Ended

Interest Rate Caps	September 30 2017	December 31 2016

Notional amounts	$100,000	$100,000
Weighted average original maturity	4 years	4 years
Weighted average remaining maturity	1.1 years	2 years
Fair value	$34	$87
Unrealized losses	$(947)	$(1,203)

    The Company recognized $299 thousand and $93 thousand of cap premium amortization on cash flow hedges in the statements of income for the nine month periods ended September 30, 2017 and 2016, respectively.

    Interest expense recorded on interest rate swap transactions totaled $857 thousand during the nine months ended September 30, 2017 and is reported as a component of interest income on loans. The Company recognized a realized loss of $335 thousand on swap transactions during the nine month period ended September 30, 2017. No interest rate swap agreements were held during the nine months ended September 30, 2016.

10.         FAIR VALUE MEASUREMENTS

    Fair Value Measurements

    Fair Value Hierarchy

    The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

    Level 1 – Quoted market prices for identical instruments traded in active exchange markets.

    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

    Level 3 – Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Company's estimates of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

    Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. These determinations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision,

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

    Management monitors the availability of observable market data to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

    Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities, or total earnings.

    The following methods and assumptions were used to estimate the fair value of financial instruments:

    For cash and cash equivalents, variable-rate loans, accrued interest receivable and payable, demand deposits and short-term borrowings, the carrying amount is estimated to be fair value. The fair value of accrued interest receivable/payable balances are determined using inputs and fair value measurements commensurate with the asset or liability from which the accrued interest is generated.

    Fair values for available for sale investment securities, which include primarily debt securities issued by U.S. government sponsored agencies, are based on quoted market prices for similar securities.

    The fair value of mortgage banking loans held for sale recorded at level two is determined using quoted prices for similar assets, adjusted for specific attributes of that loan.

    The fair value of other loans held for sale recorded at level three are determined by two methodologies. The first methodology is performed by the Bank's Capital Markets Group and is used for single family portfolio loans that have been designated as held for sale after having been retained on the balance sheet for at least twelve months of seasoning. To be announced (TBA) prices for Fannie Mae mortgage backed securities are provided by a third party with prices varying depending upon the underlying loan's weighted average coupon rate. These prices are then used to determine the fair value of the loan pool using each loan's coupon rate. As compensating evidence, the loans are also run through a valuation model taking into consideration loan level adjustments such as loan to value ratios, property type, and an estimated servicing release premium. The second methodology is performed by the Bank's Finance Department and is used for multifamily portfolio loans that have been designated as held for sale in relation to a planned securitization transaction. This analysis begins with a third party quoted price for a risk free government guaranteed security comprised of these same multifamily loans. This information is then input into an interest rate risk model to generate an option adjusted spread (OAS). This OAS is added to a credit risk spread, based primarily on the cost of the Freddie Mac guarantee fee, to generate a fair market value for the loan pool. Both of these methodologies are performed monthly and compared to the prior month analysis for reasonableness.

    The fair values for loans are based on model estimates provided by a third party pricing agency.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

    Typical unobservable inputs used for computing the fair value of impaired loans include adjustments made by appraisers and brokers for differences between comparable property sales, net operating income assumptions and capitalization rates. Other factors considered include geographic sales trends and the values of comparable surrounding properties as well as the condition of the subject property. In measuring the fair value of impaired collateral dependent loans, the Company assumes a 100% default rate. The valuation techniques used by third party appraisers is consistent among all loan classes held by the Company due to the similarities in the type of loan collateral. For loans measured at fair value on a non-recurring basis in the Company's loan portfolio at September 30, 2017 and December 31, 2016, adjustments made by appraisers and brokers to comparable property sales generally ranged from (10%) to 20%. Additionally, all appraisals are reviewed in accordance with Uniform Standards of Professional Appraisal Practice, or USPAP, by in house licensed appraisers who review not only the appraisal, but independently search for comparable properties to ensure selected comparable properties and corresponding adjustments are appropriate. When necessary, appraisal staff will adjust or reject an appraised value. The Company estimates that selling costs approximate 6% of the collateral fair value.

    Real estate owned fair values are categorized as Level 3 due to ongoing assumptions in fair value measurements related to real estate market conditions which may require adjustments made by appraisers and brokers for differences between comparable property sales, net operating income assumptions, and capitalization rates.

    The fair values of derivatives are based on valuation models using observable market data as of the measurement date.

    The fair value of loan servicing rights is determined based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income.

    Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates offered at each reporting date by the Company for certificates with similar remaining maturities. For deposits with no contractual maturity, the fair value is assumed to equal the carrying value.

    The fair value of FHLB advances is estimated based on discounting the future cash flows using the market rate currently offered.

    The fair value of subordinated debentures is based on an indication of value provided by a third-party broker.

    For other borrowings, the fair value is based on an indication of value provided by a third-party broker.

    The fair values of commitments are estimated using the fees currently charged to enter into similar agreements and are not significant.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Fair Value of Financial Instruments

    The carrying and estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	September 30, 2017

	Carrying	Fair	Fair Value Measurements Using

	Amount	Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$87,051	$87,051	$87,051	$-	$-
Investment securities:
Available for sale	475,938	475,938	-	475,938	-
Held to maturity	6,965	6,999	-	6,999	-
Loans held for sale	39,011	39,158	-	-	39,158
Loans receivable, net	4,601,942	4,606,445	-	-	4,606,445
Accrued interest receivable	13,902	13,902	7	1,159	12,736
Federal Home Loan Bank stock	40,159	N/A	N/A	N/A	N/A
Mortgage servicing rights	4,078	4,078	-	4,078	-
Financial liabilities:
Customer deposits	$3,863,411	$3,833,821	$1,653,429	$2,180,392	$-
FHLB and FRB advances	807,667	808,605	-	808,605	-
Junior subordinated deferrable interest debentures	61,857	56,974	-	56,974	-
Other borrowings	95,000	106,495	-	106,495	-
Accrued interest payable	2,112	2,112	-	2,112	-
Interest rate cap premium	24	24	-	24	-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2016

	Carrying	Fair	Fair Value Measurements Using

	Amount	Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$59,208	$59,208	$59,208	$-	$-
Investment securities:
Available for sale	459,662	459,662	-	459,662	-
Held to maturity	7,561	7,571	-	7,571	-
Loans held for sale	34,340	34,438	-	7,876	26,562
Loans receivable, net	4,407,102	4,423,378	-	-	4,423,378
Accrued interest receivable	12,141	12,141	13	1,108	11,020
Federal Home Loan Bank stock	30,410	N/A	N/A	N/A	N/A
Mortgage servicing rights	1,099	1,099	-	1,099	-
Mortgage banking derivatives	226	226	-	226	-
Financial liabilities:
Customer deposits	$3,333,969	$3,307,162	$1,704,695	$1,602,467	$-
FHLB and FRB advances	1,111,886	1,114,748	-	1,114,748	-
Junior subordinated deferrable interest debentures	61,857	53,622	-	53,622	-
Other borrowings	95,000	103,854	-	103,854	-
Accrued interest payable	1,302	1,302	-	1,302	-
Interest rate cap premium	87	87	-	87	-

    These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

    Assets and Liabilities Recorded at Fair Value

    The following tables present information about the Company's assets and liabilities measured at fair value on a recurring and nonrecurring basis as of September 30, 2017 and December 31, 2016.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Recurring Basis

    The Company is required or permitted to record the following assets and liabilities at fair value on a recurring basis under other accounting pronouncements (dollars in thousands):

	September 30, 2017

	Fair Value	Level 1	Level 2	Level 3

Financial Assets:
Available for sale investment securities:
FHLMC mortgage-backed securities	$146,377	$-	$146,377	$-
U.S. Agency Bond	118,076	-	118,076	-
FNMA mortgage-backed securities	104,404	-	104,404	-
GNMA collateralized mortgage obligations	45,837	-	45,837	-
GNMA mortgage-backed securities	24,675	-	24,675	-
SBA securities	15,408	-	15,408	-
CRA Qualifed Investment Fund (CRAIX)	11,771	-	11,771	-
PCI III Preferred Equity Investment	4,000	-	4,000	-
NCUA collateralized mortgage obligation	2,115	-	2,115	-
FHLMC collateralized mortgage obligations	1,780	-	1,780	-
U.S. Treasury 10 year note	995	-	995	-
CCDFI Equity Investment	500	-	500	-

Total investment securities available for sale	$475,938	$-	$475,938	$-

Loans held for sale, at fair value	$-	$-	$-	$-

Mortgage servicing rights	$4,078	$-	$4,078	$-

Financial Liabilities:
Interest rate cap premium	$24	$-	$24	$-

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2016

	Fair Value	Level 1	Level 2	Level 3

Financial Assets:
Available for sale investment securities:
FNMA mortgage-backed securities	$130,813	$-	$130,813	$-
U.S. Agency Bond	134,321	-	134,321	-
GNMA collateralized mortgage obligations	53,127	-	53,127	-
FHLMC mortgage-backed securities	80,071	-	80,071	-
GNMA mortgage-backed securities	31,666	-	31,666	-
SBA securities	16,334	-	16,334	-
CRA Qualifed Investment Fund (CRAIX)	6,745	-	6,745	-
FHLMC collateralized mortgage obligations	2,410	-	2,410	-
NCUA collateralized mortgage obligation	2,690	-	2,690	-
U.S. Treasury 10 year note	985	-	985	-
CCDFI Equity Investment	500	-	500	-

Total investment securities available for sale	$459,662	$-	$459,662	$-

Loans held for sale, at fair value	$34,438	$-	$34,438	$-

Mortgage servicing rights	$1,099	$-	$1,099	$-

Mortgage banking derivatives	$226	$-	$226	$-

Financial Liabilities:
Interest rate cap premium	$87	$-	$87	$-

    Non-recurring Basis

    The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a non-recurring basis. These include assets that are measured at the lower of cost or market value that were recognized at fair value which was below cost at the reporting date (dollars in thousands):

	September 30, 2017

Description	Fair Value	Level 1	Level 2	Level 3	Total Gain (Loss) or (Valuation Allowance)

Single family residential	$40,201	$-	$-	$40,201	$(95)

Total assets measured at fair value on a non-recurring basis	$40,201	$-	$-	$40,201	$(95)

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2016

Description	Fair Value	Level 1	Level 2	Level 3	Total Gain (Loss) or (Valuation Allowance)

Single family residential	$27,289	$-	$-	$27,289	$(90)

Total assets measured at fair value on a non-recurring basis	$27,289	$-	$-	$27,289	$(90)

    Single family residential loans measured at fair value include loans held for sale and certain impaired loans. At September 30, 2017, impaired loans of $1.2 million were adjusted to a fair value of $1.1 million by recording charge-offs of $95 thousand. At December 31, 2016, an impaired loan of $817 thousand was adjusted to a fair value of $727 thousand by recording charge-offs of $90 thousand. The fair value of impaired, collateral dependent loans is estimated at the fair value of the underlying collateral, less estimated selling costs. These loans are categorized as Level 3 due to ongoing real estate market conditions which may require the use of unobservable inputs and assumptions in fair value measurements.

    The company held no real estate owned at September 30, 2017 and December 31, 2016. Management periodically obtains updated valuations of properties after foreclosure.

    Financial Instruments Recorded Using Fair Value Option

    The Company has elected the fair value option for a portion of its loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company's policy on loans held for investment. None of these loans are 90 days or more past due, or on non-accrual as of September 30, 2017 or December 31, 2016.

    As of and for the nine months ended September 30, 2017 and 2016 and as of and for the year ended December 31, 2016, the aggregate fair value, contractual balance, gain or loss, and interest income on loans held for sale was as follows (dollars in thousands):

	September 30,		December 31,

	2017	2016	2016

Aggregate fair value	$-	$4,398	$7,876
Contractual balance	-	4,302	7,813
Fair value adjustment	-	41	(35)
Interest income	34	294	173

11.         VARIABLE INTEREST ENTITIES ("VIE")

    The Company is involved with VIEs through its loan securitization activities. We evaluated our association with VIEs for consolidation purposes. Specifically, a VIE is to be consolidated by its primary

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    beneficiary, the entity that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest whose value fluctuates with the changes in the value of the VIE's assets and liabilities. Our assessment includes an evaluation of our continuing involvement with the VIE and the nature and significance of our variable interests.

    Multifamily Loan Securitization

    With respect to the securitization transaction with Freddie Mac which settled September 27, 2017, our variable interests reside with a reimbursement agreement executed by Freddie Mac that obligates the Company to reimburse Freddie Mac for any defaulted contractual principal and interest payments identified after the ultimate resolution of the defaulted loans. Such reimbursement obligations are not to exceed 10% of the original principal amount of the loans comprising the securitization pool. As part of the securitization transaction, the Company released all servicing obligations and rights to Freddie Mac who was designated as the Master Servicer. As Master Servicer, Freddie Mac appointed Luther Burbank Savings with sub-servicing obligations, which include obligations to collect and remit payments of principal and interest, manage payments of taxes and insurance, and otherwise administer the underlying loans. The servicing of defaulted loans and foreclosed loans was assigned to a separate third party entity, independent of Luther Burbank Savings and Freddie Mac. Freddie Mac, in their capacity as Master Servicer, can terminate the Company in its role as sub-servicer and direct such responsibilities accordingly. In evaluating our variable interests and continuing involvement in the VIE, we determined that we do not have the power to make significant decisions or direct the activities that most significantly impact the economic performance of the VIE's assets and liabilities. As sub-servicer of the loans, the Company does not have the authority to make significant decisions that influence the value of the VIE's net assets and therefore, is not the primary beneficiary of the VIE. Therefore, we determined that the VIE associated with the multifamily securitization should not be included in the consolidated financial statements of the Company.

    We believe that our maximum exposure to loss as a result of our involvement with the VIE associated with the securitization under the reimbursement agreement executed with Freddie Mac is 10% of the original principal amount of the loans comprising the securitization pool, or $63 million. Our reserve for estimated losses with respect to the reimbursement obligation totaled $1.8 million as of September 30, 2017, based upon our analysis of quantitative and qualitative data over the underlying loans included in the securitization pool.

12.         LOAN SALE AND SECURITIZATION ACTIVITIES

    The Company sells originated loans as part of its business operations and overall management of liquidity, assets and liabilities, and financial performance. The transfers of loans are executed in securitization or sale transactions. With respect to sale transactions, the Company's continuing involvement may or may not include ongoing servicing responsibilities and general representations and warranties. With respect to securitization sales, the Company executed its first transaction on September 27, 2017 with the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The transaction involved the sale of $626 million in originated multifamily loans through a Freddie Mac sponsored transaction. The Company's continuing involvement includes sub-servicing responsibilities, general representations and warranties, and reimbursement obligations.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Servicing responsibilities on loan sales generally include obligations to collect and remit payments of principal and interest, provide foreclosure services, manage payments of tax and insurance, and otherwise administer the underlying loans. In connection with the securitization transaction, Freddie Mac was designated as the master servicer and appointed the Company to perform sub-servicing responsibilities, which generally include the servicing responsibilities described above with exception to the servicing of foreclosed or defaulted loans. The overall management, servicing, and resolution of defaulted loans and foreclosed loans are separately designated to the special servicer, a third party institution that is independent of the master servicer and the Company. The master servicer has the right to terminate the Company in its role as sub-servicer and direct such responsibilities accordingly.

    General representations and warranties associated with loan sales and securitization sales require the Company to uphold various assertions that pertain to the underlying loans at the time of the transaction, including, but not limited to, compliance with relevant laws and regulations, absence of fraud, enforcement of liens, no environmental damages, and maintenance of relevant environmental insurance. Such representations and warranties are limited to those that do not meet the quality represented at the transaction date and do not pertain to a decline in value or future payment defaults. In circumstances where the Company breaches its representations and warranties, the Company would generally be required to cure such instances through a repurchase or substitution of the subject loan(s).

    With respect to the securitization transaction, the Company also has continuing involvement through a reimbursement agreement executed with Freddie Mac. To the extent the ultimate resolution of defaulted loans results in contractual principal and interest payments that are deficient, the Company is obligated to reimburse Freddie Mac for such amounts, not to exceed 10% of the original principal amount of the loans comprising the securitization pool at the closing date of September 27, 2017. We recognized a liability of $1.8 million as of September 30, 2017 for our exposure to the reimbursement agreement with Freddie Mac.

    The following table provides cash flows associated with the Company's loan sale activities including securitization transactions, mortgage banking operations and other portfolio loan sales:

	Nine Months Ended September 30,

	2017	2016

Proceeds from loan sales	$689,372	$355,131
Servicing fees	261	16

    During the nine months ended September 30, 2017 and 2016, the Company sold $678.5 million and $349.2 million of originated loans, resulting in gains of $3.2 million and $2.6 million.

LUTHER BURBANK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following table provides information about the loans transferred through sales or securitization and not recorded on our Balance Sheet, for which the Company's continuing involvement includes sub-servicing or servicing responsibilities and/or reimbursement obligations:

	Single Family Residential	Multifamily Residential	Commercial Real Estate

September 30, 2017
Principal balance of loans	$30,297	$785,467	$-
Loans 90+ days past due	-	-	-
Charge-offs, net	-	-	-
December 31, 2016
Principal balance of loans	35,055	150,707	-
Loans 90+ days past due	-	-	-
Charge-offs, net	-	-	-

    For loans transferred through sales and securitization, the Company may experience a loss if there was a breach in general representations and warranties and was required to repurchase or substitute the subject loans. Additionally, for the loans transferred in the securitization transaction, the maximum loss exposure under the reimbursement agreement executed with Freddie Mac totals 10% of the original principal amount of the loans comprising the securitization pool, or $63 million.

Until January 1, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

12,150,000 Shares

Common Stock

PROSPECTUS

December 7, 2017

Joint Bookrunners

Keefe, Bruyette & Woods	Sandler O'Neill + Partners, L.P.
A Stifel Company

Lead Manager
Piper Jaffray

Co-Manager
D.A. Davidson & Co.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.